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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS Neutron Energy, Inc. and Subsidiaries

As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-173181

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Neutron Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	73-1734293 (I.R.S. Employer Identification Number)

9000 E. Nichols Avenue, Suite 225
Englewood, Colorado 80112
(303) 531-0470
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Edward M. Topham
Chief Financial Officer
9000 E. Nichols Avenue
Englewood, Colorado 80112
Telephone: (303) 531-0470
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Richard J. Mattera Hogan Lovells US LLP 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 Telephone: (303) 899-7300	David F. Marx Christopher L. Doerksen Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84101 Telephone: (801) 933-7360

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated , an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share(2)	$57,500,000	$6,676

Underwriters' Warrants(3)	—	—

Common Stock underlying Underwriters' Warrants(4)(5)	$3,450,000	$401

TOTAL	$60,950,000	$7,077(6)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price attributable to shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(3)
No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act of 1933.

(4)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, there are also being registered such additional shares of common stock as may become issuable pursuant to anti-dilution provisions of the underwriters' warrants.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) promulgated under the Securities Act of 1933. We have agreed to issue warrants to purchase a number of shares of common stock equal to 5% of the number of shares of common stock offered hereby (including any over-allotment), at an exercise price per share equal to 120% of the price of the common stock offered hereby.

(6)
All amounts have been paid previously.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2011

Prospectus

                   Shares of Common Stock

        This is an initial public offering of shares of common stock by Neutron Energy, Inc. Neutron Energy is selling a maximum of                   shares of common stock. The estimated initial public offering price is between $                  and $                  per share.

        No public market exists for our shares. We have applied for a listing of our common stock on the NYSE Amex under the symbol "                  ."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Neutron Energy, before expenses	$	$

(1)
The underwriters will receive compensation in addition to the discounts and commissions and as set forth under "Underwriting."

        To the extent the underwriters sell more than                  shares of common stock, we have granted the underwriters an option for a period of 30 days to purchase up to                   additional shares of common stock, at the initial public offering price less the underwriting discounts and commissions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares against payment on                  , 2011.

Roth Capital Partners

The date of this prospectus is                  , 2011

        As used in this prospectus, unless the context otherwise requires, the terms "Neutron," "Neutron Energy," "NEI," "the Company," "we," "our" and "us" refer to Neutron Energy, Inc. and its consolidated subsidiaries.

        Except as otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option will not be exercised.

        You should rely only on the information contained in this prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

Our business, financial conditions, results of operations and prospects may have changed since that date.

        We obtained the market, competitive position and similar data used throughout this prospectus from our own research and from surveys or studies conducted by third parties and industry or general publications. This market, competitive position and similar data include, among other things, statements regarding the global market for uranium and nuclear energy, uranium supply deficits, sources of uranium, and the historical and projected growth rate of our industry. While we believe that each of these surveys, studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

        Through and including                  , 2011, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. Before deciding whether to buy shares of our common stock, you should read this summary and the more detailed information in this prospectus, including our consolidated financial statements and related notes and the discussion of the risks of investing in our common stock in the section entitled "Risk Factors" starting on page 8.

        On             , 2011, we effected a 1-for-             reverse stock split of our outstanding capital stock (the "Reverse Stock Split"). All share and per share amounts in this prospectus give effect to the Reverse Stock Split, unless otherwise noted.

Our Company

        We began operations as an unincorporated entity on March 25, 2005 and were incorporated on March 29, 2005 under the laws of the State of Wyoming. On April 26, 2007, we transferred our state of domicile from Wyoming to Nevada. We were formed to capitalize on our management's extensive knowledge and experience in uranium exploration, development and production, as well as our geologic and engineering data bases covering several uranium districts that historically have been uranium producers.

        We are a natural resource company engaged in the acquisition and exploration of uranium properties in the United States. Our strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material, but not reserves, have been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. We have acquired interests in 63,312 net acres of leased or staked mineral properties in New Mexico, South Dakota and Wyoming.

        We also hold residual mineral interests that we received in the disposition of properties in Arizona and South Dakota. These residual interests were received in consideration of the sale of our ownership interests in the properties and are primarily comprised of royalty interest, net proceeds interest and our ability to convert the royalty interest into a working interest in the properties.

        All of our mineral properties are exploration stage properties. Some of our mineral properties have been the subject of historical exploration and/or development, and in one case production, by other mining companies, that provides indications that further uranium exploration is warranted. Our view that these properties are prospective for mineral exploration is based on prior exploration and/or development conducted by other companies, management information and work product derived from various reports, maps, radiometric assay from down-hole radiometric logging, exploratory drill logs, state organization reports, consultants, geological study and other exploratory information. If we are able to locate economic uranium reserves that are commercially viable, we intend to develop the mine site, including mill facilities, and extract uranium for production.

        We are an exploration stage company and all of our projects are in the exploration stage and do not have any known proven or probable reserves in accordance with the definitions of reserves under Industry Guide 7 issued by the Securities and Exchange Commission (the "SEC"). There can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of our properties until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration and permitting beyond the scope of our planned activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

We will require additional financing in order to pursue full exploration and permitting of these properties.

        As of May 18, 2011, we had 58,204,141 shares of common stock outstanding. On that date, there were 195 holders of record.

Corporate Information

        Our executive offices are located at 9000 E. Nichols Avenue, Suite 225, Englewood, Colorado 80112. Our telephone number is (303) 531-0470. We have a field office in Albuquerque, New Mexico.

Employees

        We have 13 full-time and three part-time employees and have engaged geological and technical consultants for additional day-to-day services. Other services are provided by outsourcing consultants and special purpose contracts.

Business and Growth Strategy

        We are an exploration stage company engaged in the exploration of uranium. We do not engage in any development activities at this time, but may engage in development activities should uranium reserves be located on any of our properties. Our primary focus is to advance our Cibola Project, as described below. Almost all of the proceeds from this offering that will be used for exploration, permitting, design and feasibility activities will be for the Cibola Project. The key elements of our business and growth strategy are as follows:

        Cibola Project.    Based on historical exploration and development data, we believe our wholly-owned Cibola Project may have future uranium reserve potential. We have received the required exploration permits on our Juan Tafoya property and Cebolleta property (together our "Cibola Project") which will allow us to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. We have substantially completed resource modeling on each of the Juan Tafoya and Cebolleta properties, based on historical data we have in our possession. We have received an independent technical report completed in accordance with the provisions of National Instrument 43-101, Standards of Disclosure for Mineral Projects, of the Canadian Securities Administrators ("NI 43-101"), which is authored by G. S. Carter, P. Eng., a qualified person.

        With respect to the prospective mines on our Juan Tafoya and Cebolleta properties, we anticipate our operating activities over the next twelve months to consist of: (i) drilling to confirm the grades and quantity of previously identified uranium mineralized material and assess the viability of commercial mining; (ii) hydrological characterization, baseline studies and on-going environmental monitoring in support of mine permit applications; (iii) mine design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        With respect to the prospective mill on the Cibola Project property, we anticipate our operating activities over the next twelve months to consist of: (i) drilling in support of hydrological characterization of mill and tailing impoundment studies; (ii) hydrological characterization and baseline studies in support of mill and tailing impoundment permit applications; (iii) mill and tailings impoundment design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        Because of the long lead times for environmental permitting of mining operations in North America, we have commenced the permitting process with the U.S. Nuclear Regulatory Commission ("NRC") on our Cibola Project, primarily through initial planning sessions and agency site visits with the NRC and the collection of environmental baseline data. We believe that commencing the permitting process at this early stage will allow us to expeditiously commence development of our properties if we move to that stage.

        Ambrosia Lake Project.    We have received the required exploration permit on our Elizabeth Target, included in the Ambrosia Lake Project, which will allow us to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. We believe our Elizabeth, Deep Rock, Mesa Redonda, West Endy and West Ranch targets represent long-term uranium reserve potential. We seek to complete the analysis and digitization of historic geologic data, mapping, and other geophysic and geologic activities on our Ambrosia Lake Project targets and to commence exploration permitting and exploration programs on selected targets.

        Edgemont Project, Copper Mountain Project and Other Wyoming Properties.    We do not anticipate any significant exploration activities during the next twelve months on our other properties. We may seek to sell or enter into joint-venture arrangements on these properties with other exploration companies.

        Extensive Due Diligence of Properties.    Our exploration activities are divided into phases dependent on the nature of historical exploration and development activities on the property. Our initial phase of exploration includes extensive due diligence and analysis of all historical exploration data available to us or in our possession. Furthermore, we probe existing and newly drilled holes with gamma probes with the goal of confirming historical drill results and planning for future development. We will proceed to our second phase if we are able to confirm historical data and drill results.

        Pursue Strategic Acquisitions of Exploration Stage Properties.    We are also engaged in the continual review of opportunities to acquire properties in the exploration stage that are thought to contain uranium mineralization and have undergone some degree of historical exploration or development.

        Financing.    Historically, we have financed our operations primarily by (i) private placements of convertible subordinated notes convertible for either (a) shares of our common stock, or (b) shares of our common stock and warrants to purchase additional shares of our common stock; (ii) private placement of shares of our common stock to certain individuals and institutional investors; and (iii) senior secured debt credit facilities.

        We will require additional funding to implement our business and growth strategy as our existing working capital is not expected to be adequate to fund our exploration and permitting-related operations over the twelve months immediately following this offering. We anticipate that we will need to raise approximately $38,500,000 to carry out our plan of operations for the twelve months immediately following this offering. Beyond the twelve months immediately following this offering, we will require additional financing in order to continue our plan of operations and meet our long-term operating requirements as we anticipate that we will not earn any revenues in the foreseeable future. We have no available lines of credit and we believe that debt financing will not be an alternative for funding our operations as we do not have tangible assets to secure any debt financing. Therefore, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock or preferred stock. There can be no assurance that such financing will be available on terms favorable to us or at all. In the absence of such financing, we will not be able to continue exploration and begin development of our mineral properties and we may eventually be forced to abandon our properties and our plan of operations.

Recent Events

        Our Board of Directors approved and our stockholders ratified the Reverse Stock Split on            , 2011 and            , 2011, respectively. The Reverse Stock Split was effected on            , 2011 by the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. Upon the effectiveness of the Reverse Stock Split,            shares of our common stock, par

value $0.001, were converted and reclassified as one share of our common stock, par value $0.001 and our authorized common and preferred stock were correspondingly decreased, from 200,000,000 and 10,000,000 shares to            and            shares, respectively. Stockholders entitled to fractional shares as a result of the Reverse Stock Split will receive a cash payment for such fractional shares no later than             , 2011 in lieu of receiving fractional shares. As a result of cashing out the fractional shares,              shares of the Company's common stock have been eliminated. In addition, shares of common stock underlying outstanding stock options and warrants were proportionately reduced and the respective exercise prices were proportionately increased in accordance with the terms of the agreements governing such securities. Unless otherwise indicated, all references to numbers of shares, options and warrants and corresponding conversion prices and/or exercise prices and all per share data have been adjusted to give effect to the Reverse Stock Split.

The Offering

Common stock offered by us	shares
Common stock outstanding immediately after the offering	shares
Use of proceeds
We expect the net proceeds to us from this offering (after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses) to be approximately $ ($ million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds (i) to discharge our senior indebtedness in the aggregate principal amount of $24,000,000 plus accrued interest; (ii) to finance our exploration and permitting activities, design and engineering activities and deposit confirmation drilling activities; and (iii) for general corporate purposes, including the possible acquisition of additional properties.
Dividend policy
The holders of our common stock are entitled to receive dividends, if any, as may be declared by our Board of Directors, in its discretion. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.
Risk factors
See "Risk Factors" starting on page 8 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.
Proposed NYSE Amex symbol

        The number of shares of common stock to be outstanding immediately after the offering is based upon 58,204,141 shares of common stock outstanding as of May 18, 2011 and the offering of                  shares of common stock pursuant to this offering and excludes:

  •
  5,506,666 shares of common stock issuable upon the exercise of stock options outstanding at May 18, 2011 under our 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"), 2007 Omnibus Incentive Plan (the "2007 Plan") and 2011 Equity Incentive Plan (the "2011 Plan") at a weighted average exercise price of $0.75 per share;

  •
  488,000 shares of common stock reserved for future issuance under our 2006 Plan;

  •
  255,334 shares of common stock reserved for future issuance under our 2007 Plan;

  •
  Up to 2,800,000 shares of common stock reserved for future issuance under our 2011 Plan (the 2011 Plan authorizes us to issue the greater of (A) 1,000,000 shares of common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of our total issued and outstanding shares of common stock. As of May 18, 2011, 1,000,000 shares were authorized under the 2011 Plan and stock options to purchase 200,000 shares of common stock were outstanding under the 2011 Plan leaving 800,000 reserved for future issuance.);

  •
  3,051,744 shares of common stock underlying outstanding warrants;

  •
  Up to 4,262,541 shares of common stock underlying future warrants that the Company is obligated to issue as is necessary for the holder of the warrants described above to own, upon exercise of its warrants, 5% of the outstanding common stock of the Company, calculated on a partially diluted basis, of which the Company expects to issue a warrant to purchase                  shares of common stock as a result of this offering;

  •
  shares of common stock underlying warrants that the Company will issue to the underwriters in connection with this offering; and

  •
  shares of common stock issuable pursuant to the underwriters' over-allotment option.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following summary consolidated statements of operations, balance sheets and other financial and operating data as of, and for each of the years ended, December 31, 2010, 2009, 2008, 2007 and 2006, are derived from our audited consolidated financial statements. The following summary consolidated statements of operations, balance sheets and other financial and operating data as of, and for the three months ended March 31, 2011 and 2010, have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. This unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of our financial position and results of operations for such interim periods. Our financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Our historical results are not necessarily indicative of our results for any future period.

        The following summary historical consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Summary Financial Information
(In thousands except for per share amounts)

	As of March 31,	As of December 31,
	2011	2010		2009	2008	2007	2006
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$15	$174		$1,024	$7,095	$14,740	$3,309
Restricted cash and marketable securities	6,193	7,255		235	—	—	—
Working capital (deficit)	(19,591)	(17,261)		1,119	6,931	14,271	(3,756)
Net property and equipment	20,087 (1)	20,093	(1)	8,571	8,366	7,395	1,539
Total assets	26,878	28,141		10,182	15,670	22,283	5,278
Total liabilities	27,466 (3)	26,750	(2)	559	325	506	7,110
Deficit accumulated during the exploration stage	(39,353)	(36,835)		(28,405)	(21,672)	(13,352)	(5,572)
Total stockholders' equity (deficit)	(588)	1,391		9,623	15,346	21,777	(1,832)

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
Consolidated Operating Data
Revenues	$—	$—	$—	$—	$—	$—	$—
Mineral property maintenance	170	199	1,142	1,036	1,220	1,664	817
Mineral exploration	452	532	1,835	3,528	4,366	2,543	519
General and administrative	1,178	567	2,228	2,821	3,501	2,279	1,013
Other income (expense)	(719)	(4)	(3,544)	56	324	(1,550)	(1,607)
Operating loss	(2,519)	(1,302)	(8,749)	(7,328)	(8,762)	(8,036)	(3,957)
Net loss attributable to the company	(2,519)	(1,227)	(8,429)	(6,733)	(8,319)	(7,780)	(3,957)
Net loss per basic and diluted share of common stock	(0.04)	(0.02)	(0.14)	(0.12)	(0.15)	(0.22)	(0.17)
Consolidated Cash Flow Data
Net cash flows from operating activities	$(1,158)	$(617)	$(4,694)	$(6,455)	$(8,027)	$(5,394)	$(1,979)
Net cash flows from investing activities	1,027	(77)	(7,568)	(350)	(632)	(4,847)	(1,376)
Net cash flows from financing activities	(28)	(244)	11,413	734	1,014	21,672	6,513
Net increase (decrease) in cash and cash equivalents	(159)	(938)	(850)	(6,071)	(7,645)	11,431	3,157

(1)
Includes our April 2010 acquisition of the 49% non-controlling interest in Cibola Resources LLC. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Significant Mineral Properties—Cebolleta Mineral Property" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(2)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $240,437 and senior debt, net, of $24,844,874 and (b) long-term liabilities consisting of long-term payable, net, of $325,539 and warrant liability of $1,339,402. For a description of our senior debt, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(3)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $505,914 and senior debt, net, of $25,325,289 and (b) long-term liabilities consisting of long-term payable, net, of $332,094 and warrant liability of $1,303,141. For a description of our senior debt, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility" and our consolidated financial statements and related notes included elsewhere in this prospectus.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this prospectus, before making an investment decision. If any of the risks described below occurs, our business and financial condition would suffer. As a result, the trading price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

         We have a limited operating history as an uranium exploration and mining company, and our business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

        We have had no revenue generating operations since our incorporation in 2005 and our operating cash flow needs have been financed solely through offerings of our common stock or other securities and debt. As a result, we have limited historical financial and operating information relating to our ability to generate revenue in the future available to help you evaluate our performance or an investment in our common stock.

        All of our properties are in the exploration stage and require the capital to be obtained from this offering in order to continue with the implementation of our business plan. Until the commencement of operations, we will not generate any operating revenues. We expect to continue to incur operating deficits as we implement our business plan.

        Our estimates of capital, personnel, equipment, and facilities required for our proposed operations are based on certain other existing businesses operating under similar business conditions and plans. We believe that our estimates are reasonable, but, until our operations have been established, it is not possible to determine the accuracy of such estimates. We have not had any direct operating experience and therefore have no basis for our projections, other than the experience of other similar businesses from which limited financial histories are available. As a result, there is no assurance that we will be able to generate profits from operations.

         We may not be able to implement our business plan.

        Our business plan requires substantial capital in order to succeed. We will require capital to complete our exploration efforts and substantial additional capital for mine and mill development. We presently do not have sufficient working capital to pursue our business plan through the various exploration efforts described in this prospectus. In formulating our business plan, we have relied on the judgment of our officers and their experience in the industry. There can be no assurance that we will be able to obtain sufficient financing or implement the business plan we have devised. Further, even with sufficient financing, there can be no assurance that we will be able to expand on a regional or national basis or operate our business on a profitable basis. Our plans are based upon the assumptions that we will identify commercially viable uranium deposits, that the demand for uranium will continue for prolonged periods, that the proceeds of this offering will be applied efficiently and that the risks described in this prospectus will be dealt with successfully. There can be no assurance that such plans will be realized or that any of the assumptions will prove to be correct.

         All of our mineral properties are in the exploration stage and we have not yet identified, and may never identify, commercially viable mineral deposits that would generate revenues.

        We are considered an exploration stage company and will continue to be until we identify commercially viable reserves on our properties and develop our properties. We have no uranium producing properties and have never generated any revenue from our operations. All our mineral properties are in the exploration stage and do not contain any known reserves in accordance with the definitions adopted by the SEC and we have not confirmed that a commercially viable mineral deposit exists on any of our properties and we may never discover uranium in commercially exploitable quantities. Because the probability of an individual prospect having reserves is uncertain, our properties may not contain any reserves, and any funds spent on exploration may be lost. Further exploration will be required before a final evaluation as to the economic and legal feasibility. There is no guarantee that we will be able to identify commercially viable mineral deposits on any of our current or future acquired mineral properties or that if commercially viable mineral deposits are identified, that we will be able to extract deposits profitably. While discovery of commercially viable mineral deposits may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. If we are not able to identify commercially viable mineral deposits or profitably extract mineral from such deposits, our business would be materially adversely affected and our investors could lose all or a substantial portion of their investment.

         Our mineral properties may be subject to defects in title and we are at risk of loss of ownership.

        Our mineral properties consist of private mineral rights, leases covering state and private lands, leases of patented mining claims, and unpatented mining claims. Many of our mining properties are unpatented mining claims to which we have only possessory title. The validity of unpatented mining claims is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims or other real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location, perfection and maintenance of an unpatented mining claim. The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove locatable minerals, such as uranium. We also are allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the public land remains with the federal government. We remain at risk that the mining claims may be lost either to the federal government or to rival private claimants due to failure to comply with statutory requirements. In addition, we may not have, or may not be able to obtain, all necessary surface rights to develop a property.

        We cannot guarantee that title to properties leased by us will not be challenged. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure title to individual mineral properties or mining claims may be severely constrained. Our mineral properties may be subject to prior unrecorded agreements, transfers or claims, and title may be affected by, among other things, conflictual title rights and undetected defects. For example, our title searches have revealed conflictual title rights to small portions of our Juan Tafoya property. We have concluded on the basis of an examination and analysis by New Mexico counsel of documents of public record in several New Mexico counties, in the offices of several New Mexico District Court clerks, and in the New Mexico State Archives, that Juan Tafoya Land Corporation, the lessor to us of our Juan Tafoya property, has good and marketable fee simple title to about 4,000 acres of the approximately 4,094 acres leased to us. However, there are adverse claims to title to five small tracts, amounting in the aggregate to about 93.7 acres, within the leased 4,094 acres which have not yet been resolved. In addition, we have not confirmed title through the preparation of title opinions for our properties that we do not consider to be material to our business and plan of operations, such as our Edgemont, Copper Mountain and Arizona properties. We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property may cause us to compensate other persons or perhaps reduce our interest in the affected property or lose our rights to explore and develop that property. This could result in us not being compensated for our prior expenditures relating to the property.

         We will be subject to operating hazards and risks which may result in personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

        Mineral exploration involves many hazards and risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations are subject to the hazards and risks normally incidental to exploration and, if applicable, development and production, of metals, including, but not limited, to environmental hazards, flooding, fire, periodic or seasonal hazardous climate and weather conditions, unexpected rock formations, industrial accidents and metallurgical and other processing problems. These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties; personal injury; environmental damage; work stoppages; delays in mining; increased production costs; monetary losses; and possible legal liability. We may become subject to liability which we cannot insure against or which we may elect not to insure due to high premium costs or other reasons. Where considered practical to do so we maintain insurance against risks in the operation of our business in amounts which we believe to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. We cannot provide any assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability. In some cases, coverage is not available or considered too expensive relative to the perceived risk. The potential costs which could be associated with any liabilities not covered by insurance, or in excess of insurance coverage, could have a material adverse effect upon our financial condition.

         We have a history of losses, deficits and negative operating cash flows and will likely continue to incur losses in the future. Such losses may impair our ability to pursue our business plan.

        We have incurred losses and negative operating cash flows since our inception in 2005 and expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. We have made, and will continue to make, substantial capital and other expenditures before we will have sufficient operating income and cash flow to recover our investments. We are not able to accurately estimate when, if ever, our operating income will be sufficient to cover these investments. Further, we may not achieve or maintain profitability or generate cash from operations in future periods. We have been dependent on sales of our equity securities and debt financing to meet our cash requirements and such financing may not continue to be available. We have incurred losses totaling $39,353,154 from our inception on March 25, 2005 to March 31, 2011. As of March 31, 2011, we had total stockholders' deficit of $(588,436). We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates.

         We have substantial capital requirements and do not have operating income. As a result, we have been and continue to be dependent on sales of our equity securities and debt financing to fund our operating costs.

        Our current plans require us to make significant capital expenditures for the exploration and potential development of our minerals exploration properties. Based upon our historical losses from operations and projected future expenditures, we require substantial additional financing in order to pursue our business plan. We have funded our operations through the issuance of equity and short term debt financing arrangements and we may not be able to continue to obtain all of the financing we require. If we cannot obtain additional funds through equity or debt financings or otherwise, our ability to execute our plans and achieve production levels will be greatly limited. Depending on our future operations, the market for uranium and the conditions of the equity capital and debt markets, we may not be able to continue to raise additional equity capital or borrow money on terms acceptable to us or at all. A lack of adequate financing may adversely affect our ability to pursue our business strategy, respond to changing business and economic conditions and competitive pressures, absorb negative operating results and fund our continuing operations, capital expenditures or increased working capital requirements. If we are not able to secure financing, we may be forced to change our business plans or our business may fail.

         Our level of indebtedness may make it more difficult for us to pay our debts as they become due.

        Our aggregate principal indebtedness under our senior credit facility was approximately $24,000,000 as of March 31, 2011. This entire amount, together with accrued interest, matures and becomes due and payable in full on June 30, 2011. Our ability to repay this debt depends on our ability to raise sufficient capital through the sale of our equity securities or to refinance such indebtedness. If we are unable to generate sufficient funds from the sale of our securities or are unable to refinance or restructure our indebtedness prior to maturity, we will be in default, which could require us to pursue a restructuring of our indebtedness or file for protection under the U.S. Bankruptcy Code. Additionally, the obligation to repay this debt restricts our ability to use the proceeds of the sale of our securities for other purposes, including for operations.

         Our acquisition activities may not be successful.

        As part of our growth strategy, we may acquire additional uranium exploration properties. Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not contain commercially viable uranium deposits. Furthermore, in some cases, the failure to develop such prospects within specified time periods may cause the forfeiture of the lease in that prospect. Further, acquisitions could disrupt ongoing business operations and exploration activities or use capital that could be used in more productive activities. If any of these events occur, it would have a material adverse effect upon our business.

         We may not be able to compete effectively in the market for uranium.

        We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking uranium exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. The principal area of competition is encountered in the financial ability to acquire prime minerals properties and then exploit such properties. Competition for the acquisition of uranium exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information, financial resources or expertise available to other bidders. Many of our competitors have financial resources, staff and facilities substantially greater than ours and our limited resources may put us at a disadvantage in bidding for uranium exploration properties. Further, we may not be able to secure financing for acquisitions on terms satisfactory to us or at all. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. Furthermore, we have not commenced mining operations and therefore do not have experience in mining or milling commercial amounts of uranium. Our actual costs of production may exceed those of our competitors.

         We rely on key personnel and if we are unable to retain or attract qualified personnel, we may not be able to execute our business plan.

        We are highly dependent on the services of Messrs. Kelsey L. Boltz, our Executive Chairman, Gary C. Huber, our President and Chief Executive Officer, and Edward M. Topham, our Chief Financial Officer. The loss of the services of these individuals could harm our business. We do not have key man life insurance on any of these individuals and may not have the financial resources to hire a replacement if we were to lose any of our officers. Our future success also depends on our ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense and we may not be able to attract, train, retain or motivate such persons in the future.

         Some of our officers and directors do not have technical training or experience in the acquisition and exploration of uranium properties and we may have to hire qualified personnel.

        Most of our officers and directors have experience with the acquisition, exploration and development of uranium properties but some do not. In addition, due to the technical nature of exploring and developing uranium properties, we may have to hire qualified persons to perform various surveying, exploration and, if we find commercially exploitable reserves of uranium, development activities. There can be no assurance that we will have available to us all of the necessary expertise to explore and develop our uranium properties. A few of our officers and directors have no direct training or experience in these technical areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. As a result, their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use, and our exploration activities, earnings and ultimate financial success could suffer irreparable harm due to certain of their decisions.

         Our directors and executive management beneficially own a significant interest in us in the aggregate and can exercise significant influence over us.

        Our directors and executive officers beneficially own 18.58% of our issued and outstanding shares of common stock (including shares subject to options held by such individuals that are exercisable within 60 days). These stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of directors and the determination of significant corporate actions, as well as control our management, policies and operations. This concentration of ownership could depress our stock price or value or delay or prevent a change in control that could otherwise be beneficial to our stockholders.

         Our directors may be subject to conflicts of interest.

        All of our directors, except for Gary C. Huber, our President and Chief Executive Officer, serve only part time and may be subject to conflicts of interest. Each may devote part of his or her working time to other business endeavors, including consulting relationships with other business entities, and may have responsibilities to these other entities. Such conflicts may include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, our directors may be subject to conflicts of interest.

Risks Related to Our Industry

         The profitable mining of uranium is subject to conditions and events beyond our control, which could result in higher operating expenses and/or decreased production and sales and adversely affect our operating results and cash flows.

        The business of minerals exploration is subject to many risks and uncertainties, including those described in this section. The potential profitability of mining uranium properties, if commercially viable deposits of uranium are found, is dependent upon many factors and risks beyond our control, including, but not limited to:

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  unanticipated ground and water conditions and adverse claims to water rights and to land;

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  assertions that water rights have not been perfected by the application of water to beneficial use or have been intentionally abandoned;

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  geological problems;

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  metallurgical and other processing problems;

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  the occurrence of unusual weather or operating conditions and other force majeure events;

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  lower than expected ore grades;

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  accidents;

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  delays in the receipt of or failure to receive necessary government permits;

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  delays in transportation;

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  labor disputes;

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  government permit restrictions and regulation restrictions;

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  unavailability of materials and equipment; and

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  the failure of equipment or processes to operate in accordance with specifications or expectations.

        The occurrence of any of these conditions or events in the future may adversely affect our ability to profitably mine uranium, which would adversely affect our operating results and cash flow. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

         Our future profitability and ability to raise capital will be dependent on uranium prices.

        Because a significant portion of our anticipated revenues are expected to be derived from the sale of uranium, our net earnings, if any, can be affected by the long and short-term market price of uranium. Uranium prices are subject to wide fluctuation. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, accidents at nuclear power facilities, worldwide political and economic conditions, uranium supply from secondary sources, legislation, uranium production levels and costs of production.

         Future price of uranium may be impacted by secondary sources of supply.

        Uranium is supplied from primary production (the mining of uranium ores) and secondary sources such as the drawdown of excess inventories and uranium made available from decommissioning of nuclear weapons, re-enriched depleted uranium tails, and used reactor fuel that has been reprocessed. The price of uranium may be adversely affected by secondary sources of supply being introduced into the market.

         The only significant market for uranium is nuclear power plants worldwide, and there are only a few customers.

        Uranium producers are dependent on a small number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly-produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

         The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity is to some degree dependent on the prices of oil, gas, coal and hydro-electricity and the possibility of developing other low cost sources for energy. If the price of alternative energy sources decreases or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in the decrease in the price of uranium.

         Public acceptance of nuclear energy is uncertain.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. Incidents involving nuclear energy production, such as overheating reactors, radiation leaks and reactor melt-downs, can cause a significant decrease in public acceptance of nuclear technology, demand for uranium and uranium prices. Recent adverse events at the Fukushima Daiichi nuclear complex in Japan may have adverse long term effects, in addition to the existing short term effects, on the nuclear energy industry. While the long term impact is currently unclear, several countries, including Japan and Germany, have suspended operations at several existing nuclear power plants. In addition, other countries including the United States, China, South Korea, India, and Russia have undertaken immediate technical reviews of safety systems of existing nuclear power plants, as well as reviews of their overall strategic energy plans. The ultimate results of these safety reviews and/or public resistance to nuclear technology may lead to suspension or cancellation of permitting and development activities, license extensions of existing nuclear facilities, and possibly even the closure of operating nuclear facilities by one or more countries. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and therefore demand for uranium and likely increase the regulation of the nuclear power industry.

         Government regulation of uranium mining and processing may adversely affect our ability to commence and expand our operations.

        Exploration, mining and processing operations are subject to federal, state, and local laws relating to prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, including the removal of natural resources from the ground and the discharge of materials into the environment, protection of endangered and protected species, protection of cultural properties, mine safety, toxic substances and other matters. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date, we have not been required to spend material amounts on compliance with environmental regulations because our exploration activities to date have been minimal. As we continue to proceed with our exploration activities, and if we move into development and production, however, we will be required to spend material amounts on compliance with environmental regulations in the future and this may affect our ability to commence or maintain our operations. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

         Compliance with environmental laws and regulations may increase our costs and reduce our revenues.

        Uranium exploration and development and future potential uranium mining and processing operations are or will likely be subject to stringent federal, state and local laws and regulations relating to improving or maintaining environmental quality. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liabilities for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Environmental laws also may impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago. In addition, certain types of operations require the preparation of environmental assessments and environmental impact statements in conjunction with governmental decision-making. Compliance with environmental laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities. Further, environmental legislation is evolving in a manner which means stricter standards and enforcement, and more stringent fines and penalties for non-compliance. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business, or may cause material changes or delays in our intended activities. Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of our current and planned future activities. We expect these costs may increase in the future. We are not fully insured at the current date against possible environmental risks.

         Future changes in the law may adversely affect our ability to profitably extract uranium deposits.

        The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. We cannot predict what legislation, regulation or policy will be enacted or adopted in the future or how future laws or regulations will be administered or interpreted. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us and our ability to operate.

        Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Several proposals, such as the Uranium Resources Stewardship Act, would, if enacted, impose a minimum per acreage rental fee on uranium mineral leases on federal lands and a royalty payable to the U.S. Government on existing and future production of minerals under federal mineral leases or from unpatented mining claims in the United States. If enacted, such legislation could change the cost of holding and conducting operations on unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have also proposed, among other things, to either eliminate or greatly limit the right to a mineral patent. For example, the Uranium Resources Stewardship Act would, if enacted, terminate all uranium mining claims not converted, or covered by an application to convert such claim, into a mineral lease within three years after the adoption of the act. Enactment of any of such bills could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

        Members of the State of New Mexico legislature have repeatedly introduced bills which would impose strict liability on landowners and operators, including successor liability, for environmental contamination resulting from uranium mining activities. If enacted, such legislation could greatly affect our ability to secure mining properties and we may be responsible for all or part of the costs to clean up contaminated facilities or properties.

         We may not be able to obtain all permits and licenses necessary to operate and expand our business.

        Various permits and licenses from government bodies are required for exploration, mining and processing operations to be conducted. There can be no assurance that we will be able to obtain or maintain all necessary permits and licenses that may be required to continue the exploration of our properties or to commence development, construction or operation of mining and processing facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. The failure to obtain necessary permits and licenses would impair our ability to pursue our business plan. For example, an NRC license is required to build and operate a mill. In order to obtain such a license, we must demonstrate that we can deed a fee interest in the relevant property to the NRC. However, we hold only a leasehold interest on a significant portion of our mineral properties without the right to purchase such properties. There is no guarantee that we will be able to obtain a fee interest in such properties and therefore we may not be able to obtain the required licensing to build and operate a mill if commercially viable mineral deposits are identified.

        Various permits and licenses from federal, state and local government bodies are required for exploration, mining and milling operations to be conducted. Certain governmental agencies may have limited personnel with experience permitting uranium exploration, mining and milling operations, which may result in delays in issuing the permits required for the Company to conduct its operations.

        Energy and mineral development on Native American lands or activities otherwise deemed to be located within areas known as Indian country, may be subject to principles of Indian law or tribal law. The legal environment in Indian country can be materially different with respect to law and regulations relating to how development rights must be acquired and the legal standards applicable to performance under agreements. For example, by Resolution dated April 21, 2005, the Navajo Nation Council adopted the Diné Natural Resources Protection Act of 2005 which provides, in summary, that "no person shall engage in uranium mining and uranium processing on any sites within Navajo Indian Country." Generally speaking, primary jurisdiction over land that is Indian country rests with the Federal government and the Indian tribe inhabiting it and not with the States. Application of Indian law or tribal law may result in significantly longer permitting processes, unique approval requirements and restrictions involving the use of Native American lands.

Risks Related to Our Common Stock

         There has been no prior public market for our common stock and an active market may not develop or be maintained, which could limit your ability to sell our common stock. Even if a market does develop, the stock prices in the market may not exceed the offering price.

        Prior to this initial public offering, there has not been a public market for our common stock. Although we are applying for listing on the NYSE Amex and the Toronto Stock Exchange ("TSX"), an active public market for shares of our common stock may not develop or continue. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE Amex, TSX or otherwise, or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling shares of common stock that you buy.

        The initial public offering price will be determined by negotiations between us and the underwriters and may not be representative of the market price at which our common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell our common stock at or above the initial public offering price.

         The market price and volume of our common stock may be volatile, which could cause the value of your investment to decline.

        The market price and volume of our common stock may fluctuate as a result of our performance or events pertaining to the industry as well as factors unrelated to us or our industry. Many of these factors are outside of our control. Fluctuations in the market price of our common stock may be caused a number of factors, including (i) disappointing results from our discovery or development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) a decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) technological innovations by competitors or in competing technologies; (vi) a lack of funding generated for operations; (vii) investor perception of our industry or our prospects; (viii) general economic trends; (ix) the market for uranium; (x) the demand for nuclear energy; (xi) governmental regulation that may materially adversely affect the attractiveness of nuclear energy; (xii) public acceptance of nuclear energy; and (xiii) other factors described in this prospectus. Variations in any of these factors could cause significant fluctuations in the market price of our common stock. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies.

         If securities or industry analysts do not publish research or reports about us, our business or our market, or if they adversely change their recommendations regarding our common stock, our common stock price and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry and securities analysts publish about us, our business and our market. If one or more of the analysts who cover us change their recommendation regarding our common stock adversely, our common stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

         A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

        A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

         The issuance of additional securities could adversely affect the rights of our stock holders

        Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock. We are also authorized to issue 10,000,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares of our capital stock without stockholder approval to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. Our preferred stock is blank check in that our Board of Directors can set the terms and conditions of the preferred stock without stockholder approval. The issuance by us of additional equity securities of equal or senior rank to our common stock may have the following effects: decrease our stockholders' proportionate ownership interest in us, diminish the relative voting strength of each previously issued and outstanding share of common stock or cause the market price of our common stock to decline. In addition, an issuance of additional stock could have a negative impact on the trading price of our shares of common stock.

         The issuance of additional securities, including common stock pursuant to options and warrants, would dilute the interest of stockholders

        We have authorized an aggregate of between 7,300,000 and 9,300,000 shares of common stock under our 2006 Plan, 2007 Plan and 2011 Plan. As of May 18, 2011, we have granted (i) options to purchase an aggregate 5,506,666 shares of our common stock that are currently outstanding, and (ii) 250,000 shares of common stock as unrestricted stock awards under our 2006 Plan, 2007 Plan and 2011 Plan. We have outstanding warrants to purchase 3,051,744 shares of common stock and are obligated to issue such additional warrants as is necessary for the warrant holder to own 5%, calculated on a partially diluted basis, of our issued and outstanding common stock, up to a maximum of 4,262,541 additional shares, of which we expect to issue an additional warrant to purchase approximately                  shares of our common stock as a result of this offering. We also expect to issue warrants to the underwriters to purchase an aggregate of                  shares of our common stock in connection with this offering. Furthermore, our management's plans to finance our exploration and development costs and acquisition activities include financing through future sales of our equity or debt securities. To the extent that we issue any additional securities or outstanding stock options and warrants are exercised, dilution to the interests of our stockholders would occur.

         As a result of our recent Reverse Stock Split, the liquidity of our common stock and market capitalization could be adversely affected.

        On            , 2011, we effected the Reverse Stock Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. In addition, because the Reverse Stock Split will significantly reduce the number of shares of our common stock that are outstanding, the liquidity of our common stock could be adversely affected and you may find it more difficult to purchase or sell shares of our common stock.

         Purchasers in this offering will experience immediate and substantial dilution in net tangible book value per share of common stock.

        The initial public offering price per share of common stock is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares of common stock in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $                  per share, dilution per share in this offering will be $                  per share (or                  % of the initial public offering price). See the section of this prospectus entitled "Dilution" for additional information.

         You may lose your entire investment in our shares.

        An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.

         We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our financial conditions, current and anticipated cash needs and plans for exploration and development of our uranium properties.

         The Financial Industry Regulatory Authority, or FINRA, sales practice requirements may limit a stockholder's ability to buy and sell our stock.

        The FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

         Gain recognized by non-U.S. stockholders on the sale or other disposition of shares of our common stock may be subject to U.S. federal income tax.

        We believe that we are currently a "U.S. real property holding corporation" under section 897(c) of the Internal Revenue Code ("USRPHC") and there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a non-U.S. holder on the sale or other disposition of our common stock will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we are a USRPHC at any time during the 5-year period ending on the date of the sale or disposition of the common stock (or the non-US holder's holding period for the common stock if shorter). Under an exception to these USRPHC rules, if the common stock is "regularly traded" on an "established securities market," the common stock will not be treated as a USRPHC. This exception is not available, however, to a non-U.S. holder that held or was deemed to hold, directly or under certain constructive ownership rules, more than 5% of the common stock at any time during the 5-year period ending on the date of the sale or other disposition (or the non-U.S. holder's holding period of the common stock if shorter).

         We will incur increased costs as a result of being a publicly-traded company.

        We have no history of operating as a publicly-traded company. As a publicly-traded company, we will incur significant legal, accounting and other expenses that we would not incur as a private company. We will become subject to the Sarbanes-Oxley Act of 2002, as well as related rules implemented by the SEC, NYSE Amex and TSX, which will increase our legal and financial compliance costs and require us to devote additional management time and resources to these compliance matters. For example, as a result of becoming a publicly-traded company, we will be required to have a majority of independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. In addition, we will incur additional costs associated with our publicly-traded company reporting requirements.

         We will not be fully subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until the end of 2012. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud and, as a result, our business could be harmed and current and potential stockholders could lose confidence in us, which could cause our stock price to fall.

        We will be required to document our system and process evaluation and testing (and any necessary remediation) to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we expect will first apply to us for our fiscal year ended December 31, 2012. As a result, we expect to incur substantial additional expenses and diversion of management's time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to accurately report our financial results or prevent fraud and might be subject to sanctions or investigation by regulatory authorities, such as the SEC, NYSE Amex or TSX. Any such action could harm our business or investors' confidence in us, and could cause our stock price to fall.

         Certain regulations and legislation associated with being a publicly-traded company, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

        We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increased responsibilities and liabilities of directors and executive officers. The increased personal risk associated with these changes may deter qualified individuals from accepting these roles. As a public company, we expect that it will be more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers. We will incur significant incremental costs per year associated with being a publicly-traded company.

         Provisions in our Articles of Incorporation, Bylaws and Nevada law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

        Provisions of our Articles of Incorporation, Bylaws and Nevada law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our Board of Directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition.

        Furthermore, our Bylaws include provisions that exclude stockholders from parties entitled to call special meetings, give the Board of Directors the exclusive right to fill all Board of Director vacancies, and require advance notice of stockholder proposals and specific information regarding director nominees. These provisions could discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that investors are willing to pay in the future for shares of our common stock.

        We are also subject to Title 7, Chapter 78 of the Nevada Revised Statutes (the "Nevada Corporations Act") that, subject to certain exceptions, prohibits business combinations with persons owning 10% or more of the voting shares of a corporation's outstanding stock for three years following the date that person became an interested stockholder, unless the combination is approved by the Board of Directors prior to the person owning 10% or more of the stock and after the expiration of the three year period, any such business combination would be subject to special stockholder approval requirements or various fair price criteria. This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquirer from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.

         Nevada law and our Articles of Incorporation and Bylaws may protect our directors from certain types of lawsuits.

        Nevada law and our Articles of Incorporation provide that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws generally provide for indemnification of directors, officers, employees, agents and certain other individuals against all damages incurred in connection with our business to the fullest extent permitted by law. While we currently maintain director and officer liability insurance, such insurance contains exclusions and limitations on coverage and we may be required to use our limited assets to defend or indemnify such individuals on any amounts that fall outside of such insurance coverage.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "seek," "should," "will" and "would" or other similar words and the negatives of such terms. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future business plans or of our financial position or state other forward-looking information. We note in particular, that estimations of mineralization are subject to change and notwithstanding historical data or drill results, there can be no assurance that commercially viable deposits may be located.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The risks described under "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business and financial position. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

        We estimate that our net proceeds (after deducting underwriting discounts, commissions and fees payable to the underwriters and advisors, and our estimated offering expenses) from this offering will be $                   million ($                   million if the underwriters exercise their over-allotment option in full), based upon an assumed initial public offering price of $                  per share, which is the mid-point of the offering range indicated on the cover of this prospectus. See the "Underwriting and Plan of Distribution" section contained elsewhere in this prospectus for more information on our estimated proceeds.

        We intend to use the net proceeds (i) to discharge our senior indebtedness of approximately $25,760,000; (ii) to finance our exploration and permitting activities, design and engineering activities and feasibility studies; and (iii) for general corporate purposes, including the possible acquisition of additional properties thought to contain uranium mineralization, as follows:

Gross proceeds from this offering	$
Costs associated with this offering:
Underwriting discounts, commissions and fees		(	)
Legal, accounting and other expenses		(	)

Net Proceeds From this Offering	$

Senior Debt and Accrued Interest Payment		$25,760,000
Mineral Property Exploration, Permitting, Design and Feasibility Activities:
Mineral lease and mining claim maintenance		1,347,000
Exploration administrative expenses		1,231,000
Cibola Project:
Mine Permitting, Design and Feasibility Activities:
Survey, mapping and drilling		1,839,000
Hydrological characterization and baseline studies		2,984,000
Mine engineering, design and feasibility		1,898,000
Permitting		1,335,000

Mill Permitting, Design and Feasibility Activities:
Hydrological characterization and baseline studies		970,000
Mill engineering, design and feasibility		3,945,000
Permitting		201,000

Other exploration activities		179,000

Total Mineral Property Exploration		15,929,000
General working capital and administrative activities

Application of Net Proceeds	$

        Until we use the net proceeds as described above, we intend to invest the net proceeds in short-term securities.

        Our senior debt has an interest rate equal to the London Interbank Offered Rate ("LIBOR") plus 7%, which is accrued as part of the principal balance on a quarterly basis, and matures on June 30, 2011. We expect that our senior debt will be discharged in its entirety in connection with this offering. Our senior debt was issued in three tranches. The tranche 1 and tranche 3 proceeds, totaling approximately $13 million, were used for general working capital requirements consistent with general operating activities mutually agreed upon by us and the lender and to pay for the borrowing expenses. As of March 31, 2011, approximately $6 million of the tranche 1 and trance 3 proceeds were still available and held by us as restricted cash and marketable securities. The tranche 2 proceeds, totaling $11 million, were used to fund our acquisition of the minority interest in our now wholly-owned subsidiary, Cibola Resources LLC ("Cibola"). For a more detailed discussion of our senior debt, see the subsection of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility."

        The foregoing represents our best estimate of our allocations of the proceeds of this offering based on our present plans and business conditions. However, there can be no assurances that unforeseen events or changes in business conditions will not result in the application of proceeds of this offering in a manner other than is described in this prospectus. Any such reallocation of the net proceeds of the offering would be substantially limited to the categories set forth above. We believe we will have sufficient working capital for a minimum of twelve months following the date of this offering.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock, and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Future declaration and payment of dividends, if any, on our common stock will be determined by our Board of Directors in light of factors the Board of Directors deems relevant, including our operations, capital requirements and financial condition and restrictions in any future financing agreements.

CAPITALIZATION

        The following table sets forth our: (i) cash and cash equivalents; (ii) restricted cash and marketable securities; (iii) total assets; (iv) total liabilities; (v) components of stockholders' equity (deficit); (vi) total capitalization; and (vi) outstanding shares of common stock as of March 31, 2011, as follows:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to reflect the sale by us of                  shares of common stock in this offering, based on an assumed initial public offering price of $                  per share, which is the midpoint of the range shown on the cover of this prospectus, and after deduction of estimated underwriting discounts, commissions and advisory fees and estimated offering expenses payable by us.

        You should read this table together with the sections of this prospectus entitled "Use of Proceeds," as well as our consolidated financial statements and related notes and the other financial information appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro Forma as Adjusted
Cash and cash equivalents	$15,268	$
Restricted cash and marketable securities	6,193,272
Total Assets	$26,878,002	$

Total Liabilities	$27,466,438 (1)			$(2)
Stockholders' Equity (Deficit):
Preferred stock: 10,000,000 authorized, $0.001 par value	—		—
Common stock: 200,000,000 authorized, $0.001 par value	58,204
Additional paid-in capital	38,706,514
Deficit accumulated during the exploration stage	(39,353,154)		(36,834,600)

Total Stockholders' Equity (Deficit)	(588,436)

Total Capitalization	$26,878,002

Common Stock Outstanding	58,204,141

(1)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $505,914 and senior debt, net, of $25,325,289 and (b) long-term liabilities consisting of long-term payable, net, of $332,094 and warrant liability of $1,303,141. For a description of our senior debt, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility" and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

(2)
.

        The outstanding share information set forth above as of March 31, 2011, excludes:

  •
  5,791,666 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2011 under our 2006 Plan and 2007 Plan at a weighted average exercise price of $0.75 per share;

  •
  3,000 shares of common stock reserved for future issuance under our 2006 Plan as of March 31, 2011;

  •
  255,334 shares of common stock reserved for future issuance under our 2007 Plan as of March 31, 2011;

  •
  Up to 2,600,000 shares of common stock reserved for future issuance under our 2011 Plan (the 2011 Plan authorizes us to issue the greater of (A) 1,000,000 shares of common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of our total issued and outstanding shares of common stock. As of March 31, 2011, 1,000,000 shares were authorized under the 2011 Plan and stock options to purchase 400,000 shares of common stock were outstanding under the 2011 Plan leaving 600,000 reserved for future issuance);

  •
  3,051,744 shares of common stock underlying outstanding warrants as of March 31, 2011;

  •
  Up to 4,262,541 shares of common stock underlying future warrants that the Company is obligated to issue as is necessary for the holder of the warrants described above to own, upon exercise of its warrants, 5% of the outstanding common stock of the Company, calculated on a partially diluted basis, of which the Company expects to issue a warrant to purchase                  shares of common stock as a result of this offering;

  •
  shares of common stock underlying warrants that the Company will issue to the underwriters in connection with this offering; and

  •
  shares of common stock issuable pursuant to the underwriters' over-allotment option.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at March 31, 2011.

        Our historical net tangible book value at March 31, 2011 was ($1,131,344), or ($.02) per share. After giving effect to the sale of our common stock in this offering at an assumed initial public offering price of $                  per share, which is the mid-point of the offering range indicated on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value at March 31, 2011 would have been $                   million or $                  per share. This represents an immediate increase in net tangible book value per share of $                  to existing stockholders and dilution in net tangible book value per share of $                  to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share	$
Historical net tangible book value per share at March 31, 2011		($.02)
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share	$
Dilution per share to new investors	$

        The following table sets forth, on the as adjusted basis described above, at March 31, 2011, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased			Total Consideration
								Average Price Per Share
	Number	Percent		Amount		Percent
Existing stockholders	58,204,141		%		$29,947,060		%		$0.51
New investors			%				%

Total		100%		$		100%		$

        The discussions and tables above are based on the number of shares of common stock outstanding at March 31, 2011. The outstanding share information set forth above excludes:

  •
  5,791,666 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2011 under our 2006 Plan and 2007 Plan at a weighted average exercise price of $0.75 per share;

  •
  3,000 shares of common stock reserved for future issuance under our 2006 Plan as of March 31, 2011;

  •
  255,334 shares of common stock reserved for future issuance under our 2007 Plan as of March 31, 2011;

  •
  Up to 2,600,000 shares of common stock reserved for future issuance under our 2011 Plan (the 2011 Plan authorizes us to issue the greater of (A) 1,000,000 shares of common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of our total issued and outstanding shares of common stock. As of March 31, 2011, 1,000,000 shares were authorized under the 2011 Plan and stock options to purchase 400,000 shares of common stock were outstanding under the 2011 Plan leaving 600,000 reserved for future issuance);

  •
  3,051,744 shares of common stock underlying outstanding warrants as of March 31, 2011;

  •
  Up to 4,262,541 shares of common stock underlying future warrants that the Company is obligated to issue as is necessary for the holder of the warrants described above to own, upon exercise of its warrants, 5% of the outstanding common stock of the Company, calculated on a partially diluted basis, of which the Company expects to issue a warrant to purchase                  shares of common stock as a result of this offering;

  •
  shares of common stock underlying warrants that the Company will issue to the underwriters in connection with this offering; and

  •
  shares of common stock issuable pursuant to the underwriters' over-allotment option.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated statements of operations, balance sheets and other financial and operating data as of, and for each of the years ended, December 31, 2010, 2009, 2008, 2007 and 2006, are derived from our audited consolidated financial statements. The following selected consolidated statements of operations, balance sheets and other financial and operating data as of, and for the three months ended March 31, 2011 and 2010, have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. This unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, which our management considers necessary for the fair presentation of our financial position and results of operations for such interim periods. Our financial statements are prepared in accordance with GAAP. Our historical results are not necessarily indicative of our results for any future period.

        The following selected historical consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Selected Financial Information
(In thousands except for per share amounts)

	As of March 31,	As of December 31,
	2011	2010		2009	2008	2007	2006
	(Unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$15	$174		$1,024	$7,095	$14,740	$3,309
Restricted cash and marketable securities	6,193	7,255		235	—	—	—
Working capital (deficit)	(19,591)	(17,261)		1,119	6,931	14,271	(3,756)
Net property and equipment	20,087 (1)	20,093	(1)	8,571	8,366	7,395	1,539
Total assets	26,878	28,141		10,182	15,670	22,283	5,278
Total liabilities	27,466 (3)	26,750	(2)	559	325	506	7,110
Deficit accumulated during the exploration stage	(39,353)	(36,835)		(28,405)	(21,672)	(13,352)	(5,572)
Total stockholders' equity (deficit)	(588)	1,391		9,623	15,346	21,777	(1,832)

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
Consolidated Operating Data
Revenues	$—	$—	$—	$—	$—	$—	$—
Mineral property maintenance	170	199	1,142	1,036	1,220	1,664	817
Mineral exploration	452	532	1,835	3,528	4,366	2,543	519
General and administrative	1,178	567	2,228	2,821	3,501	2,279	1,013
Other income (expense)	(719)	(4)	(3,544)	56	324	(1,550)	(1,607)
Operating loss	(2,519)	(1,302)	(8,749)	(7,328)	(8,762)	(8,036)	(3,957)
Net loss attributable to the company	(2,519)	(1,227)	(8,429)	(6,733)	(8,319)	(7,780)	(3,957)
Net loss per basic and diluted share of common stock	(0.04)	(0.02)	(0.14)	(0.12)	(0.15)	(0.22)	(0.17)
Consolidated Cash Flow Data
Net cash flows from operating activities	$(1,158)	$(617)	$(4,694)	$(6,455)	$(8,027)	$(5,394)	$(1,979)
Net cash flows from investing activities	1,027	(77)	(7,568)	(350)	(632)	(4,847)	(1,376)
Net cash flows from financing activities	(28)	(244)	11,413	734	1,014	21,672	6,513
Net increase (decrease) in cash and cash equivalents	(159)	(938)	(850)	(6,071)	(7,645)	11,431	3,157

(1)
Includes our April 2010 acquisition of the 49% non-controlling interest in Cibola. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Significant Mineral Properties—Cebolleta Mineral Property" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(2)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $240,437 and senior debt, net, of $24,844,874 and (b) long-term liabilities consisting of long-term payable, net, of $325,539 and warrant liability of $1,339,402. For a description of our senior debt, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(3)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $505,914 and senior debt, net, of $25,325,289 and (b) long-term liabilities consisting of long-term payable, net, of $332,094 and warrant liability of $1,303,141. For a description of our senior debt, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Material Commitments—Senior Debt Credit Facility" and our consolidated financial statements and related notes included elsewhere in this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with our consolidated financial statements for the three years ended December 31, 2010, and the three months ended March 31, 2011 and 2010, and related notes thereto, which have been prepared in accordance with GAAP. This discussion and analysis contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under the section of this prospectus entitled "Risk Factors." See the section of this prospectus entitled "Special Note Regarding Forward-Looking Statements" for information about such statements. Our actual results may differ materially from those expressed in or implied by these forward-looking statements.

Overview

        We are a natural resource company engaged in the acquisition, exploration and development of uranium properties in the United States. Our strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material, but not reserves, have been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. We have acquired interests in leased properties and unpatented mining claims in New Mexico, South Dakota and Wyoming.

        We hold interests in the following mineral properties:

Interest Held	Location
Federal mining claims: 649 State mineral lease: 1 Private (fee) mineral leases: 27	New Mexico, USA; McKinley, Sandoval and Cibola counties
Federal mining claims: 449 State mineral leases: 27 Private (fee) mineral leases: 17	Wyoming, USA; Carbon, Crook, and Fremont counties
Federal mining claims: 416 State mineral leases: 11 Private (fee) mineral leases: 14	South Dakota, USA; Fall River county

        We also hold residual mineral interests that we received in the disposition of properties in Arizona and South Dakota. These residual interests were received in consideration of the sale of our ownership interests in the properties and are primarily comprised of a royalty interest, a net proceeds interest and our ability to convert the royalty interest into a working interest in the properties.

        We are an exploration stage company. All of our projects are at the exploration stage and there can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of our properties until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties. We anticipate that we will require additional financing in order to pursue full exploration and development of our properties. We do not have sufficient financing to undertake full exploration and development of our mineral properties at present and there is no assurance that we will be able to obtain the necessary financing.

        Our plan of operation is to: (i) commence confirmation drilling programs, pursuant to three exploration permits we have received, to confirm the historical exploration and development data in our possession on our Cibola Project and Ambrosia Lake Project; (ii) conduct feasibility studies, undertake initial mine and mill design and complete the collection of environmental baseline data necessary for the NRC mill permit application and New Mexico state mine permit applications on our Cibola Project; (iii) complete and submit the required licensing and permit applications necessary to develop and operate our Cibola Project mines and mill; and (iv) complete the analysis and digitization of historic geologic data, mapping and other geophysic and geologic activities, exploration permitting and exploration programs on selected other mineral property interests we own.

        Our plan of operations will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, feasibility studies, weather conditions, exploration costs, the price of uranium and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Results of Operations

        We are an exploration stage company and have not generated any revenue to date. The following table sets forth selected financial information relating to our company for the periods indicated:

Selected Operating Financial Information

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
Mineral property maintenance	$170,392	$199,429	$1,141,706	$1,035,509	$1,219,549
Mineral exploration	451,449	531,565	1,835,039	3,528,324	4,366,395
Selected Components of Mineral Exploration
Wages and benefits	304,675	395,159	1,217,701	1,648,306	1,337,963
Wages and benefits—stock based compensation	—	—	—	137,045	200,815
Mineral property expenditures	131,986	119,255	386,583	891,133	2,320,450
Data acquisition	—	—	—	520,807	265,762
General and administrative	14,788	17,151	230,755	331,033	241,405
General and administrative	1,178,201	566,643	2,227,627	2,820,561	3,500,900
Selected Components of General and Administrative
Wages and benefits	286,794	316,309	1,021,968	1,166,986	1,262,998
Wages and benefits—stock based compensation	—	7,009	4,292	267,657	658,274
Professional services	187,128	76,225	389,579	552,391	656,450
Professional services—stock based compensation	539,301	—	192,757	172,489	—
Other general and administrative	164,978	167,100	619,031	661,038	923,178
Other Income (Expense)	(718,512)	(4,198)	(3,544,423)	56,076	324,426
Selected Components of Other Income (Expense)
Interest (expense), net	(460,562)	(4,083)	(918,019)	60,743	305,792
Unrealized gain (loss) on warrants	36,261	—	240,235	—	—
Amortization—senior debt discount	(25,871)	—	(1,338,580)	—	—
Amortization—debt issuance costs	(268,340)	—	(1,527,895)	—	—
Operating loss	(2,518,554)	(1,301,835)	(8,748,795)	(7,328,318)	(8,762,418)
Net loss attributable to the Company	(2,518,554)	(1,227,442)	(8,429,402)	(6,733,408)	(8,319,396)

        We have been funding our operations by way of private placements of our equity and through senior debt borrowings. We expect we will require additional capital to meet our short and long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity.

        We are an exploration stage company and have no revenues to date and we anticipate that we will not generate any revenues during the twelve month period following the date of this prospectus.

Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010

        Our net losses during the three months ended March 31, 2011 ("Q1 2011") were approximately $2,518,554 compared to net losses of $1,227,442 for the three months ended March 31, 2010 ("Q1 2010"). During Q1 2011, we incurred operating losses of $2,518,554 compared to $1,301,835 incurred during Q1 2010. This increase is primarily due to increased interest expense associated with our senior credit facility, stock based compensation and professional services, which were partially offset by a reduction in wages and benefits expenses. Significant expenditures and changes are outlined below.

Mineral property maintenance expenses

        The $29,037 decrease in mineral property maintenance expenses incurred during Q1 2011 compared to Q1 2010 is primarily due to private (fee) mineral lease expenses decreasing to $160,052 from $189,470 for the Q1 2010 corresponding period as a result of a reduction in contractual commitments.

Mineral exploration expenses

        The $80,116 decrease in mineral exploration expenses incurred during Q1 2011 compared to Q1 2010 is primarily due to a $90,484 decrease in wages and benefits expense attributable to temporary furloughs of employees and employment terminations partially offset by an increase in mineral property exploration expense attributable to increased legal and consulting fees.

General and administrative expenses

        The $611,558 increase in general and administrative expenses incurred during Q1 2011 compared to Q1 2010 is primarily due to:

  (i)
  a $532,292 increase in stock based compensation attributable to the timing of stock option grants to directors and consultants;

  (ii)
  a $110,903 increase in professional services expense attributable to increased legal, accounting and directors fees; and

  (iii)
  a $31,637 decrease in wages and benefits, field, office expenses attributable to temporary furloughs of employees and employment terminations.

Other income and expenses

        The $714,314 increase in other expense incurred during Q1 2011 compared to Q1 2010 is primarily due to costs and expenses associated with our senior credit facility. In connection with our senior credit facility, we recognized: (i) net interest expense of $460,562; (ii) unrealized gain on warrant liability of $36,261; (iii) amortization of senior debt discount expense of $25,871; and (iv) amortization of debt issuance costs of $268,340 for Q1 2011 compared to $4,083 of net interest expense for Q1 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Our net losses during the year ended December 31, 2010 ("2010") were approximately $8,429,402 compared to net losses of $6,733,408 for the year ended December 31, 2009 ("2009"). During 2010, we incurred operating losses of $8,748,795 compared to $7,328,318 incurred during 2009. This increase is primarily due to costs and expenses associated with our senior credit facility which were partially offset by a reduction in exploration expenses and other general and administrative expenses. Significant expenditures and changes are outlined below.

Mineral property maintenance expenses

        The $106,197 increase in mineral property maintenance expenses incurred during 2010 compared to 2009 is primarily due to private (fee) mineral lease expenses increasing to $895,326 from $791,261 for the corresponding period in 2009 as a result of having to pay the lease expenses that were paid for by Primary Corp. until we acquired their 34.56% interest in our now wholly-owned Grants Uranium Project Joint-Venture in October 2009.

Mineral exploration expenses

        The $1,693,285 decrease in mineral exploration expenses incurred during 2010 compared to 2009 is primarily due to:

  (i)
  a $430,605 decrease in wages and benefits expense attributable to temporary furloughs of employees and employment terminations in 2010;

  (ii)
  a $137,045 decrease in stock based compensation for wages and benefits expense attributable to the timing of stock option grants to employees;

  (iii)
  a $504,550 decrease in mineral property exploration expense attributable to reduced legal, lobbying and consulting fees associated with permitting activities;

  (iv)
  a $520,807 decrease in data acquisition expense attributable to the timing of individual data base purchases; and

  (v)
  a $100,278 decrease in general and administrative expense attributable to a reduction in the number of employees and travel and field activities.

General and administrative expenses

        The $592,934 decrease in general and administrative expenses incurred during 2010 compared to 2009 is primarily due to:

  (i)
  a $145,018 decrease in wages and benefits expense attributable to temporary furloughs of employees and employment terminations;

  (ii)
  a $263,365 decrease in stock based compensation for wages and benefits attributable to the timing of stock option grants to employees; and

  (iii)
  a $162,812 decrease in professional services expense attributable to reduced legal and investment banking fees associated with financing efforts.

Other income and expenses

        The $3,600,499 increase in other expense incurred during 2010 compared to 2009 is primarily due to costs and expenses associated with our senior credit facility. In connection with our senior credit facility, we recognized: (i) net interest expense of $918,019; (ii) unrealized gain on warrant liability of

$240,235; (iii) amortization of senior debt discount expense of $1,338,580; and (iv) amortization of debt issuance costs of $1,527,895 for 2010 compared to $60,743 of net interest income for 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        Our net losses during 2009, were approximately $6,733,408 compared to net losses of $8,319,396 for the year ended December 31, 2008 ("2008"). During 2009, we incurred operating losses of $7,328,318 compared to $8,762,418 incurred during 2008. The decrease is primarily due to a reduction in mineral property maintenance expenses, exploration expenses, and general and administrative expenses, partially offset by a reduction in other income. We had no revenues during 2009 and 2008. Significant expenditures and changes are outlined below.

Mineral property maintenance expenses

        The $184,040 decrease in mineral property maintenance expenses incurred during 2009 compared to 2008 is primarily due to state mineral leases of $37,279 compared to $306,640 for the corresponding period in 2008 resulting from our not renewing state mineral leases primarily in Wyoming.

Mineral exploration expenses

        The $838,071 decrease in mineral exploration expenses incurred during 2009 compared to 2008 is primarily due to:

  (i)
  a $310,343 increase in wages and benefits expense attributable to an increase in the number of employees offset partially by a voluntary reduction in salaries of management;

  (ii)
  a $63,770 decrease in stock based compensation for wages and benefits expense attributable to the timing of stock option grants to employees;

  (iii)
  a $1,429,317 decrease in mineral property exploration expense attributable to: (1) decreased permitting activities resulting in corresponding decreases in legal, public relations and outside consulting expenses; (2) an outside environmental and permitting consultant hired as an employee resulting in reclassification of associated expenses; and (3) decrease in exploration drilling activity;

  (iv)
  a $255,045 increase in data acquisition expense attributable to the timing of individual data base purchases; and

  (v)
  a $89,628 increase in general and administrative expense attributable to an increase in employee related travel and field expenses and classification of our Albuquerque, N.M. office occupancy and administrative expenses as mineral exploration general and administrative expenses previously classified as corporate general and administrative expenses.

General and administrative expenses

        The $680,339 decrease in general and administrative expenses incurred during 2009 compared to 2008 is primarily due to:

  (i)
  a $96,012 decrease in wages and benefits expense attributable to voluntary salary reductions accepted by management;

  (ii)
  a $390,617 decrease in stock based compensation for wages and benefits expense attributable to the timing of stock option grants to employees;

  (iii)
  a $104,059 decrease in professional services expense attributable to reduced legal, lobbying and accounting fees partially offset by an increase in investment banking fees associated with financing efforts;

  (iv)
  a $172,489 increase in stock based compensation for professional services expense attributable to stock option grants to outside consultants and our directors; and

  (v)
  a $262,140 decrease in general and administrative expense attributable to significant non-recurring expenses incurred in 2008 in connection with recruiting and relocating management and technical employees and relocating our corporate offices from Phoenix, Arizona to Denver, Colorado.

Other income and expenses

        The $268,350 decrease in other income incurred during 2009 compared to 2008 is primarily due to net interest income of $60,743 compared to net interest income of $305,792 for the corresponding period in 2008 resulting from lower cash balances and lower effective interest rates.

Liquidity and Capital Resources

Selected Liquidity and Capital Resources Financial Information

		As of December 31,
	As of March 31, 2011
		2010	2009	2008
Consolidated Balance Sheet Data
Cash and cash equivalents	$15,268	$174,416	$1,023,932	$7,094,714
Restricted cash and marketable securities	6,193,272	7,254,667	235,300	—
Working capital (deficit)	(19,591,307)	(17,261,431)	1,118,756	6,930,545
Net property and equipment	20,086,973	20,093,370	8,571,268	8,365,583
Total assets	26,878,002	28,141,069	10,182,442	15,670,395
Total liabilities	27,466,438	26,750,252	559,272	324,595
Deficit accumulated during the exploration stage	(39,353,154)	(36,834,600)	(28,405,198)	(21,671,790)
Total stockholders' equity (deficit)	(588,436)	1,390,817	9,623,170	15,345,800

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008
Consolidated Cash Flow Data
Net cash flows from operating activities	$(1,157,607)	$(616,986)	$(4,694,371)	$(6,455,406)	$(8,027,124)
Net cash flows from investing activities	1,026,497	(76,610)	(7,568,091)	(349,605)	(632,053)
Net cash flows from financing activities	(28,038)	(243,920)	11,412,946	734,229	1,014,226
Net increase (decrease) in cash and cash equivalents	(159,148)	(937,516)	(849,516)	(6,070,782)	(7,644,951)

Quarter Ended March 31, 2011 Compared to Quarter Ended March 31, 2010

        We have not generated positive cash flow from operating activities. Our operations have been primarily financed by proceeds from issuances of common stock and through senior debt borrowings. We plan to finance future operations with proceeds from this offering and subsequent issuances of common stock. As of March 31, 2011, our cash and marketable securities position was $6,208,540 ($6,193,272 of which was restricted) compared to $321,716 ($235,300 of which was restricted) as of March 31, 2010. Of the $6,193,272 of restricted cash and marketable securities as of March 31, 2011, $5,894,367 was restricted pursuant to our senior debt credit facility as described in "Material

Commitments—Senior Debt Credit Facility" below and the remaining $298,905 was held in certificates of deposit collateralizing various letters of credit issued by the Arizona Business Bank described in "Material Commitments—Credit Agreement and Irrevocable Standby Letters of Credit" below that were outstanding as of March 31, 2011. We had a working capital deficit of $19,591,307 as of March 31, 2011 compared to $56,966 as of March 31, 2010.

Cash Flows from Operating Activities

        For Q1 2011, net cash used in operating activities was $1,157,607, consisting primarily of a net loss of $2,518,554. Net cash flows used in operating activities are reconciled to our net loss by: (i) increase in cash of $61,302 from changes in our working capital accounts; and (ii) increase in cash of $1,299,645 for non-cash expenses, which includes a $539,301 non-cash expense for stock based compensation and $712,494 non-cash expenses of amortization of debt issuance costs, accretion of discount on senior debt, unrealized gain on warrant liability and accrued interest on senior debt.

        For Q1 2010, net cash used in operating activities was $616,986, consisting primarily of a net loss of $1,227,442. Net cash flows used in operating activities are reconciled to our net loss by: (i) increase in cash of $630,912 from changes in our working capital accounts; (ii) decrease in cash of $74,393 from losses attributable to noncontrolling interests; and (iii) increase in cash of $53,937 for non-cash expenses, which includes interest accretion on long-term payable, stock based compensation and depreciation.

Cash Flows from Investing Activities

        For Q1 2011, net cash provided by investing activities was $1,026,497. During Q1 2011, our net cash provided by investing activities consisted primarily of: (i) the decrease in restricted cash and marketable securities of $1,061,395; and (ii) the purchase of property, equipment and unproven mineral properties for $34,898. The decrease in restricted cash and marketable securities is a result of unrestricted funding pursuant to our senior debt credit facility as described in "Material Commitments—Senior Debt Credit Facility" below.

        For Q1 2010, net cash used in investing activities was $76,610. During Q1 2010, our net cash used in investing activities consisted primarily of: (i) the investment in mineral purchase option of $74,393; and (ii) the purchase of unproven mineral properties for $2,217.

Cash Flows from Financing Activities

        For Q1 2011, net cash used in financing activities was $28,038, representing the payment of debt issuance and deferred offering costs.

        For Q1 2010, net cash used in financing activities was $243,920, consisting of: (i) the payment of debt issuance and deferred offering costs of $318,313; and (ii) an investment by a noncontrolling interest in a consolidated joint venture of $74,393.

Comparison of Years Ended December 31, 2010, 2009 and 2008

Cash Flows from Operating Activities

        We have not generated positive cash flow from operating activities. Our operations have been primarily financed by proceeds from issuances of common stock and through senior debt borrowings. We plan to finance future operations with proceeds from this offering and subsequent issuances of common stock. As of December 31, 2010, our cash and marketable securities position was $7,429,083 ($7,254,667 of which was restricted) compared to $1,259,232 ($235,300 of which was restricted) as of December 31, 2009 and $7,094,714 (none of which was restricted) as of December 31, 2008. Of the $7,254,667 of restricted cash and marketable securities as of December 31, 2010, $7,069,367 was restricted pursuant to our senior debt credit facility as described in "Material Commitments—Senior Debt Credit Facility" below and the remaining $185,300 was held in certificates of deposit collateralizing various letters of credit issued by the Arizona Business Bank described in "Material Commitments—Credit Agreement and Irrevocable Standby Letters of Credit" below that were outstanding as of December 31, 2010. We had a working capital deficit of $17,261,431 as of December 31, 2010 compared to working capital of $1,118,756 as of December 31, 2009 and $6,930,545 as of December 31, 2008.

        For the fiscal year ended December 31, 2010, net cash used in operating activities was $4,694,371, consisting primarily of a net loss of $8,429,402. Net cash flows used in operating activities are reconciled to our net loss by: (i) increase in cash of $26,260 from changes in our working capital accounts; (ii) decrease in cash of $319,393 from losses attributable to noncontrolling interests; and (iii) increase in cash of $4,028,164 for non-cash expenses, which includes a $197,049 non-cash expense for stock based compensation and $3,763,090 non-cash expenses of amortization of debt issuance costs, accretion of discount on senior debt and accrued interest on senior debt.

        For the fiscal year ended December 31, 2009, net cash used in operating activities was $6,455,406, consisting primarily of a net loss of $6,733,408. Net cash flows used in operating activities are reconciled to our net loss by: (i) increase in cash of $36,523 from changes in our working capital accounts; (ii) decrease in cash of $594,910 from losses attributable to noncontrolling interests; and (iii) increase in cash of $836,389 for non-cash expenses, which includes a $577,191 non-cash expense for stock based compensation.

        For the fiscal year ended December 31, 2008, net cash used in operating activities was $8,027,124, consisting primarily of a net loss of $8,319,396. Net cash flows used in operating activities are reconciled to our net loss by: (i) decrease in cash of $268,988 from changes in our working capital accounts; (ii) decrease in cash of $443,022 from losses attributable to noncontrolling interests; and (iii) increase in cash of $1,004,282 for non-cash expenses, which includes a $859,089 non-cash expense for stock based compensation.

Cash Flows from Investing Activities

        For 2010, net cash used in investing activities was $7,568,091 compared to $349,605 in 2009. During 2010, our net cash used in investing activities consisted primarily of: (i) the purchase of unproven mineral properties for $11,683,643, of which $11,454,312 was financed by senior debt and capitalized investment in a mineral purchase option; (ii) the investment in a mineral purchase option for $319,393; and (iii) the increase in restricted cash and marketable securities of $7,019,367.

        For 2009, net cash used in investing activities was $349,605 compared to $632,053 in 2008. During 2009, our net cash used in investing activities consisted primarily of: (i) the purchase property and equipment for $42,738; (ii) the purchase of unproven mineral properties for $343,647, of which $68,578 was financed by the issuance of common stock; (iii) the receipt of equity in joint venture partner contributions of $346,321; (iv) the investment in a mineral purchase option for $142,819; and (v) the increase in restricted cash and marketable securities of $235,300.

        For 2008, net cash used in investing activities was $632,053, consisting primarily of: (i) the purchase property and equipment for $618,435, of which $2,988 was financed by accounts payable; (ii) the purchase of unproven mineral properties for $455,591; and (iii) the receipt of equity in joint venture partner contributions of $438,985.

Cash Flows from Financing Activities

        For 2010, net cash provided by financing activities was $11,412,946 compared to $734,229 in 2009. During 2010, net cash provided by financing consisted consisting primarily of: (i) an investment by a noncontrolling interest in a consolidated joint venture of $319,393; (ii) the payment of debt issuance and deferred offering costs of $288,108; and (iii) senior debt financing of $24,000,000, less (A) $11,000,000 advanced directly to seller in connection with our purchase of the seller's 49% equity interest in our now wholly-owned subsidiary, Cibola and (B) $1,618,340 advanced directly to financier in connection with the issuance of the senior debt.

        For 2009, net cash provided by financing activities was $734,229 compared to $1,014,226 in 2008. During 2009, net cash provided by financing consisted consisting primarily of: (i) an investment by a noncontrolling interest in a consolidated joint venture of $613,598; (ii) the payment of deferred offering costs of $168,221; and (iii) the proceeds from a long-term payable of $288,852.

        For 2008, net cash provided by financing activities was $1,014,226, consisting primarily of: (i) an investment by a noncontrolling interest in a consolidated joint venture of $704,610; (ii) the payment of deferred offering costs of $18,913; and (iii) the proceeds from exercise of warrants of $328,529.

Plan of Operations and Funding

        As of March 31, 2011, we had restricted cash and cash equivalents of $6,193,272 and unrestricted cash and cash equivalents of $15,268. We estimate that our cash expenditures for operations over the twelve months immediately following this offering will be approximately $18,509,027 as outlined below. Therefore, our existing working capital is not expected to be adequate to fund our exploration and permitting related operations over the twelve months immediately following this offering. We have no available lines of credit. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) drilling programs, pursuant to three exploration permits we have received, to confirm the historical exploration and development data in our possession on our Cibola Project and Ambrosia Lake Project; (ii) feasibility studies and possible future reserve definition; (iii) mine and mill design and completion of the collection of environmental baseline data necessary for NRC and state mine and mill operating permits on our Cibola Project; (iv) submission of required licensing and permit applications necessary to develop and operate mines and a mill at our Cibola Project; (v) completion of the analysis and digitization of historic geologic data, mapping, other geophysic and geologic activities, exploration permitting and exploration programs on selected other mineral property interests we own; and (vi) possible future property acquisitions. We intend to finance these expenses with further issuances of securities and debt issuances. We expect we will need to raise additional capital to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current stockholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

        Our planned exploration, preliminary license and permit preparation, preliminary mine and mill design, feasibility studies and amounts due to maintain our mineral property interests for the twelve months immediately following this offering on our mineral properties, are summarized as follows:

Property	Exploration	Preliminary License and Permit Preparation	Preliminary Mine and Mill Designs	Feasibility Studies	Claim/Lease/ Surface Maintenance Payments	Total
Cibola Project, NM	$2,017,600	$3,954,674	$5,843,335	$1,536,196	$729,332	$14,081,137
Ambrosia Lake Properties, NM	—	—	—	—	390,400	390,400
New Mexico, Other Properties	—	—	—	—	49,280	49,280
Wyoming Properties	—	—	—	—	96,512	96,512
South Dakota Properties	—	—	—	—	81,171	81,171
Exploration administration	1,230,527	—	—	—	—	1,230,527

Total	$3,248,127	$3,954,674	$5,843,335	$1,536,196	$1,346,695	$15,929,027

        In addition to our planned expenditures noted above, we anticipate repaying our senior debt due June 30, 2011 in the amount of $24,000,000 plus accrued interest, totaling approximately $25,760,000, and spending approximately $215,000 for ongoing general and administrative expenses per month for the twelve months immediately following this offering. The general and administrative expenses for the year will consist primarily of salaries for our officers, management, technical and administrative staff and consulting and professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as investor relations and general office expenses. Mineral property acquisitions, if any, will be additional and dependent upon opportunities that may arise.

        With restricted and unrestricted cash of $6,208,540 and planned expenditures of approximately $44,500,000, we anticipate that we will need to raise approximately $38,500,000 to carry out our plan of operations for the twelve months immediately following this offering. We will require additional financing to pursue our plan of operations for the subsequent twelve months. There can be no assurance that such financing will be available on terms favorable to us or at all.

        Beyond the twelve months immediately following this offering, we will require additional financing in order to continue our plan of operations as we anticipate that we will not earn any revenues in the foreseeable future. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or preferred stock. We do not have any financing arranged currently and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration and, if we are able to commence development, our development programs. In the absence of such financing, we will not be able to continue exploration and begin development of our mineral properties. If we do not continue to obtain additional financing, we may be forced to abandon our properties and our plan of operations.

        We may consider entering into a joint venture arrangement to provide the required funding to pursue exploration and/or development of our mineral properties. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration and/or development of our mineral properties. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral properties to the joint venture partner.

        Our plan of operations will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of uranium and available capital.

Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Going Concern

        We commenced operations on March 25, 2005 and have not realized any revenues since inception. As of March 31, 2011, we had a working capital deficit of $19,591,307 and an accumulated deficit of $39,353,154. Existing cash resources are currently not expected to provide sufficient funds through the upcoming year and the capital expenditures required to achieve planned principal operations may be substantial. Our continuation as a going concern is dependent upon our ability to obtain necessary financing to continue operations. We are in the exploration stage of our mineral property development and to date have not yet established any proven mineral reserves on our existing properties. Our continued operations and the recoverability of the carrying value of our assets are ultimately dependent upon our ability to achieve profitable operations.

Purchase of Significant Equipment

        We currently do not plan to acquire any significant equipment over the next twelve months.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Material Commitments

Significant Mineral Properties

        Since March 2005, we have been acquiring mineral properties for the purpose of exploring for economic deposits of uranium in the states of Arizona, New Mexico, South Dakota and Wyoming. Our mineral property acquisitions are comprised of: (i) unpatented mining claims which are administrated by the U.S. Bureau of Land Management ("BLM"); (ii) state mineral leases or exploration permits; (iii) fee mineral leases with the owners of private mineral rights; and (iv) mineral leases with third parties who acquired mineral rights through (i) and (ii) above.

        Except as set forth below, all unpatented mining claims may be relinquished by us and state and fee mineral leases may be released by us when exploration and/or development is completed or the property is abandoned, provided that there may be continuing reclamation and remediation obligations following the completion of exploration and development or abandonment. Our state and fee mineral leases are subject to various royalty interests, some of which are indexed to the sale price of uranium. Unpatented mining claims are not subject to royalties.

Juan Tafoya Mineral Property

        In October 2006, we entered into a Uranium Mining and Lease Agreement ("Juan Tafoya Lease") with the Juan Tafoya Land Corporation ("JTLC") in which we leased 4,097 acres of fee (deeded) surface and mineral rights owned by the JTLC ("Juan Tafoya Property") in the state of New Mexico. The Juan Tafoya Lease provides for a term of ten years and will be extended on a year to year basis thereafter so long as we are conducting operations on the Juan Tafoya Property. Additionally, the Juan Tafoya Lease provides for: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or heirs of the Juan Tafoya Land Grant (the JTLG"); (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya Property; and (vii) funding of a scholarship program for the shareholders of the JTLC or heirs of the JTLG. We are obligated to make the first ten years annual rental payments notwithstanding our right to terminate the Juan Tafoya Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya Property, or (c) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, we acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. We are obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium. The infill fee mineral leases covering the individually-owned small tracts have similar business terms and royalty provisions as the Juan Tafoya Lease.

        In January 2007, we entered into a letter agreement with International Nuclear, Inc. Pursuant to the letter agreement we acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya Property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya Property with a maximum payout of $1,000,000.

Cebolleta Mineral Property

        In March 2007, we entered into a Mining Lease and Agreement ("Cebolleta Lease") with La Merced del Pueblo de Cebolleta ("Cebolleta Land Grant"), a privately held land grant, to lease approximately 6,717 acres of fee (deeded) surface and mineral rights ("Cebolleta Property") in the state of New Mexico. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as we are conducting operations on the Cebolleta Property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study to be completed within six years, less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant; and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant.

        In April 2007, we formed a subsidiary jointly owned with Uranium Energy Corp. ("UEC") through the formation of Cibola and the execution of a Limited Liability Company Operating Agreement and Members Agreement. Cibola was originally owned 51% by us and 49% by UEC and we were the managing member of Cibola. The Cebolleta Lease was assigned to Cibola. We consolidated the assets, liabilities and operating results of Cibola and recognized UEC's noncontrolling interest in the consolidated balance sheets and consolidated statements of operations.

        In November 2009, pursuant to our strategic plan to consolidate our ownership interest in our core mineral properties, we entered into an Option Agreement (the "Option Agreement"), as amended in December 2009, with UEC, in which UEC granted us the exclusive option to purchase and acquire UEC's 49% ownership interest in Cibola for a cash payment of $11,000,000. In consideration for the Option Agreement and amendment thereto, we funded all of Cibola's operations, from August 2009 through March 2010, including UEC's share. In April 2010, we exercised the Option Agreement, as amended, and acquired UEC's 49% ownership interest in Cibola and are now the sole member of Cibola.

        In August 2009, we entered into an agreement with a former lessee and operator of certain lands now leased by us to acquire historical data related to the Cebolleta Property. The former lessee delivered the data at the time of the agreement. In consideration, we have made payments to date of $50,000 with a final payment of $400,000 due in August 2013.

Ambrosia Lake Mineral Properties

        In February 2006, we entered into a lease (the "Endy Lease") on 3,382 acres comprised of 167 unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico. Pursuant to the terms of the Endy Lease, we paid $315,000 upon signing, $100,000 in February 2007 and February 2008, and are obligated to pay an additional $75,000 as an advance royalty each year thereafter through the term of the Endy Lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without further lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, we entered into a lease (the "Bonner Lease") on 181 unpatented lode mining claims and one state of New Mexico general mining lease, covering a further 4,132 acres of mineral rights in the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Bonner Lease, upon signing we paid a rental payment of $180,000 and issued 65,000 shares of our common stock. We also paid a rental payment of $180,000 on the first anniversary and are obligated to pay an annual rental payment of $120,000 on the second through fifth anniversaries of the Bonner Lease. On the sixth anniversary and each anniversary thereafter we are obligated to pay an annual advance royalty of $240,000. In the event commercial production is achieved during the rental period, then all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without future lease obligations. A 5% production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties. The surface overlying the New Mexico general mining lease is owned by the State of New Mexico.

        In January 2008, we entered into a Mineral Lease Agreement (the "Elizabeth Lease") on 179 acres comprised of eight patented and one unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Elizabeth Lease, we paid a $315,000 bonus upon signing; $100,000 in advanced royalties on December 31, 2008 and December 1, 2009 and we are obligated to pay $75,000 in advanced royalties every twelve months thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without future lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties.

        In April 2006, Primary Corp. ("Primary"), formerly known as Trans America Industries Ltd., and the Company entered into an Exploration, Development and Mine Operating Agreement ("Grants J.V. Agreement") and formed the Grants Uranium Project Joint-Venture ("Grants J.V."). Pursuant to the Grants J.V. Agreement, we contributed to the joint-venture the properties underlying three large New Mexico leases: the Endy Lease, the Bonner Lease and the Elizabeth Lease. Also pursuant to the Grants J.V. Agreement, Primary reimbursed us for $495,000 in connection with the Endy and the Bonner Leases during the year ended December 31, 2006, in consideration of contribution of the underlying leased properties. Pursuant to the Grants J.V. Agreements, Primary was obligated to contribute $5,000,000 to fund the joint-venture's operations ("Initial Contribution"), before February 1, 2010. In consideration of Primary's payments to us and the funding of the Grants J.V., Primary was entitled to a 50% participating interest in the underlying joint-venture properties. We were the managing partner in the joint-venture.

        In October 2009, pursuant to our strategic plan to consolidate our ownership interest in our core mineral properties, we entered into a Purchase and Termination Agreement ("Purchase Agreement") with Primary with respect to the Grants J.V. Pursuant to the Purchase Agreement, Primary transferred its ownership interest in Grants J.V. to us on October 15, 2009. In consideration, we were obligated to, at our option, pay Primary $3,519,067 in Canadian funds, or, issue Primary 3,519,067 shares of our common stock.

        In December 30, 2009, we opted to issue to Primary 3,519,067 shares of our common stock, in lieu of cash, in consideration of our October 15, 2009 purchase of Primary's interest in the Grants J.V.

Senior Debt Credit Facility

        In April 2010, we entered into an arrangement of a $16,000,000 senior secured credit facility ("Credit Facility"), which RMB Resources Inc. ("RMB"), an agent of RMB Australia Holdings Limited ("RMBAH", together RMB and RMBAH, the "Lender") advanced in two tranches. Tranche 1 proceeds in the amount of $5,000,000 were used for general working capital consistent with operating activities mutually agreed upon by us and Lender. Tranche 2 proceeds in the amount of $11,000,000 were used to fund our acquisition of UEC's 49% interest in Cibola.

        The Credit Facility agreement, among other terms and conditions, provides for:

  a.
  The payment of outstanding principal, together with accrued interest, on or before December 31, 2010.

  b.
  Interest charged on outstanding principal balances is accrued as a part of the principal balance and calculated at a rate equal to LIBOR plus 7%.

  c.
  Mortgage and/or senior security interest in (i) all material real property of the Company located in New Mexico as well as all rights, interests and assets related to, derived from or located on such property, including all fixtures and as-extracted collateral; (ii) all personal property of the Company, whether currently existing or acquired in the future; (iii) a pledge of the Company's ownership interest in Cibola, and (iv) proceeds of each of the foregoing.

  d.
  All proceeds from Tranche 1 to be deposited into a control proceeds account ("Proceeds Account").

  e.
  All proceeds received by the Company in connection with (i) the funding of the Credit Facility; (ii) the Cebolleta Project or the Juan Tafoya Project (including proceeds of sales of assets and insurance proceeds); or (iii) any equity capital raising must be deposited into the Proceeds Account and any proceeds received by the Company (1) in respect of any equity capital raising in excess of $6,000,000; or (2) from the exercise of the warrants described below must be applied toward prepayment of outstanding accrued interest and principal balances.

        In consideration of the Credit Facility agreement, we:

  a.
  Paid the lender an arrangement fee of $1,120,000, equal to 7% of the Credit Facility, plus $190,758 in costs and expenses incurred by lender.

  b.
  Issued RMBAH two warrants to purchase a total of 3,051,744 shares of our common stock on the following terms:

  i.
  The exercise price is $1.75 or the lowest price at which the Company issues shares during the exercise period, which is four years from date of issuance.

    ii.
    The estimated fair value of these warrants on the dates of issue was $1,579,637 or $.52 per warrant.

    iii.
    Upon the issuance of warrants above, RMBAH's beneficial ownership of us was slightly less than 5%.

    iv.
    Other significant features of the warrants include: (1) net share settlement exercise rights, (2) adjustment to exercise price for dilutive issues, and (3) piggy-back registration rights.

  c.
  Upon any event, including the issuance of additional shares by us, that causes RMBAH's beneficial ownership of us to fall below 5%, we are obligated to issue additional warrants to RMBAH to purchase up to 1,519,684 additional shares of common stock. The warrants will be issued so as to allow RMBAH to maintain a beneficial ownership up to 5%, as was achieved by the issuance of the warrants in b above. The fair value of these warrants has not been established as these warrants are not issuable at May 18, 2011. Any such additional warrants issued to RMBAH will have the same terms and conditions as the warrants in b above.

        On April 5, 2010, we and Lender executed the Credit Facility agreement and closed on Tranche 1 of the Credit Facility. On April 12, 2010, the Lender funded Tranche 2 providing proceeds for our purchase of UEC's 49% interest in Cibola for $11,000,000 pursuant to the Option Agreement, as amended.

        On December 22, 2010, we entered into the First Amendment Agreement to the Credit Facility agreement ("Amended Credit Facility") with Lender with respect to the amendment of the April 2010 Credit Facility. Pursuant to the Amended Credit Facility, the Lender extended the maturity of the Credit Facility from December 31, 2010 to June 30, 2011, and advanced $8,000,000 in Tranche 3, which increased the Credit Facility from $16,000,000 to $24,000,000. The terms of the Amended Credit Facility are:

  a.
  We paid the Lender an arrangement fee of $320,000, equal to 4% of the increase in amount of the Credit Facility, an extension fee of $160,000, equal to 1% of the original Credit Facility, plus, $21,233 in costs and expenses incurred by the Lender.

  b.
  Upon any event, including the issuance of additional shares by us, that causes RMBAH's beneficial ownership of us to fall below 5%, we are obligated to issue additional warrants to RMBAH to purchase up to 2,742,857 additional shares of common stock. The warrants will be issued so as to allow RMBAH to maintain a beneficial ownership up to 5%. The fair value of these warrants has not been established as these warrants are not issuable at May 18, 2011. Any such additional warrants issued to RMBAH will have the same terms and conditions as the warrants issued to RMBAH in connect with the original Credit Facility.

  c.
  All other terms and conditions remain the same.

Credit Agreements and Irrevocable Standby Letters of Credit

        In April 2008, Arizona Business Bank issued us an Irrevocable Standby Letter of Credit in favor of Cognac Highland Court LLC, (the "Landlord") as a security deposit on the lease of the corporate headquarters in Englewood, Colorado. The Letter of Credit is secured by a credit facility in favor of us and has an interest rate of Arizona Business Bank's prime rate and automatically renews every 12 months expiring on October 31, 2011. The credit facility is collateralized by a certificate of deposit. As of May 18, 2011, both the Letter of Credit and the certificate of deposit were in the amount of $25,000. The certificate of deposit will be released in October 2011. Upon our default of the lease agreement, the Landlord may draw upon the Letter of Credit for any rent or other obligations in default of the terms of the lease. The Landlord has not drawn down any principal under the Letter of Credit.

        As of May 18, 2011, Arizona Business Bank has issued us six Irrevocable Standby Letters of Credit in favor of the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department ("MMD") to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico for the "Marquez Canyon Exploration Project," "Elizabeth Claims Exploration Project" and the "Cebolleta Exploration Project." Each of the Letters of Credit issued in favor of the MMD is secured by a credit facility in favor of us and has an interest rate of Arizona Business Bank's prime rate and automatically renews every 12 months until the requirements of the permit are satisfied. Each credit facility is collateralized by a certificate of deposit equal to the value of the Letter of Credit. The total amount of the six certificates of deposit is $273,905. Upon our default of the requirements of either of the permits, the MMD may draw upon the appropriate Letter of Credit for any costs related to uncompleted reclamation. The MMD has not drawn down any principal under the Letters of Credit. Upon completion of all reclamation activities, the corresponding standby letter of credit may be terminated by us.

Finance and Consulting Agreements

        On January 14, 2010, we entered into a finder's fee agreement with Nuclear Fuel Cycle Consulting LLC (the "Consultant"), the principal of which is James J. Graham, who subsequently became one of our directors, to provide introductions to certain industry contacts in connection with our financing efforts. Should we conclude a transaction through the efforts of the Consultant, the agreement requires us to pay a 1% fee on the gross proceeds of such financing. The finder's fee agreement was non-exclusive and terminable at any time upon 30 days notice. On February 11, 2011, we terminated the agreement, however, we remain obligated to pay the fees set forth therein should we complete a transaction within 12 months of termination if the Consultant introduced the financing party on our behalf during the term of the agreement.

        On April 15, 2010, we entered into a strategic consulting and advisory agreement (the "Advisory Agreement") with the Consultant, the principal of which is James J. Graham, who subsequently became one of our directors, to provide advisory services in connection with our evaluation of pursuing one or more strategic transactions, such as off-take agreements, forward sales contracts, joint ventures and mineral property acquisitions or dispositions. Should we conclude a strategic transaction through efforts of the Consultant, the Advisory Agreement requires us to pay a 1.5% fee on debt proceeds received by us and a 5% fee on proceeds received by us through equity financing, asset dispositions or a joint venture earn-in. In addition, we granted the Consultant a stock option to purchase 100,000 shares of common stock exercisable within five years at an exercise price of $1.00 per share of common stock, all of which has vested. The Advisory Agreement was non-exclusive and terminable at any time upon 30 days notice. We terminated the Advisory Agreement on February 11, 2011, however, we remain obligated to pay the fees set forth in the Advisory Agreement should we complete a joint venture earn-in transaction within five years or another transaction within 12 months of termination if the Consultant contacted the financing party on our behalf during the term of the Advisory Agreement.

        On August 3, 2010, we entered into an agreement with RMB Resources Inc. Pursuant to the agreement, we are obligated to pay a success fee of 5% of the gross proceeds of any investment in us or the sale of our assets where the investor or acquirer had been introduced to us by RMB Resources Inc. The agreement is non-exclusive and terminable at any time upon written notice, subject to a six month fee tail.

        On January 4, 2011, we entered into a financial advisory agreement with Primary Capital, Inc., an affiliate of Primary ("Primary Capital"). Pursuant to the agreement Primary Capital will consult with us with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or (ii) the issuance by us, or a counterparty of a business combination, of securities in connection with an initial public offering or a private placement. Should we conclude a transaction, the financial advisory agreement requires us to pay a 1% completion fee on the transaction value, defined as the gross proceeds received by us in a financing transaction and the aggregate unrestricted cash balances of any counterparty in connection with a business combination.

        On February 11, 2011, we entered into a consulting agreement with the Consultant, the principal of which is James J. Graham, who subsequently became one of our directors, to provide advice and consultation to us, on a as needed basis, with respect to (i) marketing and operational strategies, goals and objectives; (ii) implementation and execution of strategic initiatives; and (iii) evaluation of performance and results. In consideration of Consultant's services we agreed to pay Consultant a $5,000 per month retainer to be offset by a $1,000 per day consulting fee. In addition, we granted the Consultant a stock option to purchase 200,000 shares of common stock exercisable within ten years at an exercise price of $1.00 per share of common stock, which vests one-half six months after the agreement date and the balance twelve months after the agreement date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days notice.

Agreements Related to Employment

Employment Agreements

        We have entered into employment agreements with Messrs. Boltz, Huber, Ludwig, Neumann and Topham. Our salary commitments under these employment agreements are approximately $835,000 annually. See the subsection of this prospectus entitled "Executive Compensation—Employment Agreement" for a more detailed discuss of these employment agreements.

        The employment agreements also provide for various payments upon certain terminations of employment of such employees. For a description of the estimated potential payments upon termination of employment that would be payable to each of Messrs. Boltz, Huber, Ludwig, Neumann and Topham see the subsection of this prospectus entitled "Executive Compensation—Potential Payments Upon Termination or Change-in-Control."

401(k) Retirement Plan

        In June 2007, we adopted a non-contributory 401(k) plan for our full-time employees and employees who work at least 1,000 hours per year. Effective January 1, 2008, we elected to implement non-elective contributions equal to 3% of eligible compensation for all employees meeting certain eligibility requirements. The contributions meet the tax deferral "safe harbor" requirements provided for in the Internal Revenue Code.

Contractual Obligations

        The following sets forth our contractual obligations in tabular form as at December 31, 2010.

	Payments due by period
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating leases	$129,804	$—	$—	$—	$129,804
Mineral leases	343,807	694,034	694,034	9,517	1,741,392
Senior debt(1)	24,000,000	—	—	—	24,000,000
Long-term payable(2)	—	400,000	—	—	400,000

Total	$24,473,611	$1,094,034	$694,034	$9,517	$26,271,196

(1)
Principal amount of senior debt, does not include unaccreted discount or accrued and unpaid interest.

(2)
Principal amount of long-term payable, does not include unaccreted discount.

Critical Accounting Policies and Estimates

Basis of Presentation and Principles of Consolidation

        Our consolidated financial statements and related notes are presented in accordance with GAAP and are expressed in U.S. dollars. Our consolidated financial statements include the accounts of us and our wholly-owned subsidiaries, Cibola and Grants J.V. Prior to our purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the consolidated financial statements included the accounts of us, our majority owned subsidiary, Cibola, and our proportionate share of assets, liabilities and operations of our unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. Our fiscal year end is December 31.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, convertible debentures and financial instruments. Other areas requiring estimates include deferred tax balances, valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

Mineral Property Costs

        We have been in the exploration stage since our incorporation on March 29, 2005 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of uranium mineral properties. Mineral property exploration costs are expensed as incurred.

        Mineral property acquisition costs are initially capitalized when incurred. In the event that mineral property acquisition costs are paid with shares of our common stock, those shares are valued at estimated fair value at the time the shares are issued or at the time the rights are obtained. We assess the carrying costs of our mineral properties for impairment on at least an annual basis. We will recognize impairment of a mineral property if the carrying amount of the mineral property is not recoverable and exceeds its fair value. Costs to maintain mineral rights and leases are expensed in the period in which they occur. Mineral property exploration costs are expensed in the period in which they occur. When management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures, the costs incurred to develop that property are capitalized. Such costs will be amortized using the units-of-production method based on estimated recoverable proven reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met.

Reclamation and Remediation

        Our operations may become subject to standards for mine reclamation which have been established by various governmental agencies. We record the fair value of an asset retirement obligation as a liability in the period in which we incur a legal obligation for the retirement of tangible long-lived assets. A corresponding asset is also recorded and depleted over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in the estimated discounted future cash flows based on when the spending activity will occur for the underlying obligation. Determination of any amounts recognized is based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. As of the date of our consolidated financial statements, we have no mine reclamation costs.

        We accrue costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Such costs are based on management's estimate of amounts expected to be incurred when the remediation work is performed. As of the date of our consolidated financial statements, we have no remediation liabilities.

Impairment Of Long-Lived Assets

        We review property and equipment and certain identifiable intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted net cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. During the periods covered by our consolidated financial statements, we had no material impairment of our long-lived assets.

Income Taxes

        Potential benefits of income tax losses are not recognized in our consolidated financial statements until realization is more likely than not. We compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in our consolidated financial statements because we cannot be assured it is more likely than not that we will utilize the net operating losses carried forward in future years and therefore recorded a 100% valuation allowance against the deferred tax asset for such losses.

        We follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.

        We apply a "more likely than not" threshold to the recognition of tax positions based on the technical merits of the position. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of each period presented our consolidated financial statements, we made no provisions for interest and penalties related to uncertain tax positions.

Derivatives

        From time to time, we enter into transactions which contain conversion privileges, the settlement of which may entitle the holder or us to settle obligations by issuance of our securities. These transactions, the value of which may be derived from the fair value of our securities are estimated using the Black-Scholes or other appropriate pricing models.

Stock Based Compensation

        We have a stock plan for our employees, non-employee directors and key consultants. From time to time, we receive services from employees, directors or consultants in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. These stock-based awards are accounted for using a fair-value-based method. We use the Black-Scholes option-pricing model to determine the fair-value of stock-based awards.

Recent Accounting Pronouncements

Recent Accounting Guidance Adopted in 2010

        In December 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-16 which amends the accounting for the transfers of financial assets. This Accounting Standards Update revises "Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets," to improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved. The new guidance is effective on a prospective basis for the annual period beginning after November 15, 2009 and interim and annual periods thereafter. We adopted the provisions of this ASU on January 1, 2010, which did not have a material impact on our results of operations, financial position or liquidity.

        In December 2009, the FASB issued ASU No. 2009-17 "Consolidation (Topic 810), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities." The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. The amendments in this ASU also require additional disclosures about a reporting entity's involvement in variable interest entities and an ongoing assessment of whether a company is the primary beneficiary. The revised guidance is effective for all variable interest entities owned on or formed after January 1, 2010. We adopted the provisions of this ASU on January 1, 2010, which did not have a material impact on our results of operations, financial position or liquidity.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements." The guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in the Accounting Standards Codification ("ASC"). The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the guidance now requires (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, the guidance clarifies the requirements of the following existing disclosures for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We adopted the provisions of this standard on January 1, 2011, which did not have a material impact on our results of operations, financial position or liquidity.

        In February 2010, the FASB issued ASU No. 2010-09, "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements". The amendments in the ASU remove the requirement for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments in the ASU were effective upon issuance except for the use of the issued date for conduit debt obligors. We adopted the provisions of this standard on January 1, 2010, which did not have a material impact on our results of operations, financial position or liquidity.

Recent Accounting Guidance Adopted Since January 1, 2011

        In April 2010, the FASB issued ASU No. 2010-13, "Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." The ASU addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. We adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on our results of operations, financial position or liquidity.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations." The objective of this update is to address diversity in practice about the interpretation of the proforma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on our results of operations, financial position or liquidity.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are not exposed to risks associated with commodity prices, interest rates and credit. Commodity price risk is defined as the potential loss that we may incur as a result of changes in the fair value of uranium. Interest rate risk results from our debt instruments that we issue to provide financing and liquidity for our business. We are charged an interest rate of LIBOR plus 7% under our Amended Credit Facility, but the Amended Credit Facility will be paid in full with the proceeds from this offering. Further, the principal amounts of our letters of credit are not significant. Credit risk would arise from the extension of credit throughout all aspects of our business but is not yet significant.

INDUSTRY AND MARKET DATA

Industry and Uranium Market Overview

Uranium

        Uranium (chemical symbol U) is the heaviest of all the naturally occurring elements. Like other elements, uranium occurs in different forms known as "isotopes." These isotopes differ from each other in the number of particles (neutrons) in the nucleus. Uranium as found in the earth's crust largely comprises two isotopes: uranium-238 (U238) (approximately 99.3%) and uranium-235 (U235) (approximately 0.711%). The isotope U235 plays an important role because it can yield substantial energy under certain conditions.

Uranium Uses

        The most common commercial use for U3O8 is as a fuel for nuclear power plants. Through the process of nuclear fission, the uranium isotope U235 undergoes a nuclear reaction whereby its nucleus is split into smaller particles. Nuclear fission releases significant amounts of energy, and is the basis of power generation in the nuclear industry.

        The first practical use of nuclear power occurred in 1951, when an experimental nuclear reactor at a research center in Idaho Falls, Idaho lit four ordinary light bulbs. In the late 1950s, the first full-scale nuclear power plants went into service in the U.S., the United Kingdom, the Soviet Union and France. The nuclear industries of these countries and several others grew rapidly during the 1960's and 1970's. The first export orders for nuclear power reactors were awarded in 1958 and were followed by the spread of nuclear electricity generation to many other countries, including Canada, Germany, Switzerland, Spain, Belgium, Finland and Japan. Reactor technology was also exported by the Soviet Union to several Eastern European countries, including the former East Germany, the former Czechoslovakia, Bulgaria and Hungary. Many of these countries developed their own nuclear expertise, leading to the development of today's international nuclear industry.

The Nuclear Fuel Cycle

        The nuclear fuel cycle comprises the following activities: uranium mining, conversion and enrichment, fuel fabrication, power generation and used fuel management.

Uranium mining

        Uranium is extracted from both open pit and underground mines. Alternative techniques include in-situ leach mining (ISR) in which acid or alkaline solutions are pumped into underground deposits to dissolve uranium.

        Mined ore is then milled and the uranium is extracted through a multi-stage metallurgical process which separates the uranium from the waste rock. The resulting uranium rich slurries are then dried to produce U3O8. U3O8 is a powder which contains approximately 80% uranium oxide. It is commonly referred to as "yellowcake."

Conversion

        There are four main conversion and storage facilities in the world, Cameco (Canada), ConverDyn (U.S.), Comurhex (France) and Rosatom (Russia). In order to increase the concentration of U235, U3O8 is converted into uranium hexafluoride, or UF6. Conversion involves a series of dry or wet chemical processes that purify the U3O8 and convert it into UF6. The industry's inventory of U3O8 is stored primarily at the licensed conversion facilities.

        The U3O8 is shipped and stored at licensed conversion facilities in steel drums and in ISO sea containers and is stored on site until it is converted. Once it arrives at the storage facility, U3O8 is pooled with existing inventories held at the facility and is regarded as a fungible material. The owner of the U3O8 has its account credited with the amount of material delivered. The U3O8 may then be transferred to other account holders of the storage facility via a book transfer mechanism. Transfers of material between facilities may occur by means of a similar mechanism, or title or location swaps, which reduces the need for physical shipment of U3O8.

Enrichment

        Enrichment of uranium is the third step in the nuclear fuel cycle of more than 96% of operating reactors worldwide. Once converted, UF6 is transported in steel cylinders to an enricher. The four main enrichers are Eurodif S.A. (France), the United States Enrichment Corporation, or USEC (U.S.), Rosatom (Russia) and Urenco (a joint venture among the United Kingdom, German and Dutch governments). During the enrichment process, the concentration of the U235 isotope in the UF6 is normally increased from 0.711% to between 3% and 5%. The resultant enriched UF6 is known as Low Enriched Uranium, or LEU. Enrichment is performed by either a gaseous diffusion or a gas centrifuge process.

Fuel fabrication

        In order to produce fuel for use in nuclear power stations, LEU is first converted to uranium dioxide then further manufactured into ceramic pellets that are inserted into zirconium rods, which are then configured into nuclear fuel assemblies for use in the core of nuclear reactors.

Power generation and used fuel management

        Nuclear fuel assemblies are loaded into nuclear reactors. The subsequent fission reaction generates heat which is used to produce steam that drives a turbine and an electric generator.

        A variety of types of reactors are in operation around the world. The most commonly used designs are varieties of water-cooled reactors of the Boiling Water Reactor (BWR) or Pressurized Water Reactor (PWR) types.

        After a planned period of time, the U235 in the fuel loses it optimal efficiency and is deemed used. The fuel assemblies are then discharged into a temporary cooling pond at the reactor site. After a cooling period, the used nuclear fuel is then placed into onsite dry storage casks pending final disposal through deep geological burial or is reprocessed to recover unused uranium and plutonium.

Demand

        The demand for U3O8 is directly linked to the level of electricity generated by nuclear power plants. The cost structure of nuclear power generation, which involves much higher capital costs and generally lower fuel costs compared to most other forms of power generation, dictates that nuclear plants are kept operational at high load factors to achieve optimal economics and is commonly referred to as base load power. As a result, the demand for uranium fuel is more predictable than most other commodities. Demand forecasts for uranium depend largely on installed and operable nuclear power generation capacity plus new reactors under construction or ordered, regardless of economic fluctuations or the demand for other forms of power.

        Consumption of uranium for nuclear fuel purposes has steadily increased since the 1960's as nuclear fuel technology has become more widely used. In 2009, the World Nuclear Association, or the WNA, estimated in its bi-annual market report "The Global Nuclear Fuel Market: Supply and Demand 2009-2030" that the annual demand for uranium for power generation in 2008 was approximately

170 million pounds of U3O8. The WNA's reference case projects that demand for uranium will increase to 240 million pounds and 276 million pounds of U3O8 by 2020 and 2030, respectively. This represents an annual growth rate of approximately 2.2% from 2008 to 2030.

        World net electricity generation is expected to nearly double from 2005 to 2030, according to the Energy Information Administration's (EIA) International Energy Outlook 2008, or the IEO 2008, reference case forecast. Total electricity generation is projected to increase on average by 2.6% per year from 17.3 trillion kilowatt hours in 2005 to 33.3 trillion kilowatt hours in 2030. Electricity generation for the non-Organization for Economic Co-operation and Development, or OCED, countries is projected to increase by 4.0% per year, according to the IEO 2008 reference case forecast, while growth of electricity generation in OECD nations is expected to average 1.3% per year from 2005 to 2030.

        According to the WNA, as of January 1, 2011, there were a total of 441 operable commercial nuclear power plants globally with an aggregate installed generating capacity of 377,000 megawatts of electricity and requiring over 180 million pounds of uranium per year. In 2009, commercial nuclear plants generated approximately 15% of the world's total electricity. Today, another 61 commercial nuclear reactors (representing approximately 60,000 megawatts of electricity) are under construction and many more are planned or proposed. New construction is presently centered in Asian countries, principally in China, South Korea, India, and Russia. While it is unclear whether nuclear power will grow as a percentage of future global power production, the WNA believes that there will be rapid nuclear power growth in Asia.

        The demand for uranium will also be increased by the trend toward improving plant load factors, but may be offset by the premature closing of some older nuclear power plants. Factors increasing fuel demand are expected to continue to be offset in part by a trend in increased efficiency in nuclear power plants and reductions in uranium tails assay during the enrichment process. Recently, many utilities have reduced their enrichment tails assay in order to optimize uranium and enrichment reported as separative work units, or SWU, utilization. Lower tails assay results in lower uranium demand and is a function between the cost of uranium and SWU.

        Demand for uranium may also increase as a result of government initiatives to reduce CO2 emissions. Nuclear energy plants produce far fewer greenhouse gases than fossil fuel energy plants. According to the International Energy Agency, or the IEA, CO2 emissions are likely to be approximately 60% higher by 2030. Current levels of nuclear power generation are believed to prevent the emission of approximately 2.6 billion tons of CO2 each year. Additional nuclear power generation is one way in which governments can meet targets for the reduction in CO2 emissions.

Supply

        Uranium is supplied from primary production (the mining of uranium ores) and secondary sources such as the drawdown of excess inventories and uranium made available from the decommissioning of nuclear weapons, re-enriched depleted uranium tails, and reprocessed used reactor fuel. According to Energy Resources International, Inc.'s 2009 Market Study, an estimated 89% of annual uranium consumption was sourced from primary production in 2009.

Primary Production

        The uranium production industry is characterized by a small number of companies operating in relatively few countries. WNA data shows that the four largest uranium companies produced over 60% of the world's primary production of uranium supply in 2009. In 2009, approximately 89% of the estimated world production was provided by nine producers: Rio Tinto (17%), Cameco (16%), KazAtomProm (16%), Areva (15%), Armz (9%), BHP Billiton (6%), Navoi Mining (5%), Uranium One (3%), and Paladin (2%). According to the UxC 2009 Special report, in 2020 the shares of world production are projected to be: Areva (17%), KazAtomProm (14%), Cameco (14%), BHP Billiton (14%), Armz (11%), Rio Tinto (10%), Uranium One (4%), Navoi Mining (3%), and Paladin (3%).

        Approximately 93% of estimated world production of uranium was sourced from eight countries and approximately 63% of the estimated world production was sourced from three counties in 2009: Kazakhstan (27%), Canada (20%), Australia (16%), Namibia (9%), Russia (7%), Niger (6%), Uzbekistan (5%) and the United States (3%). The Canadian uranium industry has been the leading supplier of uranium in recent years with production of an estimated 25.4 million pounds U3O8 in 2010, which represented nearly 20% of world production. However, in 2009 they were overtaken by Kazakhstan, who produced 28% of world production with production of approximately 46.3 million pounds of U3O8 in 2010. According to the WNA, this output is expected to rise to an estimated 50.9 million pounds in 2011.

Secondary Sources

        Over the last several years, primary production of uranium has satisfied 50-70% of world requirements. The remainder has been provided from secondary sources. The de-enrichment of nuclear weapons through blending with low enriched uranium from conventional production sources has contributed the largest proportion of secondary supply and meets about 13% of world reactor requirements. Also, some utilities in Europe and Asia use reprocessed uranium and plutonium derived from used reactor fuel as a source of supply. Depleted uranium tails from the uranium enrichment process can be re-enriched and added to the fuel mix. Mixed oxide fuel, or MOX, provided about 2% of new fuel in 2009, and World Nuclear News Reports that in 2010, 5% of reactors were powered by MOX fuel. Excess inventories held by utilities, producers, other fuel cycle participants and governments have also served as a source of supply, although this is a finite source.

Uranium from Nuclear Disarmament

        The most significant secondary source of uranium is from de-enriching nuclear weapons. In February 1993, the U.S. and Russia entered into an agreement, the Russian HEU Agreement, to manage the sale of highly enriched uranium, or HEU. Under the Russian HEU Agreement, over a term of 20 years ending with deliveries in 2013, 500 tons of HEU derived from dismantling nuclear weapons are to be diluted in Russia from HEU to LEU, the Disarmament Uranium, and delivered to the United States, suitable for use in nuclear power plants. The official arrangement between the governments of the U.S. and Russia calls for the enrichment services component the Disarmament Uranium to be purchased by USEC. The natural uranium content of the Disarmament Uranium scheduled for delivery over the 20-year period represents approximately 400 million pounds of U3O8. As of the end 2010, Russia had delivered the equivalent of over approximately 390 tons of HEU equivalent to the United States Government.

        In March 1999, Cameco Corporation, Areva and RWE NUKEM, Inc., or the Western Companies, entered into an agreement, the Western Agreement, whereby they would purchase a substantial portion of the Disarmament Uranium. Cameco Corporation reports that as a result of various amendments to the Western Agreement, the Western Companies committed to the purchasing and selling of almost 163 million pounds of U3O8 from 2004 through to the end of 2013.

        Russia, through its agent Techsnabexport, or TENEX, has, in the past, sold a portion of the Disarmament Uranium not purchased by the Western Companies. Russia currently consumes significantly more U3O8 than it produces and is proceeding with an ambitious nuclear power development program which will further decrease the supply of U3O8 into the western commercial market. As a result, TENEX has recently reduced selling the natural uranium derived from the Disarmament Uranium thus reducing the amount of uranium that would have been available to the market in the western world by up to 74 million pounds of U3O8 over the period from 2004 to 2013.

        Russia has made official declarations that the HEU Agreement will not be extended beyond 2013, and that its main interest in the commercial nuclear fuel markets is to sell enrichment services.

Trade Actions Against Russian Origin Uranium

        In 1991, prompted by complaints from U.S. industry uranium producers, the U.S. Department of Commerce, or the DOC, initiated an action to investigate the dumping by Russia of uranium into the U.S. market. This action led to the formulation of a Suspension Agreement between the United States and Russian governments under which the DOC investigation would be suspended in exchange for Russia's compliance with a set of principles intended to stop the entry of most Russian origin uranium into the U.S. market, and to impede any swaps, exchanges or similar activities that would lead to the indirect entry of Russian origin uranium into the U.S. market. Under the Suspension Agreement, high tariffs are imposed on Russian origin uranium entering the U.S. market.

        In September of 2007, in an unrelated case, the U.S. Court of International Trade mandated DOC to review its stance on the continuing usefulness and initial legal justification of the Suspension Agreement. An amendment to the Suspension Agreement was signed on February 1, 2008. Under the amended Suspension Agreement, Russian SWU is allowed to enter the U.S. in small quantities from 2011 to 2013. From the end of 2013, when the HEU Agreement expires, to 2020, when the suspension agreement expires, the amendment allows Russian SWU to account for about 20% of projected U.S. demand. That figure does not include initial cores for new reactors, which are not subject to the amendment's quotas.

        In September of 2008, the U.S. Congress passed and the President signed into law the Consolidated Security, Disaster Assistance, and Continuing Appropriations Act, 2009, which included an amendment to the United States Enrichment Corporation Privatization Act that extended potential opportunities to the Russian Federation to continue to down-blend HEU to LEU after 2012 through 2020 in exchange for increased access to U.S. commercial uranium markets. Any implementation would require additional negotiations between the United States and the Russian Federation.

The Uranium Market and Prices

        Utilities secure a substantial percentage of their uranium requirements by entering into medium and long-term contracts with uranium producers. These contracts typically provide for deliveries to begin one to three years after signing and continue for five to ten years thereafter.

        There is currently no regulated commodity market underwritten by a market maker for the various components of nuclear fuel. As such, market participants rely upon multiple published price opinions based on historical data and market sentiment.

        Contracted uranium prices are established by a number of methods, including base price levels adjusted by inflation indices, reference prices (multiple published spot price opinions as well as long term reference prices) and annual price negotiations. Many contracts also contain floor prices, ceiling prices and other negotiated provisions which affect the price ultimately paid. Uranium prices under uranium supply contracts are usually confidential.

        Utilities also acquire uranium by way of spot and near-term purchases from producers and traders. Spot market purchases are those that call for delivery within one year. Traders generally source their uranium from organizations, including utilities, producers and governments, which hold excess inventory. The estimated spot market volume in 2010 was approximately 20 million pounds and represented about 12% of reactor uranium requirements. The downward trend seen in spot price in mid-2007 reversed and increased through most of 2010, with the price increasing weekly. With small spikes in the spot price aside, the price of U3O8 increase from $48.00/lb with a volume of 1.9 million lbs of U3O8 in January of 2009 to $62.50/lb with a volume of 3.29 million lbs U3O8 in December of 2010.

        Uranium spot market prices rose sharply during 2006, starting the year at approximately $36.50/lb of U3O8 and ending at $72.00/lb. The spot price continued to rise during 2007, reaching its peak in June 2007 of over $135.00/lb. The extent of the price rise (more than a tenfold increase since early 2003) took the uranium market to historic levels in both real (inflation adjusted) and nominal terms. This substantial increase was mainly a market reaction to the realization that primary uranium production must rise to meet growing demand for nuclear electricity. After the spot price reached its peak in mid-2007, it dropped back to $75.00/lb in October 2007 before rebounding to $93.00/lb in November 2007 and ended the year at $90/lb. During the first half of 2008, the spot price declined more gradually, reaching $57.00/lb in June 2008. The spot price then increased to reach $64.50/lb in July 2008 and remained at this level until September 2008. The spot price then declined to $44.00/lb in October 2008 and subsequently increased to $54.00/lb by the end of December 2008. By December 2009 the spot price had dropped to $44.50/lb. The spot price per pound in 2010 remained between $40.00-$45.00 until the end of the year when it increased to $61.50 on December 31, 2010. Subsequent to the March 11, 2011 Fukushima Daiichi crisis, the sport price dropped to a low of $50.00 on March 17, 2011 and has steadily increased since. As of May 18, 2011, the spot price was $58.00/lb as quoted by TradeTech, LLC.

Supply Deficit

        Each year since 1989, the consumption of uranium has exceeded primary production. To date, this large supply gap has been accommodated by sales from existing inventories, former stockpiles stored in Russia, recycling programs and de-enrichment of nuclear weapons.

        We believe that the uranium market will face a growing supply deficit until new mine production can be implemented. Uranium mining has proven to be a very challenging endeavor, with several world class projects in operation or development having suffered flood, fire and other unexpected losses, necessitating significant delays or interruptions over the last few years. In addition, on the demand side, China, Russia and India have officially announced large increases in their nuclear power programs over the next 20 years. Without significant indigenous supplies of uranium, these countries have recently begun aggressive resource acquisition, exploration and development plans for properties throughout the world. We believe that the long term fundamentals of the uranium market are positive.

DESCRIPTION OF BUSINESS

Company Overview

        We began operations as an unincorporated entity on March 25, 2005 and were incorporated on March 29, 2005 under the laws of the State of Wyoming. On April 26, 2007 we transferred our state of domicile from Wyoming to Nevada. We were formed to capitalize on our management's extensive knowledge and experience in uranium exploration, development and production, as well as our geologic and engineering data bases covering several uranium districts that historically have been uranium producers.

        We are a natural resource company engaged in the acquisition and exploration of uranium properties in the United States. Our strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material, but not reserves, have been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. We have acquired interests in 63,312 net acres of leased or staked properties in New Mexico, South Dakota and Wyoming.

        We also hold residual mineral interests that we received in the disposition of properties in Arizona and South Dakota. These residual interests were received in consideration of the sale of our ownership interests in the properties and are primarily comprised of royalty interest, net proceeds interest and our ability to convert the royalty interest into a working interest in the properties.

        All of our mineral properties are exploration stage properties. Some of our mineral properties have been the subject of historical exploration and/or development, and in one case production, by other mining companies, that provides indications that further uranium exploration is warranted. Our view that these properties are prospective for mineral exploration is based on prior exploration and/or development conducted by other companies, management information and work product derived from various reports, maps, radiometric assay from down-hole radiometric logging, exploratory drill logs, state organization reports, consultants, geological study and other exploratory information. If we are able to locate economic uranium reserves that are commercially viable, we intend to develop the mine site, including mill facilities, and extract uranium for production.

        We are an exploration stage company and all of our projects are in the exploration stage and do not have any known proven or probable reserves in accordance with the definitions of reserves under Industry Guide 7 ("SEC Guide 7") issued by the SEC. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of our properties until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration and permitting beyond the scope of our planned activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties. We will require additional financing in order to pursue full exploration and permitting of these properties.

        As of May 18, 2011, we had 58,204,141 shares of common stock outstanding. On that date, there were 195 holders of record.

Corporate Information

        Our executive offices are located at 9000 E. Nichols Avenue, Suite 225, Englewood, Colorado 80112. Our telephone number is (303) 531-0470. We have a field office in Albuquerque, New Mexico.

Employees

        We have 13 full-time and three part-time employees and have engaged geological and technical consultants for additional day-to-day services. Other services are provided by outsourcing consultants and special purpose contracts.

Business and Growth Strategy

        We are an exploration stage company engaged in the exploration of uranium. We do not engage in any development activities at this time, but may engage in development activities should uranium reserves be located on any of our properties. Our primary focus is to advance our Cibola Project, as described below. Almost all of the proceeds from this offering that will be used for exploration, permitting, design and feasibility activities will be for the Cibola Project. The key elements of our business and growth strategy are as follows:

Cibola Project

        Based on historical exploration and development data, we believe our wholly-owned Cibola Project may have future uranium reserve potential. We have received the required exploration permits on our Juan Tafoya Property and Cebolleta Property which will allow us to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. We have substantially completed resource modeling on each of the Juan Tafoya Property and Cebolleta Property, based on historical data we have in our possession. We have received an independent technical report completed in accordance with the provisions of NI 43-101 ("Cibola NI 43-101"). The Cibola NI 43-101 is authored by G. S. Carter, P. Eng., a qualified person as defined in NI 43-101.

        With respect to the prospective mines on our Juan Tafoya and Cebolleta properties, we anticipate our operating activities over the next twelve months to consist of: (i) drilling to confirm the grades and quantity of previously identified uranium mineralized material and assess the viability of commercial mining; (ii) hydrological characterization, baseline studies and on-going environmental monitoring in support of mine permit applications; (iii) mine design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        With respect to the prospective mill on the Cibola Project property, we anticipate our operating activities over the next twelve months to consist of: (i) drilling in support of hydrological characterization of mill and tailing impoundment studies; (ii) hydrological characterization and baseline studies in support of mill and tailing impoundment permit applications; (iii) mill and tailings impoundment design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        Because of the long lead times for environmental permitting of mining operations in North America, we have commenced the permitting process with the NRC on our Cibola Project, primarily through initial planning sessions and agency site visits with the NRC and the collection of environmental baseline data. We believe that commencing the permitting process at this early stage will allow us to expeditiously commence development of our properties if we move to that stage.

Ambrosia Lake Project

        We have received the required exploration permit on our Elizabeth Target, included in the Ambrosia Lake Project, which will allow us to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. We believe our Elizabeth, Deep Rock, Mesa Redonda, West Endy and West Ranch targets represent long-term uranium reserve potential. We seek to complete the analysis and digitization of historic geologic data, mapping and other geophysic and geologic activities on our Ambrosia Lake Project targets and to commence exploration permitting and exploration programs on selected targets.

Edgemont Project, Copper Mountain Project and Other Wyoming Properties

        We do not anticipate any significant exploration activities during the next twelve months on our other properties. We may seek to sell or enter into joint-venture arrangements on these properties with other exploration companies.

Extensive Due Diligence of Properties

        Our exploration activities are divided into phases dependent on the nature of historical exploration and development activities on the property. Our initial phase of exploration includes extensive due diligence and analysis of all historical exploration data available to us or in our possession. Furthermore, we probe existing and newly drilled holes with gamma probes with the goal of confirming historical drill results and planning for future development. We will proceed to our second phase if we are able to confirm historical data and drill results.

Exploration Quality Assurance and Quality Control

        Quality Assurance and Quality Control in uranium exploration programs are extremely important for collecting and obtaining reliable data for subsequent planning and potential development of mineral properties. We anticipate that our uranium projects will undergo drilling by conventional, or open-hole, rotary and "spot core" drilling to explore for and to sample zones of uranium mineralization on the projects. We expect that samples of the rotary cuttings will be collected at intervals of 5 or 10 feet. These samples will then be examined by geologists, who typically prepare lithologic logs describing rock types, alteration, presence and nature of carbonaceous material, accessory minerals (including pyrite, hematite and/or limonite), oxidation state of the target sediments, and other geologic information. The standard operating procedure in the U.S. uranium industry is to continuously log each drill hole with a down-hole probe, which measures gamma radioactivity, S-P (self potential), and single point resistivity values.

        Equivalent uranium (% eU3O8) grades, which are radiometric assays, will be calculated from the resulting gamma ray logs. To provide quality control we anticipate that the gamma logging equipment will be periodically calibrated at "test pits" of the U.S. Department of Energy near Grants, New Mexico or Grand Junction, Colorado. To provide a check against the radiometric assays obtained from the gamma ray logs we anticipate that individual samples from selected drill holes will be chemically analyzed. Both radiometric and chemical uranium assays are typically reported in one-hundredths of percent uranium content. Significant historic work has been conducted to compare radiometric assays and chemical assays for the Cibola Project as discussed in the section of this prospectus entitled "Description of Properties." Samples obtained for chemical analysis as well as metallurgical and geotechnical testing will be collected, prepared and analyzed by standard methods common for each specific testing procedure.

        Sample security is important to preserve the data integrity. Sample security will be conducted in accordance with industry standards, including the use of a secured site for sample storage and the supervised transportation of samples to and from the secured site.

Pursue Strategic Acquisitions of Exploration Stage Properties

        We are also engaged in the continual review of opportunities to acquire properties in the exploration stage that are thought to contain uranium mineralization and have undergone some degree of historical exploration or development.

Financing

        Historically, we have financed our operations primarily by (i) private placements of convertible subordinated notes convertible for either (a) shares of our common stock, or (b) shares of our common stock and warrants to purchase additional shares of our common stock; (ii) private placement of shares of our common stock to certain individuals and institutional investors; and (iii) senior secured debt credit facilities. The following sets forth our significant financing transactions:

  (i)
  Pursuant to a letter agreement we entered into with Primary in 2005 and a Subscription Agreement we entered into with Primary in 2006, we issued 10,750,000 shares of our common stock in January 2006 in exchange for $1,250,000, which Primary paid in periodic payments between May 2005 and January 2006.

  (ii)
  In June 2006, we issued 7.5% Series A Convertible Subordinated Notes due May 31, 2007 ("Series A Notes") in the aggregate principal amount of $1,069,300. The Series A Notes were convertible at $0.22 per share. In August 2007 all of the Series A Notes were converted into a total of 4,860,456 shares of common stock.

  (iii)
  Between October and November 2006, we issued 7.5% Series B Convertible Subordinated Notes due September 30, 2007 ("Series B Notes") in the aggregate principal amount of $5,722,516. The Series B Notes were convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $1.00. In April 2007, we issued a waiver allowing the Series B Note holders to receive and exercise their warrants prior to converting their Series B Notes. During April and May 2007, the warrants related to $5,254,676 principal amount of the Series B notes were exercised and we issued 7,727,465 shares of common stock and received $7,727,465 in gross proceeds. In August 2007, we offered to prepay the Series B Notes subject to the holders' right to convert the Series B Notes into shares of common stock at $.68 per share. Holders of Series B Notes in the aggregate face value of $5,652,136 converted their Series B Notes into a total of 8,311,965 shares of common stock and we repaid the remaining Series B Notes in the aggregate principal amount of $70,380.

  (iv)
  Between March and April 2007, we issued 7.5% Convertible Subordinated Notes due February 28, 2008 ("Series C Notes") in the aggregate principal amount of $999,713. The Series C Notes were convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at a purchase price of $1.00. In April 2007, we issued a waiver allowing the Series C Note holders to receive and exercise their warrants prior to converting their Series C Notes. During April and May 2007, the warrants related to Series C Notes in the aggregate principal amount of $766,713 were exercised and we issued 1,127,519 shares common stock and received $1,127,519 in gross proceeds. In August 2007, we offered to prepay the Series C Notes subject to the holders' right to convert the Series C Notes into shares of common stock at $.68 per share. All of the Series C Notes were converted into a total of 1,470,166 shares of common stock.

  (v)
  During September through November 2007, we issued 7,061,474 shares of common stock in a private placement at $1.50 per share. Gross proceeds from the private placement were $10,592,211.

  (vi)
  In April 2010, pursuant to the Credit Facility agreement, we entered into a $16,000,000 senior secured credit facility, which the lender advanced in two tranches. Tranche 1 proceeds in the amount of $5,000,000 were used for general working capital and Tranche 2 proceeds in the amount of $11,000,000 were used to fund our acquisition of UEC's 49% interest in Cibola.

  (vii)
  In December 2010, we entered into the First Amendment Agreement to the Credit Facility agreement. The lender extended the maturity of the credit facility from December 31, 2010 to

    June 30, 2011, and increased the credit facility by $8,000,000, from $16,000,000 to $24,000,000. See the subsection of this prospectus entitled "Management's Discussion and Analysis—Material Commitments—Senior Debt Credit Facility" for a more detail discussion of the senior secured credit facility and first amendment.

        Our existing working capital is not expected to be adequate to fund our exploration and permitting-related operations over the twelve months immediately following this offering and we anticipate that we will need to raise approximately $38,500,000 to implement our business and growth strategy over that period. We believe that the proceeds from this offering will satisfy the cash requirements of the Company for a minimum of twelve months following this offering. See the section of this prospectus entitled "Use of Proceeds." However, beyond the twelve months immediately following this offering, we will require additional financing in order to continue our plan of operations and meet our long-term operating requirements as we anticipate that we will not earn any revenues in the foreseeable future. We have no available lines of credit and we believe that debt financing will not be an alternative for funding our operations as we do not have tangible assets to secure any debt financing. Therefore, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock or preferred stock. There can be no assurance that such financing will be available on terms favorable to us or at all. In the absence of such financing, we will not be able to continue exploration and begin development of our mineral properties and we may eventually be forced to abandon our properties and our plan of operations.

Competition

        We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking uranium minerals exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of uranium minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable uranium minerals exploration properties will be available for acquisition, exploration and development.

        The uranium production industry is characterized by a small number of companies operating in relatively few countries. WNA data shows that the four largest uranium companies produced over 60% of the world's primary production of uranium supply in 2009. In 2009, approximately 89% of the estimated world production was provided by nine producers: Rio Tinto (17%), Cameco (16%), KazAtomProm (16%), Areva (15%), Armz (9%), BHP Billiton (6%), Navoi Mining (5%), Uranium One (3%), and Paladin (2%). According to the UxC 2009 Special report, in 2020 the shares of world production are projected to be: Areva (17%), KazAtomProm (14%), Cameco (14%), BHP Billiton (14%), Armz (11%), Rio Tinto (10%), Uranium One (4%), Navoi Mining (3%), and Paladin (3%).

Financial Information

        The Company does not have reporting segments for accounting purposes and has not generated any revenues since its inception in 2005. For a more detailed discussion on the Company's financial performance, see the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

Reporting Company

        Prior to this registration statement becoming effective, we did not file reports with the SEC but we will become a reporting company upon this registration statement becoming effective.

Government Regulations

        Minerals exploration operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on us. Minerals exploration operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment and remediation, and relating to prospecting, development, production, exports, taxes, waste disposal, protection of endangered and protected species, mine safety, toxic substances and other matters. Minerals exploration operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted and no assurance can be given that such permits will be received. Compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated. Moreover, noncompliance with applicable laws and regulations can result in assessment of penalties and/or capital expenditures to achieve compliance. In addition, some laws may allow for third party claims for damages caused by pollution conditions for which we have legal responsibility. Costs associated with any of these may have an adverse effect on us. At this time management believes that we are in substantial compliance with current applicable environmental laws and regulations and we are not aware of any material liabilities related to environmental laws and regulations. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on our activities. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. The principal laws and regulations our business is subject to are described below.

Uranium Mining and Milling Licenses

        Uranium mining operations, such as the conventional shafts or surface (strip) mines are licensed by the individual states where the mines are located. However, the Atomic Energy Act of 1954 (as amended) gives the NRC jurisdiction over uranium once its physical or chemical properties are altered for eventual use in the nuclear fuel cycle. As a result, an NRC license is required for uranium mills, the facilities that process the ore into uranium oxide, or "yellowcake." There is another type of uranium recovery, called in situ recovery (ISR), which injects a solution into the ground to extract uranium from the rock; the resulting uranium solution is then pumped to the surface for processing. The NRC licenses and regulates ISR facilities because the uranium processing begins underground. The NRC licenses both uranium mills and ISR facilities under 10 CFR Part 40, "Domestic Licensing of Source Material." License applications require a thorough evaluation of the proposed facility, the radiological impacts of the facility, and an open, robust public participation process.

Resource Conservation and Recovery Act (RCRA)

        RCRA, and comparable state statutes, affect minerals exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of "hazardous wastes" and on the disposal of non hazardous wastes. Under the auspices of the U.S. Environmental Protection Agency ("EPA"), the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)

        CERCLA imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties include the current and certain past owners and operators of a facility or property where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility.

Clean Air Act (CAA)

        The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining activities may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state and local air quality laws. New facilities may be required to obtain air permits before work can begin.

Clean Water Act (CWA)

        CWA imposes restrictions and strict controls regarding the discharge of wastes, including mineral processing wastes, into waters of the United States, a term broadly defined. Permits must be obtained to discharge pollutants into federal waters. In addition, the EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit.

The Safe Drinking Water Act (SDWA)

        The Safe Drinking Water Act (SDWA) and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well.

National Environmental Policy Act, 1970 (NEPA)

        Federal agencies must comply with NEPA for major federal actions, such as the issuance of a source material license for a uranium mill. Compliance with NEPA typically requires preparation of an Environmental Assessment (EA) or Environmental Impact Statement (EIS). Preparation of an EA or EIS requires agencies to examine the environmental consequences of a proposed action, evaluate alternatives to the proposed action, and consider mitigation of potential impacts from the proposed action, but it does not prevent Federal agencies from authorizing actions that might have harmful environmental impacts. The EA and EIS process involve substantial public input.

Endangered Species Act, 1973 (ESA)

        The purpose of the ESA is to provide a program for the conservation of threatened and endangered species of plants and animals, and the habitats in which they are found. It applies to all agencies and all lands, whether publicly or privately owned and requires a Federal agency to consult with the National Marine Fisheries Service or the Fish and Wildlife Service if the agency is proposing an action (including for example issuance of a permit) that may affect a listed species or its habitat. This law may trigger the preparation of Biological Assessments by qualified individuals for specific projects such as a mine or mill if the project may affect a listed species or the habitats that would support the listed species.

National Historic Preservation Act, 1966 (NHPA)

        Among other things, NHPA requires Federal agencies to comply with Section 106 of NHPA with respect to federal actions (including issuance of a permit) if that action has the potential to affect certain historic resources. The Section 106 process often requires archaeological and cultural resource surveys to identify such sites or properties and requires that the Federal agency consult with appropriate state and local officials, Indian tribes, and members of the public, among others, before making a final decision on the action. The presence of certain historic resources may require avoidance of those resources during development, or further investigation of the significance of those resources if the resources cannot be avoided.

DESCRIPTION OF PROPERTIES

        Neutron's acquisition and exploration activities have been focused in the Western United States. We are an exploration stage company engaged in the acquisition and exploration of uranium properties. "Uranium" used in this context refers to U3O8. U3O8 or "yellowcake" is triuranium octoxide produced from uranium ore and is the most actively traded uranium-related commodity.

        We have interest in properties located in the states of New Mexico, South Dakota, Wyoming, and Arizona as shown in the Figure 1. Currently, the Company's primary focus is to advance our Cibola Project in New Mexico with the objective of assessing its viability for commercial uranium mining. All of our projects are at the exploration stage without known reserves and there can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of our properties until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration will be required before a final evaluation as to the economic, technical and legal feasibility of mining of any of our properties is determined. Concurrent with our exploration activities, we intend to progress permitting activities so that if we determine in the future that the Cibola Project is commercially viable, necessary environmental and regulatory studies will be in process. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

        Our administrative and operating activities are primarily conducted in leased office space in Englewood, Colorado and Albuquerque, New Mexico. Our corporate headquarters are located in Englewood, Colorado, where we lease 7,232 square feet under a lease that expires on October 31, 2011. The Albuquerque lease covers 2,412 square feet and has been extended through March 2012.

        Figure 1. Location map of mineral properties (March 2011)

        The Table below lists our Mineral Properties in which we have an interest.

Table of Properties

Property (location/project/target)	Nature of Interest	Acreage (net)
New Mexico
Cibola Project
Juan Tafoya	Lease-fee minerals within Spanish Land Grant	4,097
Cebolleta	Lease-fee minerals within Spanish Land Grant	6,717
Ambrosia Lake
Deep Rock	Unpatented mining claims	1,632
Elizabeth	Lease-patented and unpatented mining claims	179
Mesa Redonda	Lease-unpatented mining claims	1,748
West Endy	Lease-unpatented mining claims, state lease	3,026
West Ranch	Unpatented mining claims	4,117
Other
Hogan	Unpatented mining claims	1,108
Rio Puerco	Unpatented mining claims	1,325
South Dakota
Edgemont	Unpatented mining claims, leased fee and state leases	19,062
Wyoming
Copper Mountain	Unpatented mining claims, lease fee and state leases	9,313
Black Hills	State lease	3,638
Shirley Basin	Unpatented mining claims and state leases	1,709
Sundance	State leases	5,641

	Total	63,312

Other Residual Mineral Interests
Arizona
Breccia Pipes	Royalty interest and option to participate	2,898
South Dakota
Dewy-Burdock	Net proceeds interest	6,288

Technical Reports

        We have obtained the following technical reports that were prepared in accordance with NI 43-101 for our New Mexico and South Dakota projects:

Name of Report	Author of Technical Report	Date of Report
Technical Report on the Uranium Resources at The Cibola Uranium Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA	G.S. Carter, P. Eng. Broad Oak Associates 365 Bay Street Suite 304 Toronto, Ontario Canada, M5H 2V1	January 14, 2011
Technical Report on the Uranium Resources at Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA	G.S. Carter, P. Eng. Broad Oak Associates 365 Bay Street Suite 304 Toronto, Ontario Canada, M5H 2V1	January 18, 2011
Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA	G.S. Carter, P. Eng. Broad Oak Associates 365 Bay Street Suite 304 Toronto, Ontario Canada, M5H 2V1	January 18, 2011

Cautionary Note to United States Investors

        We are simultaneously filing in Canada to be listed on the TSX and are required by Canadian law to provide disclosure in accordance with NI 43-101. This required disclosure includes the preparation and filing of technical reports on our material mineral properties with Canadian securities commissions under NI 43-101. These technical reports will be furnished by us to the SEC on Form 8-K upon effectiveness of this registration statement in order to satisfy our "public disclosure" obligations under SEC Regulation FD and are not filed with the SEC. U.S. reporting requirements for disclosure of mineral properties, including disclosure required in this prospectus, are governed by the SEC Guide 7. The standards of disclosure of mineral properties under NI 43-101 and SEC Guide 7 are substantially different. All mineral resources disclosed in our NI 43-101 technical reports referenced herein have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101.

        The NI 43-101 technical reports referenced herein use the terms "mineral resource," "indicated mineral resource," and "inferred mineral resource." We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Guide 7 reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of any mineral resource exists or is economically or legally mineable. The SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as non reserve in-place mineralized material.

NEW MEXICO

General

        Our mineral properties located in the State of New Mexico are subdivided into two separate groups and consist of the Cibola Project and the Ambrosia Lake Project. The Company's principal mineral project is the Cibola Project which consists of the Juan Tafoya Property and the Cebolleta Property. Within the lands that comprise the Ambrosia Lake Project, we have identified five principal target areas: Deep Rock, Elizabeth, Mesa Redonda, West Endy, and West Ranch properties. Figure 2. below shows the location of our New Mexico Properties.

Figure 2. Location Map of New Mexico Properties (March 2011)

Regional Geologic Setting

        The properties in the Cibola Project and the Ambrosia Lake Project are situated within the Grants mineral belt, on the southern flank of the San Juan Basin. The basin is a significant geological and topographic feature that covers much of the northwest portion of the state of New Mexico, and is a major geological and physiographic feature of the Colorado Plateau geologic province. The mineral belt is a west-northwest trending zone of sandstone-hosted (and some limestone-hosted) uranium mineralized areas that extends from the western edge of the Rio Grande Rift, east of the town of Laguna, west-northwesterly for a distance of more than 100 miles (160.9 kilometers) to the vicinity of the city of Gallup. Locally the belt attains a width of approximately 25 miles (40.2 kilometers). This belt of mineralized areas includes mining districts north of Laguna, the Ambrosia Lake-San Mateo area (north of Grants), Smith Lake, Crownpoint, and Church Rock. According to Wright, 1980, published in the New Mexico Bureau of Mines and Mineral Resources Memoir 38, the collective mineralized areas of the belt have produced more that 348 million pounds of uranium which was more than 44% of all uranium produced in the United States through 1980. One of the districts in the mineral belt, Ambrosia Lake, has been reported by Chenoweth, 1989, in the New Mexico Geological Society 40th Conference Guidebook to have produced nearly 190 million pounds of U3O8.

Stratigraphy

        The principal uranium mineralized areas of the Grants mineral belt are hosted in fluvial sandstones of the Jurassic-aged Morrison Formation. The Morrison Formation has been subdivided into three formal Members (in ascending order):

  •
  The Recapture Member is the lower-most unit of the Morrison Formation. The unit ranges from 70 to 250 feet (21 to 76 meters) in thickness in the Ambrosia Lake area, although it may locally be absent due to "scouring" by channels of the overlying Westwater Canyon Member. In the Ambrosia Lake area the Recapture Member is composed of clayey sandstone, sandy claystone, eolian sandstone, claystone and siltstone. The sandstones are moderately-to-poorly sorted. This unit is lithologically identical to sandstones in the overlying Westwater Canyon Member, and may be difficult to distinguish from the Westwater Canyon Member;

  •
  The Westwater Canyon Member overlies the Recapture Member, and is the principal unit of economic interest in the Ambrosia Lake Project area. The unit ranges from 90 to 290 feet (27 to 88 meters) in thickness in the Ambrosia Lake district. It regularly forms "ledgy" cliffs and grit-covered slopes. It is a fine to very fine grained sandstone and contains locally conglomeratic, poorly sorted friable feldspathic sandstones and local zones and interbeds of variegated mudstone. The Westwater Canyon Member was deposited in a braided stream, fluvial environment. A prominent sandstone, the Poison Canyon sandstone, of local usage, which hosts significant uranium mineralized areas in the southern part of the Ambrosia Lake district, is present in the upper-most part of the Westwater Canyon Member, and it interfingers with the overlying Brushy Basin Member. There is some debate about whether the Poison Canyon is an upper-most "tongue" of sandstone at the top of the Westwater Canyon Member or a distinct sandstone body in the lower portion of the overlying Brushy Basin Member. The Poison Canyon sandstone is approximately 20 to 90 feet (6 to 27 meters) thick, and is compositionally similar to sandstones of the Westwater Canyon; and

  •
  The upper-most unit of the Morrison Formation is the Brushy Basin Member, which ranges from 40 to 220 feet (12 to 67 meters) in thickness, overlies the Westwater Canyon Member, and inter-fingers with the Poison Canyon sandstone. The unit is predominantly clay facies, and ranges from claystone to very fine grained sandstones. In the southern portion of the Cibola Project, on the Cebolleta Property, the Jackpile sandstone (of local and economic usage) is a unit of the Brushy Basin Member. This sandstone contains significant uranium mineralized areas. The Jackpile sandstone extends in a northeasterly-trending belt that may be as much as 13 miles (20.9 kilometers) wide and more than 65 miles (104.6 kilometers) long. The unit may achieve a thickness of 200 feet (61 meters) but commonly ranges from 80 to 120 feet (24 to 37 meters) in thickness where it hosts uranium mineralization.

        The Cretaceous-age Dakota Sandstone overlies the Brushy Basin Member of the Morrison Formation throughout the project area. The Dakota ranges from 135 to 250 feet (41 to 76 meters) in thickness. Overlying the Dakota is the Cretaceous-age Mancos Shale, a thick sequence (695 to 800 feet, or 212 to 244 meters) of shale with minor sandstones. The Gallup Sandstone and Crevasse Canyon Formation overly the Mancos Shale, particularly on the east side of the project area.

Grants Mineral Belt

        Uranium mineralization in the Grants mineral belt (which includes the Cibola Project and the Ambrosia Lake Project) occurs as sandstone-hosted mineralized areas hosted primarily in fluvial clastic units of the Jurassic-aged Morrison Formation. Two major types of sandstone-hosted mineralized areas have been identified in the area:

  •
  Trend mineralized areas, which have also been described as "pre-fault" or "primary" mineralized areas. The trend mineralized areas occur as broad, undulating layers of uranium mineralization controlled primarily by the stratigraphic characteristics of the host sandstones. Mineralization in the trend mineralized areas was localized by humic acids (humates) which acted as the reductants to precipitate uranium from ground water; and

  •
  Redistributed mineralized areas, which have also been described as "post-fault," "stack," or "secondary" mineralized areas, are irregularly shaped zones of mineralization that were controlled by both the stratigraphic characteristics of the host rocks, as well as structural features. The redistributed mineralized areas are the product of destruction (or remobilization) of trend uranium mineralized areas by oxidation, and have little, if any, humate remaining associated with the mineralization. There is some geologic evidence that suggests that a number of the redistributed mineralized areas, including some on Neutron's properties, have geological and geochemical characteristics that are similar to "roll-front" deposits of Wyoming and south Texas.

        Individual uranium mineralized areas in the project area range in size from a few tons to several million tons. The mineralized areas are roughly tabular and irregular in shape, and may be elongate in a west-northwest direction (reflecting some of the characteristics and orientation of the host channel sandstone units of the Westwater Canyon Member of the Morrison Formation). Individual mineralized areas range in size from a few feet in thickness, width and length to mineralized areas which may be several tens of feet in thickness, several hundred feet in width, and several thousand feet in length.

Cibola Project

General

        The Cibola Project is located approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, New Mexico. We control leases covering approximately 10,814 acres (4,376 hectares) of privately owned surface and mineral rights, in two separate non-contiguous blocks that are separated by a distance of approximately 10 miles (16.1 kilometers), owned by the Cebolleta Land Grant, the JTLC and various private property owners. The leased properties are parts of a Spanish Land Grant and are fee-simple (patented and deeded privately-held) lands. The properties that comprise the Cibola Project consist of the Cebolleta Property and the Juan Tafoya Property.

        The Cibola Project properties are held by Cibola under leases, and the leases convey to Cibola the right to explore for and mine uranium and associated minerals from the leased lands. All of the lands that make up the various components of the Cibola Project are parts of the formerly extensive Cebolleta Land Grant that was granted the King of Spain, prior to the time that New Mexico became a territory of the United States. After the conclusion of the 1848 Mexican-American War, the Treaty of Guadalupe Hidalgo approved by the Congress of the United States officially recognized the existence of and protected the rights of the owners of the Cebolleta Land Grant and other Spanish and Mexican land grants. The Cebolleta Land Grant was never owned by or subjected to the land management practices of the United States government.

        Because the leased properties are parts of a Spanish Land Grant, most of the area was never "sectionalized" under the United States section, township and range land designation system. Several surveys of the boundaries of the lands under lease have been completed, and the boundaries of the leased properties have been verified by the State of New Mexico District Court.

Mining Lease Descriptions

Cebolleta Property

        In March 2007, we entered into the Cebolleta Lease with the Cebolleta Land Grant, a privately held land grant, to lease the Cebolleta Property, which is composed of approximately 6,717 acres (2,718 hectares) of fee (deeded) surface and mineral rights. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as we are conducting operations on the Cebolleta Property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study to be completed within six years, less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant; and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant. The Cebolleta Lease provides Cibola with the right to explore for, mine, and process uranium deposits present on the Cebolleta Property and allows Cibola to use certain water rights controlled by the Cebolleta Land Grant.

        Through 2010 we have spent $20.4 million on the Cebolleta Property. This property was developed and uranium was mined in the past. However, all plant and equipment have been removed from the Cebolleta Property and the Cebolleta Property has no significant plant or equipment, including subsurface improvements and equipment. Electric power is available for mining activities at the Cebolleta Property. Two high voltage electrical transmission lines cross the region several miles north of the Cebolleta Property and electrical lines have been constructed to the site of the former Sohio L-Bar uranium mine.

        In August 2009, we entered into an agreement with a former lessee and operator of certain lands now leased by us to acquire historical data related to the Cebolleta Property. The former lessee delivered the data at the time of the agreement. In consideration, we have made payments to date of $50,000 with a final payment of $400,000 due in August 2013.

        See the subsection of this prospectus entitled "Management's Discuss and Analysis of Financial Condition and Results of Operations—Material Commitments" for a further discussion of the Cebolleta Lease.

Juan Tafoya Property

        In October 2006, we entered into the Juan Tafoya Lease with the JTLC in which we leased the Juan Tafoya Property, which consists of 4,097 acres (1,658 hectares) of fee (deeded) surface and mineral rights owned by the JTLC. The Juan Tafoya Lease provides for a term of ten years and will be extended on a year to year basis thereafter so long as we are conducting operations on the Juan Tafoya Property. Additionally, the Juan Tafoya Lease, provides for: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or heirs of the JTLG; (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya Property; and (vii) funding of a scholarship program for the shareholders of the JTLC or heirs of the JTLG. We are obligated to make the first ten years annual rental payments notwithstanding our right to terminate the Juan Tafoya Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya Property, or (c) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, we acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. We are obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium. The infill fee mineral leases covering the individually-owned small tracts have similar business terms and royalty provisions as the Juan Tafoya Lease.

        The Juan Tafoya Lease and the infill fee mineral leases provide Neutron with the right to explore for, mine, and process uranium deposits present on the leased premises, and the Juan Tafoya Lease allows Neutron to use certain water rights controlled by the JTLC.

        In January 2007, we entered into a letter agreement with International Nuclear, Inc. Pursuant to the letter agreement we acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya Property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya Property with a maximum payout of $1,000,000.

        Through 2010 we have spent $6.5 million on the Juan Tafoya Property. Historically, the Juan Tafoya Property was almost fully developed for uranium mining and processing with the construction of a mill and related mine infrastructure. However, all plant and equipment have been removed from the Juan Tafoya Property and the Juan Tafoya Property has no significant plant or equipment, including subsurface improvements and equipment. Electrical power is available for both mining and milling activities at Juan Tafoya. A high voltage electrical transmission line exists south of the Juan Tafoya Property and separate electrical power lines have been constructed to the former shaft site and mill site.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The Cibola Project is located in west-central New Mexico, approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, and from 10 to 25 miles (16.1 to 40.2 kilometers) northeast of the town of Laguna. Access to the project area from Albuquerque is over a paved Interstate highway to the town of Laguna (a distance of approximately 45 miles, or 72.4 kilometers) and a paved two-lane highway (for a distance of 15 miles, or 24.1 kilometers) to the village of Seboyeta and a further 3 to 16 miles (4.8 to 25.7 kilometers) over a well-maintained graded county-owned gravel road. Several private roads of varying quality cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and regularly scheduled air service is available in Albuquerque.

        The project area is situated on the southern margin of the San Juan Basin of west-central New Mexico. The northwestern portion of the leased property adjoins Mesa Chivato, a broad volcanic capped mesa that flanks the eastern and northern sides of Mount Taylor, and includes Canon de Marquez, a narrow and steep-walled canyon that has eroded into the eastern part of Mesa Chivato. Elevations within the project area range from 6,000 to 7,100 feet above sea level (1,829 to 2,164 meters). Topography is typical of the mesa-canyon form in this region of New Mexico, with sharp local variations in elevation, on the order of 200 to 400 feet (61 meters to 122 meters) over short distances. A series of rounded hills, raising 200 to 300 feet (61 to 91 meters) above the surrounding landscape, are present in the vicinity of the former Sohio uranium mine (in the southwestern part of the project area). Prominent canyons, developed along Meyer Draw and Arroyo Pedro Padilla, cut the southern part of the project area where the former St. Anthony mines are located. In spite of these variations in topography, access to essentially all of the project area is good. The area is populated with sparse mixed grasses, stands of mesquite, pinion pine, and oak trees, typical of a semi-arid high desert climate.

        Temperatures at Grants (the nearest town with meaningful weather records) range from lows of approximately 50° Fahrenheit to daytime highs of 80° Fahrenheit (9.9° to 26.6° Celsius) in the summer season, and 10° to 40° Fahrenheit (-12.2° to +4.4° Celsius) in the winter. The area receives approximately 11 inches (279 millimeters) of precipitation annually, much of which comes in the form of afternoon thundershowers during the months of July and August. There can be as much as 13 inches (330 millimeters) of snow during the winter months. Winter snows and summer thunderstorms may create muddy ground conditions that interrupt access for short periods of time. Other than these short periods of muddy ground conditions, mineral exploration and mining activities can be conducted mostly without interruption throughout the year.

        The project area has sufficient surface resources to support mining and processing operations, tailings disposal facilities, and mine waste dumps. There are adequate sources of water, electricity, and fuel in the area. Two high voltage electrical transmission lines cross part of the leased lands and the intervening property (not leased by Neutron), and electrical lines have been constructed to the sites of the former Bokum Resources Corporation uranium mill and the shaft site in Marquez Canyon from an electrical sub-station located on the intervening lands. Three water wells are present on the Juan Tafoya Property, with approximately 1,850 acre-feet (1.746 billion liters) of water rights available. While some personnel previously experienced in underground mining, construction, and mineral processing reside in the communities of Grants and Milan (40 miles, or 64.4 kilometers, to the southwest of the project area) and elsewhere in the region, it will be necessary to train staff for the project.

History

        The Cibola Project area has been of considerable interest to the U.S. uranium industry since the original discovery of the Jackpile uranium mineralized area (located immediately southwest of the southern boundary of the Cibola Project) in late 1951. Exploration was carried out by the Anaconda Company during the 1950's on the southern portion of the Cibola Project area, on what is now part of the lands Neutron has leased from the Cebolleta Land Grant. The historical uranium production values discussed in the following two paragraphs were reported by McLemore and Chenoweth, 1991, in the New Mexico Bureau of Mines and Mineral Resources Open-File Report 353.

        The first mining at the Cibola Project was undertaken by the Climax Uranium Company, who developed an underground mine in the St. Anthony area in 1957. During the period of Climax's mining operation, which ended in 1960, approximately 321,000 pounds of U3O8 were produced. At a later date, United Nuclear Corporation and its subsidiary Teton Exploration Drilling Company carried out an extensive exploration program in the area of the former Climax mine, and its vicinity. United Nuclear subsequently developed two open pits and one underground mine on lands leased from the Cebolleta Land Grant, with their initial development commencing in 1975. Ore from the St. Anthony mines was processed primarily at United Nuclear's Church Rock mill near Gallup. Mining was suspended at St. Anthony in 1979, and the milling of stockpile material was completed in 1980. Mines at St. Anthony are reported to have produced approximately 2.5 million pounds of U3O8.

        Reserve Oil and Minerals, a New Mexico-based mineral resource company purchased the Evans Ranch, which adjoins the St. Anthony mine area to the north, in 1968. Reserve sold an undivided 50% interest in the ranch, including the mineral rights, to Sohio Western (then a subsidiary of the Standard Oil Company of Ohio) in 1969 and the two companies formed a joint venture to explore for and mine uranium mineralized areas on the Evans Ranch. Sohio operated the joint venture and discovered extensive uranium mineralization on the property, and subsequently developed an underground mine and uranium mill complex (the Sohio mine and mill). In 1982, Sohio acquired Reserve's interests in the property, and after final closure of the Sohio mill and underground mine, deeded a portion of their property interests in the area to the Cebolleta Land Grant in 1989. The Sohio mine was reported to have produced 2.2 million pounds of U3O8.

        The northern part of the project area, in the vicinity of the village of Marquez, was first explored by W. Rodney Devilliers in 1969, and the Devilliers holdings were purchased by Bokum Resources Corporation in 1975. Bokum carried out a comprehensive exploration drilling program on a portion of the JTLC property and completed more than 500 rotary and core holes. Work undertaken by Bokum resulted in the discovery of two significant uranium mineralized areas on the property, the Marquez and Southeast mineralized areas. Bokum commenced with the development of one of these mineralized areas, Marquez, by sinking a 14-foot (4.3-meter) diameter shaft to a depth of 1,842 feet (561 meters) and completed a 5-foot (1.5-meter) diameter ventilation shaft to a depth of approximately 2,100 feet (640 meters). Bokum also constructed a 2,200 short ton (1,996 tonnes) per day uranium extraction plant (mill) located approximately 1.5 miles (2.4 kilometers) east of the shaft site. Additionally, Bokum constructed access roads, power lines, drainage diversion structures, the initial phases of a tailings impoundment facility, and process water wells. The mine surface facilities (hoist, head frame, etc.) and the mill were subsequently dismantled and removed from the property. No ore was ever mined or processed at these facilities.

        Long Island Lighting Company (LILCO), a New York-based utility, entered into a series of uranium supply transactions with Bokum Resources Corporation beginning in 1976 and LILCO provided long-term financing to Bokum for the advancement of the Marquez exploration and development drilling programs and facilities construction. As a consequence of bankruptcy proceedings involving Bokum Resources Corporation, LILCO, through its wholly-owned subsidiary Marquez Development Corporation, initiated a foreclosure action against Bokum's interests in the Juan Tafoya properties, and a final decree of foreclosure to LILCO in September, 1991. Over the life of the project, Bokum and LILCO collectively invested approximately $65 million in the project including costs for drilling, shaft sinking, surface support facilities and construction of the mill.

        Exxon Minerals Corporation acquired several leases of small, privately-held lands adjoining and enclosed by the Bokum properties. Exxon carried out drilling programs on these properties, resulting in the discovery of significant uranium mineralization that is part of the Marquez uranium mineralized area. Bokum acquired the Exxon leases in August, 1978, but they were relinquished by Marquez Development Corporation in 1986. These former Exxon and Bokum leases are now largely held by us.

Mineralization—Juan Tafoya Property

        The Juan Tafoya Property hosts the Marquez and the Southeast mineralized areas as shown in Figure 3 below:

Figure 3. Juan Tafoya Property (March 2011)

Nature of Mineralization

        The Marquez and Southeast mineralized areas are comprised of three distinct pods, or lenses, of tabular mineralization hosted in sandstones of the Westwater Canyon Member of the Morrison Formation. The three lenses are:

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  The "Blue" horizon is a thin and somewhat discontinuous lens of mineralization and is the upper-most zone of the mineralized area. Of the three mineralized lenses that make up the Marquez mineralized area, the "Blue" zone is the least developed (geologically) and has the lowest tonnage of the three lenses. It lies anywhere from 0 to 50 feet (15 meters) below the "K" shale marker horizon. The zone is situated within the western-most portion of the Marquez mineralized area and is not significantly mineralized in the Southeast mineralized area. Mineralization in the "Blue" horizon is reported to be in radiometric equilibrium;

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  The "Green" (or "Middle") zone is a thick interval of mineralization situated in the middle to lower portion of the Westwater Canyon and is located 30 to 60 feet (9 to 18 meters) above the Westwater Canyon—Recapture contact (the lower contact of the Westwater Canyon Member). The "Green" mineralized horizon contains the bulk of the uranium mineralization in the Marquez mineralized area, as well as all of the known mineralization in the Southeast mineralized area; and

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  The "Red" (or "Lower") horizon is a thick and continuous zone of uranium mineralization that is situated at, or very near, the lower-most contact of the Westwater Canyon Member (with the underlying Recapture Member). A recent analysis of historical drilling, geological, and geophysical data by geologists of Neutron indicates that at various locations within the Marquez mineralized area the "Red" and "Green" appear to merge, suggesting that they may be parts of the same mineralized zone, or lens. It is most significant in the north-central portion of the Marquez mineralized area.

        The main mineralized areas are all lenticular and tabular in form, and plunge gently to the west. The geometry of the individual mineralized zones seems to have been strongly influenced by the size, shape, and orientation of the host channel systems. The majority of the mineralization was localized in a braided fluvial system, although two areas show the characteristics of a meandering fluvial system. The uranium is believed to have been precipitated from ground waters by reduction from humates and perhaps other carbonaceous matter in the Westwater Canyon sandstones.

        The mineralized zones display good continuity from hole-to-hole throughout the Marquez mineralized area.

Disequilibrium

        Uranium disequilibrium can be defined as the ratio of chemical uranium (cU3O8) over gamma-ray equivalent uranium (eU3O8). The first determination is made in a laboratory, as described below, whereas the second determination is typically a field measurement (radiometric), from which an indirect or equivalent estimate of uranium content can be made. The ratio, or disequilibrium, between "chemical" laboratory techniques and "equivalent" field techniques exists because of the ongoing radioactive decay of uranium over time. A positive disequilibrium ratio of 1.0 or greater indicates the presence of more chemical uranium than equivalent uranium.

        As part of the then-ongoing exploration and development activities at the Marquez mineralized area, Bokum Resources drilled eleven core holes (core "tails" on rotary drill holes), including ten holes in the Marquez mineralized area and one hole in the Southeast mineralized area to provide samples for determination of disequilibrium ratios.

        Comparison of chemical and radiometric assays show a strong general trend of individual samples, in all grade ranges, to have higher chemical assays than the corresponding radiometric assays. An analysis of the available chemical assays and the corresponding radiometric assays support the historical determination that the "blue" mineralized zone is in general radiometric/chemical equilibrium and the "red" and "green" mineralized zones have higher actual uranium contents than the radiometric assays otherwise indicate.

Mineralization—Cebolleta Property

        Several important uranium mineralized areas are located in the southern part of the Cibola Project area. The Sohio area, which is in the southern portion of the project, includes five distinct mineralized areas: Areas I, II, III, IV, and V (see Figure 4). While these uranium mineralized areas are hosted in the Jackpile sandstone unit of the Morrison formation, which is a different host sandstone than that at the Marquez and Southeast mineralized areas (hosted in the Westwater Canyon Member of the Morrison Formation), the overall geological characteristics of the mineralized areas are similar to the Westwater Canyon-hosted mineralized areas in the north part of the project area.

Figure 4. Cebolleta Property (March 2011)

        Mining operations undertaken by Sohio Western Mining were limited to the Area II and V mineralized areas, but based upon historical resources data prepared by Sohio after the closure of the Sohio mine, mineralization remains in both mineralized areas. The Area I mineralized area, located in the southern-most part of the Sohio complex, which was never mined, extends south of the former property boundary into the St. Anthony area, and additional uranium mineralization is present in the St. Anthony area adjacent to the north side of the St. Anthony North pit and the St. Anthony mine. The uranium mineralized areas in the southern part of the project area share a common set of geological characteristics.

Nature of Mineralization

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  Nearly all of the mineralization is hosted by the Jackpile sandstone, although minor amounts of mineralization hosted in sands of the Brushy Basin Member of the Morrison Formation and the Dakota Sandstone are present in the St. Anthony area;

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  Most of the mineralization is hosted in medium to coarse-grained sandstones that exhibit a high degree of large-scale tabular cross-stratification;

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  The mineralization thins appreciably near the margins of the mineralized areas, although halos of low-grade mineralization surround the mineralized areas;

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  Higher grade mineralization usually occurs in the core of the mineralized zones;

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  Strong mineralization appears to be concentrated in the lowermost portions of the Jackpile sandstone, although anomalous concentrations of uranium are present throughout the vertical extent of the unit;

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  Most of the mineralization appears to be "reduced," with only isolated small pods, especially in the St. Anthony underground area, of discontinuous mineralization exhibiting oxidation;

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  Extensive chemical and radiometric analyses on core holes by Sohio demonstrated that the mineralization is generally within equilibrium;

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  Individual mineralized areas do not show a preferred orientation or trend, and do not fully reflect the orientation of the main Jackpile sandstone channel trend;

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  Nearly all of the mineralized areas show a strong spatial and genetic relationship with carbonaceous material; and

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  The mineralized areas range in depth from approximately 200 feet (61 meters) in the south, at the St. Anthony area, to nearly 700 feet (213 meters) in the vicinity of the Area II and Area III mineralized areas at Sohio.

        In the Sohio area, mineralization occurs in tabular bodies that may be more than 1,000 feet (305 meters) in length, and attain thicknesses of 6 to 12 feet (1.8 to 3.7 meters). The upper and lower boundaries of these mineralized bodies are generally quite abrupt. There is some tendency for individual mineralized areas to develop in clusters. Locally, these clusters may be related to the coalescence of separate channel sandstone bodies. In this instance, mineralization is often thicker and higher grade than adjoining areas.

Disequilibrium

        Sohio reported that "experience has shown that the uranium grades determined radiometrically at the Sohio property corresponded well with grades determined chemically." This work verified earlier studies by Sohio, based upon 150 core samples, that the mineralized areas were generally in radiometric equilibrium. Chemical and radiometric assays from eight core holes drilled by Sohio in the Area II and Area III mineralized areas generally demonstrate no clear bias toward either the chemical or radiometric grades in the core. Data for the St. Anthony mine area is comprised of 1,466 samples collected and analyzed from 47 core holes drilled at various localities within the area. Overall, the uranium mineralization, as depicted by this data set, is slightly out of equilibrium in favor of chemical assays.

Data Base

        During the course of Neutron's involvement with the various properties that comprise the Cibola Project, the Company has undertaken considerable effort to acquire as much of the historical exploration and development data that was generated by the previous operators of the properties as possible, especially from Bokum Resources and LILCO for the Marquez and Southeast mineralized areas and the "Bokum" mill, Sohio Western Mining for the Area I—V mineralized areas and the Sohio underground mine, and Teton Exploration/United Nuclear/UNC Resources for the various surface and underground mines at St. Anthony and the adjoining undeveloped uranium mineralized areas.

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Drill hole location map, Juan Tafoya property

● DRILL HOLE LOCATION

Figure 5. Drill hole locations on the Juan Tafoya Property (March 2011)

        In the case of the Marquez and Southeast mineralized area, Neutron is in possession of gamma-ray/electric geophysical logs for 547 drill holes within the lease boundaries (most of which are the original logs), re-probe logs for more than 89 drill holes, assay certificates from third-party chemical analysis of mineralized core, disequilibrium studies, down-hole deviation (drift) surveys for these holes, drill hole location maps, survey data for the drill hole locations (including drill hole collar coordinate data (X, Y, Z directions), historical geologic cross-sections, historical mineral resource estimates, third-party independent technical audit reports, metallurgical test work reports, metallurgical design reports, mill design and "as built" drawings of the Bokum mill, historical environmental reports, tailings storage facility studies, water-rights reports and other relevant information.

        For the former Sohio properties, including the Sohio underground mine, Neutron has acquired approximately 1,500 gamma-ray/electric geophysical logs, drill hole location maps, mineralization intercept maps, historical geologic cross-sections, relevant survey data, underground mine maps (including monthly mining advance maps), mineral resource estimate reports, technical studies for a potential re-start of mining operations in 1984, mine production records, and metallurgical test data.

        Information pertaining to the former St. Anthony mines and uranium mineralized areas include approximately 2,400 gamma-ray/electric geophysical logs, assay certificates for chemical assaying of core, drill hole location maps, drill hole mineral intercept and composites with elevations, mineral resource polygon maps, mineral resource estimates, metallurgical reports (including third-party independent studies of the amenability of St. Anthony mineralization to the Bokum mill process), mining feasibility studies, geologic reports, geologic cross-sections, open pit and underground workings maps, production records, and various other relevant data on the former St. Anthony operations and property.

        Neutron has constructed a comprehensive database for the project, has scanned most of the geophysical logs, and essentially all of the other information and entered it into the database. The geophysical logs, which are in-situ assays of the mineralized zones, have been or are being digitized, and many of the historical grade calculations have been checked with re-calculations using an automated digital method.

        An extensive set of geologic and mineral correlation cross-sections and longitudinal-sections have been prepared by Neutron's geologists. This effort is continuing for the remaining mineralized areas within the project boundaries. Structure contour maps have been prepared for key geologic surfaces and GT (grade-thickness product) maps have been constructed for many of the project's mineralized areas.

        The historic mine workings data for the Sohio underground mine have been digitized for use in the block model for the Area II—V mineralized areas, where the mine is located.

        A comprehensive block model of the Marquez mineralized area has been constructed and in-house mineral resource estimates, based upon existing data have been completed. A similar model has also been constructed for the Southeast mineralized area.

        Historical mineral resource estimates for the Marquez, Area I, and Area III uranium mineralized areas have been checked by an independent geological and engineering firm, using inverse-distance estimation methodologies and historical data. The results of these studies are consistent with the historical resource estimates, which were prepared using either polygonal, general outline or circle-tangent estimation methods.

        The Company has acquired two extensive sets of historical data for the Juan Tafoya Project, including drill hole location maps and survey data, polygon maps of mineralized material, geological and mineralization cross-sections, gamma-ray and S-P/Resistivity logs for nearly 557 holes, assay certificates comparing chemical and radiometric assays for core samples, and various technical reports including engineering reports, reports on mineralized material calculations carried out by LILCO and independent consulting firms, and a comprehensive set of metallurgical test reports and various engineering drawings and design material for the former Bokum Resources' uranium mill.

        Neutron has acquired an extensive technical database for the Cebolleta Project including various geological reports, engineering and metallurgical studies (including production reports from the former L-Bar underground mine), maps depicting the locations of drill holes, tabulations of drill hole results (recording thicknesses and average grades of mineralization), over 4,000 drill hole gamma-ray logs, drill hole coordinates and elevations of the mineralized intervals, estimates of mineralized material prepared by the former operators of the property and third-party consultants, environmental reports and studies undertaken by independent consultants. Neutron is in the process of converting the remaining historical drill hole data at the St. Anthony area into a digital database to facilitate the construction of mineralization block models and mine models.

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Drill hole location map, Cebolleta property

        Figure 6. Drill hole locations at Cebolleta Property (March 2011)

Mineralized Material

        In accordance with SEC guidance materials on non-reserve mineralized material, we show the estimate of in-place mineralized uranium material for our Cibola Project in the following table. The estimate of mineralized material for each of the mineralized areas listed below was obtained from the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA. The technical report is dated January 14, 2011 and was completed by Broad Oak Associates, an independent engineer.

        The following in-place non-reserve mineralized material has been modeled and calculated utilizing the digital data base of the verified historical data discussed above and reported in the technical report.

SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED MATERIAL IN THE CIBOLA PROJECT

Mineralized Area	Tonnage Millions	Grade Percent
Marquez	3.2	0.15
Southeast	0.6	0.14
Area I	1.4	0.16
Area II	3.1	0.18
Area III	1.5	0.17
Area V	0.7	0.21

        Additionally, as described in the Technical Report on the Uranium Resources at the Cibola Project, we have historical reports prepared by prior operators and their independent consultants that show the St. Anthony area contains 4.5 million tons of mineralize material at an average grade of 0.09%. This mineralized material is considered historical in nature and no other calculations have yet been completed because the St. Anthony digital data base preparation and modeling is continuing. Upon completion of the modeling we anticipate the technical report will be updated by the independent engineer.

Environmental and Permits

        The Company has completed archaeological, biological, and radiological surveys of the Marquez mineralized area, as well as the Sohio Areas I and III and portions of the St. Anthony mine area in support of its application for drilling permits, and has completed several environmental evaluations required to support license applications for a proposed mill and tailings storage area. Several other baseline studies are underway or planned to provide all additional data needed for the source material license application for the mill and tailings sites, and for the mine permit applications. Environmental studies that have been completed in the Marquez mineralized area include:

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  Meteorology:

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  Over 2.5 years worth of data collected at the proposed mill site including wind speed and direction, temperatures at 2 and 10 meters, relative humidity, direct solar radiation, evaporation pan rates and precipitation.

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  Air quality:

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  Five air quality monitoring stations are currently in operation; three for radionuclides and two for particulate matter (i.e. dust); and

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  Monitoring has been in progress for more than two years with better than 95% data recovery (EPA standard is 90%).

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  Ecology:

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  Biological inventories and on-going bird surveys;

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  Vegetation surveys, mapping, and productivity studies (currently underway); and

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  Wetlands delineation.

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  Radiology Data Collection and Studies:

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  Surface and sub-surface soils;

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  Radionuclide air particulates (3 sites);

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  Seasonal ambient radon flux measurements in tailings basin;

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  Vegetation and animal tissue samples;

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  Direct gamma measurements of entire tailings basin area and proposed mine permit area; and

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  Direct gamma and radon measurements at nearest downwind residence.

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  Archaeological and cultural resource surveys;

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  Approximately 1,850 acres (749 hectares) inventoried in proposed tailings management basin area;

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  Approximately 200 acres (81 hectares) inventoried in mine/drill area.

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  Socioeconomic studies are in progress.

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  Hydrology:

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  Regional data collection and hydrogeologic characterization studies have been completed;

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  Some groundwater sampling from existing wells and regional springs has been completed; and

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  Comprehensive ground and surface water characterization work plans have been completed but have not yet been implemented.

        All studies have been completed by or are being undertaken by highly qualified, New Mexico-based environmental consulting firms under direct contract to Neutron. All studies have been designed to meet or exceed applicable federal agency (NRC, EPA) or State agency requirements (New Mexico Energy, Minerals, and Natural Resources Department, NM Environment Department, NM State Historical Preservation Office, NM Department of Game and Fish, NM Office of State Engineer). Neutron staff has met numerous times with jurisdictional agencies at the State and Federal levels to present work plans and ensure that all data is being collected in accordance with relevant standards or guidelines.

        There are no federally designated Threatened or Endangered (T&E) species occurring within the entire project area. Numerous raptors are present in the general project area, including one active Golden Eagle nest, but it is located beyond the buffer zone established around the tailings basin area. A state-designated Sensitive Species, the Gray Vireo (a migratory song bird), was observed in surveys conducted in 2009 but not during surveys in 2010. No threatened and endangered plant species have been identified over the course of multiple vegetation surveys conducted at different times of the year. The very limited wetlands area within the tailings basin is an artificial habitat created by the Bokum Resources tailings dam but it would not be impacted by planned development activities. Several archaeological sites considered eligible for listing to the National Registry of Historic Places have been identified in the proposed mine area and numerous sites identified within the proposed tailings basin.

Current planning suggests that all the sites in the proposed mine area can be avoided. Many sites within the proposed tailings basin area would be impacted by construction under the current conceptual design and will require mitigation (i.e. data recovery through site excavation work).

        The southern part of the leased property is the site of several former underground and open pit uranium mines. Open pit and underground mines in the St. Anthony area of the Cebolleta Lease are currently being reclaimed by the former operator of those mines, UNC Resources (a subsidiary of General Electric) in accordance with directives of various State of New Mexico governmental agencies. The Sohio mine and uranium mill were reclaimed by the successor to Sohio Western Mining Company, Kennecott Energy Company, and the site of the former (now dismantled and reclaimed) Sohio mill has been transferred to the U.S. Department of Energy for long-term monitoring and management under the UMTRA (Uranium Mill Tailings Remedial Action Project) program. The former Sohio mill site is not a part of the lease from Cebolleta Land Grant. An examination of the files of the State of New Mexico Environment Department and the New Mexico Energy, Minerals and Natural Resources Department indicates that Kennecott has some limited reclamation obligations relating to subsidence associated with several ventilation holes for the former JJ #1 (Sohio) underground mine. As of January 2011, Kennecott was completing these final reclamation obligations as identified by the State of New Mexico.

        Although the Juan Tafoya Property was formerly the site of a partially-developed underground uranium mine and processing plant (uranium mill), there has never been any uranium production from the property.

        As with all drilling projects proposed in the State of New Mexico, we are required to obtain exploration permits from the MMD. The Company has received a "Subpart 4 Exploration Permit" (MK023ER), which was issued by MMD on March 27, 2009 to cover a proposed drilling program on the lands leased from the JTLC and adjoining leases in the northern part of the project area. The permit was issued for a period of one year and has been renewed by Neutron and the MMD (MK023ER-R1). A permit application for eighty-four drill holes in the southern part of the project area (St. Anthony and Sohio) was submitted, and was deemed "administratively complete" on April 26, 2010 by MMD. The permit (CI 014 ER) has been issued to Neutron. As all of the lands that constitute the Cibola Project are privately held, there are no requirements for drilling permits from agencies of the U.S. government.

        Mining and milling operations will require additional permits from the MMD, the New Mexico Environment Department, as well as the EPA and NRC. As the leased lands are privately-held, they are not subject to federal land-management rules and regulations. The Company has undertaken early-stage discussions with the staff of the NRC regarding a "source materials license" for a milling permit for the Cibola Project. In November, 2008 a "pre-application" meeting was held with staff of the NRC, and a NRC docket number was assigned to the project at that time.

Ambrosia Lake Project

General

        The Ambrosia Lake area historically was the largest and most significant uranium producing area in the United States. Within the lands that comprise the Ambrosia Lake Project, Neutron has identified five principal target areas: Deep Rock, Elizabeth, Mesa Redonda, West Endy, and West Ranch as shown in Figure 7.

Figure 7. Ambrosia Lake Targets (March 2011)

        Uranium mineralized areas on our properties and elsewhere in the Grants mineral belt are primarily hosted in sandstones within the Poison Canyon sandstone and the Westwater Canyon Member of the Jurassic-aged Morrison Formation. These uranium mineralized areas are associated with channel sandstones within a broad fluvial and alluvial fan complex in the Brushy Basin and Westwater Canyon Members, and often mimic the shape, orientation, and geometry of the host channels. Uranium minerals coat sand grains, occasionally replace clastic fragments in the sandstones, and fill voids between individual sand grains.

Mining Leases and Patented and Unpatented Lode Mining Claims Descriptions

        The Ambrosia Lake Project of Neutron is situated on the southern flank of the San Juan Basin, approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, New Mexico. The project is comprised of the (i) Endy Lease which is comprised of 167 unpatented lode mining claims and covers 3,382 acres (1,369 hectares) in the eastern portion of the Ambrosia Lake Project; (ii) Bonner Lease which is comprised of 181 unpatented lode mining claims and one state of New Mexico general mining lease covering a further 4,132 acres (1,672 hectares); (iii) the Elizabeth Lease which is comprised of eight patented and one unpatented lode mining claims covering 179 acres (72 hectares); and (iv) 292 unpatented lode mining claims for 5,442 acres (2,202 hectares) that are owned directly by the Company. Collectively, the Endy Lease, Bonner Lease, Elizabeth Lease and the claims owned by the Company cover an area of approximately 13,135 acres (5,316 hectares). The surface lands covering the patented and unpatented mining claims are managed by the BLM, the U.S. Forest Service ("USFS") or a private land owner.

        In February 2006, we entered into the Endy Lease covering 3,382 acres (1,369 hectares) comprised of 167 unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district. Pursuant to the terms of the Endy Lease, we paid $315,000 upon signing, $100,000 in February 2007 and February 2008, and are obligated to pay an additional $75,000 as an advance royalty each year thereafter through the term of the Endy Lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without further lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, we entered into the Bonner Lease covering 181 unpatented lode mining claims and one state of New Mexico general mining lease, covering a further 4,132 acres (1,672 hectares) of mineral rights in the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Bonner Lease, upon signing we paid a rental payment of $180,000 and issued 65,000 shares of our common stock. We also paid a rental payment of $180,000 on the first anniversary and are obligated to pay an annual rental payment of $120,000 on the second through fifth anniversaries of the Bonner Lease. On the sixth anniversary and each anniversary thereafter we are obligated to pay an annual advance royalty of $240,000. In the event commercial production is achieved during the rental period, then all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without future lease obligations. A 5% production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties. The surface overlying the New Mexico general mining lease is owned by the State of New Mexico.

        In January 2008, we entered into the Elizabeth Lease covering 179 acres (72 hectares) comprised of eight patented and one unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Elizabeth Lease, we paid a $315,000 bonus upon signing, $100,000 in advance royalties on December 1, 2008 and December 1, 2009 and we are obligated to pay $75,000 in advanced royalties every twelve months thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that we continue to make advance or production royalty payments. We may terminate the lease at any time without future lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties. Most of the properties covered by the Elizabeth Lease are patented lode mining claims in which the surface is privately owned.

        The 292 unpatented lode mining claims owned directly by the Company do not have any royalty obligations attached to them. Of which, 223 of the claims were acquired as part of the Powertech transaction as discussed below in the subsection entitled "Description of Properties—South Dakota."

        The surface estate covering portions of West Endy and Deep Rock targets is managed by the USFS. Surface management responsibilities for Mesa Redonda and portions of West Endy are vested with the BLM. All the unpatented mining claims in the project area are subject to a $140 annual claim maintenance fee payable on each claim to the BLM.

        See the subsection of this prospectus entitled "Management's Discuss and Analysis of Financial Condition and Results of Operations—Material Commitments" for a further discussion of the Ambrosia Lake leases and lode mining claims.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The project is approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, and 20 miles (32.2 kilometers) north-northeast of the town of Grants. A paved highway from the town of Milan (Grants) to the village of San Mateo and the Ambrosia Lake area provides excellent access to eastern and northern parts of the project area. Numerous dirt USFS and private ranch roads cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and scheduled air service is available in Albuquerque.

        The Ambrosia Lake Project is situated on the southern margin of the San Juan Basin of west-central New Mexico. The project area is generally characterized by a broad valley that contains the Ambrosia Lake mining district. The valley is surrounded by numerous small to large mesas that stand as high as 1,000 feet (304 meters) above the surrounding countryside. The dominant topographic feature in the vicinity of the project is Mount Taylor, a dormant volcano which has an elevation of 11,302 feet (3,445 meters) above sea level. Elsewhere in the project area, elevations range from 7,300 to more than 7,800 feet (2,250 to 2,377 meters) above sea level. The overall topography of the project area is flat to gently sloping within the valley floor and on the mesa tops, while the flanks of the mesas are dominated by very rugged topographic features and steep slopes. The area is populated with sparse mixed grasses, with stands of juniper and pinion pine trees, and is in a semi-arid high desert climate.

        Temperatures at Grants (the nearest town with meaningful weather records) range from lows of approximately 50° Fahrenheit to daytime highs of 80° Fahrenheit (9.9° to 26.6° Celsius) in the summer season, and 10° to 40° Fahrenheit (-12.2° to +4.4° Celsius) in the winter. The area receives approximately 11 inches (279 millimeters) of precipitation annually, much of which comes in the form of afternoon thundershowers during the months of July and August. There can be as much as 13 inches (330 millimeters) of snow during the winter months. Winter snows and summer thunderstorms may create muddy ground conditions that interrupt access for short periods of time. Other than these short periods of muddy ground conditions, mineral exploration and mining activities can be conducted mostly without interruption throughout the year.

        The project area is located in the Ambrosia Lake mining district, which had numerous underground mines and uranium processing mills. Electrical lines cross the project area and provided electricity to the historic mills and mines. All of the historic mills have been dismantled and removed but the remaining electrical power lines could be a source of power. There are no plant facilities or equipment on the properties of the project, including subsurface improvements and equipment. Through 2010 we have spent $3.4 million on the Ambrosia Lake Project.

History

        In the Ambrosia Lake area mineral exploration and development programs (including underground and small-scale open pit mining and milling) commenced in the early 1950's and continued into the 1990's. During that period of time, as reported by Chenoweth, 1989, in the New Mexico Geological Society 40th Conference Guidebook, nearly 190 million pounds of U3O8 were produced from sandstone and limestone-hosted mineralized areas in the district, and a significant amount of uranium mineralization remains in place in the district. During the period of operation of the Ambrosia Lake mining district, underground uranium mines were discovered, developed and operated by numerous companies, including Kerr McGee Nuclear, Homestake Mining Company, United Nuclear/UNC Resources, Phillips Petroleum, Ranchers Exploration, Gulf Mineral Resources, and others.

        Lands that comprise Neutron's Ambrosia Lake Project have been explored by several firms (including Conoco, Homestake Mining, Kerr-McGee, Bokum Resources, Pathfinder Mines and United Nuclear Corporation) periodically since the mid 1950's, and numerous exploration holes have been drilled on the Company's leased properties. Much of the drilling and related data from several of these historical programs are currently in the possession of Neutron, and have served as a portion of the basis of evaluating the mineral potential of the properties. This geological data provided a foundation for the identification of five key uranium targets on the Company's properties:

  •
  Deep Rock;

  •
  Elizabeth;

  •
  Mesa Redonda;

  •
  West Endy; and

  •
  West Ranch.

        Extensive historical exploration drilling programs on properties that comprise Neutron's Ambrosia Lake Project have resulted in the identification of numerous zones of sandstone-hosted uranium mineralization.

Mineralization

General

        Historical exploration drilling information, which was carried out prior to the adoption of National Instrument 43-101 , indicates numerous zones of significant uranium mineralization are present on the subject properties, including areas at the Deep Rock, Elizabeth, Mesa Redonda, West Endy, and West Ranch target areas. All of the important uranium mineralization in the project area is hosted in the Westwater Canyon member of the Morrison Formation, except at Mesa Redonda and West Ranch, where mineralization is hosted in the Poison Canyon sandstone unit or the Brushy Basin Member of the Morrison Formation. Historical mineral resources (not compliant with NI 43-101) have been calculated by former property operators at the Elizabeth, Mesa Redonda, and West Endy properties, and details of this mineralization are discussed below.

Deep Rock Target

        The Deep Rock exploration target is situated on leased unpatented lode mining claims. The target area is located immediately west-northwest of the Mount Taylor mine (developed by Gulf Mineral Resources, and now owned by Rio Grande Resources) and adjoins the eastern edge of the Roca Honda project of Strathmore Minerals Corp. While some initial exploration drilling was carried out on the target by the Anaconda Company (who drilled three holes), the target area was first explored in a comprehensive way by the minerals division of Continental Oil Company (Conoco) in the late 1970's. Conoco drilled 14 holes (one hole was terminated prior to reaching the target horizon), and encountered uranium mineralization in Westwater Canyon sandstones, although Conoco did not follow-up on this work due to a precipitous drop in the uranium price. During the 1980's, Homestake Mining Company drilled one additional hole in the mineralized zone, and encountered similar mineralization to what had been intersected by Conoco in the same area. There has been no physical work on the Deep Rock target since the completion of the Homestake drilling program.

Deep Rock Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
GIL	NMMC-173422 to 173425, 173427 to 173439, 174454	19	392.6
ENDY	NMMC-171232 to 171261, 171265 to 171266, 171268 to 171291, 171328 to 171331	60	1,239.7

		79	1,632.3

        Figure 8. Deep Rock Target (March 2011)

Elizabeth Target

        There are two zones of uranium mineralization at the Elizabeth target. Considerable exploration drilling was carried out by several companies on the Elizabeth claims between the mid-1950's and the early 1980's. This mineralization, which is hosted within sandstone units of the Westwater Canyon Member of the Morrison Formation, is part of a very extensive complex of "trend" type uranium mineralized areas which constitute the main body of the Ambrosia Lake uranium mining district. The southwestern mineralized area of the Elizabeth target is contiguous with and is part of the Section 35 mineralized area, which is southeast of the Elizabeth claims, and the Ann Lee/Section 27 mineralized area, which adjoins the Elizabeth claims to the west-northwest. The adjoining Section 35 mineralized area was formerly operated by Kerr McGee, the major historical operator in the Ambrosia Lake district, and the Ann Lee/Section 27 underground mines were formerly operated by Phillips Petroleum and United Nuclear/UNC Resources. A portion of the Elizabeth southwest uranium mineralized area was mined by Kerr McGee and United Nuclear, but the Elizabeth east mineralized area has not been mined. Various 'historical' operators of the Elizabeth claims have prepared mineral resource estimates for the two uranium mineralized areas situated on Neutron's claims at the Elizabeth target. These estimates, which reflect advancing knowledge based on available drilling results, updated gamma-ray logging data, and improved understanding of bulk densities and tonnage factors.

Elizabeth Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
ELIZ-9	NMMC-176522	1	14.0
ELIZ-1 to 8	Patented claims	8	165.1

		9	179.1

Figure 9. Elizabeth Target (March 2011)

        The extensive drilling programs undertaken by prior companies on the Elizabeth claim block defined the eastern and southwestern uranium mineralized areas, and some production was derived from the southwestern mineralized area. This work has resulted in the identification of historical mineral resources described in the following mineralized material section.

West Endy Target

        The West Endy target is comprised of two contiguous blocks of unpatented lode mining claims and one State of New Mexico general mining lease (site of the inactive Cliffside mine). At least 97 exploration holes have been drilled on the West Endy target by various companies, in particular Enerdyne Corporation, Homestake Mining Company and United Nuclear. Zones of uranium mineralization have been outlined by drilling on the target. We have copies of gamma ray logs for each of these mineralized areas and plan to construct a digital data base.

        The New Mexico general mining lease is the site of the inactive Cliffside underground mine that was discovered in 1956, and brought into production in 1960. The Cliffside mine was one of the last underground mines to operate in the district and was closed in 1985. According to McLemore and Chenoweth, 1991, in the New Mexico Bureau of Mines and Mineral Resources Open-File Report 353, total production from the mine has been reported to be over 6 million pounds of U3O8 at an average grade of 0.41% U3O8. Data in Neutron's possession, as well as the results from Neutron's confirmation drilling program, demonstrate that the West Endy uranium mineralized area extends onto the northeast portion of the New Mexico general mining lease.

West Endy Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
ZAC	NMMC-172966 to 172977	12	243.8
ENDY	NMMC-171172 to 171231, 171262 to 171264, 171267, 171292 to 171327, 171332 to 171333, 190103 to 190107	107	2,142.2
N.M. State Lease	HG-0078-1	1	640.0

		120	3,026.0

Figure 10. West Endy Target (March 2011)

Mesa Redonda Target

        The Mesa Redonda target is on the western edge of the Ambrosia Lake mining district is believed to host several discrete uranium mineralized areas in the Poison Canyon sandstone unit of the Morrison Formation. Detailed exploration drilling was carried out in the Mesa Redonda area by Pathfinder Mines, Devilliers Nuclear, Homestake Mining/UNC Resources and private interests in the 1970's and early 1980's. This work resulted in the discovery of uranium mineralization on the properties held by Neutron.

Mesa Redonda Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
ALTOS	NMMC-171917 to 171934, 173129 to 173160, 173162, 173164	52	987.6
BRK	NMMC-172749 to 172774, 173165 to 173176	38	760.3

		90	1,747.9

West Ranch Target

        The West Ranch target, which is on the western part of the Ambrosia Lake mining district, is comprised of 223 lode mining claims that were acquired as part of the Powertech transaction discussed below in the subsection entitled "Description of Properties—South Dakota."

        In the vicinity of these claims are several small-scale uranium mines that are reported to have operated in the 1950's and 1960's. Additionally there is considerable evidence of exploration conducted by Energy Fuels Nuclear, Phillips Petroleum and United Nuclear during the 1970's. The mineralization outlined in the area in the 1970's is situated in sandstones of the Brushy Basin Member of the Morrison Formation. Several of the former uranium mines are situated in close proximity to Neutron's mining claims, and there is evidence that some exploration drilling was conducted on the properties now controlled by Neutron. Data pertaining to the historical exploration programs are not currently available to the Company.

West Ranch Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
PTI	NMMC-174518 to 174534, 174541 to 174543, 174465 to 174474, 174535 to 174540, 174544 to 174610, 174612 to 174629	121	2,277.1
ELK	NMMC-174663 to 174716, 174630, 174611, 174723 to 174768	102	1,840.0

		223	4,117.1

Mineralized Material

        In accordance with SEC guidance materials on non-reserve mineralized material, we show the estimate of in-place mineralized uranium material for our Ambrosia Project in the following table. The estimate of mineralized material for each of the mineralized areas listed below was obtained from the Technical Report on the Uranium Resources at The Ambrosia Lake Project, McKinley County, New Mexico, USA. The technical report is dated January 18, 2011 and was completed by Broad Oak Associates, an independent engineer.

        Additionally, as described in the Technical Report on the Uranium Resources at Ambrosia Lake Project, we have historical reports that show the mineralized areas in this project contain non-reserve mineralized material listed in the table below. The calculation of mineralized material was prepared by prior mining companies and their independent consultants and is considered historical in nature and no other calculations have yet been completed because the digital data base has not been prepared for modeling.

SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED MATERIAL
IN THE AMROSIA LAKE PROJECT

Mineralized Area	Tonnage Millions	Grade Percent
Elizabeth	1.1	0.19
Mesa Redonda	0.7	0.16
West Endy	1.4	0.11

Environmental and Permits

        Exploration and mining activities conducted on lands managed by the USFS and BLM are governed by agency rules and regulations. Additional permits are required from the MMD. The BLM, USFS and MMD entered into a Memorandum of Understanding (MOU), effective January 20, 2004, to provide for cooperation between the agencies and elimination of duplication of efforts between the agencies in the assessment and processing of exploration and mining permit applications. In addition to the requirements for permits to conduct exploration and mining activities, the State requires that all drill holes be "plugged" to prevent contamination of ground water aquifers or communication between aquifers.

        The properties are located in the historic Grants mineral belt. There are no known environmental issues affecting the Ambrosia Lake Project properties.

        We have a permit to drill 28 drill holes at the Elizabeth target.

        Neutron formerly held a "minimal impact" exploration permit (MK013EM), issued by the MMD on February 21, 2007 for drilling on Section 36, Township 14 North, Range 9 West, McKinley County, New Mexico, the location of the inactive Cliffside mine. Neutron carried out a drilling program at this area (which covers a portion of the West Endy uranium mineralized area), as outlined in this permit. All of the drill holes in Neutron's drilling program were completed, "plugged" and abandoned in compliance with applicable State regulations, and under supervision of the New Mexico regulatory authorities. All surface disturbances related to this work program were reclaimed in compliance with applicable State rules and regulations, and this work has been inspected and found to be in full compliance with the applicable regulations.

SOUTH DAKOTA

        We initiated an exploration and acquisition program in southwestern South Dakota in 2005. We identified two areas of interest, as described below. Through 2010 we have spent $1.7 million in South Dakota. We do not consider any of our South Dakota property interests to be material to our business and plan of operations and have not confirmed title to such property through the preparation of title opinions.

Powertech Uranium Corp Transaction

        We hold a 30% net proceeds interest from future uranium production from certain unpatented lode mining claims, fee leases and State leases (all formerly held by Neutron) currently controlled by Powertech Uranium (USA) ("Powertech") in the Dewey-Burdock area, which is located approximately six miles (9.7 kilometers) northwest of our current Edgemont Project property holdings in South Dakota. We transferred our property interest in the Dewy-Burdock area to Powertech for which we received (i) a 30% net proceeds interest of future uranium production and sales from our former lands, (ii) 327 acres (132 hectares) of mining claims and state leases along with associated historical drilling logs near our Edgemont Project, (iii) 4,117acres (1,666 hectares) of mining claims in the Ambrosia Lake mining district in New Mexico, and (iv) 1,708 acres (691 hectares) of mining claims and leases in the Shirley Basin area of Wyoming. Powertech has filed permit applications with the NRC and EPA and submitted a Plan of Operation to the BLM for its Dewy-Burdock uranium in-situ recovery project.

        Our former acreage that is subject to the 30% net proceeds interest payable to us consists of approximately 1,620 acres (656 hectares) of claims and leases within the Powertech's proposed Dewy-Burdock permit area and an additional 4,667 acres (1,888 hectares) of prospective claims and leases adjacent to their project permit area. This acreage has historical drilling and adds future development potential to the project.

Edgemont Project

General

        Neutron controls a significant land position in the Edgemont mining district of southwestern South Dakota. The Company's land holdings in the district, which include more than 19,062 acres (7,714 hectares) of mineral rights, cover several zones of historically-identified and undeveloped uranium mineralization. The properties hold good potential for the discovery of additional uranium mineralization. While there has been historic uranium mining from the project area (see history below), there are no facilities or equipment remaining on the property, including subsurface improvements and equipment.

Mining Leases and Unpatented Lode Mining Claims Descriptions

        The Edgemont Project is located on the southwest flank of the Black Hills, about 55 miles (88.5 kilometers) southwest of Rapid City, South Dakota and 8 miles (12.9 kilometers) north-northwest of the city of Edgemont. The Company holds 11 State of South Dakota mineral leases, totaling 3,875 acres (1,568 hectares). These parcels were acquired through various competitive lease auctions in 2005, 2006, 2007, and 2008. The leases require annual rental payments to maintain the properties, and a 2% "gross returns" royalty (which has provisions for the deduction of mineral processing and transportation costs) on production from the property. The state leases provide for up to a 15 year term with escalating annual payments that range from the current $2.00 per acre to $50.00 per acre in year 15.

        Neutron also holds 416 unpatented lode mining claims, covering an area of approximately 7,087 acres (2,868 hectares) in the project area. Certain of the Company's mining claims in the project area are situated on deeded (fee) surface over federal-managed minerals. Neutron has acquired access to these "split estate" lands for exploration and production purposes by negotiating Surface Use and Disturbance Agreements (SUDA's) with the surface owners of the properties. The SUDA agreements have provisions for the payment of a 2% net proceeds royalty to the surface owners for any production from the claims that underlie the private surface. The Company holds 14 fee (deeded) mineral leases covering 8,100 net acres (3,278 hectares) within the project area. These leases have primary terms of ten years each and generally require $1.00 per acre annual rental payments. Production royalties on the private mineral parcels are set at the level of 5% of net proceeds for production from the leased lands.

Edgemont Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
DRIFTWOOD	SDMMC-215674 TO 215691	18	327.2
NE	SDMMC-215322 to 515330, 215270 to 215288, 215270 to 215288, 215291 to 215293, 215467 to 215523, 216753 to 216780, 216353 to 216366, 216781, 216367 to 216384, 216782 to 216793, 216385 to 216431, 217397 to 217413, 216890 to 216935, 216938 to 216943, 217506 to 217538, 218037 to 218038, 217539 to 217553, 218039 to 218040, 217554 to 217578, 218555 to 218564, 218905 to 218910, 218877 to 218904	398	6,759.8
State Leases-SD	No. 27RC072095 to 27RC072096, 27SL072097 to 27SL072098, 27RC072099 to 27RC072102, 27SL072103 to 27SL072105	11	3,875.4
Fee mineral leases		14	8,100.0

		441	19,062.4

R 2 E
R 3 E
R 4 E
T 7 S
T 8 S
T 9 S
BHNF
Long Mountain Structural Zone
Long Mountain Structural Zone
RUNGE #2
MINE
BELL
AREA
GULL MINE AREA
Edgemont
Chilson Anticline
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
National Forest Boundary
0 5000 10000
SCALE IN FEET
Edgemont
Uranium Project
Fall River County, South Dakota

Figure 11. Edgemont Project Property Map (March 2011)

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The Edgemont Project is located in Fall River County on the southwestern flank of the Black Hills, a major physiographic feature in southwest South Dakota. Access to the project area is very good, with paved highways located several miles to the west and south, and by well maintained gravel roads that traverse much of the area. Private agricultural access roads are also available for use. U.S. Highway 18 runs east-west through Edgemont, and connects the area with Newcastle, Wyoming to the west and with Hot Springs, South Dakota to the east. The nearest major population center and airport is at Rapid City, located about 55 miles (88.5 kilometers) to the northeast of the project area. A main line of the Burlington Northern Santa Fe Railroad, connecting Alliance, Nebraska and Gillette, Wyoming is situated on the western side of the project area.

        The terrain in much of the project area is gentle, at an elevation of approximately 3,700 feet (1,127 meters) above sea level. The topography is modified somewhat by hills and ridges that stand as much as 500 feet (152 meters) above the surrounding countryside. Sparse to moderate grasses and sage are the dominant vegetation, with stands of juniper and ponderosa pines on the hills.

        Average temperatures range from 20° Fahrenheit (-6.7° Celsius) in January to more than 70° Fahrenheit (21.1° Celsius) in July. Precipitation is lower than the United States' average, ranging from less than one inch (25 millimeters) in January to a maximum of 2.5 inches (64 millimeters) in May and June. March is the snowiest month with snow totals averaging approximately nine inches (229 millimeters).

        The town of Edgemont is located within two miles (3.2 kilometers) of the southern boundary of the project and major high voltage electric power lines serve the town. Electrical power lines also cross the project area. Mining and milling of uranium ores were previously conducted in the area.

History

        Uranium mineralization was first discovered at Craven Canyon, about eight miles (12.9 kilometers) north of the town of Edgemont, in 1951. During the 1950's, 1960's, and 1970's numerous small to medium scale uranium mineralized areas were mined by open pit and underground methods near Edgemont, and farther northwest in the Dewey-Burdock area.

        Ore from these modest mining operations in the Black Hills was initially shipped to the Union Carbide mill at Rifle, Colorado, and later to a U.S. Atomic Energy Commission ore-buying station located at Edgemont. In response to increasing local and regional (including the northern Black Hills and the southern Powder River Basin) mine production Susquehanna-Western, Inc., constructed a mill to recover uranium and vanadium in 1956 and it operated through 1968. The mill has since been decommissioned and dismantled, and the mill site is managed by the Department of Energy under the Uranium Mine Tailings Radiation Control Act program. Total production from the mill was approximately 5 million pounds of uranium; however, more than half of this production, or about 3.1 million pounds of uranium and 4.4 million pounds vanadium, was derived from ores produced from mines in the northern Black Hills and the Powder River Basin according to Chenoweth, 1988, in the Wyoming Geological Association 39th Conference Guidebook.

        In the mid-to late-1970s and early 1980's, the Tennessee Valley Authority (TVA) carried out a comprehensive exploration drilling program down-dip (west and southwest) from mines, prospects, and surface exposures of uranium in the Inyan Kara Group in the Dewey-Burdock area. The results of this program (along with earlier and concurrent exploration drilling programs in the Edgemont district by Federal Resources, Homestake Mining Company, Susquehanna-Western, Union Carbide, and Wyoming Minerals) outlined numerous roll front systems in several sandstone units of the Lakota and Fall River Formations. The properties comprising Neutron's Edgemont Project were previously held by several other companies, and were part of the historical mineral exploration programs outlined above.

Geology and Mineralization

        The Edgemont Project is situated on the southwestern flank of the Black Hills Uplift, a north to north-northwest trending arcuate, elongate, and asymmetric anticline that is situated in western South Dakota, northeastern Wyoming and southeastern Montana. The uplift extends in a north-northwest direction for a distance of 160 miles (257.5 kilometers), and is about 50 miles (80.5 kilometers) wide. The Paleozoic and Mesozoic sediments that flank the uplift dip outward, away from the Precambrian crystalline and metasedimentary rocks that are the core of the uplift. In the vicinity of the Edgemont Project the sedimentary rocks dip to the west and southwest toward the Powder River Basin, and southward toward the Crawford Basin.

        Uranium and vanadium mineralization in the Edgemont Project area occurs as sandstone-hosted small, tabular mineralized "pods" (especially in areas close to the outcrops of the host rocks), and substantial and wide-spread roll front systems in the Fall River and Lakota Formations down-dip of the near surface uranium occurrences.

        Uranium mineralized areas in the Edgemont mining district, which includes the mineralization at Neutron's Edgemont Project, are hosted in lower Cretaceous-aged sandstones of the Fall River and Lakota Formations. The individual uranium mineralized areas take the form of either small "pod-like" bodies of mineralization usually in close proximity to the regional outcrop of the Fall River and Lakota Formations, and as extensive roll-front mineralized areas that are situated down-dip of surface occurrences (pod-like mineralized areas) of mineralization.

Mineralized Material

        In accordance with SEC guidance materials on non-reserve mineralized material, we show the estimate of in-place mineralized uranium material for our Edgemont Project. The estimate of mineralized material was obtained from the Technical Report on the Uranium Resources on The Edgemont Project, Fall River County, South Dakota, USA. The technical report is dated January 18, 2011 and was completed by Broad Oak Associates, an independent engineer. All of the mineralized material estimates quoted in the Technical Report on the Uranium Resources on the Edgemont Project are historical in nature, and were based on data and reports prepared by the previous operators of the properties or their independent consultants. As described in the Technical Report we have historical reports prepared by the prior operator and its independent consultant that show our Edgemont Project area contains 197 thousand tons of mineralize material at an average grade of 0.17%.

WYOMING

Copper Mountain Project

General

        Neutron controls a significant land position in the Copper Mountain area of central Wyoming. The Company's land holdings in the area, which include approximately 9,313 net acres (3,769 hectare) of mineral rights, cover several zones of historically-identified and undeveloped uranium mineralization. The properties hold good potential for the discovery of additional uranium mineralization. We do not consider our Copper Mountain Project to be material to our business and plan of operations and have not confirmed title to our Copper Mountain Project through the preparation of title opinions.

Mining Leases and Unpatented Lode Mining Claims Descriptions

        We control approximately 9,313 net acres (3,769 hectares) of mineral rights, through mining claims, fee leases, and mineral leases granted by the State of Wyoming, in the Copper Mountain area of central Wyoming. Included in this package of properties are six "Uranium and Associated Minerals" leases granted by the State of Wyoming covering 2,200 acres (890 hectares), 17 fee (deeded) mineral leases covering an area of 644 net acres (261 hectares), and 366 unpatented lode mining claims covering an area of approximately 6,468 acres (2,618 hectares). The state leases have a primary term of ten years. Annual rental payments of $1.00 per acre per year are for the first five years and $2.00 per acre per year from the sixth year through the twentieth year. Once the discovery of commercial quantities of minerals on the leased lands has been made, the annual rental will be $2.00 per acre. A royalty of 5% of the gross value ("fair market value") of uranium mined from the properties is payable to the State of Wyoming, and the State has the right to take its royalty "in kind." Through 2010 we have spent $760,000 on the Copper Mountain Project. There are no plant facilities or equipment located on the property, including subsurface improvements and equipment.

Copper Mountain Mineral Interests

Claim Group	BLM/State Serial Numbers	Count	Acreage
ARROW	WMC-154410 to 238811	2	34.4
CM	WMC-295655 to 295803, 282107 to 282160	203	3,619.7
DH	WMC-281914 to 281931	18	320.0
DL	WMC-282161 to 282242, 285346 to 285381	118	2,054.5
LC	WMC-282243 to 282267	25	440.0
Fee mineral leases		17	643.9
State Leases-WY	No. 0-41262 to 0-41264, 0-42208, 0-42232 to 0-42233	6	2,200.0

		389	9,312.5

R 93 W
R 92 W
R 91 W
T 40 N
T 39 N
ALLARD-MINT DEPOSIT
ARROWHEAD MINE
CANNING DEPOSIT
HESITATION DEPOSIT
FULLER DEPOSIT
GEM DEPOSIT
KNOB DEPOSIT
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
Uranium Deposit
0
3000
6000
SCALE IN FEET
Copper Mountain
Uranium Project
Fremont County, Wyoming

Figure 12. Copper Mountain Project Map (March 2011)

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The Copper Mountain Project is situated in foothills on the southeastern flank of the Owl Creek Mountains of north-central Wyoming. The property is located approximately 35 miles (56.3 kilometers) east-northeast of the city of Riverton, which is the county seat of Fremont County, and about 70 miles (112.7 kilometers) west of the city of Casper. The elevation of the Copper Mountain Project area ranges from 5,500 to 6,400 feet (1,676 to 1,951 meters) above sea level. The climate of the region is typical of the intermontane basins of the Rocky Mountain region of the western United States. It is semi-arid, with a mean annual precipitation rate of approximately 8 inches (203 millimeters) and an average annual temperature of 43o Fahrenheit (6.1o Celsius). Climatic conditions at Copper Mountain are such that exploration and mining activities can be reasonably conducted during all twelve months of the year, with only short interruptions for wet and muddy ground conditions due to summer thunderstorms or occasional winter snow storms.

        Access to the Copper Mountain Project is good. An east-west paved highway (US 20-26) between Riverton and Casper is located 14 miles (22.5 kilometers) south of the project area, and a north-south paved highway (US 20), between the towns of Shoshoni and Thermopolis is located 11 miles (17.7 kilometers) west. The immediate project area is accessible from a network of graded county roads and unimproved ranch roads which traverse a broad valley along the south flank of the Owl Creek Mountains and enter the mineralized areas from the south.

History

        The Copper Mountain district hosts five significant low-grade uranium mineralized areas, hosted primarily in Precambrian-aged granite, syenite, and metamorphic rocks and in clastic sediments of Tertiary age. The Copper Mountain area has had a long history of exploration, prospecting, and minor mineral production, beginning in the late 1800's. This initial phase of prospecting activity was focused upon copper, gold and silver prospects. Uranium mineralization was first discovered in the Copper Mountain area in 1953 by a local rancher-prospector, at a locality that was later to become the Arrowhead Mine. Additional work was conducted in the area by Kerr McGee, who discovered mineralization in the district in 1953 and in 1955 by the U. S. Atomic Energy Commission, both of whom drilled a number of holes to test potential targets in sediments of the Tertiary-aged Tepee Trail formation/Wagon Bed Formation. Uranium mining commenced at the Arrowhead Mine of Susquehanna Western in March, 1955, and ore was shipped to Susquehanna's mill near Riverton, Wyoming periodically until 1971, when the mine was closed. Utah Construction and Mining discovered the Fuller mineralized area in the late 1950's, and in 1965 Kerr McGee discovered the Knob mineralized area. Other companies that carried out uranium exploration programs in the Copper Mountain area include the Anaconda Copper Company, Nuclear Dynamics, Teton Exploration, Urania Exploration, and Western Nuclear.

        The most comprehensive exploration program in the Copper Mountain Project area was undertaken by Rocky Mountain Energy Company, previously known as Union Pacific Mining, which acquired several claim blocks in the district in 1969. They completed a feasibility study in the late 1970's after extensive drilling and metallurgical testing and considered building a mill. Their program was terminated due to the low uranium price subsequent to the feasibility study.

Geology and Mineralization

        Uranium mineralization at the Copper Mountain Project occurs in two distinct geologic environments: fracture-controlled uranium mineralization hosted in Archaean-aged granite, syenite, isolated occurrences along the margins of diabase dikes, and in association with meta-sediment inclusions in granite; and as disseminations in coarse-grained sandstones and coatings on cobbles and boulders in the Tertiary-aged Wagon Bed Formation at the Arrowhead Mine and other localities.

        The Company's exploration activities on the Copper Mountain properties have been limited to geologic examination of surface exposures of uranium mineralized areas and zones of altered granite and sandstones on the properties.

ARIZONA

        In 2006, we undertook an exploration and acquisition program for breccia pipe hosted uranium mineralized areas in northern Arizona. Breccia pipe uranium mineralized areas represent some of the highest grade uranium mineralized areas in the United States. Several of the targets we acquired had evidence of historical drilling by several companies that were primarily active in the late 1970's and 1980's, including Energy Fuels, Energy Reserves Group, Pathfinder Mines and Rocky Mountain Energy Company.

        Breccia pipes in northern Arizona were formed as the result of the collapse of dissolution caverns in the Redwall Limestone. This collapse formed pipes containing broken sedimentary rock which in turn provided an excellent setting for uranium deposition.

        In 2009, we terminated our breccias pipe exploration activities and transferred certain properties, in two separate transactions, to VANE Minerals Company and Arizona Strip Partners LLC. We transferred 2,738 acres (1,108 hectares) to VANE Minerals (US) LLC and reserved a 2% royalty, unless production is from a state lease with a base royalty greater than 5%, then the royalty is reduced to 1%. We transferred 160 acres (65 hectares) to Arizona Strip Partners LLC, a venture between Energy Fuels and Royal Resources from Australia and reserved a 2% royalty. In both transactions we have the option to back-in for a 30% interest after a feasibility study has been completed. We do not consider these residual mineral interests to be material to our business and plan of operations and have not confirmed title to such property through the preparation of title opinions.

LEGAL PROCEEDINGS

        From time to time, we are engaged in legal proceedings in the ordinary course of business. We are not a party to any pending legal proceedings that we believe would, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations and we are unaware of any such proceedings being contemplated by any governmental authorities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The table below sets forth information about our directors and executive officers as of May 18, 2011.

Name	Age	Position With Company
Kelsey L. Boltz	81	Executive Chairman of the Board of Directors
Gary C. Huber	59	President, Chief Executive Officer and Director
James J. Graham	64	Director and independent contractor
John K. Campbell	78	Director
Jerry Nelson	80	Director
Henry G. Grundstedt	82	Director
Carolyn C. Loder	58	Director
Edward M. Topham	53	Chief Financial Officer, Treasurer and Secretary
Mark J. Ludwig	55	Vice President of Operations
Michael R. Neumann	57	Vice President of Environmental Services

Term of Office

        All of our directors hold office until the next annual meeting of our stockholders or until their successors are elected and qualified, unless his office is earlier vacated in accordance with the Bylaws of the Company, or with the applicable provisions of the Nevada Corporations Act. Our officers are appointed by our Board of Directors and hold office until the expiration of their employment agreement, if such officer has entered into an employment agreement with the Company, or their earlier death, retirement, resignation or removal. Each of Messrs. Boltz and Huber entered into a two year employment agreement with the Company that expires on October 28, 2011. Each of Messrs. Ludwig, Neumann and Topham entered into a one year employment agreement with the Company that expires on September 30, 2011.

        The following is a description of the business background of the directors and executive officers of the Company.

        Kelsey L. Boltz, P.E., P. Geol., C.P.G.    Mr. Boltz founded the Company and has served as a director since our inception in March 2005 and as our Executive Chairman since August 2007. Mr. Boltz served as our President and Chief Executive Officer from our inception to August 2007. In 1982, Mr. Boltz co-founded Century Capital Corporation, a venture capital and retail brokerage firm which provided several hundred million dollars for companies in various industries, including the minerals industry. In 1954, Mr. Boltz founded Colamer Corporation and was responsible for the discovery and production of several uranium deposits in the Grants District of New Mexico. During the 1970's, Mr. Boltz was President and Chief Executive Officer of Nuclear Dynamics, Inc., a publicly held company, which conducted uranium exploration and development programs as joint venture partner with such companies as Bethlehem Steel, Phillips Petroleum, Conoco and Cleveland Cliffs Iron Company. From April 2005 to September 2009, Mr. Boltz served as a director of Exmin Resources, Inc., a publicly traded gold exploration company. Mr. Boltz has considerable experience in corporate structure and integration, uranium mining business startup and development, mergers and acquisitions, and strategic planning. Mr. Boltz has over 50 years experience in the minerals industry and specifically in the uranium mining industry. Mr. Boltz graduated from the Colorado School of Mines with the Professional Degree of Geological Engineer in 1953.

        The Board determined that Mr. Boltz should serve as a director due to his extensive experience in uranium mining business startup and development and business and executive management.

        Gary C. Huber, Ph.D.    Dr. Huber has served as our President and Chief Executive Officer and a director since August 2007. From October 2006 to August 2007, Dr. Huber served as a manager of IRC Capital Group, an investment arm of International Royalty Corporation (subsequently merged into Royal Gold Inc.). In 1979, Dr. Huber helped found Canyon Resources Corporation (recently merged with Atna Resources Ltd.) for the purpose of uranium exploration in the western United States. From 1979 to January 2006 he held various positions with Canyon Resources, including director, Chief Financial Officer, and Vice President of Finance. His responsibilities included financing three open pit gold mines, two mergers with public entities, Canyon Resources' initial public offering, several secondary share offerings and numerous mineral property acquisitions and exploration and development joint ventures. From 1988 to 1998, Dr. Huber was also President and Chief Executive Officer of Canyon Resources' industrial minerals subsidiary, CR Minerals, which produced and sold functional fillers and specialty products through a nationwide distributor network. Prior responsibilities in the 1970's included uranium property acquisition, mine development and uranium production and sales to regional mills from three underground mines for Energy Reserves Group in the central Colorado Plateau area. Since August 2010, Dr. Huber has served as a director of Capital Gold Corporation, a publicly traded company listed on the NYSE Amex. Dr. Huber is a mining company executive with over 35 years of diversified natural resource experience and holds a Ph.D. from the Colorado School of Mines.

        The Board determined that Mr. Huber should serve as a director due to his extensive experience in the resource industry and in mining operations, coupled with his business and executive management experience.

        John K. Campbell.    Mr. Campbell has served as a director since January 2006. Since June 2008, Mr. Campbell has served as President of Teslin Mines Ltd., a private company. From May 1986 to June 2008, Mr. Campbell served as President of Trans America Industries Ltd ("TSA"), and was responsible for TSA's participation in the Burnt Timber gold project in Manitoba, which was subsequently brought into production by Cazador Explorations. In addition, Mr. Campbell was responsible for TSA's participation in the Aguas Blancas property in Chile, which is now among the largest producers of iodine in the world. In June 2008, through an amalgamation, TSA became Primary Corp. Mr. Campbell resigned as President and has continued as a director since June 2008. Primary Corp. currently holds 24.5% of the issued and outstanding common stock of the Company at the time immediately prior to this offering. Mr. Campbell currently serves as a director of Primary Corp. and Envoy Capital Group Inc. He also served as a director of American Natural Energy Inc. from April 2000 to November 2010, AMG Oil Ltd. from March 2006 to July 2009, Exmin Resources Inc. from April 2005 to July 2008 and Gleichen Resources Ltd. from April 2007 to June 2009. Mr. Campbell received his Juris Doctor from the University of British Columbia in 1960 and practiced law from 1970 to 1985.

        The Board determined that Mr. Campbell should serve as a director due to his legal background and extensive experience in the natural resource industry, as well as his experience in capital formation in Canada.

        Jerry Nelson.    Mr. Nelson has served as a director since August 2006. Mr. Nelson, retired, served as the President of Pinnacle Peak Land Company and Pinnacle Paradise from 1970 to 2000. Through these entities and their affiliates, he has, since 1971, developed Pinnacle Peak Village, Pinnacle Peak Country Club and Shopping Plaza, Troon Village and Troon Golf & Country Club, Troon North and Troon North golf course. Current developments are proceeding in Scottsdale and Prescott, Arizona and Cabo San Lucas, BCS, Mexico. Additionally, Mr. Nelson co-founded TicketMaster. Mr. Nelson has also funded the creation and startup of numerous companies, including Simulnet, Video Electronics, Antenna Technology Corporation and Technology Control Services. Mr. Nelson was appointed by

Arizona Governor Bruce Babbitt to the Urban Lands Advisory Commission in the early 1980's and, in 1997, was inducted into Scottsdale's History Maker Hall of Fame.

        The Board determined that Mr. Nelson should serve as a director due to his extensive real estate, leadership and executive management experience.

        Henry G. Grundstedt.    Mr. Grundstedt has served as a director since August 2008. Mr. Grundstedt retired in 1999. From 1992 to 1999 he served as a consultant to Capital Group, Inc., a resources fund manager with over $1.2 trillion in assets. From 1972 to 1990, Mr. Grundstedt served in various positions at Capital Guardian Trust Company, a money manager of pension and mutual funds, including Senior Vice President from 1985 to 1990. Mr. Grundstedt specialized in investments in the mining and metals industry and was responsible for global resources related investments. From 1962 to 1972, Mr. Grundstedt was the Publisher of the World Mining Magazine, a global technical journal devoted to metals & mining. From June 1992 to June 2001, Mr. Grundstedt served as a Member of the Board of Directors for Homestake Mining. He also served as a director of Emerging Market Gold Fund from 1992 to 1994 and AZCO Mining Corporation from 1993 to 1995. He is a registered Professional Engineer (Mining) and graduated from the University of Arizona in 1951, with graduate studies at the Colorado School of Mines, and San Francisco State University.

        The Board determined that Mr. Grundstedt should serve as a director due to his extensive experience in natural resource investment management, industry knowledge and board experience.

        James J. Graham.    Mr. Graham has served as a director of the company since February 2011. From April 2009 to the present he has served as the Chief Executive Officer of Nuclear Fuel Cycle Consulting LLC, which provides services for the front end of the nuclear fuel cycle. From June 1993 to March 2009, he served as President and CEO of ConverDyn, a partnership between Honeywell International and General Atomics where he managed the global marketing of uranium conversion services and oversight of Honeywell's Metropolis Facility in Metropolis, Illinois. ConverDyn was one of only four primary uranium converters in the world. During this time, from October 1992 to January 2004, Mr. Graham was also a Senior Vice President of General Atomics and responsible for the company's nuclear fuel cycle activities. He was responsible for developing the Beverley ISL uranium mine in South Australia over a four and a half year period. Beverley was the first insitu leach (ISL) in Australia and was able to reach mining agreements with both the Native Title groups and the South Australian government. As senior management for General Atomics, he oversaw the acquisition and uranium operations in Colorado, Texas and New Mexico. From 1983 to 1992, Mr. Graham was the President and Chief Operating Officer for NUEXCO Trading Company, a large uranium trading and brokerage group.

        Mr. Graham has held 18 board positions in the industry and educational institutions. In April 2011, Mr. Graham joined the board of Texas Rare Earths Resources Corp., a publicly held resource company. From June 1993, Mr. Graham served as a Director for the ConverDyn Partnership. From October 1992 to January 2003, he served as Director and CEO of Nuclear Fuels Corporation. From March 1996 to January 2003, he served as Managing Director and CEO of Heathgate Pty Ltd. Mr. Graham also served as Managing Director and CEO of Quasar Resources PTY Ltd from January 2000 to January 2003, as Chairman of Cotter Corporation from February 2000 to January 2003, and as Chairman and CEO of TRIGA Technologies, Inc. from 1998 to 2001. He has held number third party board positions, including: Nuclear Energy Institute from 2007 through 2009, World Fuel Marker from 1998 through 2003, Nuclear Fuel Supply Forum of the NEI from 1998 through 2001, Michigan Tech Fund Board from 1990 through 1999, Ventures Trident Gold from 1985 through 1992, and St Mary's Academy from 1995 through 2003.

        Mr. Graham has 40 plus years of experience in the mining and energy industries and the last 27 years of his experience were in the nuclear fuel industry. Mr. Graham's experience also covers mining in potash, coal, gold and uranium using insitu leach, open pit and underground methods as well as building, operating and supervising processing plants, milling and insitu leach recovery facilities, evaluation, acquisition, design and construction, operation, management and trouble shooting for the various types of properties and facilities. Mr. Graham also Co-Chaired the World Nuclear Association's 2007 Global Nuclear Fuel Market study in London. Mr. Graham received his bachelor's degree in metallurgical/mining engineering in 1970 from Michigan Technological University.

        The Board determined that Mr. Graham should serve as a director due to his extensive nuclear industry, executive management and board experience.

        Carolyn C. Loder.    Ms. Loder has served as a director since February 2011. Ms. Loder has served as a Senior Land Manager for Lafarge North America since April, 2008, where she is responsible for strategic planning, acquisitions and divestments regarding aggregates, ready mix and asphalt operations. From February 1997 to February 2008, she served as an Acquisitions Manager for Vulcan Materials Company where she oversaw the construction of the Agua Fria River Flood Control Levee to remove mined and un-mined lands from floodplain jurisdiction and alleviate long term flood hazards and acquired an aggregate lease on Tribal lands in New Mexico through a landmark land exchange between multiple federal governmental agencies and tribes and resolved 400-year old ancestral tribal land claims to allow mining. From 1988 to 1996, Ms. Loder also served as the President and a Vice President of Sonora Mining Corp., which operated a large open pit gold flotation mining & mining facility in North America with annual gold production of 100,000 ounces and average mine production of 35,000 tons per day. From 1978 to 1987, she served as an executive director for the Merced County Association of Governments where she directed land use, air quality, water, transportation and safety programs for multiple governmental agencies. During that time she also oversaw a $100,000,000 Army Corps of Engineer's Flood Control Project and was responsible to review authority on $100,000,000 annually in transportation funding. Ms. Loder has been a director of the New Mexico Mining Association since 1999 and Arizona Rock Products Association since 2009 and has Chaired the New Mexico Mining Hall of Fame since 2005. Ms. Loder has received numerous awards including New Mexico Mining Association's Marvin Watts/Doc Weiler Award for Professionalism in 2011, the Lafarge Award for Reserve Acquisitions in 2009 and 2010, National Association of Women in Construction's Person-of-the Year for Lifetime Achievements in 2010, and Santo Domingo Pueblo's Outstanding Support and Dedication to the Tribe award. Ms. Loder received an M.A. and B.A. in geography with a minor in geology from California State University in 1977, and will receive a Masters of Native American/Indian Law from Arizona State University, Sandra Day O'Connor School of Law in May 2011.

        The Board determined that Ms. Loder should serve as a director due to her extensive natural resource industry, executive management and Native American knowledge and experience.

        Edward M. Topham.    Mr. Topham has served as our Chief Financial Officer, Treasurer and Secretary since September 2005. From April 2004 to December 2005, Mr. Topham served as chief financial officer of Stenberg Welding and Fabricating, Inc., a Minnesota based manufacturing company. From December 1997 to April 2004, Mr. Topham was a self employed consultant providing business and financial advice. From 1994 to 1997, Mr. Topham served as chief financial officer and director of Freemont Gold Corporation, a publicly held gold exploration company with operations in Chile and chief financial officer and director of Laminco Resources, Inc, a publicly held gold exploration company with operations in Mexico. From 1988 to 1994, Mr. Topham served as chief financial officer and director of Action Performance Company, Inc., an NYSE listed manufacturer of NASCAR related collectables and president of ILX, Inc., publicly held vacation resort developer. From 1984 to 1988, Mr. Topham served as vice president of corporate finance for Fitzgerald, DeArmen & Roberts, Inc., a regional investment banking and securities brokerage firm, where his responsibilities included the supervision and management of the firm's public offerings, private financings and merger activities. From 1982 to 1984, Mr. Topham worked as an associate for KPMG Peat Marwick, an international public accounting firm. Mr. Topham has more than 26 years experience in accounting and corporate finance and has acted as agent or principal in numerous finance transactions and has served as a senior officer in several private companies that he ultimately brought to the public markets. Mr. Topham graduated with a B.S.B.A., majoring in accounting and finance, from the University of Arizona in 1982.

        Mark J. Ludwig, P.E.    Mr. Ludwig has served as our Vice President of Operations since August 2008. From January 2005 to August 2008, Mr. Ludwig held various positions with Hecla Mining Company, including that of Manager of Corporate Development. His responsibilities at Hecla included underground mine development and production in Venezuela and evaluation for acquisition of both existing mining operations and development projects in Latin America. From September 1989 to December 2004, Mr. Ludwig held various management and senior engineering positions related to underground mine development and production with BHP Billiton. Responsibilities with BHP included development of the underground Redstone nickel mine in Canada, feasibility and construction of San Juan underground mine in New Mexico and feasibility and construction of the underground Panda Mine in Canada. Prior to his tenure with BHP Billiton, Mr. Ludwig held positions with Moylcorp Minerals at the Questa Mine and Climax Metals at the Henderson and Climax mines. Mr. Ludwig has over 35 years of diverse experience in the mining industry. Mr. Ludwig graduated from the Colorado School of Mines with a degree in mining engineering and is a registered Professional Engineer in the State of New Mexico. Mr. Ludwig received a Masters in Business Administration from Regis University in 2006.

        Michael R. Neumann.    Mr. Neumann began with Neutron in March 2007, and has served as our Vice President of Environmental Services since October 2008. From April 2006 to March 2007, Mr. Neumann served as President of Neumann Environmental Services, Inc., which provided environmental consulting services to Neutron. From October 2005 to April 2006, Mr. Neumann served as Land Use Director for Rio Blanco County. From 2001 to October 2005, he served as Open Space Supervisor for the City of Steamboat Springs. From 1994 to 2001, Mr. Neumann was the Environmental Group Manager for the Mining Division of Montgomery Watson, a global engineering firm now known as MWH. During his seven years at MWH, he supervised a staff of 12-15 employees while concurrently serving as Senior Project Manager for several coal, copper, molybdenum, industrial minerals and uranium mine permitting projects. Major clients included Peabody Coal, Kennecott, W.R. Grace, Newmont Gold, Cypress Minerals, Equatorial Resources and Cameco Corp. Mr. Neumann worked on both domestic and international projects including Cameco's JV Inkai uranium project in Kazakhstan. Prior to joining MWH, Mr. Neumann founded his own mine permitting consulting business, which he ran from 1992 to 1994. From 1978 to 1992, Mr. Neumann worked for Rocky Mountain Energy Company ("RME"), Union Pacific's mining subsidiary permitting uranium exploration projects throughout the western U.S. While at RME he also served as on-site Environmental Coordinator for two uranium in-situ recovery projects, performed permitting for the Company's Bear Creek Uranium mine and managed all environmental studies and permitting for the Sage breccia pipe mine in Northern Arizona. Mr. Neumann has over 30 years experience in mine planning, permitting and reclamation, with particular expertise in and knowledge of uranium mining. Mr. Neumann has written and presented papers on groundwater restoration at in-situ uranium mines, uranium mine decommissioning costs, and exploration permitting under NEPA regulations. He is a former chairman of the Wyoming Mining Association In-Situ Committee and very familiar with all environmental laws and regulations affecting the uranium mining industry. Mr. Neumann obtained a Bachelor's of Science degree in Range Management from the University of Wyoming in 1978.

Arrangements between Directors and Officers

        To our knowledge, there is no arrangement or understanding between any of our directors or officers and any other person pursuant to which the director or officer was selected to serve as a director or an officer.

Family Relationships

        There are no family relationships between, or among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

        None of our directors, executive officers, advisory board members or control persons has been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past ten years.

Membership of the Board of Directors

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven directors and two vacancies. The size of the Board of Directors may be fixed from time to time by the Board of Directors as provided in the Bylaws of the Company.

        The Board of Directors has determined that four of our seven directors are "independent" according to the rules and regulations of the NYSE Amex, Item 407(a)(1) of Regulation S-K and the Company's Corporate Governance Guidelines, or as otherwise set forth by our Board of Directors. The "independent" members of our Board of Directors are Messrs. Campbell, Grundstedt, Loder and Nelson. A copy of the Company's Corporate Governance Guidelines, committee charters and other corporate governance documents can be viewed on our corporate website at: www.                  .

Board Committees

        The Board of Directors has a standing audit committee, compensation committee, and nominating and corporate governance committee.

        Audit Committee.    The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing and evaluating our independent registered public accounting firm, pre-approving all audit and non-audit services by that firm, reviewing the scope of the audit plan and the results of each audit with management and our independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of our system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and related financial information we will include in our SEC filings, reviewing and approving related-party transactions and exercising oversight with respect to our code of conduct and other policies and procedures regarding adherence with legal requirements. The members of our audit committee are                  , who serves as chair of the committee,                   and                  .                   is an "audit committee financial expert," as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our Board of Directors has determined that each member of our audit committee is independent pursuant to Rule 10A-3 under the Securities Exchange Act and the rules and regulations of the NYSE Amex.

        Compensation Committee.    The compensation committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our executive officers and other key employees, monitoring compensation arrangements applicable to management employees for consistency with corporate objectives and stockholders' interests and administering our incentive plans. The members of our compensation committee are                  , who serves as chair of the committee,                   and                  . Our Board of Directors has determined that each member of our compensation committee is independent pursuant to the rules and regulations of the NYSE Amex.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee is responsible for recommending candidates for election to the Board of Directors. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, non-employee director compensation, succession planning for officers and key executives and communications with stockholders. The members of our nominating and corporate governance committee are                  , who serves as chair of the committee,                  , and                   . Our Board of Directors has determined that each member of our nominating and corporate governance committee is independent pursuant to the rules and regulations of the NYSE Amex.

        Each member of our audit committee, compensation committee and nominating and corporate governance committee is "independent" according to board and committee independence standards, as applicable, set forth in the rules and regulations of the NYSE Amex, Item 407(a)(1) of Regulation S-K, the Company's Corporate Governance Guidelines and the applicable committee charter.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of our executive officers for 2010 (as set forth in the 2010 Summary Compensation Table and below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Overview

        Our total compensation philosophy is to offer our executive officers compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management so that we can achieve our financial and strategic objectives.

        Utilizing this philosophy, our compensation programs have been designed to:

  •
  be "market-based" and reflect the competitive environment;

  •
  align the interests of our executive officers with those of our stockholders;

  •
  focus on simplicity, flexibility and choice wherever possible; and

  •
  openly communicate the details of our compensation programs with our executive officers, as well as all of our employees generally, to ensure that our programs and goals are understood.

        On February 22, 2011, our Board of Directors formed our compensation committee. The compensation committee will make compensation decisions for our executive officers for 2012 and thereafter. Before the formation of the compensation committee, compensation decisions were made by our Board of Directors. Compensation shown below in the executive compensation tables for 2010 was set by our Board of Directors.

        In the future, the compensation committee of the Board of Directors will oversee our compensation programs, which are designed specifically for our executive officers and senior management, including the Chief Executive Officer, Chief Financial Officer and the other executive officers named in the 2010 Summary Compensation Table below, collectively, the named executive officers. Additionally, the compensation committee is charged with, among other things, (i) setting the compensation of the Chief Executive Officer, (ii) the review and approval of all annual compensation decisions relating to the other named executive officers and (iii) the review and approval of the granting of equity-based grants to the named executive officers.

Elements of Our Compensation

        As a total rewards package, we design our compensation program to enable us to attract and retain talented personnel. Compensation opportunities for our executive officers are designed to be competitive with peer companies. The three key elements of our total compensation package since our inception in 2005 have been base salary, stock option grants and benefits.

        Each year beginning with 2012, the compensation committee will review and set the compensation of the Chief Executive Officer and review and approve the compensation for each other executive officer based on subjective evaluations of each individual's performance, the Company's performance, the complexity of the individual's position, the experience of the individual and a comparison of compensation ranges for executives in comparable positions at exploration-stage mining companies in the United States, primarily those involved in the exploration and mining of uranium. In particular, we compare the compensation ranges for executives at Uranium Energy Corp., Uranium Resource, Inc.

and Uranerz Energy Corporation. In years past and for 2011, our Board of Directors reviewed executive compensation and set compensation for each executive officer based on the foregoing factors. The Board of Directors did not have, and the compensation committee does not have, a specific formula to determine the amount of executive compensation and what portion of such compensation would be in the form of cash and equity securities. Therefore, the determination of an executive's salary including the amount of cash and equity securities may be considered arbitrary taking into account the foregoing factors.

        In February 2006, December 2007 and February 2011, we adopted the 2006 Plan, the 2007 Plan, and the 2011 Plan, respectively, pursuant to which we may grant stock options or restricted stock to eligible employees, directors and consultants, including the named executive officers. We do not currently use performance based compensation elements in our total compensation package (with the exception of stock option, which are inherently performance based). We are an exploration stage company, do not yet have mine development activities or mining operations, and have not generated any revenues from operations. The Board of Directors and compensation committee do not consider performance targets feasible at this time. In the future we may expand our compensation program to include, for example, annual performance-based cash bonuses, performance-based equity compensation, and other forms of equity compensation such as restricted stock units, stock appreciation rights or other performance-based incentive programs.

Base Salary

        The base salary for 2010 and 2011 for each of our executive officers was fixed by our Board of Directors. Starting in 2012 and thereafter, base salary for our executive officers will be reviewed and fixed or approved by our compensation committee. Base salary is intended to reflect each individual's role and responsibility within the Company as well as each individual's experience and prior performance. We believe a competitive base salary is a key factor in attracting and retaining the services of qualified executives. In determining a competitive base salary, our Board of Directors considered each individual's performance, the Company's performance, the complexity of the individual's position, the experience of the individual and a comparison of base salary ranges for executives in comparable positions at Uranium Energy Corp., Uranium Resource, Inc. and Uranerz Energy Corporation. We have entered into employment agreements with Messrs. Boltz, Huber, Ludwig, Neumann and Topham, each of which set base salary levels. Please see the subsection entitled "Employment Agreements" below for a description of the employment agreements with our named executive officers.

Bonus

        We do not currently have a bonus program, but may consider a bonus plan in the future.

Equity-Based Awards

Types of Awards

        We have sought to design our equity programs to be both affordable and competitive in relation to the market. We review market compensation data, including available compensation data regarding our peer companies, and adjust our equity programs as needed. Stock options and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. The amount of equity compensation granted by us also reflects our financial condition and currently we have no revenues. Since adopting the 2006 Plan, 2007 Plan and 2011 Plan, we have granted stock options to purchase a total of 6,445,000 shares of common stock, 938,334 of which have been forfeited, to directors, executive officers, other employees and consultants. Stock options are inherently performance-based as their value only increases if the price of our common stock increases, thereby aligning the interest of our executives with the interests of our stockholders. We have also granted 250,000 shares of common stock as unrestricted stock awards since adopting our 2006 Plan, 2007 Plan and 2011 Plan. In addition to the factors we consider in determining base salary, we consider our financial and liquidity condition when determining equity compensation. We do not have any security ownership requirements for our named executive officers.

Timing of Awards

        Our practice has been to make stock option grants at the first meeting of the Board of Directors following an employee's hire or promotion date, but such grants will now be made at the first meeting of the compensation committee following an employee's hire or promotion date. If it is determined that a particular executive officer should receive an additional equity award, we will make such award at the time of the compensation committee's decision. Other than the annual grant of stock options to purchase 30,000 shares of our common stock to each non-employee member of our Board of Directors, we do not have any program, plan or practice currently in place to award additional stock options on a regular basis or to time stock options grants in coordination with the release of material non-public information.

2006 Stock Option and Restricted Stock Plan, 2007 Omnibus Incentive Plan and 2011 Equity Incentive Plan

        Our Board of Directors unanimously approved the 2006 Plan, on February 2, 2006, and our stockholders approved the 2006 Plan on February 10, 2006. The 2006 Plan authorizes the Company to issue up to 3,500,000 shares of common stock. As of May 18, 2011, we have (A) granted 3,467,000 stock options, 555,000 of which have been forfeited, for a total of 2,912,000 outstanding stock options and (B) issued 100,000 shares of common stock as unrestricted stock awards under the 2006 Plan.

        Our Board of Directors unanimously approved the 2007 Plan, on December 13, 2007, and our stockholders approved the 2007 Plan on September 19, 2008. The 2007 Plan authorizes the Company to issue up to 2,800,000 shares of common stock. As of May 18, 2011, we have (A) granted 2,578,000 stock options, 183,334 of which have been forfeited, for a total of 2,394,666 outstanding stock options and (B) issued 150,000 shares of common stock as unrestricted stock awards under the 2007 Plan.

        Our Board of Directors unanimously approved the 2011 Plan, on February 22, 2011, and the 2011 Plan will be presented to our stockholders for approval at our next meeting of the stockholders. The 2011 Plan authorizes the Company to issue the greater of (A) 1,000,000 shares of our common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company. As of May 18, 2011, 1,000,000 shares of common stock of the Company are authorized under the 2011 Plan. As of May 18, 2011, we have granted 400,000 stock options, 200,000 of which have been forfeited, for a total of 200,000 outstanding stock options under the 2011 Plan.

        The granting of further awards, under either the 2006 Plan, the 2007 Plan or the 2011 Plan, is within the discretion of the compensation committee.

        The objective of the 2006 Plan, 2007 Plan and 2011 Plan is to attract, reward and retain key personnel to the Company and provide incentives to our key employees, directors and consultants to achieve financial results aimed at increasing stockholder value. Persons eligible to be granted stock options or restricted stock under any of the plans will be those persons whose performance, in the judgment of the Board of Directors or compensation committee, can have significant effect on the Company's success.

        The exercise price of each stock option grant will be fixed by the compensation committee but in no case, except for stock options granted upon assumption of or in substitution for outstanding awards, will the exercise price be less than the fair market value of our common stock on the grant date. In previous years and for 2011, the determination of the exercise price and the appropriate fair market value was made by the Board of Directors. In the absence of a public trading market, the Board of Directors considered numerous objective and subjective factors to determine its best estimate of the fair market value of our common stock as of the date of each option grant, including but not limited to, the following factors: (i) valuations of our common stock; (ii) the trading price of the common stock of our peer companies from which a public trading market does exist; (iii) the price and market for uranium; (iv) general economic conditions; and (v) the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of the Company, given prevailing market conditions. Generally, stock options granted to our directors vest immediately. Stock options granted to employees and independent contractors generally fully vest within three years of the date of grant. In connection with voluntary salary reductions by our directors, executive officers and highest compensated employees in February 2009, the exercise price of stock options granted to such individuals was reduced from $1.50 or $1.00, respectively, to $0.68.

        The 2006 Plan, 2007 Plan and 2011 Plan provide for a potential acceleration of outstanding awards in the event of a change in control. Please see the subsection entitled, "Potential Payments Upon Termination or Change-in-Control," below for a description of the potential acceleration of outstanding awards in the event of a change in control.

Actions Subsequent to December 31, 2010

        As discussed above, our Board of Directors unanimously approved the 2011 Plan on February 22, 2011, which will be presented to our stockholders for approval at the next stockholder meeting scheduled for                  , 2011.

Stock Options Issued Subsequent to December 31, 2010 to Directors, Executive Officers and Employees

        On February 22, 2011, our Board of Directors granted options to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share to each of Messrs. Graham, Loder and Mallery in connection with their appointment to the Board of Directors, which fully vested upon the grant and expire after ten years. On February 11, 2011, our Board of Directors granted options, which expire after ten years, to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share to Mr. Graham in connection with Mr. Graham entering into a consulting agreement with the Company, of which half vests on August 11, 2011 and the remaining half vests on February 11, 2012. For a description of the consulting agreement entered into with Mr. Graham, see the section of this prospectus entitled "Certain Relations and Related Person Transactions—Related Person Transactions." The options granted to Mr. Loder and Mr. Mallery were issued under the 2011 Plan and the options granted to Mr. Graham were issued under the 2007 Plan. Mr. Mallery resigned as a member of our Board of Directors on April 11, 2011. In connection with Mr. Mallery's resignation, Mr. Mallery and the Company executed a Mutual Agreement to Accelerate Option Expiration pursuant to which the 200,000 options granted to him in February 2011 expired.

Benefits Programs

        We design our benefits programs, such as our basic health benefits, 401(k) program and life insurance, to be both affordable and competitive in relation to the market while conforming with local laws and practices. We review market benefit program data, including available benefit program data regarding our peer companies, and adjust our benefit programs as needed. We design our benefits programs to provide an element of core benefits, including medical benefits for employees and their spouses and dependents, non-elective 401(k) contributions equal to 3% of eligible compensation for all full-time employees and employees who work at least 1,000 hours during the applicable year, life insurance policies in the amount of one year's salary and short-term disability, and to the extent possible, offer options for additional benefits. We also design our benefits to balance costs and cost sharing between us and our executives. The named executive officers are treated the same as all of our employees with respect to our benefit programs. We do not intend to establish any deferred compensation plans, defined benefit pension plans or similar benefit plans.

Perquisites

        As a general matter, we do not offer any perquisites to any executive officer because we believe we can better incentivize desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide certain perquisites in order to attract, motivate and retain our executives and any such decision will be reviewed and approved by the compensation committee as needed.

Severance and Change in Control Arrangements

        We have entered into employment agreements with Messrs. Boltz, Huber, Ludwig, Neumann and Topham that provide for severance payment arrangements and/or acceleration of stock option vesting in the event such individual's employment is terminated under certain circumstances. Please see the subsection entitled "Employment Agreements" below for a description of the severance and change in control arrangements.

        In addition, our 2006 Plan, 2007 Plan and 2011 Plan provide for a potential acceleration of outstanding awards in the event we undergo a change in control. Please see the subsections entitled "Stock Option Plans" and "Potential Payments Upon Termination or Change-in-Control" below for a description of the change in control provisions contained in such plan.

Impact of Accounting and Tax Treatment on Compensation Decisions

        Our Board of Directors has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year for our President and Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. As we are not currently publicly-traded, our Board of Directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Furthermore, as discussed further above, our compensation committee and Board of Directors do not view performance targets as a feasible component of our executive compensation program at this time. Should our executive compensation program be expanded to include performance-based compensation, our compensation committee may in the future adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Role of Executives in Executive Compensation Decisions

        Historically, each element of compensation has been recommended to the Board of Directors by our Chief Executive Officer for compensation of each executive officer other than himself. The amount of each element of compensation for our Chief Executive Officer has been determined by the Board of Directors and will be determined by the compensation committee in the future. The Board of Directors also works with our Chief Financial Officer in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Employment Agreements

Definition of Certain Terms used in the Employment Agreements

        The following definitions apply only to this section entitled "Employment Agreements" and are summaries of the definitions of such terms for the employment agreements discussed below.

        "Cause" includes any of the following actions of the employee: (i) the willful and continued failure to perform substantially the duties as set forth in the employment agreement and the failure to cure after a demand by, and resolution of, the Board of Directors; (ii) a material violation of any of the Company's policies; (iii) a breach by the employee of any obligations under the employment agreement; and (iv) being charged with illegal conduct or engaging in gross misconduct that is materially injurious to the Company as determined by the Board of Directors. Notwithstanding the forgoing, under Messrs. Topham's, Ludwig's and Neumann's employment agreements, illegal conduct constitutes "cause" only if it is criminal and can reasonably be expected to harm the Company.

        "Change of control" includes (i) a merger, consolidation or corporate reorganization where more than 50% of the combined voting power of the Company is owned by persons that were not stockholders of the Company immediately prior to such merger, consolidation, or reorganization; (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company to an entity in which the Company does not own stock representing more than 50% of the voting power in the elections for directors; (iii) a change in the composition of the Board of Directors where less than half of the incumbent directors are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; and (iv) the acquisition by any person of more than 33% of the voting power of the Company. "Change of control" does not include a transaction where the sole purpose of such transaction is (i) to change the Company's state of incorporation; or (ii) to create a holding company that will be owned in substantially the same proportions by the persons who were stockholders of the Company immediately prior to such transaction.

        "Disability" means the absence of an employee from his or her duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness certified by a physician selected by the Company or its insurers and acceptable to such employee or such employee's legal representative.

        "Good reason" includes the following actions of the Company: (i) an assignment to the employee of duties that are inconsistent with the employment agreement; (ii) a material diminution in the employee's position, authority, duties or responsibilities; (iii) the failure to pay the compensation as provided in the employment agreement; (iv) any purported termination of the employee's employment not expressly permitted by the employment agreement; (v) any action of the Board of Directors in connection with a "change of control" that results in the removal of the employee as an executive of the Company; and (vi) the failure to require any successor of the Company to expressly assume and agree to perform the employment agreement.

Kelsey L. Boltz—Employment Agreement

        Mr. Boltz is employed as the Company's Executive Chairman under an Employment Agreement dated October 29, 2009. The term of Mr. Boltz's employment under his employment agreement is two years, which expires on October 28, 2011. Under his employment agreement, Mr. Boltz is entitled to receive an annual base salary of $140,000, subject to annual increases if approved by the Board of Directors in its sole discretion. Pursuant to a letter of understanding and agreement entered into between Mr. Boltz and the Company on October 1, 2010, Mr. Boltz agreed to a temporary reduction in his annual base salary from $140,000 to $130,000, effective February 15, 2009, with the timing and extent of reinstatement of his salary solely at the discretion of the Chief Executive Officer. His full salary was reinstated as of January 1, 2011.

        If, during the term of his employment agreement, Neutron terminates Mr. Boltz's employment other than for "cause," death or "disability," or if Mr. Boltz terminates his employment with "good reason," Neutron has agreed to pay Mr. Boltz a severance payment equal to (i) 24 months of his base salary paid out over the period that the compensation would have been due had the termination not occurred; (ii) any declared and accrued, but as of then unpaid, bonus or stock options grant; (iii) any accrued vacation pay; (iv) any amounts payable under a defined benefit pension plan or 401(k) plan including such amounts which would have accrued if his employment had continued for the term of his employment agreement; and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company. In addition, all stock options owned by or granted to Mr. Boltz vest immediately upon such a termination and the Company is required to continue benefits to Mr. Boltz and/or his family under its welfare benefit plans to the same extent as if Mr. Boltz had not been terminated or, if more favorable to Mr. Boltz, as is in effect generally at any time thereafter with respect to other executives of Neutron and their families, for the remainder of the term of his employment agreement or such longer period as set forth in such plan.

        If, during the term of his employment agreement and within two years after a "change of control," Neutron terminates Mr. Boltz's employment other than for "cause," death or "disability," or if Mr. Boltz terminates his employment with "good reason," (i) Neutron will pay all compensation that would have been payable over the longer of (A) 24 months or (B) the period then remaining under Mr. Boltz's employment agreement, which is to be paid out over the period that the compensation would have been due had the termination not occurred; and (ii) all unvested stock options issued to Mr. Boltz immediately vest.

        If, during the term of his employment agreement, Mr. Boltz's employment is terminated by reason of his death, all stock options granted to Mr. Boltz fully vest and the Company must pay to Mr. Boltz's legal representative (i) any death benefit compensation due under other contracts; and (ii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to the estates and beneficiaries of any other executive of the Company related to death benefits in place at any time during the 120 day period immediately preceding the date of his employment agreement or at the date of his death.

        If, during the term of his employment agreement, Mr. Boltz's employment is terminated by reason of "disability" after proper notice and expiration of the cure period, all stock options granted to Mr. Boltz fully vest and the Company must provide or pay (i) fully paid welfare benefits for the balance of the term of his employment agreement; (ii) base salary through the date of termination, (iii) accrued bonus through the date of termination, (iv) payment of pension or 401(k), and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to any disabled executives and/or their families related to disability in effect at any time during the 120 day period immediately preceding the date of his employment agreement or any time thereafter.

        If the Company terminates Mr. Boltz's employment for any reason other than for "cause" or if Mr. Boltz terminates his employment for "good reason," the Company will provide him with the same health care coverage as he would have been entitled to if he were still an employee beginning on the date of his employment agreement and ending on the earlier of (i) the term of his employment agreement plus six months, but not more than a total of two years, or (ii) the date of his death.

        If, during the term of his employment agreement, Neutron terminates Mr. Boltz's employment for "cause," Neutron has agreed to pay Mr. Boltz (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Mr. Boltz; and (iii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company including any death or disability benefits, if applicable. If Mr. Boltz voluntarily terminates his employment without "good reason," Neutron has agreed to pay Mr. Boltz (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Mr. Boltz; (iii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company; and (iv) accrued but unpaid vacation leave.

        Mr. Boltz's employment agreement also contains confidentiality and non-competition provisions whereby Mr. Boltz is prohibited from (i) at any time, divulging any secret, proprietary or confidential information, knowledge or data related to the Company and its business that he obtained while employed with the Company; (ii) during the term of his employment and for any period during which he receives base salary severance payments, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business; and (iii) during his employment with the Company and for 12 months thereafter, hiring or soliciting for hire any person who is, or during the previous 12 months was, employed by the Company.

Gary C. Huber—Employment Agreement

        Dr. Huber is employed as the Company's Chief Executive Officer and President under an Employment Agreement dated October 29, 2009. The term of Dr. Huber's employment under his employment agreement is two years, which expires on October 28, 2011. Under his employment agreement, Dr. Huber is entitled to receive an annual base salary of $220,000, subject to annual increases if approved by the Board of Directors in its sole discretion. Pursuant to a letter of understanding and agreement entered into between Dr. Huber and the Company on October 1, 2010, Dr. Huber agreed to a temporary reduction in his annual base salary from $220,000 to $175,000, effective February 15, 2009, with the timing and extent of reinstatement of his salary solely at the discretion of the Chief Executive Officer, which currently is Dr. Huber. His full salary was reinstated as of January 1, 2011.

        If, during the term of his employment agreement, Neutron terminates Dr. Huber's employment other than for "cause," death or "disability," or if Dr. Huber terminates his employment with "good reason," Neutron has agreed to pay Dr. Huber a severance payment equal to (i) 24 months of his base salary paid out over the period that the compensation would have been due had the termination not occurred; (ii) any declared and accrued, but as of then unpaid, bonus or stock options grant; (iii) any accrued vacation pay; (iv) any amounts payable under any defined benefit pension plan or 401(k) plan including such amounts which would have accrued if his employment had continued for the term of his employment agreement; and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company. In addition, all stock options owned by or granted to Dr. Huber vest immediately upon such a termination and the Company is required to continue benefits to Dr. Huber and/or his family under its welfare benefit plans to the same extent as if Dr. Huber had not been terminated or, if more favorable to Dr. Huber, as is in effect generally at any time thereafter with respect to other executives of Neutron and their families, for the remainder of the term of his employment agreement or such longer period as set forth in such plan.

        If, during the term of his employment agreement and within two years after a "change of control," Neutron terminates Dr. Huber's employment other than for "cause," death or "disability," or if Dr. Huber terminates his employment with "good reason," (i) Neutron will pay all compensation that would have been payable over the longer of (A) 24 months or (B) the period then remaining under Dr. Huber's employment agreement, which is to be paid out over the period that the compensation would have been due had the termination not occurred; and (ii) all unvested stock options issued to Dr. Huber immediately vest.

        If, during the term of his employment agreement, Dr. Huber's employment is terminated by reason of his death, all stock options granted to Dr. Huber fully vest and the Company must pay to Dr. Huber's legal representative (i) any death benefit compensation due under other contracts; and (ii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to the estates and beneficiaries of any other executive of the Company related to death benefits in place at any time during the 120 day period immediately preceding the date of his employment agreement or at the date of his death.

        If, during the term of his employment agreement, Dr. Huber's employment is terminated by reason of "disability" after proper notice and expiration of the cure period, all stock options granted to Dr. Huber fully vest and the Company must provide or pay (i) fully paid welfare benefits for the balance of the term of his employment agreement; (ii) base salary through the date of termination, (iii) accrued bonus through the date of termination, (iv) payment of pension or 401(k), and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to any disabled executives and/or their families related to disability in effect at any time during the 120 day period immediately preceding the date of his employment agreement or any time thereafter.

        If the Company terminates Dr. Huber's employment for any reason other than for "cause" or if Dr. Huber terminates his employment for "good reason," the company will provide him with the same health care coverage as he would have been entitled to if he were still an employee beginning on the date of his employment agreement and ending on the earlier of (i) the term of his employment agreement plus six months, but not more than a total of two years, or (ii) the date of his death.

        If, during the term of his employment agreement, Neutron terminates Dr. Huber's employment for "cause," Neutron has agreed to pay Dr. Huber (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Dr. Huber; and (iii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company including any death or disability benefits, if applicable. If Dr. Huber voluntarily terminates his employment without "good reason," Neutron has agreed to pay Dr. Huber (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Dr. Huber; (iii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company; and (iv) accrued but unpaid vacation leave.

        Dr. Huber's employment agreement also contains confidentiality and non-competition provisions whereby Dr. Huber is prohibited from (i) at any time, divulging any secret, proprietary or confidential information, knowledge or data related to the Company and its business that he obtained while employed with the Company; (ii) during the term of his employment and for any period during which he receives base salary severance payments, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business; and (iii) during his employment with the Company and for 12 months thereafter, hiring or soliciting for hire any person who is, or during the previous 12 months was, employed by the Company.

Edward M. Topham—Employment Agreement

        Mr. Topham is employed as the Company's Chief Financial Officer, Corporate Secretary and Treasurer under an Employment Agreement dated October 1, 2010. The term of Mr. Topham's employment under his employment agreement is one year, which expires on September 30, 2011. Under his employment agreement, Mr. Topham is entitled to receive an annual base salary of $170,000, subject to annual increases if approved by the Board of Directors in its sole discretion. Pursuant to a letter of understanding and agreement entered into between Mr. Topham and the Company on October 1, 2010, Mr. Topham agreed to a temporary reduction in his annual base salary from $170,000 to $155,000, effective February 15, 2009, with the timing and extent of reinstatement of his salary solely at the discretion of the Chief Executive Officer. His full salary was reinstated as of January 1, 2011.

        If, during the term of his employment agreement, Neutron terminates Mr. Topham's employment other than for "cause," death or "disability," or if Mr. Topham terminates his employment with "good reason," Neutron has agreed to pay Mr. Topham a severance payment equal to (i) 12 months of his base salary paid out over the period that the compensation would have been due had the termination not occurred; (ii) any declared and accrued, but as of then unpaid, bonus or stock options grant; (iii) any accrued vacation pay; (iv) any amounts payable under a defined benefit pension plan or 401(k) plan including such amounts which would have accrued if his employment had continued for the term of his employment agreement; and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company. In addition, all stock options owned by or granted to Mr. Topham vest immediately upon such a termination and the Company is required to provide Mr. Topham and/or his family, during the period that it makes severance payments to him, benefits under its welfare benefit plans at least equal to those that would be provided if his employment had not been terminated or, if more favorable to Mr. Topham, as is in effect generally at any time thereafter with respect to other executives of Neutron and their families.

        If, during the term of his employment agreement and after a "change of control," Neutron terminates Mr. Topham's employment other than for "cause," death or "disability," or if Mr. Topham terminates his employment with "good reason," (i) Neutron will pay all compensation that would have been payable over the longer of (A) 18 months or (B) the period then remaining under Mr. Topham's employment agreement, which is to be paid out over the period that the compensation would have been due had the termination not occurred; and (ii) that all unvested stock options issued to Mr. Topham immediately vest.

        If, during the term of his employment agreement, Mr. Topham's employment is terminated by reason of his death, all stock options granted to Mr. Topham fully vest and the Company must pay to Mr. Topham's legal representative (i) any death benefit compensation due under other contracts; and (ii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to the estates and beneficiaries of any other executive of the Company related to death benefits in place at any time during the 120 day period immediately preceding the date of his employment agreement or at the date of his death.

        If, during the term of his employment agreement, Mr. Topham's employment is terminated by reason of "disability" after proper notice and expiration of the cure period, all stock options granted to Mr. Topham fully vest and the Company must provide or pay (i) fully paid welfare benefits for the balance of the term of his employment agreement; (ii) base salary through the date of termination, (iii) accrued bonus through the date of termination, (iv) payment of pension or 401(k), and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to any disabled executives and/or their families related to disability in effect at any time during the 120 day period immediately preceding the date of his employment agreement or any time thereafter.

        If the Company terminates Mr. Topham's employment for any reason other than for "cause" or if Mr. Topham terminates his employment for "good reason," the company will provide him with the same health care coverage as he would have been entitled to if he were still an employee for a six month period beginning on the date of termination.

        If, during the term of his employment agreement, Neutron terminates Mr. Topham's employment for "cause," or if Mr. Topham voluntarily terminates his employment without "good reason," Neutron has agreed to pay Mr. Topham (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Mr. Topham; (iii) accrued but unpaid vacation leave; and (iv) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company including any death or disability benefits, if applicable.

        Mr. Topham's employment agreement also contains confidentiality and non-competition provisions whereby Mr. Topham is prohibited from (i) at any time, divulging any secret, proprietary or confidential information, knowledge or data related to the Company and its business that he obtained while employed with the Company; (ii) during the term of his employment, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business; (iii) during any period during which he receives severance payments, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business within the same counties in those states which Neutron has properties as of the date of Mr. Topham's termination; and (iv) during his employment with the Company and for 12 months thereafter, hiring or soliciting for hire any person who is, or during the previous 12 months was, employed by the Company.

Mark J. Ludwig—Employment Agreement

        Mr. Ludwig is employed as the Company's Vice President of Operations under an Employment Agreement dated October 1, 2010. The term of Mr. Ludwig's employment under his employment agreement is one year, which expires on September 30, 2011. Under his employment agreement, Mr. Ludwig is entitled to receive an annual base salary of $165,000, subject to annual increases if approved by the Board of Directors in its sole discretion. Pursuant to a letter of understanding and agreement entered into between Mr. Ludwig and the Company on October 1, 2010, Mr. Ludwig agreed to a temporary reduction in his annual base salary from $165,000 to $150,000, effective February 15, 2009, with the timing and extent of reinstatement of his salary solely at the discretion of the Chief Executive Officer. His full salary was reinstated as of January 1, 2011.

        If, during the term of his employment agreement, Neutron terminates Mr. Ludwig's employment other than for "cause," death or "disability," or if Mr. Ludwig terminates his employment with "good reason," Neutron has agreed to pay Mr. Ludwig a severance payment equal to (i) six months of his base salary paid out over the period that the compensation would have been due had the termination not occurred; (ii) any declared and accrued, but as of then unpaid, bonus or stock options grant; (iii) any accrued vacation pay; (iv) any amounts payable under a defined benefit pension plan or 401(k) plan including such amounts which would have accrued if his employment had continued for the term of his employment agreement; and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company. In addition, all stock options owned by or granted to Mr. Ludwig vest immediately upon such a termination and the Company is required to provide Mr. Ludwig and/or his family, during the period that it makes severance payments to him, benefits under its welfare benefit plans at least equal to those that would be provided if his employment had not been terminated or, if more favorable to Mr. Ludwig, as is in effect generally at any time thereafter with respect to other executives of Neutron and their families.

        If, during the term of his employment agreement and after a "change of control," Neutron terminates Mr. Ludwig's employment other than for "cause," death or "disability," or if Mr. Ludwig terminates his employment with "good reason," (i) Neutron will pay all compensation that would have been payable over the longer of (A) 12 months or (B) the period then remaining under Mr. Ludwig's employment agreement, which is to be paid out over the period that the compensation would have been due had the termination not occurred; and (ii) that all unvested stock options issued to Mr. Ludwig immediately vest.

        If, during the term of his employment agreement, Mr. Ludwig's employment is terminated by reason of his death, all stock options granted to Mr. Ludwig fully vest and the Company must pay to Mr. Ludwig's legal representative (i) any death benefit compensation due under other contracts; and (ii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to the estates and beneficiaries of any other executive of the Company related to death benefits in place at any time during the 120 day period immediately preceding the date of his employment agreement or at the date of his death.

        If, during the term of his employment agreement, Mr. Ludwig's employment is terminated by reason of "disability" after proper notice and expiration of the cure period, all stock options granted to Mr. Ludwig fully vest and the Company must provide or pay (i) fully paid welfare benefits for the balance of the term of his employment agreement; (ii) base salary through the date of termination, (iii) accrued bonus through the date of termination, (iv) payment of pension or 401(k), and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to any disabled executives and/or their families related to disability in effect at any time during the 120 day period immediately preceding the date of his employment agreement or any time thereafter.

        If the Company terminates Mr. Ludwig's employment for any reason other than for "cause" or if Mr. Ludwig terminates his employment for "good reason," the company will provide him with the same health care coverage as he would have been entitled to if he were still an employee for a six month period beginning on the date of termination.

        If, during the term of his employment agreement, Neutron terminates Mr. Ludwig's employment for "cause," or if Mr. Ludwig voluntarily terminates his employment without "good reason," Neutron has agreed to pay Mr. Ludwig (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Mr. Ludwig; (iii) accrued but unpaid vacation leave; and (iv) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company including any death or disability benefits, if applicable.

        Mr. Ludwig's employment agreement also contains confidentiality and non-competition provisions whereby Mr. Ludwig is prohibited from (i) at any time, divulging any secret, proprietary or confidential information, knowledge or data related to the Company and its business that he obtained while employed with the Company; (ii) during the term of his employment, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business; (iii) during any period during which he receives severance payments, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business within the same counties in those states which Neutron has properties as of the date of Mr. Ludwig's termination; and (iv) during his employment with the Company and for 12 months thereafter, hiring or soliciting for hire any person who is, or during the previous 12 months was, employed by the Company.

Michael R. Neumann—Employment Agreement

        Mr. Neumann is employed as the Company's Vice President of Environmental Services under an Employment Agreement dated October 1, 2010. The term of Mr. Neumann's employment under his employment agreement is one year, which expires on September 30, 2011. Under his employment agreement, Mr. Neumann is entitled to receive an annual base salary of $140,000, subject to annual increases if approved by the Board of Directors in its sole discretion. Pursuant to a letter of understanding and agreement entered into between Mr. Neumann and the Company on October 1, 2010, Mr. Neumann agreed to a temporary reduction in his annual base salary from $140,000 to $130,000, effective February 15, 2009, with the timing and extent of reinstatement of his salary solely at the discretion of the Chief Executive Officer. His full salary was reinstated as of January 1, 2011.

        If, during the term of his employment agreement, Neutron terminates Mr. Neumann's employment other than for "cause," death or "disability," or if Mr. Neumann terminates his employment with "good reason," Neutron has agreed to pay Mr. Neumann a severance payment equal to (i) six months of his base salary paid out over the period that the compensation would have been due had the termination not occurred; (ii) any declared and accrued, but as of then unpaid, bonus or stock options grant; (iii) any accrued vacation pay; (iv) any amounts payable under a defined benefit pension plan or 401(k) plan including such amounts which would have accrued if his employment had continued for the term of his employment agreement; and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company. In addition, all stock options owned by or granted to Mr. Neumann vest immediately upon such a termination of employment and the Company is required to provide Mr. Neumann and/or his family, during the period that it makes severance payments to him, benefits under its welfare benefit plans at least equal to those that would be provided if his employment had not been terminated or, if more favorable to Mr. Neumann, as is in effect generally at any time thereafter with respect to other executives of Neutron and their families.

        If, during the term of his employment agreement and after a "change of control," Neutron terminates Mr. Neumann's employment other than for "cause," death or "disability," or if Mr. Neumann terminates his employment with "good reason," (i) Neutron will pay all compensation that would have been payable over the longer of (A) 12 months or (B) the period then remaining under Mr. Neumann's employment agreement, which is to be paid out over the period that the compensation would have been due had the termination not occurred; and (ii) that all unvested stock options issued to Mr. Neumann immediately vest.

        If, during the term of his employment agreement, Mr. Neumann's employment is terminated by reason of his death, all stock options granted to Mr. Neumann fully vest and the Company must pay to Mr. Neumann's legal representative (i) any death benefit compensation due under other contracts; and (ii) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to the estates and beneficiaries of any other executive of the Company related to death benefits in place at any time during the 120 day period immediately preceding the date of his employment agreement or at the date of his death.

        If, during the term of his employment agreement, Mr. Neumann's employment is terminated by reason of "disability" after proper notice and expiration of the cure period, all stock options granted to Mr. Neumann fully vest and the Company must provide or pay (i) fully paid welfare benefits for the balance of the term of his employment agreement; (ii) base salary through the date of termination, (iii) accrued bonus through the date of termination, (iv) payment of pension or 401(k), and (v) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company, including the most favorable benefits provided by the Company to any disabled executives and/or their families related to disability in effect at any time during the 120 day period immediately preceding the date of his employment agreement or any time thereafter.

        If the Company terminates Mr. Neumann's employment for any reason other than for "cause" or if Mr. Neumann terminates his employment for "good reason," the company will provide him with the same health care coverage as he would have been entitled to if he were still an employee for a six month period beginning on the date of termination.

        If, during the term of his employment agreement, Neutron terminates Mr. Neumann's employment for "cause," or if Mr. Neumann voluntarily terminates his employment without "good reason," Neutron has agreed to pay Mr. Neumann (i) his base salary through the date of termination; (ii) the amount of any compensation previously deferred by Mr. Neumann; (iii) accrued but unpaid vacation leave; and (iv) any other amounts payable under any plan, program, policy or practice or contract or agreement of the Company including any death or disability benefits, if applicable.

        Mr. Neumann's employment agreement also contains confidentiality and non-competition provisions whereby Mr. Neumann is prohibited from (i) at any time, divulging any secret, proprietary or confidential information, knowledge or data related to the Company and its business that he obtained while employed with the Company; (ii) during the term of his employment, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business; (iii) during any period during which he receives severance payments, engaging, participating, investing or being employed by any business which acquires, explores, develops or mines uranium properties or provides advice, assistance or consultation to any such business within the same counties in those states which Neutron has properties as of the date of Mr. Neumann's termination; and (iv) during his employment with the Company and for 12 months thereafter, hiring or soliciting for hire any person who is, or during the previous 12 months was, employed by the Company.

2010 Summary Compensation Table

        The following table sets forth the compensation paid during the year ended December 31, 2010 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executives. These individuals are sometimes referred to collectively as the named executive officers.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation		Total
Kelsey L. Boltz	$131,978	$—	$—	$—	$5,845	(1)	$137,823
Executive Chairman
Gary C. Huber	175,645	—	—	—	32,145	(2)	207,790
President and Chief Executive Officer
Edward M. Topham	155,290	—	—	—	31,343	(3)	186,633
Chief Financial Officer, Treasurer and Secretary
Mark J. Ludwig	150,516	—	—	—	23,705	(4)	174,221
Vice President—Operations
Michael R. Neumann	131,767	—	—	—	12,996	(5)	144,763
Vice President—Environmental Services

(1)
Includes $1,848 for medical, dental, short term disability and life insurance and $3,997 for contributions under our 401(k) plan.

(2)
Includes $26,707 for medical, dental, short term disability and life insurance and $5,438 for contributions under our 401(k) plan.

(3)
Includes $26,628 for medical, dental, short term disability and life insurance and $4,715 for contributions under our 401(k) plan.

(4)
Includes $19,140 for medical, dental, short term disability and life insurance and $4,565 for contributions under our 401(k) plan.

(5)
Includes $9,046 for medical, dental, short term disability and life insurance and $3,950 for contributions under our 401(k) plan.

Grants of Plan-Based Awards

        The named executive offices did not receive any grants of plan-based awards in the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information with respect to the outstanding equity awards at December 31, 2010 for the named executive officers.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Options (#) Exercisable(1)	Number of Securities Underlying Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Base Price ($/sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kelsey L. Boltz	100,000	—	—	0.68	02/15/19	—	—	—	—
Gary C Huber	800,000	—	—	0.68	07/31/17	—	—	—	—
	200,000	—	—	0.68	07/31/18	—	—	—	—
	200,000	—	—	0.68	02/15/19	—	—	—	—
Edward M. Topham	100,000	—	—	0.68	11/26/16	—	—	—	—
	100,000	—	—	0.68	03/14/17	—	—	—	—
	100,000	—	—	0.68	02/15/19	—	—	—	—
Mark J. Ludwig	200,000	—	—	0.68	07/31/18	—	—	—	—
	50,000	—	—	0.68	02/15/19	—	—	—	—
Michael R. Neumann	441,000	—	—	0.68	03/14/17	—	—	—	—
	44,000	—	—	0.68	02/15/19	—	—	—	—

(1)
All exercisable stock options are fully vested.

(2)
The exercise price of (i) 200,000 of the options granted to each of Mr. Huber and Mr. Ludwig was reduced from $1.50 to $0.68 and (ii) 800,000 of the options granted to Mr. Huber was reduced from $1.00 to $0.68 in connection with voluntary salary reductions by Mr. Huber and Mr. Ludwig in February 2009. Exercise price for all other option awards is the fair market value per share of our common stock on the grant date, as determined by the board of Directors. Please see the subsection entitled, "2006 Stock Option and Restricted Stock Plan, 2007 Omnibus Incentive Plan and 2011 Equity Incentive Plan," above for a description of assumptions used by the Board of Directors in determining the fair market value per share of our common stock.

Options Exercised and Stock Vested

        The named executive officers did not exercise any of their options in the year ended December 31, 2010. No stock awards to named executive officers vested in the year ended December 31, 2010.

Potential Payments Upon Termination or Change-in-Control

        We have entered into employment agreements with each of our named executive officers that provide that, in the event the employee is terminated for other than for cause, death or disability, or the employee terminates for good reason, the Company will pay the employee, in addition to other amounts, the amount of his base salary for a specific number of months, which varies from six to 24 months. The employment agreements also provide for other payments upon a termination (i) by the Company with cause, (ii) by the employee without good reason, (iii) due to death, or (iv) due to disability. Please see the subsection entitled "Employment Agreements" above for a description of the severance and change in control arrangements with these executive officers and employees.

        In addition, our 2006 Plan, 2007 Plan and 2011 Plan provide for a potential acceleration of outstanding awards in the event of a change in control. Please see the subsection entitled "Stock Option Plans" below for a description of the potential acceleration of outstanding awards in the event of a change in control.

        The following table reflects the estimated potential payments upon certain terminations of employment or a change in control that would be payable to each of the named executive officers who were employed on December 31, 2010. For purposes of calculating the potential payments set forth in the tables below, we have assumed that (i) the date of termination or change in control was December 31, 2010; and (ii) the value of each share subject to a stock option or a restricted stock grant that would be accelerated in the circumstances set forth in the table below equals $1.00, which represents the fair market value of our common stock as of December 31, 2010 as determined by our Board of Directors using the factors discussed under the subsection entitled "Equity-Based Awards—2006 Stock Option and Restricted Stock Plan, 2007 Omnibus Incentive Plan and 2011 Equity Incentive Plan" above in connection with the Board of Director's determination of exercise price for stock options. Severance payments are generally paid in a lump sum in cash within 30 days of the date of termination other than (i) payments based off of annual base salary, which are paid out over the period such payments would have been made but for the termination; and (ii) continued coverage under any benefit or welfare plan.

Name	Termination Without Cause or Resignation for Good Reason ($)		Termination Without Cause or Resignation for Good Reason after a Change of Control ($)		Death ($)		Disability ($)		Termination for Cause or Resignation without Good Reason ($)
Kelsey L. Boltz	344,014	(1)	353,246	(6)	37,150	(11)	55,614	(16)	5,150	(21)
Gary C. Huber	879,741	(2)	897,556	(7)	390,932	(12)	426,541	(17)	6,932	(22)
Edward M. Topham	303,869	(3)	404,732	(8)	102,141	(13)	122,112	(18)	6,141	(23)
Mark J. Ludwig	184,231	(4)	282,520	(9)	85,942	(14)	105,913	(19)	5,942	(24)
Michael R. Neumann	242,020	(5)	323,690	(10)	160,350	(15)	174,705	(20)	5,150	(25)

(1)
Includes (i) $280,000 (representing 24 months of base salary pursuant to employment agreement) paid out over 24 months, (ii) $18,464 in continued welfare benefits paid out over 16 months, (iii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iv) $32,000 which is the net value of stock options as exercised, exercisable immediately, and (v) 401(k) contributions totaling $8,550 payable each year in February, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(2)
Includes (i) $440,000 (representing 24 months of base salary pursuant to employment agreement) paid out over 24 months, (ii) $35,609 in continued welfare benefits paid out over 16 months, (iii) $6,730 in accrued but unused vacation pay paid within 30 days of termination, (iv) $384,000 which is the net value of stock options as exercised, exercisable immediately, and (v) 401(k) contributions totaling $13,402 payable each year in February, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(3)
Includes (i) $170,000 (representing 12 months of base salary pursuant to employment agreement) paid out over 12 months, (ii) $26,628 in continued welfare benefits paid out over 12 months, (iii) $5,962 in accrued but unused vacation pay paid within 30 days of termination, (iv) $96,000 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contributions of $5,279 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(4)
Includes (i) $82,500 (representing 6 months of base salary pursuant to employment agreement) paid out over 6 months, (ii) $13,314 in continued welfare benefits paid out over 6 months, (iii) $5,769 in accrued but unused vacation pay paid within 30 days of termination, (iv) $80,000 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contribution of $2,648 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(5)
Includes (i) $70,000 (representing 6 months of base salary pursuant to employment agreement) paid out over 6 months, (ii) $9,570 in continued welfare benefits paid out over 6 months, (iii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iv) $155,200 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contribution of $2,250 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(6)
Includes (i) $280,000 (representing 24 months of 2010 base salary pursuant to employment agreement) paid out over 24 months, (ii) $27,696 in continued welfare benefits paid out over 24 months, (iii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iv) $32,000 which is the net value of stock options as exercised, exercisable immediately, and (v) 401(k) contributions totaling $8,550 payable each year in February, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal.

(7)
Includes (i) $440,000 (representing 24 months of 2010 base salary pursuant to employment agreement) paid out over 24 months, (ii) $53,424 in continued welfare benefits paid out over 24 months, (iii) $6,730 in accrued but unused vacation pay paid within 30 days of termination, (iv) $384,000 which is the net value of stock options as exercised, exercisable immediately, and (v) 401(k) contributions totaling $13,402 payable each year in February, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(8)
Includes (i) $255,000 (representing 18 months of base salary pursuant to employment agreement) paid out over 18 months, (ii) $39,941 in continued welfare benefits paid out over 18 months, (iii) $5,962 in accrued but unused vacation pay paid within 30 days of termination, (iv) $96,000 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contributions of $7,829 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(9)
Includes (i) $165,000 (representing 12 months of base salary pursuant to employment agreement) paid out over 12 months, (ii) $26,628 in continued welfare benefits paid out over 12 months, (iii) $5,769 in accrued but unused vacation pay paid within 30 days of termination, (iv) $80,000 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contribution of $5,123 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(10)
Includes (i) $140,000 (representing 12 months of base salary pursuant to employment agreement) paid out over 12 months, (ii) $19,140 in continued welfare benefits paid out over 12 months, (iii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iv) $155,200 which is the net value of stock options as exercised, exercisable immediately, and (v) a 401(k) contribution of $4,350 payable in February 2012, calculated as 3% of the amount of (i) plus (iii) paid in the preceding fiscal year.

(11)
Includes (i) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (ii) $32,000 which is the net value of stock options as exercised, exercisable immediately, and (iii) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(12)
Includes (i) $6,730 in accrued but unused vacation pay paid within 30 days of termination, (ii) $384,000 which is the net value of stock options as exercised, exercisable immediately, and (iii) a 401(k) contribution of $202 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(13)
Includes (i) $5,962 in accrued but unused vacation pay paid within 30 days of termination, (ii) $96,000 which is the net value of stock options as exercised, exercisable immediately, and (iii) a 401(k) contribution of $179 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(14)
Includes (i) $5,769 in accrued but unused vacation pay paid within 30 days of termination, (ii) $80,000 which is the net value of stock options as exercised, exercisable immediately, and (iii) a 401(k) contribution of $173 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(15)
Includes (i) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (ii) $155,200 which is the net value of stock options as exercised, exercisable immediately, and (iii) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(16)
Includes (i) $18,464 in continued welfare benefits paid out over the remaining 16 months of the employment agreement, (ii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iii) $32,000 which is the net value of stock options as exercised, exercisable immediately, and (iv) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (ii) paid in the preceding fiscal year.

(17)
Includes (i) $35,609 in continued welfare benefits paid out over the remaining 16 months of the employment agreement, (ii) $6,730 in accrued but unused vacation pay paid within 30 days of termination, (iii) $384,000 which is the net value of stock options as exercised, exercisable immediately, and (iv) a 401(k) contribution of $202 payable in February 2012, calculated as 3% of the amount of (ii) paid in the preceding fiscal.

(18)
Includes (i) $19,971 in continued welfare benefits paid out over the remaining 9 months of the employment agreement, (ii) $5,962 in accrued but unused vacation pay paid within 30 days of termination, (iii) $96,000 which is the net value of stock options as exercised, exercisable immediately, and (iv) a 401(k) contribution of $179 payable in February 2012, calculated as 3% of the amount of (ii) paid in the preceding fiscal year.

(19)
Includes (i) $19,971 in continued welfare benefits paid out over the remaining 9 months of the employment agreement, (ii) $5,769 in accrued but unused vacation pay paid within 30 days of termination, (iii) $80,000 which is the net value of stock options as exercised, exercisable immediately, and (iv) a 401(k) contribution of $173 payable in February 2012, calculated as 3% of the amount of (ii) paid in the preceding fiscal year.

(20)
Includes (i) $14,355 in continued welfare benefits paid out over the remaining 9 months of the employment agreement, (ii) $5,000 in accrued but unused vacation pay paid within 30 days of termination, (iii) $155,200 which is the net value of stock options as exercised, exercisable immediately, and (iv) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (ii) paid in the preceding fiscal year.

(21)
Includes (i) $5,000 in accrued but unused vacation pay paid within 30 days of termination, and (ii) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(22)
Includes (i) $6,730 in accrued but unused vacation pay paid within 30 days of termination, and (ii) a 401(k) contribution of $202 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(23)
Includes (i) $5,962 in accrued but unused vacation pay paid within 30 days of termination, and (ii) a 401(k) contribution of $179 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(24)
Includes (i) $5,769 in accrued but unused vacation pay paid within 30 days of termination, and (ii) a 401(k) contribution of $173 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

(25)
Includes (i) $5,000 in accrued but unused vacation pay paid within 30 days of termination, and (ii) a 401(k) contribution of $150 payable in February 2012, calculated as 3% of the amount of (i) paid in the preceding fiscal year.

Stock Option Plans

2006 Stock Option and Restricted Stock Plan, 2007 Omnibus Incentive Plan and 2011 Equity Incentive Plan

        This summary is qualified in its entirety by the detailed provisions of the 2006 Plan, the 2007 Plan, and the 2011 Plan, which are filed as exhibits to the registration statement of which this prospectus is a part. The 2006 Plan, 2007, and 2011 Plan are collectively referred to as the "Plans."

Purpose

        The objective of the Plans is to attract, reward and retain key personnel to the Company and provide incentives to our key employees, directors and consultants to achieve financial results aimed at increasing stockholder value. Persons eligible to be granted stock options or restricted stock under any of the Plans will be those persons whose performance, in the judgment of the Board of Directors or compensation committee, can have significant effect on the Company's success.

Effective Date and Term

        The 2006 Plan was effective as of February 10, 2006 and will expire on February 10, 2016, unless earlier terminated by our Board of Directors. The 2007 Plan was effective as of December 13, 2007 and will expire on December 13, 2017, unless earlier terminated by our Board of Directors. The 2011 Plan was effective as of February 22, 2011, subject to stockholder approval, and will expire on February 22, 2021, unless earlier terminated by our Board of Directors.

Administration of the Plans

        Our compensation committee administers each of the Plans, interprets the terms and intent of the Plans, determines eligibility for and terms of awards for participants and makes all other determinations necessary or advisable for the administration of any Plan. Our Board of Directors fulfilled these responsibilities until it delegated the authority to administer the Plans to the compensation committee on                  , 2011. During any period of time in which we do not have a compensation committee, the Plans will be administered by our Board of Directors or another committee appointed by our Board of Directors. References below to the compensation committee include a reference to the Board of Directors or another committee appointed by the Board of Directors for those periods in which the Board of Directors or such other committee appointed by the Board of Directors is acting.

Eligibility

        All of our officers and employees and the officers and employees of our subsidiaries and affiliates are eligible to receive awards under each Plan. In addition, our non-employee directors and consultants and advisors who perform services for us, our subsidiaries and our affiliates may receive awards under any Plan, other than incentive stock options.

Shares Subject to the Plan

        Subject to adjustment as described below, (i) a total of 3,500,000 shares of our common stock are authorized for issuance under the 2006 Plan, (ii) a total of 2,800,000 shares of our common stock are authorized for issuance under our 2007 Plan and (iii) between 1,000,000 and 3,000,000 shares are authorized for issuance under our 2011 Plan. The 2011 Plan authorizes the greater of (A) 1,000,000 shares of our common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company. As of May 18, 2011, 1,000,000 shares of common stock were authorized for issuance under the 2011 Plan. Shares issued under any of the Plans may be authorized but unissued shares or treasury shares.

        The maximum number of shares of common stock subject to options or share appreciation rights that can be issued to any person is (i) 250,000 in any single calendar year (or 500,000 shares in the year that the person is first employed) under the 2011 Plan, and (ii) 500,000 in any 12 month period under the 2007 Plan. The maximum number of shares that can be issued to any person other than pursuant to an option or share appreciation right is (i) 100,000 shares in any single calendar year (or 200,000 shares in the year that the person is first employed) under the 2011 Plan, and (ii) 250,000 shares in any 12 month period under the 2007 Plan. The maximum amount that may be earned as an annual incentive award or other cash award by any one person is (i) $100,000 in any calendar year (or $200,000 in the year that the person is first employed) under the 2011 Plan, and (ii) $500,000 in any 12 month period under the 2007 Plan. The maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is (i) $250,000 in any calendar year (or $500,000 for a performance period beginning with or immediately after the year that the person is first employed) under the 2011 Plan, and (ii) $500,000 in any 12 month period under the 2007 Plan.

        Under each Plan, the aggregate fair market value of the common stock with respect to which incentive stock options are exercisable for the first time by any individual in any calendar year may not exceed $100,000.

Adjustment of Shares

        In the event of any increase or decrease in the number of outstanding shares of our stock, or in the event such shares are changed into or exchanged for a different number or kind of shares or other securities of our company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, our Board of Directors will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under each Plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance shares, performance units or other equity-based awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock or are settled in cash, the shares of common stock subject to such awards will again be available for purposes of the Plans.

Option Awards

        The Plans authorize our compensation committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price will be equal to at least the fair market value of the shares of common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

        The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

Share Awards

        The Plans also provide for the grant of share awards (which includes restricted shares and share units). A share award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a share award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that the compensation committee may require any dividends to be reinvested in shares.

Share Appreciation Rights

        The Plans authorize our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common stock on the date of exercise over the shares' fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed 10 years from the date of grant.

Performance Units

        The 2007 Plan and 2011 Plan also authorize our compensation committee to grant performance units. Performance units represent the participant's right to receive a compensation amount, based on the value of the shares of common stock, if performance goals established by the compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating units, the participant's performance or such other criteria determined by the compensation committee. If the performance goals are met, performance units will be paid in cash, shares of common stock or a combination thereof.

Bonuses

        Cash performance bonuses payable under the 2007 Plan and 2011 Plan may be based on the attainment of performance goals that are established by the compensation committee and relate to one or more performance criteria described in such Plan. Cash performance bonuses, for which there is no minimum, must be based upon objectively determinable bonus formulas established in accordance with such Plan, as determined by the compensation committee.

Dividend Equivalents

        Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award under the 2007 Plan and 2011 Plan. Dividend equivalents may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents, and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

Other Equity-Based Awards

        Our compensation committee may grant other types of equity-based awards under the 2011 Plan. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

Change of Control

        Under the 2007 Plan and 2011 Plan, if we experience a change in control in which equity-based awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity, unless otherwise provided in an award: (i) all restricted shares will vest, and all share units will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at the compensation committee's discretion either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, share appreciation rights, restricted shares and share units will be cashed out in an amount equal to the value, which is the excess fair value of the shares underlying the options over the exercise price of the options, of the award before the change in control. In the case of performance shares granted under the 2011 Plan, if more than half of the performance period has lapsed, the performance shares will be converted into restricted shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted shares assuming target performance has been achieved.

        As defined in the 2007 Plan and 2011 Plan, a "corporate transaction" or "change of control" means:

  •
  the dissolution or liquidation of the Company or a merger, consolidation or reorganization of the Company with one or more other entities in which we are not the surviving entity;

  •
  a sale of substantially all of our assets to another person or entity; or

  •
  any transaction which results in any person or entity owning 50% or more of the combined voting power of all classes of the Company's stock.

        Under the 2006 Plan, if we experience a change in control, any unvested awards vest immediately prior to the closing of the change of control and the compensation committee may provide for the award recipient's election alternatives regarding the terms and conditions for the exercise of or modification of any outstanding awards without the consent of the holder of the award so long as it does not affect the then current exercise provisions. In addition, the compensation committee may require that awards granted under the 2006 Plan must be exercised in connection with the closing of the change of control and any awards not so exercised will expire. Under the 2006 Plan, all outstanding awards terminate immediately upon a dissolution or liquidation of the Company.

        As defined in the 2006 Plan, a "change of control" means:

  •
  any person or group acquires more than 50% of either the total fair market value of all our common stock issued and outstanding or the total voting power of all shares of capital stock authorized to vote for the election of our directors;

  •
  any person or group acquires 35% or more of the voting power of all shares of capital stock authorized to vote for the election of our directors in any 12 month period;

  •
  a majority of the members of the Board of Directors is replaced during any 12 month period by directors whose appointment was not endorsed by a majority of the members of the Board of Directors; or

  •
  any person or group acquires more than 40% of the total gross fair market value of all our assets in any 12 month period.

        Provided that a "change of control" under the 2006 Plan does not include:

  •
  any transaction involving any stockholder that individually or as a group owned more than 50% of the outstanding common stock on February 10, 2006, until such time as such stockholder first owns less than 40% of the total outstanding common stock of the Company; or

  •
  any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

Amendment; Termination

        Our Board of Directors may amend or terminate any Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or the NYSE Amex regulations. In addition, any amendment to the 2007 Plan that (i) materially increases the benefits accruing to participants under the 2007 Plan, (ii) materially increases the aggregate number of shares of stock that may be issued under the 2007 Plan, or (iii) materially modifies the requirements as to eligibility for participation in the 2007 Plan must be approved by our stockholders.

        The compensation committee may provide in any agreement under any of the Plans for different provisions to apply to an award than those described above.

Director Compensation

        The following table sets forth the compensation for our non-employee directors for the year ended December 31, 2010. Kelsey Boltz and Gary Huber both serve as directors, but as company employees they receive no compensation for their services as directors. The compensation for Kelsey Boltz and Gary Huber is reported in the executive compensation tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)	Number of Securities Underlying Options Outstanding at December 31, 2010
John K. Campbell	10,000	—	75,997	—		85,997	290,000
Jerry Nelson	10,000	—	75,997	50,000	(2)	135,997	290,000
Henry G. Grundstedt	10,000	—	75,997	—		85,997	260,000
James J. Graham	—	—	—	66,760	(3)	66,760	100,000
Carolyn C. Loder	—	—	—	—		—	—

(1)
During the year ended December 31, 2010, each of Messrs. Campbell, Nelson and Grundstedt received a stock option award for 30,000 common shares. The amounts in this column reflect the amounts we recorded under FASB ASC Topic 718 "Compensation—Stock Compensation" as stock-based compensation in our financial statements for the fiscal years stated in connection with options we granted in the fiscal years stated. The assumptions we used in valuing options are described in Note 10 to our Consolidated Financial Statements included elsewhere in this prospectus.

(2)
In May 2010, we granted Mr. Nelson 50,000 shares of common stock as an unrestricted stock award in consideration of and in connection with a $500,000 standby credit facility. We did not draw on the credit facility and it was subsequently terminated. The grant date fair value of the stock award was $50,000.

(3)
In May 2010, we granted Mr. Graham stock option awards of 100,000 in consideration of, and in connection with, an April 15, 2010 Strategic Consulting and Advisory Agreement, which was terminated on February 11, 2011. The grant date fair value of the May 2010 stock option awards was $66,760.

        Directors who are not our employees receive annual fees of $20,000, and fees of $2,000 for each board meeting attended in person, $1,000 for each board meeting attended by telephone and $1,000 for each committee meeting attended in person or by telephone. The Chairman of our Audit Committee also receives an additional annual fee of $5,000 for such service. All such fees are paid in cash. Directors who are our employees receive no fees for their services on the Board of Directors. All directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures. Each non-employee director is entitled to receive options to purchase 200,000 shares of common stock upon joining the board and 30,000 annually. All outstanding options granted as fees to our non-employee directors have been issued under our 2006 Plan, 2007 Plan and 2011 Plan.

        In February 2009, in conjunction with certain salary reductions for our executive officers, our Board of Directors reduced its annual fees by 50%. In connection with this reduction in compensation, we agreed to modify the terms of, 30,000 stock options issued to Mr. Campbell, 30,000 stock options issued to Mr. Nelson and 200,000 stock options issued to Mr. Grundstedt. We modified the terms of the stock options by reducing the exercise price from $1.50 to $.68 per share on 30,000, 30,000 and 200,000 stock options issued to Mr. Campbell, Mr. Nelson and Mr. Grundstedt, respectively.

        On February 22, 2011, our Board of Directors granted options to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share to each of Messrs. Graham, Loder and Mallery in connection with their appointment to the Board of Directors, which fully vested upon the grant and expire after ten years. On February 11, 2011, our Board of Directors granted options, which expire after ten years, to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share to Mr. Graham in connection with Mr. Graham entering into a consulting agreement with the Company, of which half vests on August 11, 2011 and the remaining half vests on February 11, 2012. For a description of the consulting agreement entered into with Mr. Graham, see the section of this prospectus entitled "Certain Relations and Related Person Transactions—Related Person Transactions." The options granted to Mr. Loder and Mr. Mallery were issued under the 2011 Plan and the options granted to Mr. Graham were issued under the 2007 Plan. Mr. Mallery resigned as a member of our Board of Directors on April 11, 2011. In connection with Mr. Mallery's resignation, Mr. Mallery and the Company executed a Mutual Agreement to Accelerate Option Expiration pursuant to which the 200,000 options granted to him in February 2011 expired.

Limitations on Liability and Indemnification Matters

        See "Indemnification Matters and Disclosure of SEC Position on Indemnification for Securities Act Liabilities" on page 155.

Compensation Committee Interlocks and Insider Participation

        On February 22, 2011, the Company formed a compensation committee to determine the compensation of the executive officers and to set the guidelines for compensation for the employees of the Company. During the fiscal year ended December 31, 2010, the Company did not have a compensation committee. No employees or officers of the Company, other than Dr. Huber and Mr. Boltz who serve as both officers and directors, participated in deliberations of our Board of Directors concerning executive officer compensation. Dr. Huber and Mr. Boltz were not present during the Board of Directors deliberations concerning their own compensation. During the last fiscal year, none of our executive officers served as a member of a Board of Directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers that served as a member of our Board of Directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth, as of May 18, 2011, information regarding persons known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Shown separately in the second table below is information regarding the beneficial ownership of our common stock by (i) each director and nominee; (ii) each named executive officer; and (iii) all directors and executive officers together as a group.

        The number of shares beneficially owned and the percentage of shares beneficially owned are based on the 58,204,141 shares of common stock that were issued and outstanding as of May 18, 2011. For the purposes of the information provided below, shares subject to options and warrants that are exercisable within 60 days following May 18, 2011 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated or as affected by applicable community property laws. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Principal Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Primary Corp	14,269,067		24.5%
130 King Street West, Ste. 2110
Toronto, ON M5X 1B1 Canada
Kelsey Boltz	6,909,293	(3)	11.85%
6066 N Hillside Dr.
Scottsdale, AZ 85253 U.S.
Passport Capital, LLC	4,666,666	(4)	8.02%
30 Hotaling Place, Ste. 300
San Francisco, CA 94111 U.S.

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. As of the date of this prospectus, there were 58,204,141 shares issued and outstanding.

(2)
The percent of common stock owned is calculated using the sum of (i) the number of shares of common stock beneficially owned, plus (ii) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the numerator, and the sum of (a) the total number of shares of common stock of the Company outstanding, plus (b) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the denominator.

(3)
Includes 6,809,293 shares of common stock held by Kelsey L. Boltz and Barbara B. Boltz Family Revocable Trust and 100,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(4)
Includes, (i) 2,333,333 shares of common stock held by Passport Materials Master Fund LP, (ii) 1,253,000 shares of common stock held by Passport Global Strategies II Ltd., and (iii) 1,080,333 shares of common stock held by Passport Global Strategies III Ltd.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Kelsey Boltz, Executive Chairman of the Board	6,909,293	(3)	11.85%
Gary C. Huber, Chief Executive Officer, Director	1,400,000	(4)	2.36%
Edward M. Topham, Chief Financial Officer	855,283	(5)	1.46%
Mark J. Ludwig, V.P. Operations	250,000	(6)	*
Michael R. Neumann, V.P. Environmental Services	485,000	(7)	*
John K. Campbell, Director	360,000	(8)	*
Jerry Nelson, Director	476,364	(9)	*
Henry G. Grundstedt, Director	260,000	(10)	*
James J. Graham, Director	300,000	(11)	*
Carolyn C. Loder, Director	200,000	(12)	*
All directors and officers as a group (11 individuals)	11,495,940		18.58%

*
Less than one percent

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this prospectus. As of the date of this prospectus, there were 58,204,141 shares issued and outstanding.

(2)
The percent of common stock owned is calculated using the sum of (i) the number of shares of common stock beneficially owned, plus (ii) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the numerator, and the sum of (a) the total number of shares of common stock of the Company outstanding, plus (b) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the denominator.

(3)
Includes 6,809,293 shares of common stock held by Kelsey L. Boltz and Barbara B. Boltz Family Revocable Trust and 100,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(4)
Includes 800,000 shares issuable upon exercise of stock options granted pursuant to our 2006 Plan, and 400,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(5)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to our 2006 Plan and 100,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(6)
Includes 250,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(7)
Includes 485,000 shares issuable upon exercise of stock options granted pursuant to our 2006 Plan.

(8)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to our 2006 Plan and 90,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan. Mr. John K. Campbell, a director of the Company, is a director and a shareholder of Primary Corp, a publicly held corporation traded on the Toronto Stock Exchange.

(9)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to our 2006 Plan and 90,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(10)
Includes 260,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(11)
Includes 300,000 shares issuable upon exercise of stock options granted pursuant to our 2007 Plan.

(12)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to our 2011 Plan.

Changes in Control

        We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

        On February 22, 2011, we adopted a written Related Person Transaction Policy, pursuant to which the Company is not permitted to enter into any transaction required to be disclosed under Item 404(a) of Regulation S-K (a "Related-Person Transaction") without (i) reporting it to our Chief Executive Officer or Chief Financial Officer and (ii) obtaining the prior, whenever practical, consent of our audit committee. If our Chief Executive Officer or Chief Financial Officer determines that prior approval of a Related-Person Transaction is not practicable, our audit committee shall review and may ratify such a transaction at its next meeting. Our Chief Executive Officer or Chief Financial Officer may also present a Related-Party Transaction to the chairperson of our audit committee, who shall review and may approve such transaction subject to ratification by our audit committee at its next meeting. In approving or rejecting a Related-Party Transaction, our audit committee will review all relevant information available to it about the Related-Person Transaction. After review, our audit committee may approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. In approving a Related-Person Transaction, our audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person. A copy of our Related Person Transaction Policy and other corporate governance documents can be viewed on our corporate website at: www.                  .

Related Person Transactions

        Each of the following related person transactions was entered into before the adoption of our Related Person Transaction Policy and therefore was not subject to the terms and conditions of such policy.

Transactions with Richard Mallery

        During 2009, we paid a law firm $239,449 in legal fees. Richard Mallery, a director of the Company from February 15, 2011 to April 11, 2011, was the attorney representing us and is a partner in that law firm.

        In May 2009, we granted Mr. Mallery stock options to purchase 300,000 shares of our common stock at an exercise price of $0.68 per share for additional strategic consulting services. The options had an aggregate estimated fair value of $124,259 at grant date.

        On February 22, 2011, our Board of Directors granted options to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share under the 2011 Plan to Mr. Graham in connection with his appointment to the Board of Directors, which fully vested upon the grant. Mr. Mallery resigned as a member of our Board of Directors on April 11, 2011. In connection with Mr. Mallery's resignation, Mr. Mallery and the Company executed a Mutual Agreement to Accelerate Option Expiration pursuant to which the 200,000 options granted to him in February 2011 expired.

Transactions with Primary

        In December 2009, we issued 3,519,067 shares of our common stock to Primary, a principal stockholder of the Company, in consideration for our October 15, 2009 purchase of Primary's 34.56% interest in the Grants J.V. pursuant to the Purchase Agreement that we entered into with Primary in October 2009. The fair value of the shares on the date of issuance was $3,519,067.

        On January 4, 2011, we entered into a financial advisory agreement with Primary Capital, an affiliate of Primary. Pursuant to the agreement Primary Capital will consult with us with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or

(ii) the issuance by us, or a counterparty of a business combination, of securities in connection with an initial public offering or a private placement. Should we conclude a transaction, the financial advisory agreement requires us to pay a 1% completion fee on the transaction value, defined as the gross proceeds received by us in a financing transaction or the aggregate unrestricted cash balances of any counterparty in connection with a business combination. Assuming the completion of this offering, a completion fee of approximately $                  will be paid to Primary.

Transactions with James J. Graham

        We have entered into three agreements with the Consultant, the principal of which is James J. Graham, a director of the Company since February 15, 2011. As the principal of the Consultant, Mr. Graham has a direct interest in all amounts paid to the Consultant.

        On January 14, 2010, we entered into a finder's fee agreement with the Consultant to provide introductions to certain industry contacts in connection with our financing efforts. Should we conclude a transaction through the efforts of the Consultant, the agreement requires us to pay a 1% fee on the gross proceeds of such financing. The finder's fee agreement was non-exclusive and terminable at any time upon 30 days notice. On February 11, 2011, we terminated the agreement, however, we remain obligated to pay the fees set forth therein should we complete a transaction within 12 months of termination if the Consultant introduced the financing party on our behalf during the term of the agreement. As of May 18, 2011, no financing transactions have been entered into and no payments have been made or are due and owing to the Consultant under the finder's fee agreement.

        On April 15, 2010, we entered into the Advisory Agreement with the Consultant to provide advisory services in connection with our evaluation of pursuing one or more strategic transactions, such as off-take agreements, forward sales contracts, joint ventures and mineral property acquisitions or dispositions. Should we conclude a strategic transaction through efforts of the Consultant, the Advisory Agreement requires us to pay a 1.5% fee on debt proceeds received by us and a 5% fee on proceeds received by us through equity financing, asset dispositions or a joint venture earn-in. In addition, we granted the Consultant a stock option to purchase 100,000 shares of common stock exercisable within five years at an exercise price of $1.00 per share of common stock, all of which has vested. The stock option had an estimated fair value of $66,760 at grant date. The Advisory Agreement was non-exclusive and terminable at any time upon 30 days notice. We terminated the Advisory Agreement on February 11, 2011, however, we remain obligated to pay the fees set forth in the consulting agreement should we complete a joint venture earn-in transaction within five years or another transaction within 12 months of termination if the Consultant contacted the financing party on our behalf during the term of the Advisory Agreement. To date, no strategic transactions have been entered into and no payments, other than the stock option grant, have been made or are due and owing to the Consultant under the Advisory Agreement.

        On February 11, 2011, we entered into a consulting agreement with the Consultant to provide advice and consultation to us, on a as needed basis, with respect to (i) marketing and operational strategies, goals and objectives; (ii) implementation and execution of strategic initiatives; and (iii) evaluation of performance and results. In consideration of Consultant's services we agreed to pay Consultant a $5,000 per month retainer to be offset by a $1,000 per day consulting fee. In addition, we granted the Consultant a stock option to purchase 200,000 shares of common stock exercisable within ten years at an exercise price of $1.00 per share of common stock, which vests one-half six months after the agreement date and the balance twelve months after the agreement date. The stock option had a fair value of $166,322 at the grant date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days notice. As of May 18, 2011, the Company has paid $53,289, in addition to the stock option grant, to the Consultant under the consulting agreement.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our common stock and preferred stock and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. No other class or series of capital stock is currently authorized under our Articles of Incorporation. As of May 18, 2011, 58,204,141 shares of common stock are outstanding, 5,506,666 shares of common stock are issuable upon exercise of outstanding options and 3,051,744 shares of common stock are issuable upon exercise of outstanding warrants. As of May 18, 2011 no shares of preferred stock are outstanding.

        Our Board of Directors approved and our stockholders ratified the Reverse Stock Split on                  , 2011 and                  , 2011, respectively. The Reverse Stock Split was effected on                  , 2011 by the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. Upon the effectiveness of the Reverse Stock Split,                  shares of our common stock, par value $0.001, were converted and reclassified as one share of our common stock, par value $0.001 and our authorized common and preferred stock were correspondingly decreased, from 200,000,000 and 10,000,000 shares to                  and                  shares, respectively. Stockholders entitled to fractional shares as a result of the Reverse Stock Split will receive a cash payment for such fractional shares no later than                  , 2011 in lieu of receiving fractional shares. As a result of cashing out the fractional shares,                   shares of the Company's common stock have been eliminated. In addition, shares of common stock underlying outstanding stock options and warrants were proportionately reduced and the respective exercise prices were proportionately increased in accordance with the terms of the agreements governing such securities. Unless otherwise indicated, all references to numbers of shares, options and warrants and corresponding conversion prices and/or exercise prices and all per share data have been adjusted to give effect to the Reverse Stock Split.

Common Stock

        Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting for directors is not permitted. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock of the Company, holders of common stock are entitled to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds. Any dividends declared on the common stock will not be cumulative. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock. In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

        The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. The common stock is not subject to future calls or assessments by us. Except as otherwise required by law, holders of the common stock are not entitled to vote on any amendment or certificate of designation relating to the terms of any series of preferred stock if the holders of the affected series are entitled to vote on such amendment or certificate of designation under our Articles of Incorporation.

        As of May 18, 2011, there is no public market for our common stock and we have 195 stockholders of record of our common stock.

        Under our Articles of Incorporation, the Board of Directors has the authority, without further action by our stockholders, and within the limits set forth in the Nevada Corporations Act, to:

  •
  designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of capital stock before the issuance of any shares of that class;

  •
  create one or more series within a class of capital stock, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of such series, all before the issuance of any shares of that series;

  •
  alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class or series of capital stock;

  •
  increase or decrease the number of shares constituting any series of capital stock, the number of shares of which was originally fixed by the Board of Directors, at any time;

  •
  determine the dividend rate on the shares of any class or series of capital stock, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class or series of capital stock;

  •
  determine whether that class or series of capital stock will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

  •
  determine whether that class or series of capital stock will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

  •
  determine whether or not the shares of that class or series of capital stock will be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  •
  determine whether that class or series of capital stock will have any sinking fund rights and, if so, the terms and amount of such sinking fund rights;

  •
  determine the rights of the shares of that class or series of capital stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series of capital stock; and

  •
  determine any other relative rights, preferences and limitations of that class or series.

        Because the Board of Directors has the power to establish the preferences, powers and rights of the shares of any additional series of capital stock, including preferred stock, it may afford holders of any such capital stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of any series of common stock, which could adversely affect the holders of such common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Preferred Stock

        Under our Articles of Incorporation, the Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to establish the preferences, powers and rights of such series of preferred stock as described above.

Warrants

        As of May 18, 2011, there are two outstanding warrants to purchase an aggregate of 3,051,744 shares of our common stock at an exercise price of the lesser of (i) $1.75 per share, and (ii) the lowest price of any shares of common stock issued in connection with any equity capital raising undertaken by the Company, which are held by RMBAH (the "Warrants"). The exercise period of each Warrant commenced on the date of issuance and expires four years after such date. One warrant, which represents 1,428,571 shares, expires on April 4, 2014 and the other warrant, which represents 1,623,173 shares, expires on April 11, 2014. The Company is also obligated under the Senior Debt Facility to issue such additional warrants to purchase up to a maximum of 4,262,541 additional shares of our common stock as is necessary for RMBAH to own 5%, calculated on a partially diluted basis, of our issued and outstanding common stock on the same terms as the Warrants (the "Additional Warrant Obligation"). Pursuant to the Additional Warrant Obligation, we expect to issue an additional warrant to purchase approximately                  shares of common stock (the "IPO Warrant") as a result of this offering.

        In addition, we expect to issue warrants to the underwriters to purchase an aggregate of                  shares of common stock in connection with this offering, which equals an aggregate of 5% of the shares of common stock sold in this offering (assuming the underwriters do not exercise the over-allotment option). The warrants will have an exercise price equal to 120% of the offering price for the shares of common stock. The warrants are exercisable commencing                  after the effective date of the registration statement related to this offering and will be exercisable for five years thereafter. The warrants are not redeemable by us and are subject to a 180-day lock-up from the effective date of the registration statement pursuant to Rule 5110(g)(1) of FINRA. See the section of this prospectus entitled "Underwriting—Underwriters' Warrants" for a more detailed discussion of these warrants.

Registration Rights

        Pursuant to the Warrants we agreed to use our best efforts to file a registration statement on Form S-1 or other available form to register all securities which are issuable upon exercise of the Warrants concurrently with any initial public offering of our common stock and to use our best efforts to cause such registration statement to become effective within six months from the date on which such registration statement is filed. We must also register any such securities under any applicable securities or "blue sky" laws of each state of the United States which RMBAH reasonably requests. The securities which are issuable upon exercise of any additional warrants issued to RMBAH pursuant to the Additional Warrant Obligation, including the IPO Warrant, will also have the same registration rights. After these shares are registered, they will be freely tradable without restriction under the Securities Act. We have agreed with RMBAH to file a separate Form S-1 registration statement on or about                  to register the shares underlying the Warrants and the IPO Warrant.

Anti-Takeover Effect of Our Charter and Bylaw Provisions and Nevada Law

  Articles of Incorporation and Bylaws.

        Our Articles of Incorporation and Bylaws have provisions that could discourage a takeover of us even if a change of control of the Company would be beneficial to the interests of our stockholders. Our Articles of Incorporation allows our directors to issue preferred stock as described above that could impede the success of any attempt to change our control. Furthermore, our stockholders do not have cumulative voting rights. As a result, our stockholders holding a majority of shares of common stock outstanding will be able to elect all of our directors. Our Bylaws provide that only our Board of Directors, Chairman or President, or as otherwise provided by the Nevada Corporations Act, may call a special meeting of stockholders. Section 78.310 of the Nevada Corporations Act does not currently allow stockholders to call special meetings. Our Bylaws also include advance notice provisions that require stockholders to provide at least 120 days advance notice to nominate directors at an annual meeting and to include in any such notice certain specified information, including all information about the director nominee required under the Exchange Act. These provisions may make it more difficult for our existing stockholders to replace our Board of Directors, as well as another party to obtain control of us by replacing our Board of Directors. Such provisions may also have the effect of preventing changes in our management, since our Board of Directors has the power to retain and discharge officers.

  Nevada Laws.

        The "acquisition of controlling interest" provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Corporations Act provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a Nevada corporation that does business in Nevada and has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless (i) a majority of the disinterested stockholders of the corporation and a majority of the disinterested stockholders of each class or series of outstanding shares that will be adversely affected by the acquisition of controlling interest elect to restore such voting rights in whole or in part, or (ii) the Articles of Incorporation or Bylaws of the corporation provide that the "acquisition of controlling interest" provisions of the Nevada Corporations Act do not apply to the corporation. Our Articles of Incorporation provides that we are not to be governed by or subject to the "acquisition of controlling interest" provisions of the Nevada Corporations Act.

        Upon completion of this offering, we will be subject to the "Combination with Interested Shareholders" provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Corporations Act that restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the date the stockholder became an interested stockholder, unless the combination or the purchase of shares by the interested stockholder that caused such stockholder to become an interested stockholder is approved by the Board of Directors of the resident domestic corporation before the date the person became an interested stockholder. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders and "interested stockholder" generally means the beneficial owner, directly or indirectly, of 10% or more of the voting power of then outstanding shares of the resident domestic corporation.

Limitations on Liability and Indemnification

        See "Indemnification Matters and Disclosure of SEC Position on Indemnification for Securities Act Liabilities" on page 155.

The NYSE Amex Market Listing

        We will apply to have our common stock listed on NYSE Amex under the symbol "                  ". We will also apply to have our common stock listed on TSX under the symbol "                  ".

UNDERWRITING AND PLAN OF DISTRIBUTION

        Under the terms and subject to the conditions in the underwriting agreement, dated                  , 2011, by and among the Company, Roth Capital Partners, LLC, which we refer to as Roth, acting as sole book-runner and lead co-underwriter, and            , which we refer to as            , acting as lead co-underwriter, pursuant to which Roth and            , collectively the underwriters, have severally and not jointly agreed to purchase from us, and we have agreed to sell to the underwriters, on a firm commitment basis, the number of shares of common stock provided below opposite their name, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Shares
Roth Capital Partners, LLC

Total

        The offering is being made concurrently in the United States and in various Provinces in Canada. Roth will serve as the underwriter in the United States and            will serve as the underwriter in Canada. Subject to applicable law, the underwriters or their affiliates may offer the shares of common stock for sale outside of the United States or Canada.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

Over-Allotment Option

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 15% additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise all or part of this option, each underwriter will purchase the number of additional shares of common stock, approximately proportionate to its initial commitment amount reflected in the above table, covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Commission and Expenses

        The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                  per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                  per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated

herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us in connection with this offering, exclusive of the underwriting discounts and commissions, are approximately $                  . In addition, we have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them with respect to this offering. In the event the offering is not consummated, we have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them. We have provided the underwriters an expense advance of $25,000. The maximum amount that we will reimburse the expenses of the underwriters will be $200,000.

        We have agreed to sell the shares at the offering price less the underwriting discount set forth on the cover page of this prospectus. We cannot be sure that the offering price will correspond to the price at which our common stock will trade following this offering.

Underwriters' Warrants

        We have also agreed to issue to the underwriters warrants to purchase the number of shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering (including any shares sold under the over-allotment option). Assuming the underwriters do not exercise the over-allotment option, we will issue to the underwriters warrants to purchase a total of                  shares of common stock. The total dollar value of the warrants is $                  . The warrants will have an exercise price equal to 120% of the offering price for the shares of common stock. The warrants are exercisable commencing                  after the effective date of the registration statement related to this offering, and will be exercisable for five years thereafter. The duration of the underwriters' warrants will not exceed five years from the effective date of the registration statement and such underwriters' warrants will expire five years from the effective date of the registration statement.

        The warrants are not redeemable by us. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up from the effective date of the registration statement pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. The warrants may be exercised on a cashless basis. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Exchange Listing

        We are applying to list our common stock on the NYSE Amex under the trading symbol "                  ." We are also applying to list our common stock on TSX under the trading symbol "                  ."

Lock-Up Agreements

        We, our executive officers, directors and certain of our significant stockholders have agreed to a 180-day "lock-up" from the date of this prospectus relating to shares of our common stock or any securities convertible into or exchangeable for our common stock. This means that, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, purchase, pledge or otherwise transfer or dispose of, directly or indirectly, these securities without the prior written consent of Roth. However, such securities may be transferred or disposed of without the prior written consent of Roth if such transfer or disposition is (a) contemplated by the Underwriting Agreement, (b) to the underwriters in connection with this offering, (c) a bona fide gift, (d) to a trust for the direct or indirect benefit of the transferring shareholder and/or his or her immediate family, (e) by will or intestacy, (f) in connection with the "cashless" exercise of stock options, (g) to limited partners or stockholders of the transferring stockholder, (h) to affiliates of or any investment fund or other entity controlled or managed by the transferring stockholder, or (i) of common stock purchased on the open market following this offering, provided that such sales are not required to be reported in any filing with the SEC and further provided that, among other things, in the case of (c), (d), (g), and (h), the recipient agrees to be bound by the terms of the lock-up agreement. In addition, Roth, in its sole discretion, may release any securities from the "lock-up" by providing prior written consent. The lock-up period described above will be extended if (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the lock-up period and ends on the last day of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16- day period beginning on the last day of the lock-up period, in which case the lock-up period automatically will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

Stabilization

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Indemnification

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Electronic Distribution

        This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters' or their affiliates' websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Pricing of the Offering

        Prior to this offering, there has been no established public market for our common stock. The initial public offering price was determined following arm's length negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price in addition to prevailing market conditions, were our future prospects and those of our industry in general, uranium mineralization on our uranium properties and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

Financial Advisors

        Pursuant to the Financial Advisory Agreement that we entered into in January 2011 with Primary, Primary will advise us with respect to the issuance of the securities offered in this offering in exchange for a fee in the amount of 1% of the gross proceeds received by the Company upon completion of this offering. $                  or $                  will be payable to Primary assuming no exercise and full exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments, respectively. The fees payable to Primary are for financial advice as Primary is not an underwriter and is not participating in this offering.

 SHARES AVAILABLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. As of May 18, 2011, there are approximately 195 holders of our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

        Based on the number of shares outstanding as of                  , 2011, upon the completion of this offering,                   shares of common stock will be outstanding, assuming no exercise of the underwriters' overallotment option, no exercise of outstanding warrants and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

        The remaining                  shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701. "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                  shares immediately after this offering, based on the number of shares of common stock outstanding as of                  , 2011; or

  •
  the average weekly trading volume of our common stock on NYSE Amex during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under the section entitled "Underwriting" included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

        All of our directors and officers and certain of our significant stockholders have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Roth for a period of 180 days, subject to a possible extension under certain circumstances, after the date of this prospectus. The holders of approximately                  % of our outstanding shares of common stock have executed lock-up agreements. These agreements are described in the section of this prospectus entitled "Underwriting."

Registration Rights

        The 3,051,744 shares of common stock underlying the Warrants and any shares of common stock, up to a maximum of 4,262,541, underlying any additional warrants issued pursuant to the Additional Warrant Obligation, including the IPO Warrant, are entitled to registration when this registration statement become effective. For a description of these registration rights, please see "Description of Capital Stock—Registration Rights." We have agreed to file a Form S-1 registration statement under the Securities Act on or about                  to register the shares of our common stock underlying the Warrants and any additional warrants issued pursuant to the Additional Warrant Obligation, including the IPO Warrant, and, upon such registration, such shares will be eligible for sale in the public markets without restriction under the Securities Act.

Stock Options

        As of May 18, 2011, 5,506,666 shares of common stock are subject to outstanding options. All such options were issued under our 2006 Plan, 2007 Plan or 2011 Plan. As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our 2006 Plan, 2007 Plan and 2011 Plan. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our stock plans, see the sections of this prospectus entitled "Executive Compensation—Equity-Based Awards" and "Executive Compensation—Stock Option Plans."

Dividends

        For a discussion of the company's history of dividends and dividend policy see the section of this prospectus entitled "Dividend Policy."

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as of May 18, 2011 (c)
Equity compensation plans approved by security holders	5,306,666	$0.73	743,334	(1)
Equity compensation plans not approved by security holders	200,000	$1.00	800,000	(2)

Total	5,506,666	$0.75	1,543,334	(2)

(1)
In addition to the options to purchase 5,306,666 shares of common stock that the Company granted under the 2006 Plan and 2007 Plan, the Company has granted 250,000 shares of common stock as unrestricted stock awards under the 2006 Plan and 2007 Plan.

(2)
This number assumes that 1,000,000 shares of common stock are authorized under the 2011 Plan. The 2011 Plan authorizes the greater of (A) 1,000,000 shares of our common stock or (B) the number of shares of common stock, up to a maximum of 3,000,000 shares, that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company. As of May 18, 2011, 1,000,000 shares of common stock were authorized under the 2011 Plan.

        For a discussion of our equity incentive plans, see the sections of this prospectus entitled "Executive Compensation—Equity-Based Awards" and "Executive Compensation—Stock Option Plans."

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the offering.

        As used herein, "non-U.S. holders" are beneficial owners of the shares of our common stock purchased in the offering, other than partnerships, that are not U.S. holders. "U.S. holders" are beneficial owners of the shares of our common stock purchased in the offering who, or that are, for United States federal income tax purposes, (1) individual citizens or residents of the United States, (including alien residents who are lawful permanent residents of the United States or meet the "substantial presence" test under Section 7701(b) of the of the Internal Revenue Code of 1986, as amended (the "Code"), (2) corporations (or other entities treated as corporations for United States federal income tax purposes), created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date may also be treated as U.S. holders.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in the offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of shares of our common stock that are partnerships, and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our common stock.

        This summary does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt investors. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders, shareholders or beneficiaries of a holder of such shares of common stock, a "controlled foreign corporation," a "foreign personal holding company," a "passive foreign investment company," a person who acquired shares of our common stock in a compensatory transaction, a trader in securities that has elected the mark-to-market method of accounting for its securities, or an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity or an owner thereof. This summary is limited to holders that hold our common stock as a capital asset within the meaning of Section 1221 of the Code. It also does not discuss the shares of our common stock purchased in the offering held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based upon the Code, United States Treasury Regulations, Internal Revenue Service, and Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions in effect as of the date of this prospectus, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, any rulings from the IRS with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

        PERSONS CONSIDERING ACQUIRING OUR COMMON STOCK SHOULD CONSULT WITH THEIR INDEPENDENT TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

Our Common Stock

        The rules governing United States federal income taxation of the ownership and disposition, by a non-U.S. holder of our common stock are complex and no attempt is made herein to provide more than a summary of such rules.

Distributions

        If distributions are paid on shares of our common stock, the distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current or accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares in our common stock. Any remainder will constitute gain from the sale or exchange of the common stock, the treatment of which is described below under the section entitled "—Sale or Exchange of Common Stock." Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder. If the dividend is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, the benefits of which may be available to a non-U.S. holder, on a portion of its effectively connected earnings and profits for the taxable year.

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

        To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Sale or Exchange of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of our common stock received in the offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if an applicable tax treaty requires, is also attributable to a U.S. permanent establishment maintained by such non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) income from such disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) Neutron Energy is or has been a "U.S. real property holding corporation," or "USRPHC," as defined for United States federal income tax purposes. Generally, a U.S. corporation is a USRPHC if at least 50% of the value of the real property and certain other assets consists of "U.S. real property interests." We believe that we currently are a USRPHC and that there is a substantial likelihood that we will continue to be a USRPHC. Notwithstanding the foregoing, so long as our common stock is regularly traded on an established securities market, and, if applicable, certain volume trading thresholds are met, as determined under applicable Treasury regulations, non-U.S. holders who have never beneficially owned more than 5% of our common stock generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because we are or have been a USRPHC.

        If a non-U.S. holder falls under clause (1) or (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally, and, in the case of (3) above, such holder generally will be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder's substantive United States federal income tax liability. If an individual-non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. In addition, if a corporate non-U.S. holder falls under clause (1) above, it may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

        Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding Tax

        Information reporting and backup withholding (currently at a 28% rate) may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Effects of Certain New Legislation

        Recently enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders that own the stock through foreign accounts or foreign intermediaries and to certain Non-U.S. holders.

The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury Department that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. This legislation applies to payments made after December 31, 2012. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado. Certain matters regarding Canadian law will be passed upon for us by Fraser Milner Casgrain LLP. Dorsey & Whitney LLP, Salt Lake City, Utah, is acting as counsel to the underwriters. Certain matters regarding Canadian law will be passed upon for the underwriters by Wildeboer Dellelce LLP.

EXPERTS

        The consolidated financial statements of Neutron Energy, Inc. as of December 31, 2010 and 2009, and for each of the years in the three year period ended December 31, 2010 and for the period from inception (March 25, 2005) through December 31, 2010 included herein and in the registration statement on From S-1 have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        Information related to our properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project in this prospectus have been derived from the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer, in accordance with the provisions of NI 43-101: (i) the Technical Report on the Uranium Resources at Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, each completed by Broad Oak Associates, an independent engineer.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Computershare.

INDEMNIFICATION MATTERS AND DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our Articles of Incorporation contain a provision which eliminates the personal monetary liability of our officers and directors to the extent allowed under Nevada law. Under the Nevada Corporations Act, our directors or officers are not individually liable, subject to certain exceptions, to the Corporation or our stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that such conduct constituted a breach of their fiduciary duties as a director or officer and that the breach involved intentional misconduct, fraud or a knowing violation of law.

        In addition, our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law, provided the director, officer, employee or other agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which any such person is adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses.

        Pursuant to the authorization in its Bylaws, the Company purchased and maintains liability insurance on behalf of its directors and officers.

        The Company has not entered into indemnification agreements with our directors, officers, employees and other agents, and indemnification for those individuals is limited to the foregoing disclosure. However, we may in the future enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Articles of Incorporation and Bylaws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in the offering. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, we refer you to the registration statement. For additional information, you should refer to the exhibits and schedules that have been filed with our registration statement on Form S-1. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibit.

        Upon completion of the offering, we will become subject to the reporting and information requirements of the Securities Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, all or any portion of the registration statement or any other information that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information concerning the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, will also be available to the public on the SEC's Internet site at http://www.sec.gov.

        Through and including                  , 2011 (the 25th day after the date of this prospectus), U.S. federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GLOSSARY OF TERMS

"Assay" means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

"Breccia" means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

"Carbonaceous" means a rock rich in carbon or coaly material.

"Clastic" means a sedimentary rock formed from mineral particles (clasts) that were mechanically transported.

"Conglomerate" means a sedimentary rock that contains rounded particles greater than two millimeters in diameter.

"Cretaceous" means the final period of the Mesozoic era. Covers the time span of approximately 145 to 65 million years ago.

"Deposit" is an informal term for an accumulation of minerals.

"Diabase" means a fine-grained igneous rock.

"Dike" means a tabular body of igneous rock that was injected into a fissure.

"EIS" means Environmental Impact Statement.

"Facies" means the characteristics of a rock mass that reflect its depositional environment.

"Fault" means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

"Fee" means deeded, or privately-owned, land.

"Feldspathic" means a sedimentary rock containing feldspar.

"Fluvial" means fine to coarse-grained sedimentary rocks such as sandstone or conglomerate produced by stream or river action.

"Gamma-ray log" means a down-hole geophysical survey used in uranium exploration and development to measure the intensity of radioactivity and uranium mineralization within a drill hole.

"Granite" means a coarse-grained igneous rock containing quartz, feldspar and mica.

"HEU" means highly enriched uranium. Uranium enriched to an assay of 20% or more. For military application, this enrichment level may exceed 90%.

"Humate" means an organic compound derived from decayed plant substances.

"Jurassic" means the second period of the Mesozoic era. Covers the time span of approximately 200 million to 145 million years ago.

"Lease" means a contract between a land owner and a tenant for exploration, development and mining purposes.

"LEU" means low-enriched uranium. Uranium enriched to an assay of less than 20%. LEU typically has a 3% to 5% uranium assay when used as fuel for nuclear reactors.

"Logging" means a down-hole geophysical survey which measures the levels of radioactivity and electrical properties of rocks within the drill hole.

"Mesozoic" means one of the great divisions or eras of geologic time.

"Mineralization" means the concentration of metals within a body of rock.

"Mineralized material" is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

"Mining Claim" means a statutorily created, possessory mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area of land.

"NI 43-101" refers to a Technical Report prepared in accordance with "National Instrument 43-101—Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators."

"Ore" means material containing minerals that can be economically extracted.

"Oxidation/reduction" means a chemical interface in sandstones where roll front uranium deposits are often formed.

"Paleozoic" means one of the eras of geologic time between the Precambrian and the Mesozoic eras.

"Recovery" means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

"Reserves" means that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

"Roll front" means a type of uranium deposit that is hosted in sandstone. They are arcuate bodies of uranium mineralization that were formed by the deposition of uranium carried in ground water at an oxidation-reduction boundary.

"Royalty" means an amount of money paid to the owner of land or mineral rights, based upon a certain amount or a percentage of mineral production from a property.

"Sampling" means selecting a fractional, but representative, part of a mineral deposit for analysis.

"Sandstone" means sedimentary rock comprised of sand-sized particles of quartz and/or feldspar.

"Sediment" means solid material settled from suspension in a liquid.

"Separative Work Unit (SWU)" means a measure of the effort expended in a uranium enrichment plant to separate uranium of a given U-235 content into two components, one having a higher percentage of U-235 and the other a lower concentration.

"Syenite" means a granular igneous rock composed of feldspar, hornblende, mica and other minerals.

"Tailings" means material rejected from a mill after most of the valuable minerals have been extracted.

"Tertiary" means the earlier of the two geologic periods that comprise the Cenozoic era.

"TSX" means the Toronto Stock Exchange.

"Ton" means a short ton (2,000 pounds) and one Ton is equal to 0.907 Tonnes.

"Tonne" means a metric ton (2,204.6 pounds) and one Tonne is equal to 1.1023 Tons.

"U3O8" means triuranium octaoxide (U3O8), an oxide form of uranium that is the most common chemical form found in nature. U3O8 is the most common form that uranium is marketed.

"Uranium" means a heavy gray radioactive metal which, when processed, is used as fuel for nuclear power plants.

"Waste" means rock lacking sufficient grade and/or other characteristics of ore.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Neutron Energy, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Neutron Energy, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Neutron Energy, Inc. and Subsidiaries (an exploration stage company) as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2010, 2009 and 2008 and for the period from March 25, 2005 (Inception) through December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neutron Energy, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for the years ended December 31, 2010, 2009 and 2008 and for the period from March 25, 2005 (Inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has generated cumulative net losses of $36,834,600, has not realized any significant revenues since its Inception on March 25, 2005 through December 31, 2010, and has senior debt with a maturity date of June 30, 2011. As discussed in Note 2 to the consolidated financial statements, the Company's significant cumulative operating losses and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ MAYER HOFFMAN MCCANN P.C.
Mayer Hoffman McCann P.C.
Denver, Colorado

March 8, 2011

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Balance Sheets

	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$174,416	$1,023,932
Restricted cash and marketable securities	7,069,367	25,000
Prepaid expenses and other current assets	48,057	86,498
Deferred offering costs	—	100,325
Debt issuance costs, net	532,040	—
Mineral interest purchase option	—	142,819

Total Current Assets	7,823,880	1,378,574

Property and Equipment, at cost
Unproven mineral properties	19,607,711	7,924,068
Property and equipment	903,477	903,477
Less accumulated depreciation	(434,595)	(273,054)

	20,076,593	8,554,491
Construction in progress	16,777	16,777

Net Property and Equipment	20,093,370	8,571,268

Other Assets
Restricted cash and marketable securities	185,300	210,300
Deferred offering costs	31,219	—
Deposits	7,300	22,300

Total Other Assets	223,819	232,600

TOTAL ASSETS	$28,141,069	$10,182,442

Current Liabilities
Accounts payable	$65,149	$67,924
Accrued expenses	175,288	191,894
Senior debt, net	24,844,874	—

Total Current Liabilities	25,085,311	259,818

Long-term Liabilities
Long-term payable, net	325,539	299,454
Warrant liability	1,339,402	—

Total Long-term Liabilities	1,664,941	299,454

TOTAL LIABILITIES	26,750,252	559,272

Commitments and Contingencies
Stockholders' Equity
Preferred stock: 10,000,000 authorized, $0.001 par value; none issued or outstanding	—	—
Common stock: 200,000,000 authorized, $0.001 par value; 58,204,141 and 58,154,141 issued and outstanding, respectively	58,204	58,154
Additional paid-in capital	38,167,213	35,495,714
Deficit accumulated during the exploration stage	(36,834,600)	(28,405,198)

	1,390,817	7,148,670
Noncontrolling interest	—	2,474,500

Total Stockholders' Equity	1,390,817	9,623,170

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,141,069	$10,182,442

The accompanying notes are an integral part of these consolidated financial statements.

 Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Operations

				From Inception (March 25, 2005) through December 31, 2010
	Years Ended December 31,
	2010	2009	2008
Revenue	$—	$—	$—	$—
Operating Expenses
Mineral property maintenance	1,141,706	1,035,509	1,219,549	6,503,389
Mineral exploration	1,835,039	3,528,324	4,366,395	14,067,257
General and administrative	2,227,627	2,820,561	3,500,900	11,557,258

Total Operating Expenses	5,204,372	7,384,394	9,086,844	32,127,904

Other Income (Expense)
Interest expense	(3,549,105)	(10,602)	—	(7,183,105)
Interest income	4,682	71,345	305,792	698,749
Other income (expense)	—	(4,667)	18,634	164,559

Total Other Income (Expense)	(3,544,423)	56,076	324,426	(6,319,797)

Operating Loss	(8,748,795)	(7,328,318)	(8,762,418)	(38,447,701)
Provision for income taxes	—	—	—	—

Net Loss	(8,748,795)	(7,328,318)	(8,762,418)	(38,447,701)
Less: Net loss attributable to noncontrolling interest	319,393	594,910	443,022	1,613,101

Net loss attributable to Neutron Energy, Inc.	$(8,429,402)	$(6,733,408)	$(8,319,396)	$(36,834,600)

Net loss per basic and diluted share of common stock	$(0.14)	$(0.12)	$(0.15)	$(0.89)
Weighted average number of basic and diluted common shares outstanding	58,186,419	54,644,741	54,378,705	41,280,757

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Cash Flows

	Years Ended December 31,			From Inception (March 25, 2005) through December 31, 2010
	2010	2009	2008
Cash Flows From Operating Activities
Net loss	$(8,429,402)	$(6,733,408)	$(8,319,396)	$(36,834,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	—	—	—	30,000
Depreciation of property and equipment	161,541	164,827	103,661	446,060
Loss on disposal of equipment	—	15,873	—	16,705
Stock based compensation	197,049	577,191	859,089	3,520,210
Beneficial conversion feature recorded as interest expense	—	—	—	1,533,231
Amortization of debt issuance costs	1,338,580	—	—	1,935,992
Accretion of discount on senior debt	1,527,895	—	—	1,527,895
Unrealized gain on warrant liability	(240,235)	—	—	(240,235)
Deferred offering costs write-off	112,734	67,896	41,532	222,162
Mineral purchase option write-off	7,900	—	—	7,900
Warrants issued in connection with registration rights agreement	—	—	—	995,774
Interest accretion on long-term payable	26,085	10,602	—	36,687
Accrued interest on senior debt	896,615	—	—	896,615
Losses attributable to noncontrolling interest	(319,393)	(594,910)	(443,022)	(1,613,101)
Changes in assets and liabilities:
Prepaid expenses and other assets	53,441	79,782	(63,472)	(55,357)
Accounts payable	(2,775)	(16,898)	(106,804)	62,161
Accrued expenses	(24,406)	(47,879)	134,853	167,488
Joint venture partners payable	—	21,518	(233,565)	—

Net cash used in operating activities	(4,694,371)	(6,455,406)	(8,027,124)	(27,344,413)

Cash Flows From Investing Activities
Disbursements on loans receivable	—	—	—	(30,000)
Increase in restricted cash and marketable securities	(7,019,367)	(235,300)	—	(7,254,667)
Purchase of property and equipment	—	(42,738)	(615,447)	(945,436)
Purchase of unproven mineral properties	(229,331)	(275,069)	(455,591)	(8,382,943)
Reimbursement received for unproven mineral properties purchased	—	—	—	315,000
Investment in mineral purchase option	(319,393)	(142,819)	—	(462,212)
Equity in joint venture partner contributions	—	346,321	438,985	1,932,536

Net cash used in investing activities	(7,568,091)	(349,605)	(632,053)	(14,827,722)

Cash Flows From Financing Activities
Proceeds from convertible notes payable	—	—	—	7,330,949
Debt issuance costs	(252,280)	—	—	(389,112)
Proceeds from issuance of common stock	—	—	—	11,592,211
Offering costs paid in connection with issuance of common stock	—	—	—	(690,414)
Proceeds from exercise of warrants	—	—	328,529	9,303,513
Commissions paid in connection with the exercise of warrants	—	—	—	(492,749)
Proceeds from stock subscription receivable	—	—	—	250,000
Deferred offering costs	(35,828)	(168,221)	(18,913)	(245,581)
Principal payments on retirement of convertible debt	—	—	—	(70,380)
Long-term payable	—	288,852	—	288,852
Proceeds from senior debt	11,381,661	—	—	11,381,661
Investment by noncontrolling interest in consolidated joint venture	319,393	613,598	704,610	4,087,601

Net cash provided by financing activities	11,412,946	734,229	1,014,226	42,346,551

Net (decrease) increase in cash and cash equivalents	(849,516)	(6,070,782)	(7,644,951)	174,416
Cash and cash equivalents, beginning of period	1,023,932	7,094,714	14,739,665	—

Cash and cash equivalents, end of period	$174,416	$1,023,932	$7,094,714	$174,416

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$—	$—	$—	$496,981
Cash paid for income taxes	—	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

				Deficit Accumulated During the Exploration Stage
	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital		Non- Controlling Interest
	Shares	Amount
Balance, Inception (March 25, 2005)	—	$—	$—	$—	$—	$—
Initial capitalization issued for services at $0.01 per share	6,877,565	6,878	61,898	—	—	68,776
Common stock issued in private placement at $0.12 per share	8,600,000	8,600	991,400	—	—	1,000,000
Stock subscription receivable	—	—	250,000	—	—	250,000
Common stock issued for services at $0.12 per share	5,807,435	5,807	669,476	—	—	675,283
Net loss	—	—	—	(1,614,978)	—	(1,614,978)

Balance, December 31, 2005	21,285,000	21,285	1,972,774	(1,614,978)	—	379,081

Common stock issued pursuant to stock subscription receivable	2,150,000	2,150	(2,150)	—	—	—
Common stock issued for lease acquisition at $0.27 per share	65,000	65	16,813	—	—	16,878
Beneficial conversion feature from issuance of Series A convertible notes	—	—	221,287	—	—	221,287
Beneficial conversion feature from issuance of Series B convertible notes	—	—	1,146,161	—	—	1,146,161
Compensation expense from issuance of common stock options	—	—	186,915	—	—	186,915
Equity in capital contributions made by joint venture partner	—	—	175,156	—	—	175,156
Net loss	—	—	—	(3,957,337)	—	(3,957,337)

Balance, December 31, 2006	23,500,000	23,500	3,716,956	(5,572,315)	—	(1,831,859)

Common stock issued for services at $1.00 per share	50,000	50	49,950	—	—	50,000
Common stock issued for services at $1.50 per share	50,000	50	74,950	—	—	75,000
Compensation expense from issuance of common stock options	—	—	830,907	—	—	830,907
Beneficial conversion feature from issuance of Series C convertible notes	—	—	165,783	—	—	165,783
Warrants issued in connection with registration rights agreement	—	—	995,774	—	—	995,774
Exercise of warrants at $1.00 per share (net of commissions of $492,749)	8,854,984	8,855	8,353,380	—	—	8,362,235
Exercise of warrants at $1.60 per share	75,000	75	119,925	—	—	120,000
Conversion of Series A convertible notes at $0.22 per share	4,860,456	4,861	1,064,439	—	—	1,069,300
Conversion of Series B and C convertible notes at $0.68 per share	9,782,131	9,782	6,642,067	—	—	6,651,849
Common stock issued in private placement at $1.50 per share (net of offering costs of $690,414)	7,061,474	7,061	9,894,736	—	—	9,901,797
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	2,450,000	2,450,000
Equity in capital contributions made by joint venture partner	—	—	972,074	—	—	972,074
Net loss	—	—	—	(7,780,079)	(255,776)	(8,035,855)

Balance, December 31, 2007	54,234,045	54,234	32,880,941	(13,352,394)	2,194,224	21,777,005

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Continued)

				Deficit Accumulated During the Exploration Stage
	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital		Non- Controlling Interest
	Shares	Amount
Balance, December 31, 2007	54,234,045	54,234	32,880,941	(13,352,394)	2,194,224	21,777,005

Compensation expense from issuance of common stock options	—	—	784,089	—	—	784,089
Common stock issued for services at $0.75 per share	100,000	100	74,900	—	—	75,000
Exercise of warrants at $1.00 per share	273,529	274	273,255	—	—	273,529
Exercise of warrants at $2.00 per share	27,500	27	54,973	—	—	55,000
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	704,610	704,610
Equity in capital contributions made by joint venture partner	—	—	438,985	—	—	438,985
Net loss	—	—	—	(8,319,396)	(443,022)	(8,762,418)

Balance, December 31, 2008	54,635,074	54,635	34,507,143	(21,671,790)	2,455,812	15,345,800

Compensation expense from issuance of common stock options	—	—	577,191	—	—	577,191
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	613,598	613,598
Common stock issued for joint venture partner's interest at $0.02 per share, see Note 6	3,519,067	3,519	65,059	—	—	68,578
Equity in capital contributions made by joint venture partner	—	—	346,321	—	—	346,321
Net loss	—	—	—	(6,733,408)	(594,910)	(7,328,318)

Balance, December 31, 2009	58,154,141	58,154	35,495,714	(28,405,198)	2,474,500	9,623,170

Common stock issued for services at $1.00 per share	50,000	50	49,950	—	—	50,000
Compensation expense from issuance of common stock options	—	—	147,049	—	—	147,049
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	319,393	319,393
Purchase of noncontrolling interest in consolidated subsidiary	—	—	2,474,500	—	(2,474,500)	—
Net loss	—	—	—	(8,429,402)	(319,393)	(8,748,795)

Balance, December 31, 2010	58,204,141	$58,204	$38,167,213	$(36,834,600)	$—	$1,390,817

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Note 1 Nature of Operations

        Neutron Energy, Inc. ("NEI") began operations as an unincorporated entity on March 25, 2005, was originally organized under the laws of the state of Wyoming on March 29, 2005 and subsequently reincorporated under the laws of the state of Nevada on April 26, 2007.

        From Inception through December 31, 2010, NEI has staked or leased mineral properties in Arizona, New Mexico, South Dakota, and Wyoming. In April 2006, certain mineral properties in New Mexico became subject to a joint-venture agreement, ("Grants J.V. Agreement"), which formed the Grants Uranium Project Joint-Venture ("Grants J.V."), with Canada-based Primary Corp. ("Primary"), an affiliate of the Company, formerly known as Trans-America Industries, Ltd. Pursuant to the Grants J.V. Agreement, Primary had the right to earn a 50% interest upon funding $5,000,000 in property acquisition and exploration activities. In October 2009, NEI entered into a Purchase and Termination Agreement with Primary to purchase Primary's interest in Grants J.V. As of October 15, 2009, NEI became the sole owner of Grants J.V. The terms of both the Grants J.V. Agreement and the Purchase and Termination Agreement are detailed in Note 6.

        In April 2007, other mineral properties located in New Mexico, became subject to joint ownership with Uranium Energy Corporation ("UEC") through the formation of Cibola Resources LLC ("Cibola"). Upon formation, NEI owned 51% of Cibola and was the managing member. In November 2009, as amended in December 2009, NEI entered into an Option Agreement with UEC to purchase UEC's interest in Cibola, the terms of which are set forth in Note 6. In April 2010, NEI purchased UEC's 49% interest in Cibola and became the sole owner of Cibola.

        Collectively, NEI, Grants J.V. and Cibola are referred to as the "Company".

        The Company is an Exploration Stage Company. The Company's principal business is the acquisition and exploration of uranium mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in U.S. dollars. These consolidated financial statements include the accounts of NEI and its wholly owned subsidiaries, Cibola and Grants J.V. Prior to the purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the consolidated financial statements included the accounts of NEI, its majority owned subsidiary, Cibola, and the Company's proportionate share of assets, liabilities and operations of its unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. The Company's fiscal year end is December 31.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

common stock, convertible debentures and financial instruments. Other areas requiring estimates include deferred tax balances, valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

Plan of Operations

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The continued operations of the Company and the recoverability of the carrying value of its assets are ultimately dependent upon the ability of the Company to achieve profitable operations. The Company commenced operations on March 25, 2005, and has not realized any significant revenues since inception. As of December 31, 2010, the Company has a working capital deficit of $17,261,431 and an accumulated deficit of $36,834,600. In April 2010, the Company entered into a credit facility with a lender, which was increased and extended in an amendment of the credit facility in December 2010, as more fully described in Note 8. Although management believes the credit facility provides sufficient cash resources through June 30, 2011, the Company must access the capital markets through the offering of equity or debt securities or the sale of ownership interests in certain mineral properties in order to satisfy the credit facility's June 30, 2011 due date for outstanding principal and accrued interest.

        The continuation of the Company as a going concern is also dependent upon the ability of the Company to obtain necessary financing to continue operations. The Company's current operating plan is to focus existing financial and human resources on raising additional equity capital and continuing the permitting and exploration of its core mineral properties located in New Mexico. The Company has sold, and will continue to sell to, and joint venture with, third parties, its non-core mineral properties. Other non-core properties not deemed to have sufficient exploration potential will be abandoned as their annual renewals become due. Additionally, the Company has commenced the process of accessing the capital markets seeking additional financing through a strategic alliance with an industry partner, a private placement or an initial public offering of its equity securities.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limit.

Restricted Cash

        At December 31, 2010 and 2009, the Company had current restricted cash and marketable securities of $7,069,367 and $25,000, respectively, and noncurrent pledged certificates of deposit ("CDs") and money market accounts of $185,300 and $210,300, respectively. The CDs are classified as held-to-maturity securities and are recorded at amortized cost.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided for over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The estimated useful lives for property and equipment which is comprised of: furniture and equipment, computer hardware and software, and other mining-related equipment, are 7, 5 and 10 years, respectively.

Revenue Recognition

        The Company recognizes revenue from the sale of goods or services, and related costs of goods or services sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller's price is fixed or determinable and collectability is reasonably assured. This generally occurs when the purchaser receives the goods or services or at the time title passes to the purchaser. Although the Company's strategic plan is to become a production company operating uranium mines, for the period from Inception (March 25, 2005) through December 31, 2010, the Company had no operating revenues and does not expect to have operating revenues in the foreseeable future.

Mineral Property Costs

        The Company has been in the exploration stage since its inception on March 25, 2005 and has not yet realized any significant revenues from its planned operations. It is primarily engaged in the acquisition and exploration of uranium mineral properties. Mineral property exploration costs are expensed as incurred.

        Mineral property acquisition costs are initially capitalized when incurred. In the event that mineral property acquisition costs are paid with shares of the Company's common stock, those shares are valued at estimated fair value at the time the shares are issued or at the time the rights are obtained. The Company assesses the carrying costs of its mineral properties for impairment on at least an annual basis. The Company will recognize impairment of a mineral property if the carrying amount of the mineral property is not recoverable and exceeds its fair value. Costs to maintain mineral rights and leases are expensed in the period in which they occur. Mineral property exploration costs are expensed in the period in which they occur. When management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures, the costs incurred to develop that property are capitalized. Such costs will be amortized using the units-of-production method based on estimated recoverable proven reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

        The Company has incurred the following mineral property maintenance and mineral property exploration costs:

				From Inception (March 25, 2005) through December 31, 2010
	Years Ended December 31,
	2010	2009	2008
Mineral property maintenance	$1,141,706	$1,035,509	$1,219,549	$6,503,389
Mineral property exploration	1,835,039	3,528,324	4,366,395	14,067,257

Total Costs	$2,976,745	$4,563,833	$5,585,944	$20,570,646

Reclassifications

        Certain amounts in the prior periods presented have been reclassified to conform to the current consolidated financial statement presentation. Such reclassifications do not represent corrections of errors; rather, they represent reclassifications made to conform to the current period's presentation.

Reclamation and Remediation

        The Company's operations may become subject to standards for mine reclamation which have been established by various governmental agencies. The Company records the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets. A corresponding asset is also recorded and depleted over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in the estimated discounted future cash flows based on when the spending activity will occur for the underlying obligation. Determination of any amounts recognized is based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. As of the date of these consolidated financial statements the Company has no mine reclamation costs.

        The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Such costs are based on management's estimate of amounts expected to be incurred when the remediation work is performed. As of the date of these consolidated financial statements the Company has no remediation liabilities.

Impairment Of Long-Lived Assets

        The Company reviews property and equipment and certain identifiable intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted net cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. During the periods covered by these consolidated financial statements, the Company had no material impairment of its long-lived assets.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Debt Issuance Costs

        Debt issuance costs are capitalized and amortized over the term of the notes on a straight-line basis, which approximates the effective interest method due to the short term nature of the notes, and are included in interest expense. When debt is paid in full, any unamortized debt issuance costs are removed from the related accounts and charged to operations. The amount of debt issuance costs charged to operations for the following periods were as follows:

Year Ended December 31, 2010	$1,338,580
Year Ended December 31, 2009	$—
Year Ended December 31, 2008	$—
Period From Inception (March 25, 2005) through December 31, 2010	$1,935,992

Deferred Offering Costs

        Transaction costs incurred prior to the closing of an equity offering are capitalized until the sooner of the completion of the equity offering or a determination is made not to proceed with the offering. The costs are charged to additional paid-in capital at the time of completion of the offering or charged to operations at the time the determination is made not to proceed with the equity offering.

Income Taxes

        Potential benefits of income tax losses are not recognized in the consolidated financial statements until realization is more likely than not. The Company computes tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not that it will utilize the net operating losses carried forward in future years and, therefore, recorded a 100% valuation allowance against the deferred tax asset for such losses.

        The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.

        The Company applies a "more likely than not" threshold to the recognition of tax positions based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of each period presented within these consolidated financial statements, the Company made no provisions for interest and penalties related to uncertain tax positions.

Derivatives

        From time to time, the Company enters into transactions which contain conversion privileges, the settlement of which may entitle the holder or the Company to settle obligations by issuance of

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Company securities. These transactions, the value of which may be derived from the fair value of the Company's securities, are estimated using the Black-Scholes or other appropriate pricing models.

Stock Based Compensation

        The Company has a stock plan for its employees, non-employee directors and key consultants. From time to time, the Company receives services from employees, directors or consultants in exchange for a) equity instruments of the enterprise or b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. These stock-based awards are accounted for using a fair-value-based method. The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards.

Basic and Diluted Net Income (Loss) Per Share

        The Company computes net income (loss) per share for both basic and diluted earnings per share ("EPS") in the statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS and the weighted average number of common shares exclude all potentially dilutive shares, as the Company reported a net loss for all periods presented, making their effect anti-dilutive.

        The following securities have been excluded in the computation of diluted net earnings per share since the effect of including these securities would have been anti-dilutive:

				From Inception (March 25, 2005) through December 31, 2010
	December 31,
	2010	2009	2008
Options to purchase common stock	5,491,666	5,335,000	4,199,000	5,491,666
Warrants to purchase common stock	3,051,744	—	2,333,332	3,051,744
Convertible subordinated notes	—	—	—	—

Total	8,543,410	5,335,000	6,532,332	8,543,410

Note 3 Recent Accounting Pronouncements

        In December 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-16 which amends the accounting for the transfers of financial assets. This Accounting Standards Update revises "Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets," to improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved. The new guidance is effective on a prospective basis for the annual period beginning after November 15, 2009 and interim and annual periods thereafter. The Company adopted the provisions of this ASU on January 1, 2010 which did not have a material impact on its results of operations, financial position or liquidity.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 3 Recent Accounting Pronouncements (Continued)

        In December 2009, the FASB issued ASU No. 2009-17, "Consolidation (Topic 810), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities." The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and 1) the obligation to absorb losses of the entity or 2) the right to receive benefits from the entity. The amendments in this ASU also require additional disclosures about a reporting entity's involvement in variable interest entities and an ongoing assessment of whether a company is the primary beneficiary. The revised guidance is effective for all variable interest entities owned on or formed after January 1, 2010. The Company adopted the provisions of this ASU on January 1, 2010, which did not have a material impact on its results of operations, financial position or liquidity.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements." The guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in the ASC. The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, the guidance now requires 1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and 2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, the guidance clarifies the requirements of the following existing disclosures for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the provisions of this standard on January 1, 2010, which did not have a material impact on its results of operations, financial position or liquidity.

        In February 2010, the FASB issued ASU No. 2010-09, "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements." The amendments in the ASU remove the requirement for a Securities and Exchange Commission (SEC) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments in the ASU were effective upon issuance except for the use of the issued date for conduit debt obligors. The Company adopted the provisions of this standard on January 1, 2010, which did not have a material impact on its results of operations, financial position or liquidity.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 3 Recent Accounting Pronouncements (Continued)

Recent Accounting Guidance Not Yet Adopted

        In April 2010, the FASB issued ASU No. 2010-13, "Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." The ASU addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company plans to adopt the provisions of this standard on January 1, 2011, and does not expect it to have a material impact on its results of operations, financial position or liquidity.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations." The objective of this Update is to address diversity in practice about the interpretation of the proforma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company plans to adopt the provisions of this standard on January 1, 2011, and does not expect it to have a material impact on its results of operations, financial position or liquidity.

Note 4 Significant Mineral Properties

        Since March 2005, the Company has been acquiring mineral properties for the purpose of exploring for economic deposits of uranium in the states of Arizona, New Mexico, South Dakota and Wyoming. The Company's mineral property acquisitions are comprised of: i) federal mining claims which are administrated by the Bureau of Land Management; ii) state mineral leases or exploration permits; iii) fee mineral leases with the owners of private mineral rights; or iv) mineral leases with third parties who acquired mineral rights through i) and ii) above.

        Except as set forth below, all federal mining claims, state and fee mineral leases are cancellable by the Company when exploration and/or development is completed or the property is abandoned. The Company's state and fee mineral leases are subject to various royalty interests, some of which are indexed to the sale price of uranium. Federal mining claims are not subject to royalties.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 4 Significant Mineral Properties (Continued)

Juan Tafoya Property

        In October 2006, the Company entered into a Uranium Mining and Lease Agreement ("Juan Tafoya Lease") with the Juan Tafoya Land Corporation ("JTLC") in which the Company leased fee (deeded) surface and mineral rights owned by the JTLC. The Juan Tafoya Lease provides for a term of ten (10) years and so long thereafter as the Company is conducting active mining operations. Additionally, the Juan Tafoya Lease provides for an initial payment to JTLC of $1,250,000, annual rental payments of $225,000 for the first five years and $337,500 for the second five years, gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium, and an annual payment to a community program of 1% of net profits. The Company is obligated to make the first 10 years annual rental payments notwithstanding its right to terminate the lease at any time, unless: i) the market value of uranium drops below $25 per pound; ii) the state of New Mexico bans uranium mining; or iii) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, the Company acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. The Company is obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium.

        In January 2007, the Company entered into a Letter Agreement with International Nuclear, Inc. Pursuant to the Letter Agreement the Company acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya property, with a maximum payout of $1,000,000.

Note 5 Property and Equipment

        Property and equipment consists of the following:

	December 31,
	2010	2009
Cibola Project	$19,199,503	$7,515,890
Ambrosia Lake Project	332,550	332,550
Other Projects	75,658	75,628

Total unproven mineral properties	19,607,711	7,924,068
Property and equipment	903,477	903,477
Less accumulated depreciation	(434,595)	(273,054)

	20,076,593	8,554,491
Construction in progress	16,777	16,777

Total Property and Equipment	$20,093,370	$8,571,268

	Years Ended December 31,
	2010	2009	2008
Depreciation expense charged to operations	$161,541	$164,827	$103,661

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 5 Property and Equipment (Continued)

        The Company reviews and evaluates its properties for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. As the expiration of the lease term approaches and the Company has not begun exploration on the property, the possibility of partial or total impairment of the property may increase. Impairment on individually significant unproven properties is assessed on a property by property basis. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium production from each project. The Company's estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties. If a property is found to be impaired, an impairment would be recorded and a loss recognized in the statement of operations.

Note 6 Joint-Ventures

Grants Uranium Joint-Venture

        In February 2006, NEI leased unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico (the "Endy Lease"). Pursuant to the terms of the Endy Lease, NEI paid $315,000 upon signing and is obligated to pay additional advance royalties each year thereafter through the term of the lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional sixty five years provided that NEI continues to make advance or production royalty payments. NEI may terminate the lease at any time without further lease obligations. A five percent production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, NEI leased unpatented lode mining claims and one (1) state of New Mexico general mining lease, covering mineral rights in the Ambrosia Lake mining district in New Mexico (the "Bonner Lease"). Pursuant to the terms of the Bonner Lease, NEI paid a rental payment of $180,000 and issued 65,000 shares of the Company's common stock. NEI shall pay a rental payment of $120,000 on the fifth anniversary of the lease in 2011. On the sixth anniversary and on each anniversary thereafter during which the Bonner Lease is in force, NEI shall pay an advance royalty payment of $240,000. In the event commercial production is achieved during the rental period, all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional sixty five years provided that NEI continues to make advance or production royalty payments. NEI may terminate the lease at any time without future lease obligations. A five percent production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties.

        In January 2008, the Company leased patented and unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico (the "Elizabeth Lease"). Pursuant to the terms of the Elizabeth Lease, the Company paid a $315,000 signing bonus upon signing and is

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

obligated to pay advance royalties of $75,000 in 2011 and every year thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional sixty five years provided that the Company continues to make advance or production royalty payments. The Company may terminate the lease at any time without future lease obligations. A five percent production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties.

        In April 2006, NEI and Primary entered into an Exploration, Development and Mine Operating Agreement ("Grants J.V. Agreement") and formed the Grants J.V. Pursuant to the Grants J.V. Agreement, NEI contributed, to the joint-venture, the properties underlying three New Mexico leases: the Endy Lease, the Bonner Lease and the Elizabeth Lease. Also, Primary reimbursed NEI for $495,000 in connection with the Endy and the Bonner Leases during the year ended December 31, 2006, in consideration of contribution of the underlying leased properties. Pursuant to the Grants J. V. Agreements, Primary was obligated to contribute $5,000,000 to fund the joint-venture's operations ("Initial Contribution") before February 1, 2010. In consideration of Primary's payments to NEI and the funding of the Grants J.V., Primary was entitled to a fifty percent participating interest in the underlying properties. The Company was named the managing partner in the joint-venture. At the time the Company entered into the Grants J.V. Agreement the Company believed the likelihood of Primary's making its full Initial Contribution increases in proportion to its aggregate Initial Contributions made to date. Accordingly, the Company accounted for Primary's participating interest as accretive to Primary as it makes its Initial Contribution. The Company consolidated the assets, liabilities and operating results of the joint-venture in accordance with the proportionate consolidation method until October 15, 2009, when NEI acquired Primary's interest in Grants J.V. Primary's historical contributions and accretive percentage of ownership are outlined below.

		Ownership Percentages
	Primary Contributions to Date
		Primary	NEI
October 15, 2009	$2,632,771	34.56%	65.44%
December 31, 2008	2,101,085	29.52%	70.48%
December 31, 2007	1,442,696	22.33%	77.67%

        In October 2009, the Company entered into a Purchase and Termination Agreement ("Purchase Agreement") with Primary with respect to the Grants J.V. Pursuant to the Purchase Agreement, Primary transferred its ownership interest in Grants J.V. to the Company on October 15, 2009. In consideration, the Company was obligated to, at its option, pay Primary $3,519,067 in Canadian funds, or, issue Primary 3,519,067 shares of the Company's common stock. From the inception (April 28, 2006), through October 15, 2009, Primary had contributed $2,632,771 to fund the operations of Grants J.V., in addition to the $495,000 reimbursed to NEI for lease costs for a total investment of $3,127,771.

        The Company accounted for the purchase as an equity transaction and no gain or loss was recognized on the transaction. The net equity in Grants J.V. at the date of acquisition was $198,341, and the Company valued Primary's 34.56% proportionate share at $68,578.

        On December 30, 2009, the Company opted to issue to Primary 3,519,067 shares of its common stock, in lieu of cash, in consideration of its October 15, 2009 purchase of Primary's interest in the Grants J.V. The Company recorded an increase in common stock and additional paid in capital and

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

relieved the liability recorded at the date of transaction. As a result of the transaction and issuance of shares, Primary, an affiliate of the Company, holds 14,269,067 total shares of the Company's common stock, or 24.5% of the Company's issued and outstanding shares.

Cibola Resources LLC

        In March 2007, the Company entered into a Mining Lease and Agreement with La Merced del Pueblo de Cebolleta ("Cebolleta Lease") a privately held land grant, to lease approximately 6,717 acres of fee (deeded) surface and mineral rights ("Cebolleta Property") in New Mexico. The mineral lease agreement provides for a term of ten (10) years and so long thereafter as the Company is conducting active mining operations. Additionally, the mineral lease agreement provides for initial payments to Cebolleta of $5,000,000, annual advanced royalty payments of $500,000, a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study less the $5,000,000 in initial payments and up to $1,500,000 in annual advance royalties previously paid pursuant to the Cebolleta Lease, and gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium.

        In April 2007, NEI formed a joint-venture with UEC through the formation of Cibola, and the execution of a Limited Liability Company Operating Agreement and Members Agreement. Cibola was owned 51% by NEI and 49% by UEC. Both parties funded the acquisition, exploration, and other costs of the Cebolleta Property in proportion to their ownership interests. The Company assigned the Cebolleta Lease to Cibola. The Company was the managing member of Cibola. As the managing member, the Company received a management fee equal to 15% of exploration and other expenditures, excluding property acquisition expenditures and legal fees. The Company consolidated the assets, liabilities and operating results of Cibola and recognized UEC's noncontrolling interest in the consolidated balance sheets and consolidated statements of operations.

        In November 2009, the Company entered into an Option Agreement (the "Option Agreement"), with UEC, in which UEC granted the Company the exclusive option to purchase and acquire UEC's 49% ownership interest for a cash payment of $11 million. In consideration for the Option Amendment, the Company funded 49% of Cibola's operations, from August 2009 through March 2010 on behalf of UEC. As of April 12, 2010, the Company is the sole owner of Cibola. From August 1, 2009 to April 12, 2010, Cibola recognized a total of $927,166 of operating expenses. NEI funded 100% of these costs with $858,976 in exploration expenses advanced on behalf of Cibola and an account payable to Cibola for $68,190. Of the aforementioned $927,166 contribution by NEI, Cibola allocated $472,854, or 51%, to NEI's equity account and $454,312, or 49%, to UEC's equity account. As of April 12, 2010, the Company capitalized $454,312 as a mineral interest purchase option. Therefore, the Company recognized a total purchase price of $11,454,312, comprised of a cash payment of $11 million and the mineral purchase option of $454,312.

        The Company recognized no gain or loss on the acquisition of the noncontrolling interest in consolidated net income or comprehensive income. The Company estimated the fair value of its additional interest in Cibola to be equivalent to the purchase price, or $11,454,312, and recognized an increase of $11,454,312 in unproven mineral properties. The estimated fair value was based on significant other observable and unobservable inputs (Level 3), more specifically, comparable

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

transactions with industry peers, accepted industry in-situ valuation techniques and the Company's evaluation of the discounted cash flows, all adjusted for risks and uncertainty.

Pro Forma Results of Operations

        The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisitions of Grants J.V. and Cibola had occurred at the beginning of the period presented below:

	Years Ended December 31,
	2010	2009
Revenue	$—	$—
Net loss	(8,748,795)	(7,539,290)
Net loss per basic and diluted share	(0.15)	(0.13)

        The unaudited proforma net loss and net loss per share for the year ended December 31, 2010 presented above do not include the assumption of additional financing costs incurred as a result of the acquisition of the 49% noncontrolling interest of Cibola. In April 2010, the Company financed the $11M acquisition of the noncontrolling interest in Cibola with proceeds from the RMB Credit Facility (See Note 8). The net loss per share includes the assumed issuance of 3,519,067 shares of common stock at the beginning of 2009 in connection with the acquisition of the noncontrolling interest of the Grants J.V.

        The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time, nor is it intended to be a projection of future results.

Note 7 Convertible Subordinated Notes

Series "A" 7.5% Convertible Subordinated Notes ("Series A")

        In June 2006, the Company issued 41 Convertible Subordinated Notes due May 31, 2007. The principal balance of $1,069,300 was convertible at $.22 per share of common stock. Interest was accrued monthly and payable on the first anniversary of the date of issue in cash or restricted common stock, valued at $.22 per share, at the Company's discretion.

        The convertible notes contained a beneficial conversion feature in the amount of $221,287. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

        In May 2007, the Company extended an offer to the Series A note holders to: a) extend the maturity date to September 30, 2007; b) receive payment of the note in full on May 31, 2007; or c) convert the notes into common stock. All 41 note holders agreed to extend the maturity dates of their notes.

        In August 2007, the Company offered to prepay the Series A note holders subject to their right to convert the notes into shares of common stock at $.22 per share. The Company converted all 41 notes with a face value of $1,069,300 into 4,860,456 shares of common stock and paid accrued interest of $98,117 in cash.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

Series "B" 7.5% Convertible Subordinated Notes ("Series B")

        In October and November 2006, the Company issued 118 Convertible Subordinated Notes due September 30, 2007. The principal balance of $5,722,516 was convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $1.00. Interest was accrued monthly and payable on the first anniversary of the date of issue in cash or restricted common stock, valued at $.68 per share, at the Company's discretion.

        The convertible notes contained a beneficial conversion feature in the amount of $1,146,161. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

        In April 2007, the Company issued a waiver allowing the Series B note holders to receive and exercise their warrants prior to converting their notes. During April and May 2007, the warrants related to $5,254,676 principal amount of the Series B notes were exercised and the Company issued 7,727,465 shares of common stock and received $7,727,465 in gross proceeds and paid $430,006 in commissions resulting in $7,297,459 net proceeds. In connection with this offer, the Company agreed to issue to the Series B note holders who exercised their underlying warrant an additional one-half warrant should it fail to file a registration statement with the appropriate regulatory agencies in the United States and Canada on or before August 31, 2007. The Company was unable to file a registration statement by this date. Accordingly, the Company issued 3,863,734 Series B warrants ("Series B Warrants") dated September 1, 2007, exercisable at $1.60 per share of common stock if exercised before December 31, 2007 and at $2.00 per share of common stock thereafter until their expiration on August 31, 2008. The Company credited additional paid-in capital and recognized a charge to interest expense of $868,981, representing the estimated fair value of the warrants, in the year ended December 31, 2007.

        The following assumptions were used in the Binomial-Lattice Model to estimate the fair value of warrants issued in connection with the Series B holders' exercise of warrants:

2007
Expected term (in years)	1.0
Expected volatility	56.66%
Expected dividend yield	0%
Risk free interest rate	4.15%

        In August 2007, the Company offered to prepay the Series B note holders subject to their right to convert the notes into shares of common stock at $.68 per share. Of the 118 note holders, 116 chose to convert their notes into common stock. On August 24, 2007, the Company converted notes with a face value of $5,652,136 into 8,311,965 shares of common stock. In connection with the conversion of the Series B notes, those note holders who did not elect to exercise their warrants prior to converting their notes in connection with the Company's April 2007 waiver, were issued 588,000 Series A warrants ("Series A Warrants") pursuant to the terms of the Series B notes. Two notes with a principal balance of $70,380 were paid in cash. The Company also paid an aggregate $364,550 in accrued interest in cash.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

Series "C" 7.5% Convertible Subordinated Notes ("Series C")

        Between March and April 2007, the Company issued 20 Convertible Subordinated Notes due February 28, 2008. The principal balance of $999,713 was convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at a purchase price of $1.00. Interest was accrued monthly and payable on the maturity date in cash or restricted common stock, valued at $.68 per share, at the Company's discretion. The Company paid $64,498 of debt issuance costs in 2007, the entire amount was charged to interest expense in 2007.

        The convertible notes contained a beneficial conversion feature in the amount of $165,783. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

        In April 2007, the Company issued a waiver allowing the Series C note holders to receive and exercise their warrants prior to converting their notes. During April and May 2007, the warrants related to $766,713 principal amount of the Series C notes were exercised and the Company issued 1,127,519 shares common stock and received $1,127,519 in gross proceeds and paid $62,743 in commissions resulting in $1,064,776 in net proceeds. In connection with this offer, the Company agreed to issue the Series C note holders who exercised their underlying warrant an additional one-half warrant should it fail to file a registration statement with the appropriate regulatory agencies in the United States and Canada on or before August 31, 2007. The Company was unable to file a registration statement by this date. Accordingly, the Company issued 563,758 Series B Warrants dated September 1, 2007, exercisable at $1.60 per share of common stock if exercised before December 31, 2007 and at $2.00 per share of common stock thereafter until their expiration on August 31, 2008. The Company credited additional paid-in capital and recognized a charge to interest expense of $126,793, representing the estimated fair value of the warrants, in the year ended December 31, 2007.

        The following assumptions were used in the Binomial-Lattice Model to estimate the fair value of warrants issued in connection with the Series C holders' exercise of warrants:

2007
Expected term (in years)	1.0
Expected volatility	56.66%
Expected dividend yield	0%
Risk free interest rate	4.15%

        In August 2007, the Company offered to prepay the Series C note holders subject to their right to convert the notes into shares of common stock at $.68 per share. The Company converted 20 notes with a face value of $999,713 into 1,470,166 shares of common stock. In connection with the conversion of the Series C notes, those note holders who did not elect to exercise their warrants prior to converting their notes in connection with the Company's April 2007 waiver, were issued 342,647 Series A Warrants ("Series A Warrants") pursuant to the terms of the Series C notes. The Company also paid an aggregate $34,314 in accrued interest in cash.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

        A summary of the transactions involving the conversion of debt and issuance of the Series A Warrants is shown below:

Changes Resulting From Conversion of Debt in August 2007

	Series A Notes	Series B Notes	Series C Notes	Total
Principal	$1,069,300	$5,722,516	$999,713	$7,791,529

Conversion price	$.22/Share	$.68/Unit	$.68/Unit
Underlying units	—	8,415,465	1,470,166	9,885,631
Shares underlying principal	4,860,456	8,415,465	1,470,166	14,746,087
Less shares underlying debt paid	—	(103,500)	—	(103,500)

Shares issued	4,860,456	8,311,965	1,470,166	14,642,587

Principal converted	$1,069,300	$5,652,136	$999,713	$7,721,149

Warrants underlying units		8,415,465	1,470,166	9,885,631
Warrants previously exercised		(7,727,465)	(1,127,519)	(8,854,984)
Less warrants underlying debt paid		(100,000)	—	(100,000)

Series A Warrants issued		588,000	342,647	930,647

        A summary of the transactions involving the Company's April 2007 waiver and subsequent early exercise of warrants, and the Company's inability to file a registration statement by August 31, 2007, resulting in the issuance of the Series B Warrants, is shown below:

	Series B Notes	Series C Notes	Total
Shares issued in connection with early exercise	7,727,465	1,127,519	8,854,984
Series B Warrants issued	3,863,734	563,758	4,427,492

Note 8 Senior Debt Facility

Credit Facility

        In April 2010, the Company entered into an arrangement of a $16 million senior secured credit facility ("Credit Facility"), which the lender advanced in two tranches. Tranche 1 proceeds in the amount of $5 million were used for general working capital consistent with operating activities mutually agreed upon by the Company and lender. Tranche 2 proceeds in the amount of $11 million were used to fund the Company's acquisition of UEC's 49% interest in Cibola. The Credit Facility agreement, among other terms and conditions, provides for:

  a.
  The payment of outstanding principal, together with accrued interest, on or before December 31, 2010.

  b.
  Interest charged on outstanding principal balances is accrued as a part of the principal balance and calculated at a rate equal to LIBOR plus 7%.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

  c.
  Mortgage and senior security interest in all material "real property" located in New Mexico; all "personal property" of the Company; and a pledge of the Company's 100% ownership interest in Cibola.

        In consideration of the Credit Facility agreement, the Company:

  a.
  Paid the lender an arrangement fee of $1,120,000, equal to 7% of the Credit Facility, plus $190,758 in costs and expenses incurred by lender.

  b.
  Issued the lender warrants to purchase a total of 3,051,744 shares of common stock of the Company on the following terms: The exercise price is $1.75 or the lowest price at which the Company issues shares during the exercise period, which is four years from date of issuance. The estimated fair value of these warrants on the dates of issue was $1,579,637 or $.52 per warrant, as estimated using the Black-Scholes option pricing model with an exercise price of $1.75, an expected life of 4 years, a risk free interest rate of 2.13% to 2.26%, a dividend yield of 0%, and an expected volatility of 86.3% to 86.5%.

  c.
  Upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to lender to purchase up to 1,519,684 additional shares of common stock. The warrants will be issued so as to allow the lender to maintain a beneficial ownership up to five percent (5%), as was achieved by the issuance of the warrants in b above. The warrants will contain terms substantially the same as those warrants previously issued to lender. The fair value of these warrants has not been established as these warrants are not issuable at December 31, 2010.

  d.
  The Company has granted the lender and warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use it best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

Amended Credit Facility

        On December 22, 2010, the Company entered into the First Amendment Agreement to the Credit Facility Agreement ("Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The Lender extended the maturity of the Credit Facility from December 31, 2010 to June 30, 2011, and advanced $8 million in Tranche 3, which increased the Credit Facility from $16 million to $24 million. The terms of the Amended Credit Facility are:

  a.
  The Company paid the lender an arrangement fee of $320,000, equal to 4% of the increase in amount of the credit facility, an extension fee of $160,000, equal to 1% of the original credit facility, plus, $21,233 in costs and expenses incurred by the lender.

  b.
  Upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to lender to purchase up to 2,742,857 additional shares of common stock. The warrants will be issued so as to allow the lender to maintain a beneficial ownership up to five percent (5%). The warrants will contain terms substantially the same as those warrants

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

    previously issued to lender. The fair value of these warrants has not been established as these warrants are not issuable at December 31, 2010.

  c.
  The Company has granted the lender and warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use it best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

  d.
  All other terms and conditions remain the same.

Discount on Senior Debt

        The Company accounted for the senior credit facility in a manner that allocated the proceeds from the senior credit facility to the debt instrument without the warrants and to the warrants themselves based on their fair value at the time of issuance. The portion of the senior debt proceeds allocated to the warrants resulted in a discount on the debt to be recognized as a part of interest expense in the Company's consolidated statements of operations. The Company recorded $1,579,637 as a discount on senior debt on the date of issuance. As of December 31, 2010, the Company has amortized $1,527,895 as interest expense in connection with the accretion of the senior debt discount.

Warrant Liability

        As a result of the downround protection feature (reset provision) of the warrants issued in connection with the senior credit facility, the warrants are considered a derivative for financial reporting purposes. Therefore, the Company recorded the fair value of the warrants as a liability on the Company's consolidated balance sheets and is subject to ongoing fair value measurement. The Company recorded the estimated fair value of the 3,051,744 issued warrants in the amount of $1,579,637 as a warrant liability on the date of issuance. As of December 31, 2010, the Company recognized an unrealized gain on warrant liability of $240,235, to reflect the change in estimated fair value of the warrant liability as of that date. The amount is included as a component of interest expense within the consolidated statements of operations.

        Upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to the lender to purchase up to 4,262,541 additional shares of common stock. The fair value of these warrants has not been established as these warrants are not issuable at December 31, 2010. Upon issuance of these warrants, as a result of the downround protection feature (reset provision) of the warrants, the warrants will be considered a derivative for financial reporting purposes. Therefore, upon issuance of these warrants, the Company will estimate their fair value and recognize a warrant liability and corresponding expense, and the warrants will be subject to ongoing fair value measurement.

Restricted Cash—Proceeds Account

        Pursuant to the Credit Facility and Amended Credit Facility, the net proceeds from Tranche 1 and Tranche 3 were deposited in a proceeds account controlled by the lender. Working capital is transferred

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

to the Company under the terms of the cash budget agreed upon between the Company and the lender. Accordingly, the December 31, 2010 proceeds account balance of $7,044,367 is classified as short-term restricted cash and is reported in restricted cash and marketable securities on the consolidated balance sheets.

Note 9 Common Stock

        The table below sets forth the number of shares of common stock and other potentially dilutive securities of the Company as of each balance sheet date:

	As of December 31,
	2010	2009
Common stock outstanding	58,204,141	58,154,141

Dilutive securities
Warrants issued in connection with senior debt	3,051,744	—
Stock options	5,491,666	5,335,000

Dilutive securities outstanding	8,543,410	5,335,000

Diluted shares of common stock	66,747,551	63,489,141

Year Ended December 31, 2005, Common Stock Transactions

        During March and May 2005, as part of the initial incorporation of the Company, the Company issued 6,877,565 shares of common stock at $.01 per share to a founding officer of the Company for services, resulting in the Company's recognition of $68,776 in non-cash compensation expense.

        In April 2005, the Company signed a letter agreement with Primary granting Primary the right to purchase 10,750,000 shares of common stock. Under the agreement Primary was to make periodic payments totaling $1,250,000. The Company received $1,000,000 during the year ended December 31, 2005 and recorded a Stock Subscription Receivable of $250,000 as of that date. Accordingly, for accounting purposes, 8,600,000 common shares were considered issued and outstanding as of December 31, 2005.

        During 2005, the Company issued 5,807,435 shares of common stock to officers, employees and technical consultants of the Company. The shares of common stock were issued at an estimated fair value of $.12 per share, resulting in the Company's recognition of $675,283 in non-cash compensation expense.

Year Ended December 31, 2006, Common Stock Transactions

        In January 2006, the Company issued 10,750,000 common shares to Primary, of which 2,150,000 shares were considered issued to Primary in 2006 for accounting purposes, upon payment of the final $250,000 as required by the stock subscription agreement.

        In June 2006, as part of a lease agreement, the Company issued 65,000 shares of common stock, in addition to cash consideration, to the lessor. The shares of common stock were issued at an estimated

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 9 Common Stock (Continued)

fair value of $.27 per share, resulting in the Company's capitalization of $16,878 in unproven mineral properties on a consolidated basis.

Year Ended December 31, 2007, Common Stock Transactions

        In April 2007, in connection with the re-incorporation of the Company into Nevada, the number of authorized shares of the Company's stock was increased to two hundred and ten million (210,000,000) of which 200,000,000 are common stock and 10,000,000 are preferred shares. Each share of common stock was changed from a par value of $.01 to $.001. All share amounts have been retroactively restated to give effect to the change in par value.

        In April and May 2007, the Company issued 8,854,984 shares of common stock to Series B and Series C note holders who exercised their warrants for $1.00 per share. The Company received gross proceeds of $8,854,984 from the warrants exercised.

        In August 2007, the Company issued 50,000 shares of common stock to an officer. The shares have an estimated fair value of $1.00 per share and a non-cash compensation expense of $50,000 was recognized. In September 2007, the Company issued an additional 50,000 shares of common stock to an officer at an estimated fair value of $1.50 per share, and $75,000 was recognized as non-cash compensation expense.

        In August 2007, the Company issued 14,642,587 shares of common stock to Series "A", "B", and "C" note holders by converting notes into common stock.

        During September through November 2007, the Company issued 7,061,474 shares of common stock in a private placement at $1.50 per share. Gross proceeds from the private placement were $10,592,211. Offering costs for this private placement were $690,414 for net proceeds of $9,901,797.

        In December 2007, warrants were exercised to purchase 75,000 shares of common stock at an exercise price of $1.60 for total proceeds of $120,000 to the Company.

Year Ended December 31, 2008, Common Stock Transactions

        In August 2008, the Company issued 100,000 shares of common stock to an officer pursuant to the Company's 2007 Omnibus Incentive Plan. The shares had an estimated fair value of $0.75 per share and non-cash compensation expense of $75,000 was recognized.

        In August 2008, Series A Stock Purchase Warrants were exercised to purchase 273,529 shares of common stock at an exercise price of $1.00 per share of common stock, for proceeds of $273,529 to the Company.

        In August 2008, Series B Stock Purchase Warrants were exercised to purchase 27,500 shares of common stock at an exercise price of $2.00 per share of common stock, for proceeds of $55,000 to the Company.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 9 Common Stock (Continued)

Year Ended December 31, 2009, Common Stock Transactions

        In December 2009, the Company issued 3,519,067 shares of common stock to Primary Corp. in consideration for its October 15, 2009 purchase of Primary's 34.56% interest in Grants J.V. Details of the transaction are discussed in Note 6.

Year Ended December 31, 2010, Common Stock Transactions

        In May 2010, the Company issued 50,000 shares of common stock to a director of the Company in consideration of a short-term standby letter of credit. The shares were valued at $1.00 per share and $50,000 was recognized as non-cash compensation expense.

Note 10 Stock Option Plan

Stock Option Plans

        In February 2006, the Board of Directors adopted the 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"). Shareholders approved the 2006 Plan in February 2006. The 2006 Plan authorizes the Company to issue 3,500,000 shares of common stock upon exercise of options and grants of restricted and unrestricted stock awards. The Plan authorizes the Company to grant i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted and unrestricted stock awards and ii) to non-employee directors and consultants' non-qualified stock options and restricted and unrestricted stock awards. At December 31, 2010, the Company had granted 3,397,000 stock options and 100,000 shares of common stock as stock awards under the 2006 Plan.

        In December 2007 the Board of Directors adopted the 2007 Omnibus Incentive Plan (the "2007 Plan"). Shareholders approved the 2007 Plan in September 2008. The 2007 Plan authorizes the Company to issue 2,800,000 shares of common stock upon exercise of options and grant of restricted and unrestricted stock awards. The 2007 Plan authorizes the Company to grant i) incentive stock options and non-qualified stock options, ii) stock appreciation rights, iii) restricted stock and stock units awards and iv) unrestricted stock awards. At December 31, 2010, the Company had granted 2,094,666 stock options and 150,000 shares of common stock as stock awards under the 2007 Plan.

Stock Options Issued

        In November 2006, the Company granted 1,220,000 stock options under the 2006 Plan with an exercise price of $.68 as follows: 770,000 to officers; 50,000 to an employee; and 400,000 to directors. The term of these options is ten years with vesting periods ranging from immediate vesting to 30 months. The weighted average fair value of these options at the date of grant was $.374 per option, for a total of $456,072, estimated using the Black-Scholes options pricing model.

        In the year ended December 31, 2007, the Company granted a total of 2,159,000 stock options under the 2006 Plan as follows: 921,000 to officers, 1,188,000 to employees, and 50,000 to consultants. Of those options, 1,099,000 were issued at an exercise price of $.68; 1,010,000 were issued at an exercise price of $1.00 and 50,000 were issued at an exercise price of $1.50 for a weighted average exercise price of $.85 per share. The term of these options ranges from five to ten years with vesting periods ranging from immediate vesting to 36 months. The weighted average fair value was $.45 per

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

option at the respective grant dates for a total of $967,756, which was estimated using the Black-Scholes options pricing model.

        In the year ended December 31, 2008, the Company granted a total of 870,000 stock options under the 2007 Plan as follows: 400,000 to officers, 140,000 to employees, 260,000 to independent directors and 70,000 to consultants, all at an exercise price of $1.50 per share. The contracted term of these options ranges from fifty-four months to ten years with vesting periods ranging from immediate vesting to 24 months. The weighted average fair value was $.67 per option at the respective grant dates for a total of $587,099, which was estimated using the Black-Scholes options pricing model.

        In February 2009, the Company sought, and received, an indefinite voluntary reduction in salaried compensation paid to its six executive officers and four highest compensated employees. The reduction in salaried compensation ranged from 7% to 20% for executive officers and from 5% to 12% for employees. In addition, the Company's Board of Directors reduced its quarterly compensation by 50%. In connection with this reduction in compensation, the Company agreed to modify the terms of 1,200,000 stock options issued to two executive officers, 120,000 stock options issued to an employee and 260,000 stock options issued to three directors of the Company. The Company modified the terms of the stock options by reducing the exercise price from $1.00 to $.68 per share on 800,000 stock options and from $1.50 to $.68 per share on 780,000 stock options. The Company treats a modification of terms of a stock option as an exchange of the original stock options for new stock options and the incremental share-based compensation is measured and recognized as the excess, if any, of the fair value of the modified stock options over the fair value of the original stock options measured immediately before the terms are modified. Accordingly, the Company recognized incremental share-based compensation of $1,752 and $80,586 in the years ended December 31, 2010 and 2009, respectively.

        In February 2009, also in connection with the reduction in compensation, the Company's Board of Directors authorized, and the Company subsequently issued, the following stock options:

  a)
  The Company granted 538,000 stock options to six executive officers, 88,000 under the 2006 Plan and the remainder under the 2007 Plan, at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years;

  b)
  The Company granted 228,000 stock options to four employees under the 2007 Plan at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years; and

  c)
  The Company granted 90,000 stock options to three directors under the 2007 Plan at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years.

        The estimated fair value of these stock options was $271,196, or $.32 per stock option.

        In May 2009, the Company granted 350,000 stock options under the 2007 Plan as follows: 50,000 to an employee and 300,000 to a consultant, all at an exercise price of $.68 per share with a term of ten years with vesting periods ranging from immediate vesting to 20 months. The weighted average fair value was $.40 per option at the respective grant dates for a total of $140,643, which was estimated using the Black-Scholes options pricing model.

        In May 2010, in accordance with its compensation plan, the Company's Board authorized, and the Company subsequently granted 100,000 stock options to a strategic outside consultant at an exercise

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

price of $1.00 per share, one-half vested upon issuance and the balance vested in October 2010, and has a five year term. The estimated fair value of these options was $66,760, or $.67 per share.

        In May 2010, in accordance with its compensation plan, the Company's Board authorized, and the Company subsequently granted 90,000 stock options to three non-executive directors at an exercise price of $1.00 per share, which vest upon issuance and have a ten year term. The estimated fair value of these options was $75,997, or $.84 per share.

        The following table sets forth the recognized compensation expense for the following periods:

	Years Ended December 31,			From Inception (March 25, 2005) through December 31, 2010
	2010	2009	2008
Recognized compensation expense—stock options	$147,049	$577,191	$784,089	$2,526,151
Recognized compensation expense—stock awards	50,000	—	75,000	994,059

Total	$197,049	$577,191	$859,089	$3,520,210

        As of December 31, 2010, the Company has no unrecognized share-based compensation.

        The grants of stock options for the years ended December 2010, 2009, and 2008 are detailed in the table below:

Stock Options	Options	Weighted Average Exercise Price
Balance, December 31, 2007	3,379,000	$0.77
Granted	870,000	$1.50
Cancelled/Expired	(50,000)	$1.50

Balance, December 31, 2008	4,199,000	$0.93
Granted	2,786,000	$0.68
Cancelled/Expired	(1,580,000)	$1.25
Forfeited	(70,000)	$1.00

Balance, December 31, 2009	5,335,000	$0.70
Granted	190,000	$1.00
Forfeited	(33,334)	$0.68

Balance, December 31, 2010	5,491,666	$0.71

        The following table summarizes certain additional information about the Company's total and exercisable stock options outstanding as of December 31, 2010:

	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
Total stock options	5,491,666	6.92	$0.71	$1,622,933
Exercisable stock options	5,491,666	6.92	0.71	1,622,933

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

        The estimated fair value of the Company's common stock on December 31, 2010 was $1.00 per share.

        The following table summarizes the activity in nonvested stock options for the years ended December 31, 2010, 2009, and 2008. As of December 31, 2010, no options have been exercised and 153,334 options have been forfeited.

	Nonvested
Stock Options	Options	Weighted Average Grant Date Fair Value
Nonvested, December 31, 2007	1,847,000	$0.46
Granted	870,000	$0.67
Vested	(1,429,333)	$0.56
Forfeited	(50,000)	$0.81

Nonvested, December 31, 2008	1,237,667	$0.44
Granted	2,786,000	$0.32
Vested	(3,097,000)	$0.33
Cancelled/Expired	(706,667)	$0.51
Forfeited	(70,000)	$0.29

Nonvested, December 31, 2009	150,000	$0.32
Granted	190,000	$0.75
Vested	(306,666)	$0.58
Cancelled/Expired	—	$—
Forfeited	(33,334)	$0.33

Nonvested, December 31, 2010	—	$—

        The value of each option award is estimated at the date of grant using the Black-Scholes options pricing model that utilizes the assumptions included in the table below. Since the Company has no historical exercise data, the expected term assumption was computed using the simplified method. In addition, because of this limited data, the Company has determined the volatility assumption by using the volatility of similar public companies in its peer group. The risk free interest rate reflects the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of grant. The assumptions utilized for the years ended December 31, 2010, 2009, and 2008 are as follows:

	2010	2009	2008
Expected term (in years)	5.00 - 10.0	5.00 - 10.0	4.6 - 10.0
Expected forfeiture rate	0%	0%	0% - 75%
Expected volatility	83.24% - 83.99%	83.36% - 86.17%	64.0% - 86.9%
Expected dividend yield	0%	0%	0%
Risk free interest rate	2.26% - 3.26%	1.68% - 3.22%	2.28% - 3.45%

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 11 Stock Purchase Warrants

Series A and B Warrants

        In 2007, the Company issued 9,785,631 Series A Warrants in conjunction with the April and May 2007 issuance and exercise and the August 2007 conversion of the Series B and Series C notes. Of those, 273,529 and 8,854,984 warrants were exercised at $1.00 per share in 2008 and 2007, respectively. The remaining 657,118 warrants expired unexercised.

        In 2007, the Company issued 4,427,492 Series B Warrants to those Series B and Series C note holders who elected to April and May 2007 early issuance and exercise of their warrants underlying their Series B and Series C notes, as a penalty for not filing an initial public offering prior to August 2007. Of these, 75,000 warrants were exercised at $1.60 per share in 2007 and 27,500 warrants were exercised at $2.00 per share in 2008. The remaining 4,324,992 warrants expired unexercised.

Performance Based Warrants

        In August 2008, the Company entered into an agreement ("Agreement") with an institutional stockholder to make an introduction and arrange a meeting between the Company and a utility company that owns and/or operates a nuclear generating facility. In consideration of the Agreement, the Company issued the Institution a warrant to purchase 2,333,332 shares of common stock of the Company at $2.25 per share on or before November 7, 2009. The contingencies were not met, therefore the warrants expired unexercised.

Note 12 Income Taxes

        The following summarizes the components of the Company's deferred tax assets and liabilities:

	December 31,
	2010	2009
Deferred tax assets:
Exploration expenditures	$2,680,000	$2,612,000
Stock option compensation	321,000	244,000
Leasehold acquisition costs	37,000	24,000
Cibola joint venture	801,000	409,000
Net operating losses	7,817,000	4,503,000
Accrued liabilities	17,000	22,000

Total deferred tax assets	11,673,000	7,814,000

Deferred tax liabilities
Property and equipment	(9,000)	(20,000)
Prepaid expenses	(32,000)	(25,000)

Total deferred tax liabilities	(41,000)	(45,000)
Less: Valuation allowance	(11,632,000)	(7,769,000)

Net deferred tax assets	$—	$—

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 12 Income Taxes (Continued)

        In order to establish when it is more likely than not that all or a portion of the deferred tax assets will not be realized, the Company reviewed all available positive and negative evidence, including the Company's performance, the market environment in which the Company operates, forecasts of future profitability, the utilization of past tax credits, length of carry forward periods and similar factors. It is difficult to conclude that a valuation allowance is not needed when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. The tax years 2007-2010 remain open to examination by the Internal Revenue Service of the United States.

        As of December 31, 2010, the Company has generated net operating loss carry forwards for federal and state income tax purposes of approximately $19.6 and $22.2 million respectively, which expire from 2011 to 2030. The Company expects to continue to record a full valuation allowance on any future tax benefits until it has achieved several quarters of consecutive profitable results coupled with an expectation of continued profitability. As of December 2010 and 2009, the valuation allowance totaled $11.6 million and $7.8 million, respectively.

        The income tax benefit differs from the amount computed by applying the statutory U.S. federal income tax rate of 34% to losses from continuing operations before income taxes as follows:

	Year ended December 31,						From Inception (March 25, 2005) through December 31, 2010
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Federal income tax benefit at statutory rate	$(2,975,000)	34%	$(2,289,000)	34%	$(2,828,000)	34%	$(12,633,000)	34%
State taxes, net of federal benefit	(702,000)	6%	(424,000)	6%	(319,000)	4%	(1,701,000)	5%
Changes in valuation allowance	3,865,000	-34%	2,288,000	-34%	2,716,000	-33%	11,633,000	-32%
Other, net	(188,000)	-6%	425,000	-6%	431,000	-5%	2,701,000	-7%

Benefit from income taxes	$—	—%	$—	—%	$—	—%	$—	—%

Note 13 Related Party Transactions

        In April 2005, the Company entered into an agreement with Primary to issue 10,750,000 shares of the Company's common stock in exchange for cash subscriptions to the Company totaling $1,250,000. On January 17, 2006, the final payment was received and shares were issued. In January 2006, Primary's president was appointed as a member of the Company's Board of Directors.

        In April 2006, the Company made an expense advance payment of $12,000 to an officer, which was paid in full in 2007.

        In April 2006, the Company entered into a joint-venture agreement with Primary, a principal shareholder of the Company, to establish the Grants J.V. Primary's then president was a member of the Company's Board of Directors, and continues to serve as a board member of Primary.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 13 Related Party Transactions (Continued)

        In December 2009, the Company issued 3,519,067 shares of common stock to Primary in consideration for its October 15, 2009 purchase of Primary's 34.56% interest in Grants J.V.

        In 2010 and 2009, the Company paid a law firm $1,128 and $239,449, respectively, in legal fees. The attorney representing the Company was a partner in that law firm. In May 2009, the Company granted the attorney 300,000 stock options in consideration of non-legal strategic consulting services. The options had an estimated fair value of $124,259 at the grant date. In February 2011, the attorney was appointed to the Company's Board of Directors.

        In January 2010, the Company entered into the first of three agreements with a consultant, who subsequently became a member of the Board of Directors. The three agreements were: i) a finder's fee agreement in January 2010, which would pay the consultant a 1% contingent fee on introductions leading to financing of the Company, which was terminated in February 2011; ii) a consulting agreement in April 2010, which provided for a grant of 100,000 stock options with an estimated fair value of $66,760 plus contingent fees, which was terminated in February 2011; and iii) a subsequent consulting agreement in February 2011, which provided for a grant of 200,000 stock options and a monthly retainer of $5,000. In February 2011, the consultant was appointed to the Company's Board of Directors. Further details of agreements i) and ii) are presented in Note 14. Details of agreement iii) and the addition of new board members are presented in Note 18.

        In May 2010, a member of the Board of Directors was issued 50,000 shares of common stock, with an estimated fair value of $50,000, in consideration of a standby credit facility issued to the Company. The standby letter of credit was not used and was subsequently terminated.

        In January 2011, the Company entered into a financial advisory agreement with Primary, as detailed in Note 18.

Note 14 Commitments and Contingencies

401(k) Retirement Plan

        In June 2007, the Company adopted a non-contributory 401(k) Plan for its full-time employees and employees who work at least 1,000 hours per year. Effective January 1, 2008, the Company elected to implement non-elective contributions equal to 3% of eligible compensation for employees meeting certain eligibility requirements. The contributions meet the tax deferral "safe harbor" requirements provided for in the Internal Revenue Code. Contributions are accrued monthly and paid after the close of the fiscal year. The Company accrued 401(k) expenses of $52,720, $67,450 and $60,772 for the years ended December 31, 2010, 2009 and 2008, respectively.

Mineral Leases

        The Company entered into a ten year Lease Agreement with JTLC in October 2006 as detailed in Note 4. Pursuant to the terms of the lease, the Company is obligated to make annual payments for the next five years of $337,500 for the main lease. Additional in-fill property leases obligate the Company to annual payments of up to $9,500 for the next six years.

        All other land leases are cancellable by the Company when exploration and/or development is completed or the property is abandoned.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

Office Leases

        The Company entered into leases for office space in Englewood, Colorado; Albuquerque, New Mexico; and Grants, New Mexico. The Englewood lease is for a period of 38 months ending October 2011. The Albuquerque lease, initially a three-year term, has been extended through March 2011. The remaining lease is a on a month-to-month basis. During the years ended December 31, 2010, 2009, and 2008, and the period from inception (March 25, 2005) through December 31, 2010, the Company incurred $194,037, $203,257, $161,581, and $673,177, respectively, in rental expense that was charged to operations.

        Future minimum lease commitments for Mineral and office leases at December 31, 2010 are as follows:

Years Ending December 31,	Office Leases	Mineral Leases	Total Commitments
2011	$129,804	$343,807	$473,611
2012	—	347,017	347,017
2013	—	347,017	347,017
2014	—	347,017	347,017
2015	—	347,017	347,017
Thereafter	—	9,517	9,517

Total	$129,804	$1,741,392	$1,871,196

Credit Agreement with Arizona Business Bank

        In April 2008, Arizona Business Bank issued the Company an Irrevocable Standby Letter of Credit in favor of the Landlord as a security deposit on the lease of the corporate headquarters in Englewood, Colorado. The credit facility is collateralized by a certificate of deposit which pays 2.8% interest. As of December 31, 2010, the certificate of deposit in the amount of $25,000 is reported as a component of short-term restricted cash and marketable securities on the consolidated balance sheets, as it is to be released in October 2011.

        As of December 31, 2010, Arizona Business Bank has issued the Company four Irrevocable Standby Letters of Credit in favor of the New Mexico Energy, Minerals and Natural Resources Department to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico. Each credit facility is collateralized by a certificate of deposit equal to the value of the Letter of Credit which pays 2.8% interest. The total amount of the four certificates of deposit is $185,300. As of December 31, 2010, the certificates of deposit are reported as components of restricted cash and marketable securities on the consolidated balance sheets.

Long-term Payable

        In August 2009, the Company entered into an agreement with a former lessor and operator of certain lands now leased by the Company to acquire historical data related to the Cebolleta project. The former lessor delivered the data at the time of the agreement. In consideration, the Company

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

made payments to date of $50,000 with a final payment of $400,000 due in August 2013, which is recorded on the balance sheet as a long-term liability discounted at 8%, the borrowing rate of the Company. Interest is amortized over the life of the contract. As of December 31, 2010 and 2009, the long-term account payable is recorded at $325,539 and $299,454, respectively.

Employment Contracts and Termination and Change of Control Obligations

        The Company has entered into employment agreements with five executive officers and one employee that provide that, in the event the employee is terminated for other than for cause, death or disability, or the employee terminates for good reason, the Company will pay the employee the amount of his base salary for a specific number of months, which varies from six to twenty-four months, provided that the salary continuation period falls within the period that compensation would have been paid had the termination not occurred.

Agreements Containing Contingent Fees

        In January 2010, the Company entered into a finder's fee agreement with a consultant, who subsequently became a director of the Company, to provide introductions in connection with the Company's financing efforts. Should the Company conclude a transaction through the efforts of the consultant, the agreement requires the Company to pay a 1% fee on proceeds received from the transaction. In February 2011, the Company terminated the agreement, however, the Company remains obligated to pay the fees set forth therein should the Company complete a transaction within 12 months of termination if the consultant introduced the financing party during the term of the agreement.

        In April 2010, the Company entered into a strategic consulting and advisory agreement with a consultant, who subsequently became a director of the Company, to provide advisory services in connection with the Company's evaluation of pursuing one or more strategic transactions, such as off-take agreements, forward sales contracts, joint ventures and mineral property acquisitions or dispositions. Should the Company conclude a strategic transaction through efforts of the consultant, the consulting agreement requires the Company to pay a 1.5% fee on debt proceeds received by the Company and a 5% fee on proceeds received by the Company through equity financing, asset dispositions or a joint venture earn-in. In addition, the Company granted the consultant 100,000 stock options exercisable within five years at an exercise price of $1.00 per share of common stock, which vested one-half upon issuance and the balance on October 15, 2010. The agreement was terminated in February 2011, however, the Company remains obligated to pay the fees set forth in the agreement should the Company complete a transaction within 12 months of termination if the consultant contacted the financing party on behalf of the Company during the term of the agreement.

Officer Indemnification

        Under the Company's organizational documents, the Company's officers, employees and directors are indemnified against certain liabilities arising out of the performance of their duties. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects any risk of loss to be remote. The Company also has an insurance policy for its directors and

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

officers to insure them against liabilities arising from their performance in their positions with the Company or its subsidiaries.

Note 15 Fair Value of Financial Instruments

        Disclosures about fair value of the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

        The following table presents a summary of the Company's financial instruments:

		Fair Value Measurements at Reporting Date Using
Description	Carrying Amount as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current Assets
Cash and cash equivalents	$174,416	$174,416	$—	$—
Restricted cash and marketable securities	7,069,367	7,069,367	—	—
Other Assets
Restricted cash and marketable securities	185,300	185,300	—	—
Current Liabilities
Senior debt	24,844,874	—	24,844,874	—
Long-term liabilities
Long-term payable	325,539	—	—	253,685
Warrant liability	1,339,402	—	1,339,402	—

        The carrying amounts for cash and cash equivalents, restricted cash and marketable securities, accounts payable, and accrued expenses approximate fair value because of the short maturities of these financial instruments. As of December 31, 2010, the carrying amount of the senior debt approximated fair value due to the fact that there were no changes to the terms and the short term nature thereof. The fair value of the warrant liability was determined using the Black-Scholes model, which is detailed in Note 8. The estimated fair value of the Company's long-term payable was determined by discounting the related cash flows over the underlying contractual period using the Company's credit risk adjusted cost of debt. The credit risk adjusted cost of debt utilized was based on the most recent capital transaction consummated by the Company which was the Amended Credit Facility in December 2010 and was estimated at 17.37%.

Note 16 Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and marketable securities. The Company places its

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 16 Concentrations of Credit Risk (Continued)

cash and cash equivalents with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company's bank account balances may exceed federally insured limits.

Note 17 Non-Cash Investing and Financing Activities

        Supplemental disclosure of non-cash investing and financing activities:

	Year Ended December 31,			From Inception (March 25, 2005) through December 31, 2010
	2010	2009	2008
Activities:
Common stock issued upon conversion of convertible notes payable	$—	$—	$—	$7,721,149
Common stock issued for acquisition of unproven mineral properties	—	—	—	16,878
Common stock issued upon receipt of stock subscription receivable	—	—	—	2,150
Debt issuance costs financed by convertible notes payable	—	—	—	460,580
Common stock issued for acquisition of Primary's 34.56% interest in Grants J.V.	—	68,578	—	68,578
Purchase of equipment financed by accounts payable	—	—	2,988	—
Purchase of unproven mineral properties financed by senior debt and capitalized investment in mineral purchase option	11,454,312	—	—	11,454,312
Debt issuance costs financed by senior debt	1,618,340	—	—	1,618,340
Deferred offering costs financed by accrued expenses	7,800	—	—	7,800
Estimated fair value of warrant liability recognized in connection with warrants issued in senior debt transaction	1,579,637	—	—	1,579,637
Noncontrolling interest reclassified to additional paid-in- capital upon purchase of Cibola	2,474,500	—	—	2,474,500

Note 18 Subsequent Events

Agreements Containing Contingent Fees

        In January 2011, the Company entered into a financial advisory agreement with a related party. Pursuant to the agreement the financial advisor will consult with the Company with respect to a) any merger, amalgamation, plan of arrangement, reorganization or other business combination, b) the issuance by the Company, or a counterparty of a business combination, of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the financial advisory agreement requires the Company to pay a 1% completion fee on the transaction

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 18 Subsequent Events (Continued)

value, defined as the gross proceeds received in a financing and the aggregate unrestricted cash balances of any counterparty in connection with a business combination.

Standby Letters of Credit

        In January 2011, Arizona Business Bank issued the Company two additional Irrevocable Standby Letters of Credit in favor of the New Mexico Energy, Minerals and Natural Resources Department to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico. Each credit facility is collateralized by a certificate of deposit equal to the value of the Letter of Credit which pays 2.8% interest. The total amount of the two certificates of deposit is $88,605.

Increase in Size of Board of Directors

        In February 2011, the Company increased the size of the Board of Directors from five to eight members. The three new board members were appointed and each granted 200,000 stock options at an exercise price of $1.00 per share of common stock. The options have a term of ten years and vest immediately.

Consulting Agreement

        In February 2011, the Company entered into a consulting agreement with one of the newly appointed directors to provide advice and consultation to the Company, on an as needed basis, with respect to: i) marketing and operational strategies, goals and objectives; ii) implementation and execution of strategic initiatives; and iii) evaluation of performance and results. In consideration, the Company agreed to pay a monthly retainer to be offset by a daily consulting fee. In addition, the Company granted the consultant 200,000 stock options exercisable within ten years at an exercise price of $1.00 per share of common stock and vests one-half six months after the agreement date and the balance twelve months after the agreement date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days notice.

2011 Equity Incentive Plan

        In February 2011, the Board of Directors unanimously approved the 2011 Equity Incentive Plan, ("2011 Plan"). The 2011 Plan authorizes the Company to issue a maximum of between 1,000,000 and 3,000,000 shares of common stock depending on the total number of issued and outstanding shares of common stock of the Company. The 2011 Plan is subject to the approval of the Company's shareholders within a period of one year. The 2011 Plan authorized, among other things, the Company to grant i) incentive stock options and non-qualified stock options, ii) stock appreciation rights, iii) restricted stock and stock unit awards, and iv) unrestricted stock awards. The Company has granted 400,000 non-qualified stock options as of the date of issuance of these consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
Current Assets
Cash and cash equivalents	$15,268	$174,416
Restricted cash and marketable securities	5,919,367	7,069,367
Prepaid expenses and other current assets	32,281	48,057
Debt issuance costs, net	272,980	532,040

Total Current Assets	6,239,896	7,823,880

Property and Equipment, at cost
Unproven mineral properties	19,611,903	19,607,711
Property and equipment	934,183	903,477
Less accumulated depreciation	(475,890)	(434,595)

	20,070,196	20,076,593
Construction in progress	16,777	16,777

Net Property and Equipment	20,086,973	20,093,370

Other Assets
Restricted cash and marketable securities	273,905	185,300
Deferred offering costs	269,928	31,219
Deposits	7,300	7,300

Total Other Assets	551,133	223,819

TOTAL ASSETS	$26,878,002	$28,141,069

Current Liabilities
Accounts payable	$272,609	$65,149
Accrued expenses	233,305	175,288
Senior debt, net	25,325,289	24,844,874

Total Current Liabilities	25,831,203	25,085,311

Long-term Liabilities
Long-term payable, net	332,094	325,539
Warrant liability	1,303,141	1,339,402

Total Long-term Liabilities	1,635,235	1,664,941

TOTAL LIABILITIES	27,466,438	26,750,252

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock: 10,000,000 authorized, $0.001 par value; none issued or outstanding	—	—
Common stock: 200,000,000 authorized, $0.001 par value; 58,204,141 issued and outstanding	58,204	58,204
Additional paid-in capital	38,706,514	38,167,213
Deficit accumulated during the exploration stage	(39,353,154)	(36,834,600)

Total Stockholders' Equity (Deficit)	(588,436)	1,390,817

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$26,878,002	$28,141,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
			From Inception (March 25, 2005) through March 31, 2011
	2011	2010
Revenue	$—	$—	$—
Operating Expenses
Mineral property maintenance	170,392	199,429	6,673,781
Mineral exploration	451,449	531,565	14,518,706
General and administrative	1,178,201	566,643	12,735,459

Total Operating Expenses	1,800,042	1,297,637	33,927,946

Other Income (Expense)
Interest expense	(719,222)	(6,648)	(7,902,327)
Interest income	710	2,450	699,459
Other income (expense)	—	—	164,559

Total Other Income (Expense)	(718,512)	(4,198)	(7,038,309)

Operating Loss	(2,518,554)	(1,301,835)	(40,966,255)
Provision for income taxes	—	—	—

Net Loss	(2,518,554)	(1,301,835)	(40,966,255)
Less: Net loss attributable to noncontrolling interest	—	74,393	1,613,101

Net loss attributable to Neutron Energy, Inc.	$(2,518,554)	$(1,227,442)	$(39,353,154)

Net loss per basic and diluted share of common stock	$(0.04)	$(0.02)	$(0.94)
Weighted average number of basic and diluted common shares outstanding	58,204,141	58,154,141	41,975,605

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,		From Inception (March 25, 2005) through March 31, 2011
	2011	2010
Cash Flows From Operating Activities
Net loss	$(2,518,554)	$(1,227,442)	$(39,353,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	—	—	30,000
Depreciation of property and equipment	41,295	40,395	487,355
Loss on disposal of equipment	—	—	16,705
Stock based compensation	539,301	7,009	4,059,511
Beneficial conversion feature recorded as interest expense	—	—	1,533,231
Amortization of debt issuance costs	268,340	—	2,204,332
Accretion of discount on senior debt	25,871	—	1,553,766
Unrealized gain on warrant liability	(36,261)	—	(276,496)
Deferred offering costs write-off	—	—	222,162
Mineral purchase option write-off	—	—	7,900
Warrants issued in connection with registration rights agreement	—	—	995,774
Interest accretion on long-term payable	6,555	6,533	43,242
Accrued interest on senior debt	454,544	—	1,351,159
Losses attributable to noncontrolling interests	—	(74,393)	(1,613,101)
Changes in assets and liabilities:
Prepaid expenses and other assets	15,776	48,445	(39,581)
Accounts payable	104,867	209,377	167,028
Accrued expenses	(59,341)	373,090	108,147

Net cash flows from operating activities	(1,157,607)	(616,986)	(28,502,020)

Cash Flows From Investing Activities
Disbursements on loans receivable	—	—	(30,000)
(Increase) decrease in restricted cash and marketable securities	1,061,395	—	(6,193,272)
Purchase of property and equipment	(30,706)	—	(976,142)
Purchase of unproven mineral properties	(4,192)	(2,217)	(8,387,135)
Reimbursement received for unproven mineral properties purchased	—	—	315,000
Investment in mineral purchase option	—	(74,393)	(462,212)
Equity in joint venture partner contributions	—	—	1,932,536

Net cash flows from investing activities	1,026,497	(76,610)	(13,801,225)

Cash Flows From Financing Activities
Proceeds from convertible notes payable	—	—	7,330,949
Debt issuance costs	(9,280)	(262,500)	(398,392)
Proceeds from issuance of common stock	—	—	11,592,211
Offering costs paid in connection with issuance of common stock	—	—	(690,414)
Proceeds from exercise of warrants	—	—	9,303,513
Commissions paid in connection with the exercise of warrants	—	—	(492,749)
Proceeds from stock subscription receivable	—	—	250,000
Deferred offering costs	(18,758)	(55,813)	(264,339)
Principal payments on retirement of convertible debt	—	—	(70,380)
Long-term payable	—	—	288,852
Proceeds from senior debt	—	—	11,381,661
Investment by noncontrolling interest in consolidated joint venture	—	74,393	4,087,601

Net cash flows from financing activities	(28,038)	(243,920)	42,318,513

Net (decrease) increase in cash and cash equivalents	(159,148)	(937,516)	15,268
Cash and cash equivalents, beginning of period	174,416	1,023,932	—

Cash and cash equivalents, end of period	$15,268	$86,416	$15,268

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$—	$—	$496,981
Cash paid for income taxes	—	—	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficit)

(Unaudited)

				Deficit Accumulated During the Exploration Stage
	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital		Non- Controlling Interest
	Shares	Amount
Balance, December 31, 2010	58,204,141	$58,204	$38,167,213	$(36,834,600)	$—	$1,390,817
Compensation expense from issuance of common stock options	—	—	539,301	—	—	539,301
Net loss	—	—	—	(2,518,554)		(2,518,554)

Balance, March 31, 2011	58,204,141	$58,204	$38,706,514	$(39,353,154)	$—	$(588,436)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 Nature of Operations

        Neutron Energy, Inc. ("NEI") began operations as an unincorporated entity on March 25, 2005, was originally organized under the laws of the state of Wyoming on March 29, 2005 and subsequently reincorporated under the laws of the state of Nevada on April 26, 2007.

        From inception through March 31, 2011, NEI has staked or leased mineral properties in Arizona, New Mexico, South Dakota and Wyoming. In April 2006, certain mineral properties in New Mexico became subject to a joint-venture agreement, ("Grants J.V. Agreement"), which formed the Grants Uranium Project Joint-Venture ("Grants J.V."), with Canada-based Primary Corp. ("Primary"), an affiliate of the Company, formerly known as Trans-America Industries, Ltd. ("TSA"). In October 2009, NEI purchased Primary's interest in Grants J.V. As of October 15, 2009, NEI became the sole owner of Grants J.V.

        In April 2007, other mineral properties located in New Mexico became subject to joint ownership with Uranium Energy Corporation ("UEC") through the formation of Cibola Resources LLC ("Cibola"). In April 2010, NEI purchased UEC's interest in Cibola and became the sole owner of Cibola.

        Collectively, NEI, Grants J.V. and Cibola are referred to as the "Company".

        The Company is an Exploration Stage Company. The Company's principal business is the acquisition and exploration of uranium mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Note 2 Financial Statements

        It is the opinion of management that the interim condensed consolidated financial statements as of March 31, 2011, and for the three months ended March 31, 2011 and 2010, and the period from inception (March 25, 2005) to March 31, 2011, include all adjustments necessary in order to ensure that the condensed consolidated financial statements are not misleading. These condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America and are expressed in U.S. dollars. These interim condensed consolidated financial statements follow the same accounting policies and methods of their application as the Company's December 31, 2010 annual consolidated financial statements. All adjustments are of a normal recurring nature.

        Basis of Presentation and Principles of Consolidation—These condensed consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in U.S. dollars. These condensed consolidated financial statements include the accounts of NEI and its wholly owned subsidiaries, Cibola and Grants J.V. Prior to the purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the consolidated financial statements included the accounts of NEI, its majority owned subsidiary, Cibola, and the Company's proportionate share of assets, liabilities and operations of its unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. The Company's fiscal year end is December 31. These interim condensed

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2 Financial Statements (Continued)

consolidated financial statements should be read in conjunction with the Company's December 31, 2010 audited annual consolidated financial statements.

        Use of Estimates—The preparation of condensed consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, convertible debentures and financial instruments. Other areas requiring estimates include deferred tax balances, valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

        Plan of Operations—The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The continued operations of the Company and the recoverability of the carrying value of its assets are ultimately dependent upon the ability of the Company to achieve profitable operations.

        The Company commenced operations on March 25, 2005, and has not realized any significant revenues since inception. As of March 31, 2011, the Company has a working capital deficit of $19,591,307 and an accumulated deficit of $39,353,154. In April 2010, the Company entered into a credit facility with a lender, which was increased and extended in an amendment of the credit facility in December 2010. Although management believes the credit facility provides sufficient cash resources through June 30, 2011, the Company must access the capital markets through the offering of equity or debt securities or the sale of ownership interests in certain mineral properties in order to satisfy the credit facility's June 30, 2011 due date for outstanding principal and accrued interest.

        The continuation of the Company as a going concern is also dependent upon the ability of the Company to obtain necessary financing to continue operations. The Company's current operating plan is to focus existing financial and human resources on raising additional equity capital and continuing the permitting and exploration of its core mineral properties located in New Mexico. The Company has sold, and will continue to sell to, and joint venture with, third parties, its non-core mineral properties. Other non-core properties not deemed to have sufficient exploration potential will be abandoned as their annual renewals become due. Additionally, the Company has commenced the process of accessing the capital markets seeking additional financing through a strategic alliance with an industry partner, a private placement or an initial public offering of its equity securities.

Note 3 Recent Accounting Pronouncements

        In April 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-13, "Compensation-Stock Compensation (Topic 718): Effect of Denominating

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 3 Recent Accounting Pronouncements (Continued)

the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." The ASU addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on its results of operations, financial position or liquidity.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations." The objective of this ASU is to address diversity in practice about the interpretation of the proforma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on its results of operations, financial position or liquidity.

Note 4 Senior Debt Facility

  Credit Facility

        In April 2010, the Company entered into an arrangement of a $16 million senior secured credit facility ("Credit Facility"), with a stated interest rate equal to LIBOR plus 7%, which was due December 31, 2010. Of the proceeds, $5 million was used for working capital and $11 million funded the Company's acquisition of UEC's 49% interest in Cibola. In December 2010, the Credit Facility was amended to increase the principal to $24 million and extend the maturity date to June 30, 2011. The increase in the Credit Facility of $8 million was to be used for general working capital. The Credit Facility is secured by a mortgage and senior security interest in all material "real property" located in New Mexico; all "personal property" of the Company; and a pledge of the Company's 100% ownership interest in Cibola.

        As of March 31, 2011, and December 31, 2010, the outstanding principal, including capitalized interest, was $25,351,159 and $24,896,616, respectively. In securing the Credit Facility and amended Credit Facility, the Company incurred a total of $1,879,899 in debt issuance costs. For the three months ended March 31, 2011 and 2010, the Company charged $268,340 and $0, respectively, of debt issuance

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 4 Senior Debt Facility (Continued)

costs to interest expense in the condensed consolidated statements of operations. As of March 31, 2011, the Company has a balance of $272,980 in unamortized debt issuance costs.

  Warrant Liability

        In consideration of the Credit Facility, the Company issued the lender warrants to purchase shares of common stock of the Company, and the Company is obligated to issue the lender additional warrants upon the issuance of additional shares of the Company's stock. The terms of the warrants and the Company's obligations are detailed in Note 7.

        As a result of the downround protection feature (reset provision) of the warrants issued in connection with the senior credit facility, the warrants are considered a derivative for financial reporting purposes. Therefore, the Company recorded the fair value of the warrants as a liability on the Company's condensed consolidated balance sheets and is subject to ongoing fair value measurement. The Company recorded the estimated fair value of the issued warrants as a warrant liability on the date of issuance. As of March 31, 2011, the Company recognized an unrealized gain on warrant liability of $36,261, to reflect the change in estimated fair value of the warrant liability as of that date. This amount is included as a component of interest expense within the condensed consolidated statements of operations.

  Discount on Senior Debt

        The Company accounted for the senior credit facility in a manner that allocated the proceeds from the senior credit facility to the debt instrument without the warrants and to the warrants themselves based on their fair value at the time of issuance. The portion of the senior debt proceeds allocated to the warrants resulted in a discount on the debt to be recognized as a component of interest expense in the Company's condensed consolidated statements of operations. The Company recorded $1,579,637 as a discount on senior debt on the date of issuance. For the three months ended March 31, 2011, the Company amortized $25,871 as interest expense in connection with the accretion of the senior debt discount. As of March 31, 2011, the Company has an unamortized loan discount of $25,871.

  Restricted Cash—Proceeds Account

        Pursuant to the Credit Facility, the net proceeds from the gross $5 million and $8 million loan tranches issued for working capital in April and December 2010, respectively, were deposited in a proceeds account controlled by the lender. Working capital is transferred to the Company under the terms of the cash budget agreed upon between the Company and the lender. Accordingly, as of March 31, 2011 and December 31, 2010, the balances of the proceeds account of $5,894,367 and $7,044,367, respectively, are classified as short-term restricted cash and are reported in restricted cash and marketable securities on the consolidated balance sheets.

Note 5 Common Stock

        During the three months ending March 31, 2011, the Company did not issue any common stock.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 6 Stock Option Plans

  Stock Option Plans

        In February 2006, the Board of Directors adopted the 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"). Shareholders approved the 2006 Plan in February 2006. The 2006 Plan authorizes the Company to issue 3,500,000 shares of common stock upon exercise of options and grants of restricted and unrestricted stock awards. At March 31, 2011, the Company had granted 3,397,000 stock options and 100,000 shares of common stock as stock awards under the 2006 Plan.

        In December 2007, the Board of Directors adopted the 2007 Omnibus Incentive Plan (the "2007 Plan"). Shareholders approved the 2007 Plan in September 2008. The 2007 Plan authorizes the Company to issue 2,800,000 shares of common stock upon exercise of options and grant of restricted and unrestricted stock awards. At March 31, 2011, the Company had granted 2,394,666 stock options and 150,000 shares of common stock as stock awards under the 2007 Plan.

        In February 2011, the Board of Directors unanimously approved the 2011 Equity Incentive Plan (the "2011 Plan"). The 2011 Plan authorizes the Company to issue the greater of (i) 1,000,000 shares of our common stock, or (ii) the number of shares of common stock that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company, up to a maximum of 3,000,000 shares. The 2011 Plan is subject to the approval of the Company's shareholders within a period of one year. At March 31, 2011, 1,000,000 shares of common stock of the Company are authorized under the 2011 Plan and the Company had granted 400,000 stock options.

  Stock Options Issued

        In February 2011, the Company issued 600,000 stock options to three newly appointed Board members at an exercise price of $1.00 per share. The options were fully vested upon issuance and expire after ten years. The options had an estimated fair value of $497,721, or $.83 per option at the grant date.

        In February 2011, the Company issued 200,000 stock options to a consultant pursuant to a consulting agreement at an exercise price of $1.00 per share. The options vest as follows: 100,000 in six months and 100,000 in twelve months. The options had an estimated fair value of $166,322, or $.83 per option at the grant date.

        The value of each option award is estimated at the date of grant using the Black-Scholes options pricing model that utilizes the assumptions included in the table below. Since the Company has no historical exercise data, the expected term assumption was computed using the simplified method. In addition, because of this limited data, the Company has determined the volatility assumption by using the volatility of similar public companies in its peer group. The risk free interest rate reflects the U.S.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 6 Stock Option Plans (Continued)

Treasury yield curve for a similar expected life instrument in effect at the time of grant. The assumptions utilized for the three months ended March 31, 2011 are as follows:

For the Three Months Ended March 31, 2011
Expected term (in years)	10.0
Expected forfeiture rate	0%
Expected volatility	80.4% - 80.5%
Expected dividend yield	0%
Risk free interest rate	3.43% - 3.61%

  Additional Stock Option Information

        As of March 31, 2011, there were 6,191,666 stock options outstanding. During the three months ended March 31, 2011 and 2010, the Company recognized $539,301and $7,009 of stock based compensation expense, respectively. As of March 31, 2011, the Company has unrecognized share-based compensation expense of $124,742 to be recognized over a weighted average period of .64 years.

        The following table summarizes the Company's stock option activity for the three months ended March 31, 2011:

	Options	Weighted Average Exercise Price
Stock Options
Balance, December 31, 2010	5,491,666	$0.71
Granted	800,000	$1.00
Exercised	—	$—
Cancelled/Expired	(100,000)	$0.68

Balance, March 31, 2011	6,191,666	$0.75

        The following table summarizes certain additional information about the Company's total and exercisable stock options outstanding as of March 31, 2011:

	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
Total stock options	6,191,666	7.07	$0.75	$1,590,933
Exercisable stock options	5,991,666	6.97	$0.74	$1,590,933

        The estimated fair value of the Company's common stock on March 31, 2011 was $1.00 per share.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 6 Stock Option Plans (Continued)

        The following table summarizes the activity in nonvested stock options for the three months ended March 31, 2011:

	Nonvested
	Options	Weighted Average Grant Date Fair Value
Stock Options
Nonvested, December 31, 2010	—	$—
Granted	800,000	$0.83
Vested	(600,000)	$0.83
Cancelled/Expired	—	$—
Forfeited	—	$—

Nonvested, March 31, 2011	200,000	$0.83

Note 7 Stock Purchase Warrants

        In April 2010, the Company issued warrants to purchase a total of 3,051,744 shares of common stock of the Company to a lender in consideration of a $16 million senior secured credit facility. The exercise price is $1.75 or the lowest price at which the Company issues shares during the exercise period, which is four years from date of issuance. The estimated fair value of these warrants on the dates of issue was $1,579,637 or $.52 per warrant, as estimated using the Black-Scholes option pricing model with an exercise price of $1.75, an expected life of 4 years, a risk free interest rate of 2.13% to 2.26%, a dividend yield of 0%, and an expected volatility of 86.3% to 86.5%. The Company has granted the warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use it best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

        In addition to the warrants issued, upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to the lender to purchase up to 4,262,541 additional shares of common stock. The warrants will be issued so as to allow the lender to maintain a beneficial ownership up to five percent (5%), as was achieved by the warrants issued in April 2010. The warrants will contain terms substantially the same as those warrants previously issued to lender. The fair value of these warrants has not been established as these warrants are not issuable at March 31, 2011. Upon issuance of these warrants, as a result of the downround protection feature (reset provision) of the warrants, the warrants will be considered a derivative for financial reporting purposes. Therefore, upon issuance of these warrants, the Company will estimate their fair value and recognize a warrant liability and corresponding expense, and the warrants will be subject to ongoing fair value measurement.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 8 Related Party Transactions

        In January 2011, the Company entered into a financial advisory agreement with a related party. Pursuant to the agreement, the financial advisor will consult with the Company with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or (ii) the issuance of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the agreement requires the Company to pay a 1% completion fee on the transaction value, defined as the gross proceeds received in a financing and the aggregate unrestricted cash balances of any counterparty in connection with a business combination.

        In February 2011, the Company entered into a consulting agreement with one of the newly appointed directors to provide advice and consultation, on an as needed basis, with respect to: (i) marketing and operational strategies, goals and objectives; (ii) implementation and execution of strategic initiatives; and (iii) evaluation of performance and results. In consideration of consultant's services the Company agreed to pay consultant a $5,000 per monthly retainer to be offset by a $1,000 per day consulting fee. In addition, the Company granted the consultant 200,000 stock options exercisable within ten years at an exercise price of $1.00 per share of common stock. The consulting agreement is non-exclusive and may be terminated at any time with 30 days notice.

Note 9 Commitments and Contingencies

  401(k) Retirement Plan

        In June 2007, the Company adopted a non-contributory 401(k) Plan for its full-time employees. Effective January 1, 2008, the Company elected to implement non-elective contributions equal to 3% of eligible compensation for all employees working a minimum of 1,000 hours per year and meeting certain eligibility requirements. The contributions meet the tax deferral "safe harbor" requirements provided for in the Internal Revenue Code. Contributions are accrued monthly and paid after the close of the fiscal year. The Company accrued 401(k) expenses of $12,875 and $16,696 for the three months ended March 31, 2011, and 2010, respectively.

  Agreements Containing Contingent Fees

        In January 2010, the Company entered into a finder's fee agreement with a consultant, who subsequently became a director of the Company, to provide introductions in connection with the Company's financing efforts. Should the Company conclude a transaction through the efforts of the consultant, the agreement requires the Company to pay a 1% fee on proceeds received from the transaction. In February 2011, the Company terminated the agreement, however, the Company remains obligated to pay the fees set forth therein should the Company complete a transaction within 12 months of termination if the consultant introduced the financing party during the term of the agreement.

        In April 2010, the Company entered into a strategic consulting and advisory agreement with a consultant, who subsequently became a director of the Company, to provide advisory services in connection with the Company's evaluation of pursuing one or more strategic transactions, such as off-take agreements, forward sales contracts, joint ventures and mineral property acquisitions or dispositions. Should the Company conclude a strategic transaction through efforts of the consultant, the

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 9 Commitments and Contingencies (Continued)

consulting agreement requires the Company to pay a 1.5% fee on debt proceeds received by the Company and a 5% fee on proceeds received by the Company through equity financing, asset dispositions or a joint venture earn-in. In addition, the Company granted the consultant 100,000 stock options exercisable within five years at an exercise price of $1.00 per share of common stock, which vested one-half upon issuance and the balance on October 15, 2010. The agreement was terminated in February 2011, however, the Company remains obligated to pay the fees set forth in the agreement should the Company complete a transaction within 12 months of termination if the consultant contacted the financing party on behalf of the Company during the term of the agreement.

        In January 2011, the Company entered into a financial advisory agreement with a related party. Pursuant to the agreement, the financial advisor will consult with the Company with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or (ii) the issuance of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the agreement requires the Company to pay a 1% completion fee on the transaction value, defined as the gross proceeds received in a financing and the aggregate unrestricted cash balances of any counterparty in connection with a business combination.

        In February 2011, the Company entered into a consulting agreement with one of the newly appointed directors to provide advice and consultation, on an as needed basis, with respect to: (i) marketing and operational strategies, goals and objectives; (ii) implementation and execution of strategic initiatives; and (iii) evaluation of performance and results. In consideration of consultant's services the Company agreed to pay consultant a $5,000 per month retainer to be offset by a $1,000 per day consulting fee. In addition, the Company granted the consultant 200,000 stock options exercisable within ten years at an exercise price of $1.00 per share of common stock. The consulting agreement is non-exclusive and may be terminated at any time with 30 days notice.

  Irrevocable Standby Letter of Credit

        In January, 2011, Arizona Business Bank issued the Company two Irrevocable Standby Letters of Credit in favor of the New Mexico Energy, Minerals and Natural Resources Department to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico. Each credit facility is collateralized by a certificate of deposit equal to the value of the Letter of Credit. The total amount of the two certificates of deposit is $88,605. As of March 31, 2011, the Company has six certificates of deposit totaling $273,905, which are reported as components of restricted cash and marketable securities on the condensed consolidated balance sheet.

  Officer Indemnification

        Under the Company's organizational documents, the Company's officers, employees and directors are indemnified against certain liabilities arising out of the performance of their duties. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company which have not yet occurred. However, based on experience, the Company expects any risk of loss to be remote. The Company also has an insurance policy for its directors and officers to insure them against liabilities arising from their performance in their positions with the Company or its subsidiaries.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 10 Basic and Diluted Earnings per Share

        The Company computes net income (loss) per share for both basic and diluted earnings per share ("EPS") in the condensed consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS and the weighted average number of common shares exclude all potentially dilutive shares, as the Company reported a net loss for all periods presented, making their effect anti-dilutive.

        The dilutive securities included below have been excluded in the computation of diluted net earnings per share since the effect of including these securities would have been anti-dilutive:

	March 31,		From Inception (March 25, 2005) through March 31, 2011
	2011	2010
Dilutive securities
Stock options to purchase common stock	6,191,666	5,335,000	6,191,666
Warrants to purchase common stock	3,051,744	—	3,051,744

Total	9,243,410	5,335,000	9,243,410

Note 11 Fair Value of Financial Instruments

        Disclosures about fair value of the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 11 Fair Value of Financial Instruments (Continued)

        The following table presents a summary of the Company's financial instruments:

		Fair Value measurements at Reporting Date Using
Description	Carrying Amount as of March 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current Assets
Cash and cash equivalents	$15,268	$15,268	$—	$—
Restricted cash and marketable securities	5,919,367	5,919,367	—	—
Other Assets
Restricted cash and marketable securities	273,905	273,905	—	—
Current Liabilities
Senior debt	25,325,289	—	25,325,289	—
Long-term liabilities
Long-term payable	332,094	—	—	264,941
Warrant liability	1,303,141	—	—	1,303,141

        The carrying amounts for cash and cash equivalents, restricted cash and marketable securities, accounts payable, and accrued expenses approximate fair value because of the short maturities of these financial instruments. As of March 31, 2011, the carrying amount of the senior debt approximated fair value due to the fact that there were no changes to the terms thereof and the short-term remaining thereon. The fair value of the warrant liability was determined using the Black-Scholes model. The estimated fair value of the Company's long-term payable was determined by discounting the related cash flows over the underlying contractual period using the Company's credit risk adjusted cost of debt. The credit risk adjusted cost of debt utilized was based on the most recent capital transaction consummated by the Company which was the Amended Credit Facility in December 2010 and was estimated at 17.37%.

Note 12 Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and marketable securities. The Company places its cash and cash equivalents with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company's bank account balances may exceed federally insured limits.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 13 Non-Cash Investing and Financing Activities

        Supplemental disclosure of non-cash investing and financing activities:

	Three Months Ended March 31,
			From Inception (March 25, 2005) through March 31, 2011
Activities:	2011	2010
Common stock issued upon conversion of convertible notes payable	$—	$—	$7,721,149
Common stock issued for acquisition of unproven mineral properties	—	—	16,878
Common stock issued upon receipt of stock subscription receivable	—	—	2,150
Debt issuance costs financed by convertible notes payable	—	—	460,580
Common stock issued for acquisition of Primary's 34.56% interest in Grants J.V.	—	—	68,578
Purchase of unproven mineral properties financed by senior debt and capitalized investment in mineral purchase option	—	—	11,454,312
Debt issuance costs financed by senior debt	—	—	1,618,340
Estimated fair value of warrant liability recognized in connection with warrants issued in senior debt transaction	—	—	1,579,637
Noncontrolling interest reclassified to additional paid-in- capital upon purchase of Cibola	—	—	2,474,500
Deferred offering costs financed by accounts payable and accrued expenses	219,944	—	219,944

Note 14 Subsequent Events

        In April 2011, a board member, appointed in February 2011, resigned from the Company's Board of Directors. In connection with the board member's resignation, the Company and the board member entered into a Mutual Agreement to Accelerate Option Expiration. Accordingly, 200,000 stock options granted in February 2011 expired upon the board member's resignation.

                  Shares

Common Stock

PROSPECTUS

                  , 2011

Roth Capital Partners

        Through and including                  , 2011, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the various fees and expenses payable by Neutron Energy, Inc. in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee, the FINRA fee, the NYSE Amex fee and the TSX fee. Neutron Energy will pay all of the expenses shown below.

Amount
SEC registration fee		$7,077
FINRA filing fee		6,595
NYSE Amex filing fee		*
TSX filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees and expenses		*
Director and officer liability insurance premiums		*
Miscellaneous expenses		*
Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers

        Our Articles of Incorporation contain a provision which eliminates the personal monetary liability of our officers and directors to the extent allowed under Nevada law. Under the Nevada Revised Statutes, our directors or officers are not individually liable, subject to certain exceptions, to the Corporation or our stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that such conduct constituted a breach of their fiduciary duties as a director or officer and that the breach involved intentional misconduct, fraud or a knowing violation of law.

        In addition, our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law, provided the director, officer, employee or other agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which any such person is adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses.

        Pursuant to the authorization in its Bylaws, the Company purchased and maintains liability insurance on behalf of its directors and officers.

        The Company has not entered into indemnification agreements with our directors, officers, employees and other agents, and indemnification for those individuals is limited to the foregoing disclosure. However, we may in the future enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Articles of Incorporation and Bylaws.

Item 15.    Recent Sales of Unregistered Securities

        The information presented below describes our sales and issuances of unregistered securities for the past three years. Unless otherwise indicated, the consideration for all such sales and issuances, other than issuances of stock options, was cash. The information presented below regarding the aggregate consideration received by us is provided before deduction of offering and other related expenses.

Common Stock Issuances

        On May 10, 2010, we issued 50,000 shares of common stock to a director of the Company in consideration of a $500,000 short-term standby credit facility. The fair value of the shares on the date of issuance was $1.00 per share.

        On December 30, 2009, we issued 3,519,067 shares of our common stock to Primary Corp. ("Primary"), formerly known as Trans America Industries Ltd., in exchange for Primary's 34.56% ownership interest in the Grants Uranium Project Joint Venture (the "Grants J.V.") between Primary and the Company pursuant to a Purchase and Termination Agreement dated October 15, 2009. The value of Primary's ownership interest in the Grants J.V. was determined to be $3,519,067, or $1.00 per share of common stock issued by us in connection with its acquisition and the fair value of the shares on the date of issuance was $3,519,067.

        On August 31, 2008 we issued 273,529 shares of common stock in connection with the exercise of warrants at an exercise price of $1.00 per share. These warrants were part of a group of warrants ("Series A Warrants") that were issued in connection with the issuance convertible notes in 2006 and 2007.

        On August 31, 2008, we issued 27,500 shares of common stock in connection with the exercise of warrants ("Series B Warrants") at an exercise price of $2.00 per share. The Series B Warrants were issued to holders who exercised their Series A Warrants as a penalty for not conducting an initial public offering prior to August 2007.

        On August 1, 2008, we issued 100,000 shares of common stock to an officer of the Company pursuant to the Company's 2007 Omnibus Incentive Plan in consideration for services provided to the Company. The shares had an estimated fair value of $0.75 per share on the date of issuance.

Warrant Issuances

        On August 22, 2008, we issued a contingent warrant to each of Passport Material Master Fund, LP and Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A—Global Strategy to purchase 1,166,666 shares of our common stock at $2.25 per share in connection with an agreement for Passport Management, LLC to arrange a meeting between the Company and a utility company that owns and/or operates a nuclear generating facility. However, the contingencies set forth in the warrant were never satisfied and the warrants expired unvested and unexercised on November 7, 2009.

        On April 4, 2010 and April 12, 2010, we issued two warrants to RMB Australia Holdings Limited ("RMBAH") to purchase an aggregate of 3,051,744 shares of our common stock at an exercise price of the lesser of (i) $1.75 per share, and (ii) the lowest price of any shares of common stock issued in connection with any equity capital raising undertaken by the Company, in connection with the execution of our Credit Facility Agreement with RMB Resources Inc, an agent of RMBAH. The exercise periods of the warrants commence on the date of issuance of the warrant and terminates 48 months thereafter. The warrants also have piggy-back registration rights. In addition, the Company obligated itself to issue such additional warrants to purchase up to a maximum of 1,519,684 additional shares of common stock as is necessary for RMBAH to own 5%, calculated on a partially diluted basis, of our issued and outstanding common stock on the same terms as the issued warrants. These warrants were issued as partial consideration for financing provided by RMBAH.

        On December 22, 2010, we agreed in connection with an amendment to an existing loan agreement to issue to RMBAH such additional warrants to purchase up to a maximum of 2,742,857 shares, in addition to the warrants already issued or obligated to be issued, as is necessary for RMBAH to own 5%, calculated on a partially diluted basis, of our issued and outstanding common stock on the same terms as the issued warrants.

Option Award Issuances

        Since March 1, 2008, we have issued to directors, officers and employees options to purchase approximately 3,066,000 shares of our common stock at exercise prices from $0.68 to $1.50 per share under our 2006 Stock Option and Restricted Stock Plan, 2007 Omnibus Incentive Plan and 2011 Equity Incentive Plan.

        The issuances of securities in the foregoing transactions were effected without registration under the Securities Act in reliance on Section 4(2) or Section 3(a)(9) thereof, Regulation D thereunder or Rule 701 thereunder. None of such transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates or other instruments issued in such transactions. All such recipients either received adequate information about Neutron Energy or had access, through employment or other relationships with Neutron Energy, to such information.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated by reference.

  (b)
  Financial Statement Schedules

        There are no schedules to the consolidated financial statements.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Sate of Colorado, on May 20, 2011.

NEUTRON ENERGY, INC.
By:	/s/ GARY C. HUBER Name: Gary C. Huber Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Kelsey L. Boltz	Executive Chairman of the Board of Directors	May 20, 2011
/s/ GARY C. HUBER Gary C. Huber	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2011
/s/ EDWARD M. TOPHAM Edward M. Topham	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Principal Accounting Officer)	May 20, 2011
* John K. Campbell	Director	May 20, 2011
* James J. Graham	Director	May 20, 2011
* Henry G. Grundstedt	Director	May 20, 2011
* Carolyn C. Loder	Director	May 20, 2011

Name	Title	Date

* Jerry Nelson	Director	May 20, 2011
*By:
/s/ GARY C. HUBER
 Gary C. Huber
As Attorney in Fact for the indicated persons, pursuant to a Power of Attorney filed with the Registrant's Form S-1, as filed with the Securities and Exchange Commission on March 30, 2011.

EXHIBIT INDEX

**1.1	Underwriting Agreement
**3.1	Articles of Incorporation of the Company
**3.2	Bylaws of the Company
**4.1	Form of certificate representing the common stock, $0.001 par value per share, of the Company
*4.2	Warrant Certificate No. W-1, dated April 5, 2010, from the Company to RMB Australia Holdings Limited.
*4.3	Warrant Certificate No. W-2, dated April 12, 2010, from the Company to RMB Australia Holdings Limited.
**5.1	Opinion of Hogan Lovells US LLP regarding the validity of the common stock
**10.1	2006 Stock Option and Restricted Stock Plan
**10.2	Form of Stock Option Agreement under the 2006 Stock Option and Restricted Stock Plan
**10.3	2007 Omnibus Incentive Plan
**10.4	Form of Nonqualified Stock Option Agreement under 2007 Omnibus Incentive Plan
**10.5	Form of Restricted Stock Agreement under the 2007 Omnibus Incentive Plan
**10.6	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Plan
**10.7	2011 Equity Incentive Plan
**10.8	Form of Nonqualified Stock Option Agreement under the 2011 Equity Incentive Plan
**10.9	Form of Restricted Stock Agreement under the 2011 Equity Incentive Plan
**10.10	Form of Incentive Stock Option Agreement under the 2011 Equity Incentive Plan
**10.11	Employment Agreement between the Company and Kelsey L. Boltz dated October 29, 2009.
**10.12	Letter of Understanding and Agreement dated October 1, 2010 between the Company and Kelsey L. Boltz.
**10.13	Employment Agreement between the Company and Gary C. Huber dated October 29, 2009.
**10.14	Letter of Understanding and Agreement dated October 1, 2010 between the Company and Gary C. Huber.
**10.15	Employment Agreement between the Company and Mark J. Ludwig dated October 1, 2010.
**10.16	Letter of Understanding and Agreement dated October 1, 2010 between the Company and Mark J. Ludwig.
**10.17	Employment Agreement between the Company and Michael R. Neumann dated October 1, 2010.
**10.18	Letter of Understanding and Agreement dated October 1, 2010 between the Company and Michael R. Neumann.
**10.19	Employment Agreement between the Company and Edward M. Topham dated October 1, 2010.
**10.20	Letter of Understanding and Agreement dated October 1, 2010 between the Company and Edward M. Topham.

*10.21	Facility Agreement, dated April 5, 2010, between the Company, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.22	First Amendment Agreement to Facility Agreement, dated December 22, 2010, between the Company, Cibola, RMB Resources, Inc. and RMB Australia Holdings Limited.
**10.23	Security Agreement, dated April 5, 2010, between the Company, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.24	Security Agreement, dated April 12, 2010, between Cibola, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.25	Pledge Agreement, dated April 12, 2010, between the Company, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.26	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective April 12, 2010, from the Company and Cibola to RMB Resources Inc. and RMB Australia Holdings Limited.
**10.26.1
Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective December 22, 2010 among the Company, Cibola, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.27	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective April 5, 2010, from the Company to RMB Resources Inc. and RMB Australia Holdings Limited.
**10.27.1	Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective December 22, 2010 among the Company, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.28	Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective April 5, 2010, from the Company to RMB Resources Inc. and RMB Australia Holdings Limited.
**10.28.1	Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing, effective December 22, 2010, among the Company, RMB Resources Inc. and RMB Australia Holdings Limited.
**10.29	Letter Agreement, dated January 4, 2011, between the Company and Primary Capital.
**10.30	Letter Agreement, dated August 3, 2010, between the Company and RMB Resources Inc.
**10.31	Consulting Agreement, dated February 11, 2011, between the Company and Nuclear Fuel Cycle Consulting, LLC.
**10.32	Finder's Fee Agreement, dated January 14, 2010, between the Company and Nuclear Fuel Cycle Consulting, LLC.
**10.33	Termination of Finder's Fee Agreement, dated February 11, 2011, between the Company and Nuclear Fuel Cycle Consulting, LLC.
**10.34	Strategic Consulting and Advisory Agreement, dated April 15, 2010, between the Company and Nuclear Fuel Cycle Consulting, LLC.
**10.35	Termination of Strategic Consulting and Advisory Agreement, dated February 11, 2011, between the Company and Nuclear Fuel Cycle Consulting, LLC.
*10.36	Uranium Mining Lease and Agreement, dated October 12, 2006, between Juan Tafoya Land Corporation and the Company.
*10.37	Mining Lease and Agreement, dated March 11, 2007, between La Merced del Pueblo de Cebolleta and the Company.

*10.38	Mineral Lease Agreement, dated January 4, 2008, between Enerdyne Endy Claims LLC and the Company.
*10.39	Mineral Lease Agreement, dated February 1, 2006, between Enerdyne Endy Claims LLC and the Company.
*10.40	Mineral Lease Agreement, dated June 1, 2006, between James A. Bonner, Julianne K. Bonner and the Company.
**10.41	Data Purchase Agreement, dated August 18, 2009, between United Nuclear Corporation and the Company.
**10.42	Letter Agreement, dated January 25, 2007, between International Nuclear, Inc. and the Company.
**10.43
Exploration, Development and Mine Operating Agreement, dated April 28, 2006, between the Company and Trans America Industries Ltd. (k/n/a Primary Corp.), as amended by Amendment No. 1 on July 21, 2008, and the Letter Agreement dated March 25, 2008
**10.44	Purchase and Termination Agreement, dated October 15, 2009, between Primary Corp. and the Company as amended by the First Amendment of Purchase and Termination Agreement, dated December 15, 2009.
**10.45
Option Agreement, dated November 5, 2009, between Uranium Energy Corp and the Company as amended by the First Amendment to Option Agreement, dated December 29, 2009, and the Instrument of Transfer, effective April 12, 2010.
**10.46	Lease Agreement, dated April 15, 2008, between Cognac Highland Court LLC and the Company.
**10.47	Mutual Agreement to Accelerate Option Expiration, dated April 11, 2011, between Richard Mallery and the Company.
†21.1	List of Subsidiaries
*23.1	Consent of Mayer Hoffman McCann P.C.
**23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
†23.3	Consent of Broad Oak Associates
†24.1	Power of Attorney

†
Previously filed

*
Filed herewith.

**
To be filed by amendment.